UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended:

June 30, 2022

RSE ARCHIVE, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1920898
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

250 LAFAYETTE STREET, 2nd FLOOR, NEW YORK, NY 10012

(Full mailing address of principal executive offices)

(347) 952-8058
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

 Series #52MANTLE membership interests; Series #71MAYS membership interests; Series #RLEXPEPSI membership interests; Series #10COBB membership interests; Series #POTTER membership interests; Series #TWOCITIES membership interests; Series #FROST membership interests; Series #BIRKINBLEU membership interests; Series #SMURF membership interests; Series #70RLEX membership interests; Series #EINSTEIN membership interests; Series #HONUS membership interests; Series #75ALI membership interests; Series #71ALI membership interests; Series #APROAK membership interests; Series #88JORDAN membership interests; Series #BIRKINBOR membership interests; Series #33RUTH membership interests; Series #SPIDER1 membership interests; Series #BATMAN3 membership interests; Series #ROOSEVELT membership interests; Series #ULYSSES membership interests; Series #56MANTLE membership interests; Series #AGHOWL membership interests; Series #98JORDAN membership interests; Series #18ZION membership interests; Series #SNOOPY membership interests; Series #APOLLO11 membership interests; Series #24RUTHBAT membership interests; Series #YOKO membership interests; Series #86JORDAN membership interests; Series #RUTHBALL1 membership interests; Series #HULK1 membership interests; Series #HIMALAYA membership interests; Series #55CLEMENTE membership interests; Series #38DIMAGGIO membership interests; Series #BOND1 membership interests; Series #LOTR membership interests; Series #CATCHER membership interests; Series #SUPER21 membership interests; Series #BATMAN1 membership interests; Series #GMTBLACK1 membership interests; Series #BIRKINTAN membership interests; Series #61JFK membership interests; Series #50JACKIE membership interests; Series #POKEMON1 membership interests; Series #LINCOLN membership interests; Series #STARWARS1 membership interests; Series #56TEDWILL membership interests; Series #68MAYS membership interests; Series #TMNT1 membership interests; Series #CAPTAIN3 membership interests; Series #51MANTLE membership interests; Series #CHURCHILL membership interests; Series #SHKSPR4 membership interests; Series #03KOBE membership interests; Series #03LEBRON membership interests; Series #03JORDAN membership interests; Series #39TEDWILL membership interests; Series #94JETER membership interests; Series #2020TOPPS membership interests; Series #FANFOUR1 membership interests; Series #86RICE membership interests; Series #DAREDEV1 membership interests; Series

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#85MARIO membership interests; Series #TOS39 membership interests; Series #05LATOUR membership interests; Series #16SCREAG membership interests; Series #14DRC membership interests; Series #57MANTLE membership interests; Series #FAUBOURG membership interests; Series #SOBLACK membership interests; Series #GATSBY membership interests; Series #93DAYTONA membership interests; Series #09TROUT membership interests; Series #57STARR membership interests; Series #AF15 membership interests; Series #03KOBE2 membership interests; Series #JOBSMAC membership interests; Series #SPIDER10 membership interests; Series #ALICE membership interests; Series #16PETRUS membership interests; Series #62MANTLE membership interests; Series #BATMAN6 membership interests; Series #CLEMENTE2 membership interests; Series #79STELLA membership interests; Series #TKAM membership interests; Series #SUPER14 membership interests; Series #DIMAGGIO2 membership interests; Series #13BEAUX membership interests; Series #88MARIO membership interests; Series #ANMLFARM membership interests; Series #NASA1 membership interests; Series #00BRADY membership interests; Series #85NES membership interests; Series #04LEBRON membership interests; Series #85JORDAN membership interests; Series #69KAREEM membership interests; Series #59JFK membership interests; Series #JUSTICE1 membership interests; Series #GRAPES membership interests; Series #GOLDENEYE membership interests; Series #03LEBRON2 membership interests; Series #34GEHRIG membership interests; Series #98KANGA membership interests; Series #06BRM membership interests; Series #MOONSHOE membership interests; Series #DUNE membership interests; Series #86FLEER membership interests; Series #58PELE2 membership interests; Series #WILDGUN membership interests; Series #18LAMAR membership interests; Series #03TACHE membership interests; Series #AVENGE57 membership interests; Series #99TMB2 membership interests; Series #AVENGERS1 membership interests; Series #13GIANNIS membership interests; Series #04MESSI membership interests; Series #PUNCHOUT membership interests; Series #BULLSRING membership interests; Series #70AARON membership interests; Series #96CHARZRD membership interests; Series #ICECLIMB membership interests; Series #01TIGER membership interests; Series #JUNGLEBOX membership interests; Series #51HOWE membership interests; Series #09COBB membership interests; Series #96JORDAN2 membership interests; Series #THOR membership interests; Series #FOSSILBOX membership interests; Series #59FLASH membership interests; Series #POKEBLUE membership interests; Series #DOMINOS membership interests; Series #PICNIC membership interests; Series #98GTA membership interests; Series #58PELE membership interests; Series #09CURRY membership interests; Series #84JORDAN membership interests; Series #09BEAUX membership interests; Series #KEROUAC membership interests; Series #96JORDAN membership interests; Series #FEDERAL membership interests; Series #62BOND membership interests; Series #71TOPPS membership interests; Series #DEATON membership interests; Series #98ZELDA membership interests; Series #03JORDAN2 membership interests; Series #WOLVERINE membership interests; Series #91JORDAN membership interests; Series #79GRETZKY membership interests; Series #17DUJAC membership interests; Series #FAUBOURG2 membership interests; Series #MOSASAUR membership interests; Series #92JORDAN membership interests; Series #14KOBE membership interests; Series #03LEBRON3 membership interests; Series #95TOPSUN membership interests; Series #OPEECHEE membership interests; Series #59BOND membership interests; Series #09TROUT2 membership interests; Series #ROCKETBOX membership interests; Series #94JORDAN membership interests; Series #85MJPROMO membership interests; Series #17MAHOMES membership interests; Series #76PAYTON membership interests; Series #11BELAIR membership interests; Series #16KOBE membership interests; Series #FANFOUR5 membership interests; Series #86DK3 membership interests; Series #18LUKA membership interests; Series #MARADONA membership interests; Series #68RYAN membership interests; Series #99CHARZRD membership interests; Series #96KOBE membership interests; Series #POKEYELOW membership interests; Series #POKELUGIA membership interests; Series #48JACKIE membership interests; Series #VANHALEN membership interests; Series #XMEN1 membership interests; Series #03LEBRON5 membership interests; Series #SLASH membership interests; Series #METEORITE membership interests; Series #89TMNT membership interests; Series #00BRADY2 membership interests; Series #NESWWF membership interests; Series #PUNK9670 membership interests; Series #18ALLEN membership interests; Series #CASTLEII membership interests; Series #36OWENS membership interests; Series #BAYC601 membership interests; Series #60MANTLE membership interests; Series #PUNK8103 membership interests; Series #GHOST1 membership interests; Series #KIRBY membership interests; Series #20HERBERT membership interests; Series #HENDERSON membership interests; Series #03RONALDO membership interests; Series #BROSGRIMM membership interests; Series #HONUS2 membership interests; Series #MARX membership interests; Series #MEEB15511 membership interests; Series #90BATMAN membership interests; Series #09HARDEN membership interests; Series #SIMPSONS1 membership interests; Series #SPIDER129 membership interests; Series #93JETER membership interests; Series #NESDK3 membership interests; Series #BAYC7359 membership interests; Series #CURIO10 membership interests; Series #WILDTHING membership interests; Series #1776 membership interests; Series #MACALLAN1 membership interests; Series #98JORDAN2 membership interests; Series #BAYC9159 membership interests; Series #FANTASY7 membership interests; Series #SURFER4 membership interests; Series #OHTANI1 membership interests; Series #OHTANI2 membership interests; Series #WILT100 membership interests; Series #PENGUIN membership interests; Series #KARUIZAWA membership interests; Series #KOMBAT membership interests;

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Series #APPLELISA membership interests; Series #98MANNING membership interests; Series #GIJOE membership interests; Series #BEATLES1 membership interests; Series #SQUIG5847 membership interests; Series #PACQUIAO membership interests; Series #83JOBS membership interests; Series #BATMAN181 membership interests; Series #HOBBIT membership interests; Series #PUNK5883 membership interests; Series #POPEYE membership interests; Series #SMB2 membership interests; Series #OBIWAN membership interests; Series #HAMILTON1 membership interests; Series #GIANNIS2 membership interests; Series #03SERENA membership interests; Series #86BONDS; Series #MOBYDICK membership interests; Series #IPADPROTO membership interests; Series #BAYC4612 membership interests; Series #FORTNITE membership interests; Series #IROBOT membership interests; Series #05RODGERS membership interests; Series #18OSAKA membership interests; Series #LEICAGOLD membership interests; Series #IOMMI membership interests; Series #MARIO64 membership interests; Series #GWTW membership interests; Series #NEWWORLD membership interests; Series #JAWA membership interests; Series #GWLETTER membership interests; Series #MARIOKART membership interests; Series #96KOBE2 membership interests; Series #BAYC8827 membership interests; Series #SHOWCASE4 membership interests; Series #MACALLAN2 membership interests; Series #DOOD6921 membership interests; Series #92TIGER membership interests; Series #15COBB membership interests; Series #HIRST1 membership interests; Series #BRADBURY membership interests; Series #BEATLES2 membership interests; Series #SKYWALKER membership interests; Series #85GPK2 membership interests; Series #GRIFFEY2 membership interests; Series #19HAALAND membership interests; Series #MEGALODON membership interests; Series #KELLER membership interests; Series #GODFATHER membership interests; Series #MAYC5750 membership interests; Series #SUPREMEPB membership interests; Series #MJTICKET membership interests; Series #BLASTOISE; Series #MACALLAN3; Series #COOLCAT; Series #SUPERMAN6; Series #MOONPASS

(Securities issued pursuant to Regulation A)

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TABLE OF CONTENTS

RSE ARCHIVE, LLC

SECTION PAGE

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 38

ITEM 2. OTHER INFORMATION 53

ITEM 3.  FINANCIAL STATEMENTS F-1

ITEM 4. EXHIBITS III-1

In this Semi-Annual Report on Form 1-SA (the “Form 1-SA”), references to “we,” “us,” “our,” “RSE Archive,” or the “Company” mean RSE Archive, LLC, a Delaware series limited liability company formed on January 3, 2019.

Unless otherwise indicated, information contained in this Form 1-SA concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-SA and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-SA are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA and any documents incorporated by reference herein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-SA, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 7, 2022 (the “Offering Statement”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Form 1-SA or any documents incorporated by reference herein speaks only as of the date of this Form 1-SA. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-SA may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names in this Form 1-SA is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-SA may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Master Series Table

The Company is managed by RSE Archive Manager, LLC (the “Manager”), a single member Delaware limited liability company formed on March 27, 2019, which is owned by Rally Holdings LLC, a Delaware limited liability company which serves as the asset manager for the collection of collectible memorabilia owned by the Company and each series (the “Asset Manager”). The Company’s core business is the identification, acquisition, marketing and management of memorabilia, collectible items, alcohol and digital assets, collectively referred to as “Archive Assets” or the “Asset Class,” for the benefit of the investors. All of the series of the Company may collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series may collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests may collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below may be referred to herein, collectively, as the “Underlying Assets.” Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset may be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”). We intend to continue to develop opportunities to allow Platform users and others with opportunities to engage with the Underlying Assets in the Company’s collection through a diverse set of potential tangible interactions with assets on the Platform and unique collective ownership experiences (the “Membership Experience Programs”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series. This information will be referenced in the following sections when referring to the Master Series Table.

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee (3)
#52MANTLE	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1952 Topps #311 Mickey Mantle Card	Closed	10/18/2019	10/25/2019	$132.00	10,000 (4)	$132,000 (5)	$3,090
#71MAYS	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1971 Willie Mays Jersey	Closed	10/25/2019	10/31/2019	$28.50	2,000	$57,000 (5)	$1,830
#RLEXPEPSI	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	Rolex GMT Master II 126710BLRO	Closed	11/1/2019	11/6/2019	$8.90	2,000	$17,800 (5)	$22
#10COBB	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1910 E98 Ty Cobb Card	Closed	11/8/2019	11/14/2019	$39.00	1,000	$39,000 (5)	$1,510
#POTTER	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1997 First Edition Harry Potter	Closed	11/15/2019	11/21/2019	$24.00	3,000	$72,000 (5)	-$510
#TWOCITIES	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition A Tale of Two Cities	Closed	11/15/2019	11/21/2019	$72.50	200	$14,500 (5)	$55

#FROST	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition A Boy's Will	Closed	11/15/2019	11/21/2019	$67.50	200	$13,500 (5)	$865
#BIRKINBLEU	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	Bleu Saphir Lizard Hermès Birkin	Closed	11/22/2019	11/27/2019	$58.00	1,000	$58,000 (5)	$170
#SMURF	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	Rolex Submariner Date "Smurf" Ref. 116619LB	Closed	11/22/2019	11/27/2019	$17.25	2,000	$34,500 (5)	$2,905
#70RLEX	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1970 Rolex Ref. 5100 Beta 21	Closed	11/29/2019	12/6/2019	$20.00	1,000	$20,000 (5)	$50
#EINSTEIN	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition of Philosopher-Scientist	Closed	12/6/2019	12/13/2019	$7.25	2,000	$14,500 (5)	$855
#HONUS	11/27/2019	(Post-Qualification Amendment No. 2 to Offering Statement 1)	1909-1911 T206 Honus Wagner Card	Closed	12/11/2019	12/26/2019	$52.00	10,000	$520,000 (5)	$5,572
#75ALI	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1975 Muhammad Ali Boots worn in fight against Chuck Wepner	Closed	12/19/2019	12/29/2019	$46.00	1,000	$46,000 (5)	-$10
#71ALI	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1971 “Fight of the Century” Contract	Sold - $40,000 Acquisition Offer Accepted on 02/07/2020	12/16/2019	12/30/2019	$15.50	2,000	$31,000 (5)	$1,090
#APROAK	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	Sold - $110,000 Acquisition Offer Accepted on 06/25/2021	12/6/2019	1/2/2020	$75.00	1,000	$75,000 (5)	-$63
#88JORDAN	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1988 Michael Jordan Nike Air Jordan III Sneakers	Closed	1/19/2020	1/27/2020	$11.00	2,000	$22,000 (5)	$230
#BIRKINBOR	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	2015 Hermès Birkin Bordeaux Shiny Porosus Crocodile with Gold Hardware	Closed	2/13/2020	2/20/2020	$26.25	2,000	$52,500 (5)	$225
#33RUTH	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1933 Goudey #144 Babe Ruth Card	Closed	2/20/2020	2/26/2020	$38.50	2,000	$77,000 (5)	$603

#SPIDER1	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1963 Marvel Comics Amazing Spider-Man #1 CGC FN+ 6.5	Closed	2/28/2020	3/4/2020	$22.00	1,000	$22,000 (5)	$230
#BATMAN3	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1940 D.C. Comics Batman #3 CGC NM 9.4	Closed	2/28/2020	3/4/2020	$78.00	1,000	$78,000 (5)	$585
#ULYSSES	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1935 First Edition Ulysses	Closed	3/6/2020	3/10/2020	$51.00	500	$25,500 (5)	$695
#ROOSEVELT	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition African Game Trails	Closed	3/6/2020	3/10/2020	$19.50	1,000	$19,500 (5)	$1,008
#56MANTLE	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1956 Topps #135 Mickey Mantle Card	Closed	1/3/2020	3/11/2020	$1.00	10,000	$10,000 (5)	-$650
#AGHOWL	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition Howl and Other Poems	Closed	3/6/2020	3/11/2020	$38.00	500	$19,000 (5)	$810
#98JORDAN	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1998 Michael Jordan Jersey	Sold - $165,000 Acquisition Offer Accepted on 05/11/2020	3/9/2020	3/22/2020	$64.00	2,000	$128,000 (5)	$4,160
#18ZION	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	2018 Zion Williamson Adidas James Harden Sneakers	Closed	3/27/2020	4/2/2020	$30.00	500	$15,000 (5)	$200
#SNOOPY	11/27/2019	(Post-Qualification Amendment No. 2 to Offering Statement 1)	2015 Omega Speedmaster Moonwatch	Closed	4/2/2020	4/7/2020	$12.75	2,000	$25,500 (5)	-$55
#APOLLO11	11/1/2019	(Post-Qualification Amendment No. 1 to Offering Statement 1)	Apollo 11 Crew-Signed New York Times Cover	Closed	4/8/2020	4/19/2020	$32.00	1,000	$32,000 (5)	$130
#24RUTHBAT	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	1924 George "Babe" Ruth Professional Model Bat	Sold - $270,000 Acquisition Offer Accepted on 03/21/2022	4/10/2020	5/3/2020	$85.00	3,000	$255,000 (5)	-$513
#YOKO	10/11/2019	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	First Edition Grapefruit	Closed	4/29/2020	5/11/2020	$80.00	200	$16,000 (5)	$840

#86JORDAN	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1986 Fleer #57 Michael Jordan Card	Sold - $80,000 Acquisition Offer Accepted on 06/01/2020	5/6/2020	5/13/2020	$40.00	1,000	$40,000 (5)	$600
#HULK1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1962 The Incredible Hulk #1 CGC VF 8.0	Sold - $116,000 Acquisition Offer Accepted on 07/19/2021	5/12/2020	5/24/2020	$44.50	2,000	$89,000 (5)	$143
#RUTHBALL1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1934-39 Official American League Babe Ruth Single Signed Baseball	Liquidated (8)	5/8/2020	5/24/2020	$14.50	2,000	$29,000 (5)	$510
#HIMALAYA	12/18/2019	(Post-Qualification Amendment No. 3 to Offering Statement 1)	2014 Hermès 30cm Birkin Blanc Himalaya Matte Niloticus Crocodile with Palladium Hardware	Closed	5/19/2020	5/27/2020	$70.00	2,000	$140,000 (5)	$6,300
#38DIMAGGIO	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1938 Goudey #274 Joe DiMaggio NM-MT 8 Baseball Card	Closed	5/28/2020	6/4/2020	$22.00	1,000	$22,000 (5)	$680
#55CLEMENTE	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1955 Topps #164 Roberto Clemente NM-MT 8 Baseball Card	Closed	5/28/2020	6/4/2020	$38.00	1,000	$38,000 (5)	$520
#LOTR	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1954-1955 First Edition, First Issue The Lord of the Rings Trilogy	Closed	6/4/2020	6/12/2020	$29.00	1,000	$29,000 (5)	$10
#CATCHER	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1951 First Edition, First Issue The Catcher in the Rye	Closed	6/4/2020	6/12/2020	$25.00	500	$12,500 (5)	$25
#BOND1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1953 First Edition, First Issue Casino Royale	Closed	6/4/2020	6/12/2020	$39.00	1,000	$39,000 (5)	$510
#SUPER21	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1943 Superman #21 CGC VF/NM 9.0 comic book	Closed	5/7/2020	6/17/2020	$1.00	8,500	$8,500 (5)	$615
#BATMAN1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1940 D.C. Comics Batman #1 CGC FR/GD 1.5	Closed	6/11/2020	6/18/2020	$71.00	1,000	$71,000 (5)	$658
#BIRKINTAN	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	2015 Hermès 30cm Birkin Tangerine Ostrich with Palladium Hardware	Closed	6/17/2020	6/25/2020	$28.00	1,000	$28,000 (5)	$1,520

#GMTBLACK1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	Rolex 18k Yellow Gold GMT-Master ref. 16758	Closed	6/17/2020	6/25/2020	$28.00	1,000	$28,000 (5)	$1,520
#61JFK	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1961 inscribed copy of Inaugural Addresses of the Presidents of the United States	Closed	6/27/2020	7/7/2020	$11.50	2,000	$23,000 (5)	$5,520
#POKEMON1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1999 Pokemon First Edition PSA GEM MT 10 Complete Set	Closed	6/23/2020	7/8/2020	$25.00	5,000	$125,000 (5)	$4,213
#50JACKIE	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1950 Bowman #22 Jackie Robinson Card	Sold - $13,000 Acquisition Offer Accepted on 10/07/2020	6/10/2020	7/8/2020	$1.00	10,000	$10,000 (5)	$100
#LINCOLN	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1864 Signed, Vignetted Portrait of Abraham Lincoln	Closed	7/1/2020	7/9/2020	$20.00	4,000	$80,000 (5)	$13,900
#STARWARS1	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1977 Star Wars #1 CGC VF/NM 9.0 comic book	Closed	7/1/2020	7/14/2020	$1.00	12,000	$12,000 (5)	$980
#68MAYS	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1968 Willie Mays Signed and Game-Used Adirondack M63 Model Bat	Closed	7/17/2020	7/26/2020	$19.50	2,000	$39,000 (5)	$5,510
#56TEDWILL	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1956 Ted Williams Game-Worn Red Sox Home Jersey	Closed	7/16/2020	7/26/2020	$45.00	2,000	$90,000 (5)	$7,825
#TMNT1	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1984 Teenage Mutant Ninja Turtles #1 CGC VF/NM 9.8 comic book	Sold - $100,000 Acquisition Offer Accepted on 06/07/2021	7/23/2020	7/30/2020	$65.00	1,000	$65,000 (5)	$4,250
#CAPTAIN3	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1941 Captain America Comics #3 CGC VG/FN 5.0 comic book	Closed	7/23/2020	7/30/2020	$37.00	1,000	$37,000 (5)	$464
#51MANTLE	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1951 Bowman #253 Mickey Mantle Card	Sold - $65,000 Acquisition Offer Accepted on 04/15/2022	7/16/2020	7/30/2020	$17.00	2,000	$34,000 (5)	$3,060
#CHURCHILL	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	First English Edition copies of Volumes I-VI of The Second World War by Winston Churchill	Closed	7/7/2020	8/6/2020	$1.00	7,500	$7,500 (5)	$25

#SHKSPR4	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1685 Fourth Folio of William Shakespeare’s Comedies, Histories, and Tragedies	Closed	7/30/2020	8/6/2020	$115.00	1,000	$115,000 (5)	$7,282
#03KOBE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2003-2004 Upper Deck Exquisite Collection Limited Logos #KB Kobe Bryant Signed Game Used Patch Card	Closed	8/2/2020	8/16/2020	$8.00	6,250	$50,000 (5)	$4,400
#03LEBRON	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2003-2004 Upper Deck Exquisite Collection LeBron James Patches Autographs Card	Sold - $56,000 Acquisition Offer Accepted on 01/31/2022	8/5/2020	8/16/2020	$17.00	2,000	$34,000 (5)	$7,560
#03JORDAN	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2003-2004 Upper Deck Exquisite Collection Michael Jordan Patches Autographs Card	Closed	8/6/2020	8/16/2020	$20.50	2,000	$41,000 (5)	$6,490
#39TEDWILL	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1939 Gum Inc. Play Ball #92 Ted Williams Rookie Card	Closed	8/13/2020	8/24/2020	$5.00	5,600	$28,000 (5)	-$1,130
#94JETER	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1994 Derek Jeter Signed and Game-Worn Columbus Clippers Away Jersey	Closed	8/9/2020	8/24/2020	$45.00	1,000	$45,000 (5)	$4,450
#2020TOPPS	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	Ten (10) Complete Sets of Topps 2020 Limited First Edition Series 1 & 2 Topps Baseball Cards	Closed	8/13/2020	8/25/2020	$10.00	10,000	$100,000 (5)	$100
#FANFOUR1	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1961 Fantastic Four #1 CGC VF+ 8.5 comic book	Sold - $126,000 Acquisition Offer Accepted on 06/14/2021	8/23/2020	9/2/2020	$52.50	2,000	$105,000 (5)	$2,563
#85MARIO	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1985 Factory-Sealed NES Super Mario Bros. Wata 9.8 A+	Sold - $2,000,000 Acquisition Offer Accepted on 08/09/2021	8/16/2020	9/15/2020	$50.00	3,000	$150,000 (5)	$6,775
#TOS39	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1963 Tales of Suspense #39 CGC NM 9.4 comic book	Sold - $240,000 Acquisition Offer Accepted on 01/31/2022	8/27/2020	9/15/2020	$45.00	3,000	$135,000 (5)	$12,038
#DAREDEV1	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1964 Daredevil #1 CGC VF/NM 9.0 comic book	Sold - $22,080 Acquisition Offer Accepted on 07/26/2021	7/28/2020	9/15/2020	$1.00	11,500	$11,500 (5)	$985

#05LATOUR	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	One case of twelve (12) 75cl bottles of 2005 Château Latour	Closed	9/3/2020	9/15/2020	$9.80	1,000	$9,800 (5)	$1,161
#16SCREAG	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	Four cases of three (3) 75cl bottles of 2016 Screaming Eagle	Closed	9/3/2020	9/15/2020	$39.00	1,000	$39,000 (5)	$5,566
#14DRC	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	One case of twelve (12) 75cl bottles of 2014 Domaine de la Romanée-Conti	Closed	9/3/2020	9/15/2020	$54.00	1,000	$54,000 (5)	$6,380
#86RICE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1986 Topps #161 Jerry Rice Rookie Card	Closed	7/28/2020	9/15/2020	$1.00	23,000	$23,000 (5)	$1,670
#57MANTLE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1957 Topps #95 Mickey Mantle Card	Closed	9/6/2020	9/21/2020	$1.00	8,000	$8,000 (5)	-$1,182
#FAUBOURG	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	2019 Hermès 20cm Sellier Faubourg Brown Multicolor Birkin with Palladium Hardware	Closed	9/9/2020	9/21/2020	$75.00	2,000	$150,000 (5)	$31,675
#SOBLACK	4/30/2020	(Post-Qualification Amendment No. 6 to Offering Statement 1)	2010 Hermès 30cm Black Calf Box Leather “So Black” Birkin with PVD Hardware	Closed	9/10/2020	10/1/2020	$56.00	1,000	$56,000 (5)	$4,087
#GATSBY	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	inscribed First Edition, First Issue copy of The Great Gatsby by F. Scott Fitzgerald	Closed	9/14/2020	10/1/2020	$50.00	4,000	$200,000 (5)	$10,800
#93DAYTONA	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1993 Rolex Oyster Perpetual Cosmograph Daytona ref. 16528	Closed	9/24/2020	10/1/2020	$21.00	2,000	$42,000 (5)	$3,480
#09TROUT	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2009 Bowman Chrome Draft Prospects #DBPP89 Mike Trout (Orange Refractor) Signed Rookie Card	Closed	9/28/2020	10/8/2020	$20.00	11,250	$225,000 (5)	-$4,540
#57STARR	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1957 Topps #119 Bart Starr Rookie Card	Closed	9/16/2020	10/8/2020	$1.00	8,000	$8,000 (5)	-$1,182
#AF15	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1962 Amazing Fantasy #15 CGC VF 8.0 comic book	Sold - $240,000 Acquisition Offer Accepted on 06/07/2021	10/9/2020	10/19/2020	$25.00	8,000	$200,000 (5)	$6,900

#03KOBE2	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 11)	2003-04 Upper Deck Exquisite Collection Patches Autographs #KB Kobe Bryant Card graded BGS MINT 9	Closed	10/6/2020	10/22/2020	$4.00	5,750	$23,000 (5)	$641
#JOBSMAC	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1986 Macintosh Plus Computer Signed by Steve Jobs	Closed	10/10/2020	10/22/2020	$10.00	5,000	$50,000 (5)	$13,168
#16PETRUS	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 9 to Offering Statement 1)	Two cases of six (6) 75cl bottles of 2016 Château Petrus	Closed	8/29/2020	11/3/2020	$5.00	9,000	$45,000 (5)	$5,214
#ALICE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1866 First Edition, Second Issue copy of Alice’s Adventures in Wonderland by Lewis Carroll	Closed	9/6/2020	11/3/2020	$1.00	12,000	$12,000 (5)	$1,480
#SPIDER10	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1963 Marvel Comics Amazing Spider-Man #10 CGC NM/M 9.8 comic book	Closed	9/6/2020	11/3/2020	$5.00	4,200	$21,000 (5)	$1,688
#62MANTLE	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1962 Mickey Mantle Professional Model Bat Attributed to the 1962 World Series	Closed	10/19/2020	11/4/2020	$25.00	6,000	$150,000 (5)	$14,775
#BATMAN6	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1941 Batman #6 CGC NM 9.4 comic book	Closed	10/21/2020	11/4/2020	$13.50	2,000	$27,000 (5)	$2,330
#CLEMENTE2	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1959 Roberto Clemente Signature Model Bat	Closed	9/29/2020	11/9/2020	$35.00	2,000	$70,000 (5)	$8,173
#SUPER14	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1942 Superman #14 CGC NM 9.4 comic book	Sold - $156,000 Acquisition Offer Accepted on 08/03/2021	11/6/2020	11/16/2020	$25.00	5,200	$130,000 (5)	$7,125
#79STELLA	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1979 Rolex Ref. 18038 Coral “Stella Dial” Day-Date	Closed	10/5/2020	11/16/2020	$5.00	13,800	$69,000 (5)	$5,693

#TKAM	6/8/2020	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1960 Inscribed First Edition copy of To Kill a Mockingbird by Harper Lee	Closed	10/26/2020	11/16/2020	$16.00	2,000	$32,000 (5)	$1,980
#DIMAGGIO2	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	Rolex Oyster Perpetual Datejust presented to Joe DiMaggio	Closed	11/10/2020	11/18/2020	$10.50	2,000	$21,000 (5)	$2,036
#13BEAUX	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2013 Vosne-Romanée Les Beaux Monts, Domaine Leroy	Closed	11/10/2020	11/23/2020	$5.00	5,100	$25,500 (5)	$2,124
#88MARIO	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1988 NES Super Mario Bros. 2 Wata 9.8 A+ Video Game	Sold - $60,000 Acquisition Offer Accepted on 12/29/2020	11/12/2020	11/23/2020	$15.00	2,000	$30,000 (5)	$3,600
#ANMLFARM	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	First Edition, First printing of Animal Farm by George Orwell	Closed	11/16/2020	11/23/2020	$10.00	1,000	$10,000 (5)	$434
#NASA1	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1969 Buzz Aldrin NASA Apollo 11 space-flown control stick	Closed	10/25/2020	11/25/2020	$30.00	10,000	$300,000 (5)	$39,763
#00BRADY	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 14 to Offering Statement 1)	2000 Playoff Contenders #144 Tom Brady Autograph Rookie Card graded BGS MINT 9	Closed	11/19/2020	11/30/2020	$12.00	3,750	$45,000 (5)	$8,298
#85NES	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1985 NES Duck Hunt Wata 9.2 NS Video Game and a 1985 NES Gyromite Wata 9.0 NS Video Game	Closed	11/17/2020	11/30/2020	$4.00	8,000	$32,000 (5)	$4,321
#JUSTICE1	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1960 Justice League of America #1 CGC NM+ 9.6 comic book	Sold - $225,000 Acquisition Offer Accepted on 06/01/2022	11/18/2020	12/7/2020	$43.00	5,000	$215,000 (5)	$20,638
#69KAREEM	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1969 Topps Basketball #25 Lew Alcindor Rookie Card graded PSA NM-MT 8	Closed	11/23/2020	12/7/2020	$11.00	2,500	$27,500 (5)	$2,896
#59JFK	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1959 Inscribed Presentation Copy of Profiles in Courage by John F. Kennedy	Closed	11/25/2020	12/7/2020	$13.00	2,000	$26,000 (5)	$1,538

#04LEBRON	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	2004-05 Upper Deck Exquisite Collection Extra Exquisite Jerseys Autographs #LJ LeBron James Card graded BGS GEM MINT 9.5	Closed	10/29/2020	12/7/2020	$10.00	5,000	$50,000 (5)	$4,371
#85JORDAN	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1985 Michael Jordan Rookie Game Worn Nike Air Jordan I Sneakers	Closed	11/8/2020	12/7/2020	$25.00	10,000	$250,000 (5)	$5,025
#GOLDENEYE	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1997 N64 GoldenEye 007 Wata 9.6 A++ Video Game	Closed	11/24/2020	12/14/2020	$5.00	5,000	$25,000 (5)	$808
#MOONSHOE	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	Original pair of Nike "Moon Shoe" sneakers	Closed	11/25/2020	12/14/2020	$10.00	18,000	$180,000 (5)	$26,250
#03LEBRON2	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	2003-04 Topps Chrome Refractors LeBron James Rookie card graded BGS Pristine 10	Closed	11/30/2020	12/14/2020	$20.00	5,000	$100,000 (5)	$7,523
#GRAPES	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1939 Inscribed First Edition Presentation copy of The Grapes of Wrath by John Steinbeck	Closed	12/1/2020	12/14/2020	$19.50	2,000	$39,000 (5)	$6,408
#34GEHRIG	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1934 Goudey #61 Lou Gehrig Card graded PSA NM-MT 8	Closed	12/3/2020	12/14/2020	$7.00	5,000	$35,000 (5)	$3,845
#98KANGA	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1998 Pokémon Japanese Promo Kangaskhan-Holo Trophy Card graded PSA GEM MT 10	Closed	12/2/2020	12/14/2020	$8.00	21,250	$170,000 (5)	$16,425
#06BRM	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2006 Barolo Riserva Monfortino, Giacomo Conterno	Closed	12/7/2020	12/14/2020	$10.00	1,850	$18,500 (5)	$1,351
#DUNE	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1965 Inscribed First Edition Copy of Frank Herbert’s Dune	Closed	12/10/2020	12/22/2020	$13.25	1,000	$13,250 (5)	$1,418
#86FLEER	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1986-87 Fleer Basketball Unopened Wax Box Certified by BBCE	Closed	12/7/2020	12/22/2020	$10.00	16,500	$165,000 (5)	$14,666
#WILDGUN	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1985 NES Wild Gunman Wata 9.2 A+ Video Game	Closed	12/15/2020	12/22/2020	$7.00	4,000	$28,000 (5)	$2,591

#58PELE2	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1958 Editora Aquarela Pelé Card graded PSA NM 7	Sold - $62,000 Acquisition Offer Accepted on 02/26/2021	12/16/2020	12/22/2020	$5.00	5,300	$26,500 (5)	$1,930
#18LAMAR	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	2018 National Treasures Red Lamar Jackson Rookie Card graded BGS NM-MT+ 8.5	Sold - $88,500 Acquisition Offer Accepted on 12/29/2020	12/7/2020	12/29/2020	$8.00	7,750	$62,000 (5)	$5,875
#13GIANNIS	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	2013 Panini Flawless Giannis Antetokounmpo Rookie card graded BGS GEM MINT 9.5	Closed	12/19/2020	1/13/2021	$5.00	5,000	$25,000 (5)	$4,023
#AVENGERS1	7/20/2020	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1963 Avengers #1 CGC NM + 9.6 comic book	Sold - $325,000 Acquisition Offer Accepted on 07/09/2021	12/16/2020	1/13/2021	$54.00	5,000	$270,000 (5)	$14,675
#04MESSI	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	2004-05 Panini Lionel Messi Card graded BGS GEM MINT 9.5	Closed	12/21/2020	1/13/2021	$5.00	9,000	$45,000 (5)	$3,403
#AVENGE57	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	1968 Marvel Avengers #57 CGC NM/M 9.8 comic book	Closed	12/2/2020	1/13/2021	$1.00	20,000	$20,000 (5)	$1,698
#03TACHE	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	Four cases of three (3) bottles of 2003 La Tâche, Domaine de la Romanée-Conti	Closed	11/17/2020	1/13/2021	$5.00	15,600	$78,000 (5)	$5,699
#99TMB2	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1999 Pokémon Japanese Promo Tropical Mega Battle No. 2 Trainer Card graded PSA AUTHENTIC	Closed	12/14/2020	1/13/2021	$6.00	10,000	$60,000 (5)	$8,000
#PUNCHOUT	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1987 NES Mike Tyson’s PUNCH-OUT!! Wata 9.4 A+ video game	Closed	12/22/2020	1/13/2021	$9.00	10,000	$90,000 (5)	$7,825
#BULLSRING	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	Six Chicago Bulls NBA Championship Rings awarded to Chicago Bulls security guard John Capps	Closed	12/19/2020	1/13/2021	$10.00	30,000	$300,000 (5)	$44,008
#70AARON	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1970 Topps Hank Aaron card graded PSA GEM MINT 10	Closed	12/23/2020	1/13/2021	$3.00	6,000	$18,000 (5)	$598
#96CHARZRD	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1996 Pokemon Japanese Base Set No Rarity Symbol Holo Charizard #6 PSA MINT 9	Closed	12/27/2020	1/13/2021	$10.00	6,500	$65,000 (5)	$5,304

#01TIGER	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	2001 SP Authentic #45 Tiger Woods Autographed Rookie Card graded BGS GEM MINT 9.5	Closed	12/30/2020	1/13/2021	$10.00	1,850	$18,500 (5)	$1,615
#ICECLIMB	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1985 NES Ice Climber Wata 9.0 A video game	Closed	12/28/2020	1/13/2021	$8.00	10,000	$80,000 (5)	$7,958
#09COBB	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1909-11 T206 Sweet Caporal Ty Cobb card graded PSA NM 7	Closed	1/6/2021	1/19/2021	$4.00	8,000	$32,000 (5)	$2,980
#51HOWE	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1951 Parkhurst Gordie Howe Card graded PSA NM-MT 8	Sold - $52,000 Acquisition Offer Accepted on 01/28/2022	1/5/2021	1/19/2021	$9.00	5,000	$45,000 (5)	$3,445
#96JORDAN2	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	Michael Jordan Playoff Worn and Dual Signed ‘Player Sample’ Air Jordan 11’s	Closed	1/11/2021	1/19/2021	$5.00	10,800	$54,000 (5)	$3,691
#JUNGLEBOX	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1999 Pokémon Jungle 1st Edition Booster Box	Closed	1/3/2021	1/19/2021	$5.00	6,900	$34,500 (5)	$2,955
#59FLASH	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1959 The Flash #105 comic book graded NM 9.4 by CGC	Closed	1/12/2021	1/25/2021	$6.50	10,000	$65,000 (5)	$5,129
#FOSSILBOX	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1999 Pokémon 1st Edition Fossil Set Sealed Booster Box	Closed	1/11/2021	1/25/2021	$5.00	4,200	$21,000 (5)	$1,569
#THOR	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1962 Journey Into Mystery #83 CGC NM 9.4	Sold - $261,000 Acquisition Offer Accepted on 07/14/2021	1/7/2021	1/25/2021	$20.00	10,750	$215,000 (5)	$15,638
#POKEBLUE	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1998 Game Boy Pokémon Blue video game	Closed	1/20/2021	1/27/2021	$10.00	2,400	$24,000 (5)	$2,660
#98GTA	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 17 to Offering Statement 1)	1998 PlayStation Grand Theft Auto Video Game graded Wata 9.8 A+	Closed	1/14/2021	1/27/2021	$5.00	3,150	$15,750 (5)	$1,172

#PICNIC	8/21/2020	(Post-Qualification Amendment No. 9 to Offering Statement 1)	Limited Edition Natural Barénia Leather & Osier Picnic Kelly 35cm Bag with palladium hardware	Closed	12/9/2020	1/27/2021	$27.00	2,000	$54,000 (5)	$4,358
#DOMINOS	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1990 Rolex Air-King Dominos Pizza Special Edition Watch	Closed	1/19/2021	1/27/2021	$5.50	2,000	$11,000 (5)	$1,169
#58PELE	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1958 Alifabolaget #635 Pelé Rookie Card graded PSA MINT 9	Sold - $1,331,269 Acquisition Offer Accepted on 02/11/2022	1/11/2021	1/28/2021	$10.00	31,500	$315,000 (5)	$20,483
#09CURRY	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2009-10 UD Exquisite Stephen Curry #64 Autographed Rookie Card graded GEM MINT 9.5 by BGS	Closed	1/25/2021	2/2/2021	$10.00	2,500	$25,000 (5)	$524
#84JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	Michael Jordan Photo-Matched 1984 Signing Day Chicago Bulls Official NBA Game Jersey	Closed	1/21/2021	2/2/2021	$25.00	15,000	$375,000 (5)	$49,831
#09BEAUX	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2009 Vosne-Romanée Les Beaux Monts, Domaine Leroy	Closed	1/4/2021	2/2/2021	$5.00	6,800	$34,000 (5)	$3,085
#KEROUAC	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1957 inscribed First Edition, Presentation Copy of "On the Road" by Jack Kerouac	Closed	12/13/2020	2/7/2021	$20.00	4,900	$98,000 (5)	$10,583
#96JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1996 Michael Jordan Game Worn and Dual Signed ‘Player Sample’ Air Jordan 11 “Concord”	Closed	1/26/2021	2/7/2021	$4.00	12,000	$48,000 (5)	$4,420
#FEDERAL	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	First Edition copy of The Federalist by Alexander Hamilton, James Madison, and John Jay	Closed	1/25/2021	2/7/2021	$15.00	10,000	$150,000 (5)	$26,675
#62BOND	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1962 First Edition Presentation copy of The Spy Who Loved Me by Ian Fleming inscribed to Robert Kennedy	Closed	12/30/2020	2/7/2021	$6.00	15,500	$93,000 (5)	$13,593
#71TOPPS	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1971 Topps Football Series 2 Wax Box Reviewed and Factory Sealed by BBCE	Closed	1/18/2021	2/17/2021	$4.00	17,000	$68,000 (5)	$5,759
#DEATON	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	Triceratops prorsus skull excavated from the Hell Creek Formation of North Dakota in 1999	Closed	1/25/2021	2/17/2021	$25.00	11,400	$285,000 (5)	$27,283

#98ZELDA	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1998 N64 The Legend of Zelda: Ocarina of Time video game graded 9.6 A+ by Wata	Closed	2/3/2021	2/17/2021	$4.70	5,000	$23,500 (5)	$2,165
#03JORDAN2	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2003-04 UD Exquisite Quad Patch #MJ Michael Jordan Game Used Patch Card graded NM-MT+ 8.5 by BGS	Closed	2/9/2021	2/22/2021	$4.20	10,000	$42,000 (5)	$4,154
#WOLVERINE	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 17 to Offering Statement 1)	1974 Incredible Hulk #181 comic book graded NM/M 9.8 by CGC	Sold - $57,000 Acquisition Offer Accepted on 07/22/2021	2/7/2021	2/22/2021	$9.50	5,000	$47,500 (5)	$3,925
#91JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1991 Michael Jordan Game Worn Chicago Bulls Home Uniform graded A10 by MEARS	Closed	1/31/2021	2/24/2021	$7.00	10,000	$70,000 (5)	$590
#79GRETZKY	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1979 Topps Wayne Gretzky #18 Rookie Card graded GEM-MT 10 by PSA	Closed	2/5/2021	2/25/2021	$40.00	20,000	$800,000 (5)	$64,216
#17DUJAC	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	Two cases of six (6) bottles of 2017 Chambertin, Domaine Dujac	Closed	2/15/2021	3/8/2021	$8.00	3,250	$26,000 (5)	$1,408
#FAUBOURG2	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2019 Hermès 20cm Sellier Faubourg Blue Multicolor Birkin with Palladium Hardware	Closed	12/28/2020	3/8/2021	$15.00	11,000	$165,000 (5)	$11,483
#MOSASAUR	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	Mosasaur Halisaurus Arambourgi Skeleton	Closed	2/21/2021	3/15/2021	$5.00	6,000	$30,000 (5)	$8,658
#92JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1992 Michael Jordan Game Worn and Dual Signed Nike Air Jordan VII's	Closed	2/23/2021	3/15/2021	$6.00	7,000	$42,000 (5)	$4,480
#14KOBE	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2014 Kobe Bryant Game Worn and Signed Lakers Jersey	Sold - $95,000 Acquisition Offer Accepted on 01/21/2022	2/14/2021	3/15/2021	$8.00	9,750	$78,000 (5)	$6,250
#03LEBRON3	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2003-04 SP Authentic #148 LeBron James Autographed Rookie Card graded PRISTINE 10 by BGS	Closed	2/12/2021	3/15/2021	$23.00	10,000	$230,000 (5)	$20,924

#95TOPSUN	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1995 Sealed Topsun Pokémon Booster Box, 1st Edition Box A	Closed	3/2/2021	3/15/2021	$6.00	10,000	$60,000 (5)	$8,300
#09TROUT2	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2009 Bowman Chrome Mike Trout Xfractor graded BGS 9.5	Closed	2/28/2021	3/16/2021	$5.00	11,200	$56,000 (5)	$4,340
#59BOND	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 17 to Offering Statement 1)	1959 First Edition Dedication copy of Goldfinger by Ian Fleming	Closed	2/24/2021	3/16/2021	$8.00	10,250	$82,000 (5)	$11,381
#OPEECHEE	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1979-80 O-Pee-Chee Wax Box Reviewed and Factory Sealed by BBCE	Closed	2/19/2021	3/16/2021	$30.00	10,000	$300,000 (5)	$41,699
#ROCKETBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2000 Pokémon Team Rocket 1st Edition Factory Sealed Booster Box	Closed	3/10/2021	3/22/2021	$6.00	4,750	$28,500 (5)	$1,894
#94JORDAN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1994 Michael Jordan Game Worn, Signed and Photo-Matched Air Jordan Baseball Cleats	Closed	2/16/2021	3/22/2021	$8.50	10,000	$85,000 (5)	$9,295
#18LUKA	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2018 Panini Prizm Signatures Black Label Luka Doncic Rookie card #3 Graded BGS PRISTINE 10	Closed	3/14/2021	4/6/2021	$5.00	5,300	$26,500 (5)	$2,813
#86DK3	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1986 Donkey Kong 3 Sealed [Hangtab, 2 Code, Mid-Production], NES Nintendo graded Wata 9.2 A+	Sold - $60,000 Acquisition Offer Accepted on 08/30/2021	3/1/2021	4/6/2021	$10.00	4,350	$43,500 (5)	$3,565
#FANFOUR5	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1962 Marvel Fantastic Four #5 comic book graded CGC NM 9.2	Closed	3/3/2021	4/6/2021	$8.00	10,000	$80,000 (5)	$5,900
#16KOBE	10/28/2020	(Post-Qualification Amendment No. 14 to Offering Statement 1)	Four Signed Hardwood Panels from the Staples Center Basketball Court used during Kobe Bryant’s Farewell Game	Closed	3/5/2021	4/6/2021	$8.00	100,000	$800,000 (5)	$147,929

#11BELAIR	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2011 Vosne-Romanée Aux Reignots, Domaine du Comte Liger-Belair	Closed	3/10/2021	4/6/2021	$11.00	2,000	$22,000 (5)	$1,541
#76PAYTON	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1976 Topps #148 Walter Payton Rookie Card Graded PSA GEM MT 10	Closed	3/9/2021	4/6/2021	$6.50	10,000	$65,000 (5)	$9,750
#17MAHOMES	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2017 National Treasures Black #161 Patrick Mahomes II Rookie Patch Autograph Card graded BGS NM-MT 8	Sold - $350,000 Acquisition Offer Accepted on 01/24/2022	2/27/2021	4/6/2021	$12.00	25,000	$300,000 (5)	$79,150
#85MJPROMO	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1985 Nike Promo Michael Jordan Bulls RC Rookie graded PSA 10	Closed	3/7/2021	4/6/2021	$8.00	3,500	$28,000 (5)	$4,120
#96KOBE	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1996 Finest Refractors (With Coating) #269 Gold Kobe Bryant Rookie Card Graded BGS GEM MINT 9.5	Closed	3/24/2021	4/9/2021	$11.00	7,000	$77,000 (5)	$7,662
#99CHARZRD	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1999 Pokémon Charizard #4 First Edition Base Set Hologram Trading Card published by Wizards of the Coast graded PSA GEM MT 10	Closed	3/20/2021	4/9/2021	$10.00	35,000	$350,000 (5)	$42,825
#68RYAN	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1968 Topps #177 Nolan Ryan Rookie Card Graded PSA MINT 9	Closed	3/17/2021	4/9/2021	$7.00	10,000	$70,000 (5)	$8,102
#MARADONA	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1979 Panini Calciatori Soccer Diego Maradona Rookie RC #312 graded PSA 9 MINT	Closed	3/16/2021	4/9/2021	$7.00	2,000	$14,000 (5)	$1,428
#POKEYELOW	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1999 Nintendo Game Boy Pokémon Yellow [Pixel ESRB, Early Production] Graded Wata 9.6 A++	Closed	3/23/2021	4/13/2021	$5.00	11,000	$55,000 (5)	$6,850
#POKELUGIA	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2000 Neo Genesis 1st Edition Holo Lugia #9 Graded PSA GEM MINT 10	Closed	3/15/2021	4/13/2021	$11.00	10,000	$110,000 (5)	$12,475
#XMEN1	12/21/2020	(Post-Qualification Amendment No. 16 to Offering Statement 1)	1963 X-Men #1 CGC NM 9.4 comic book	Sold - $325,000 Acquisition Offer Accepted on 06/21/2021	3/13/2021	4/15/2021	$20.00	12,000	$240,000 (5)	$20,200

#VANHALEN	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	2008 Eddie Van Halen Concert Played and Signed Charvel EVH Art Series One-of-a-Kind Guitar	Closed	2/2/2021	4/15/2021	$12.40	5,000	$62,000 (5)	$5,954
#48JACKIE	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1948 Leaf Jackie Robinson #79 Rookie Card graded NM-MT 8 by PSA	Closed	1/29/2021	4/15/2021	$20.00	18,750	$375,000 (5)	$27,717
#05MJLJ	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2005-06 Exquisite Collection Jerseys inserts, Dual Autographs: Michael Jordan and Lebron James graded BGS NM-MT+ 8.5	Closed	3/20/2021	7/1/2021	$4.00	20,500	$82,000 (5)	$7,949
#81MONTANA	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1981 Topps Football #216 Joe Montana Rookie Card Graded PSA GEM MINT 10	Closed	3/29/2021	7/1/2021	$7.00	10,000	$70,000 (5)	$5,175
#00MOUTON	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2000 Château Mouton-Rothschild	Closed	4/1/2021	7/1/2021	$13.50	2,000	$27,000 (5)	$2,181
#07DURANT	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	2007 Topps Chrome Orange Refractor Kevin Durant Rookie Card graded PSA GEM MT 10	Closed	6/4/2021	7/1/2021	$13.00	9,000	$117,000 (5)	-$1,656
#56AARON	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1956 Topps #31 Hank Aaron (White Back) graded PSA Mint 9	Closed	4/23/2021	7/1/2021	$5.00	10,000	$50,000 (5)	$7,401
#85LEMIEUX	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1985 O-Pee-Chee Hockey Mario Lemieux Rookie Card #9 graded PSA GEM-MT 10	Closed	4/7/2021	7/1/2021	$5.00	17,500	$87,500 (5)	$7,251
#87JORDAN	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1987 Fleer Michael Jordan Card #59 graded PSA GEM MT 10	Closed	3/30/2021	7/1/2021	$5.00	10,000	$50,000 (5)	$3,188
#AC23	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1940 Action Comics #23 comic book published by D.C. Comics graded CGC 5.5	Closed	5/25/2021	7/1/2021	$7.00	4,000	$28,000 (5)	$2,620
#APPLE1	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	1976 Apple-1 Computer with Original Box Signed by Steve Wozniak	Closed	4/2/2021	7/1/2021	$25.00	33,000	$825,000 (5)	$65,355
#GWLOTTO	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1768 George Washington Mountain Road Lottery Ticket with Signature	Closed	4/5/2021	7/1/2021	$14.00	2,500	$35,000 (5)	$7,442

#GYMBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2000 Pokémon Gym Heroes 1st Edition Set Sealed Booster Box	Closed	3/30/2021	7/1/2021	$6.00	3,000	$18,000 (5)	$1,663
#HUCKFINN	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1885 First Edition, Adventures of Huckleberry Finn by Mark Twain	Closed	4/20/2021	7/1/2021	$11.00	2,000	$22,000 (5)	$2,580
#NEOBOX	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	2000 Pokémon Neo Genesis 1st Edition Set Sealed Booster Box	Closed	4/14/2021	7/1/2021	$4.50	10,000	$45,000 (5)	$3,167
#NEWTON	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1687 First Edition, Continental Issue of Philosophiae Naturalis Principia Mathematica by Sir Isaac Newton	Closed	5/4/2021	7/1/2021	$10.00	30,000	$300,000 (5)	$38,929
#NICKLAUS1	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 18 to Offering Statement 1)	1973 Panini #375 Jack Nicklaus Rookie Card Graded by PSA GEM MT 10	Closed	4/7/2021	7/1/2021	$10.00	4,000	$40,000 (5)	$4,001
#POKEMON2	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1999 Pokémon 1st Edition Base Set Sealed Booster Box published by Wizards of the Coast	Closed	4/2/2021	7/1/2021	$10.00	41,500	$415,000 (5)	$32,138
#POKERED	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1998 Game Boy Pokémon Red Video Game graded Wata 9.2 A++	Closed	5/5/2021	7/1/2021	$4.00	10,000	$40,000 (5)	$4,000
#RIVIERA	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1965 Rolex 1601 Datejust retailed by Joyeria Riviera	Closed	4/12/2021	7/1/2021	$5.00	6,000	$30,000 (5)	$5,888
#SMB3	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1990 NES Super Mario Bros. 3 Video Game graded Wata 9.4 A+	Closed	4/11/2021	7/1/2021	$5.00	5,000	$25,000 (5)	$2,150
#WALDEN	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1854 First Edition Walden; or, Life in the Woods by Henry David Thoreau	Closed	5/12/2021	7/1/2021	$10.25	2,000	$20,500 (5)	$2,095
#WZRDOFOZ	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1900 First Edition of The Wonderful Wizard Of OZ	Closed	4/27/2021	7/1/2021	$15.00	6,000	$90,000 (5)	$7,725

#60ALI	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1960 Hemmets Journal #23 Cassius Clay (Muhammad Ali) Rookie Card graded PSA Mint 9	Closed	4/2/2021	7/14/2021	$10.00	23,500	$235,000 (5)	$20,014
#TORNEK	11/25/2020	(Post-Qualification Amendment No. 15 to Offering Statement 1)	1964 Tornek-Rayville ref. TR-900	Closed	11/26/2020	7/14/2021	$5.00	33,000	$165,000 (5)	$8,513
#DIMAGGIO3	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1950-51 Joe DiMaggio Game-Worn Road Jersey Graded MEARS A10	Closed	5/24/2021	7/14/2021	$20.00	22,500	$450,000 (5)	$26,525
#POKEMON3	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1999 Pokémon 1st Edition Complete Set graded PSA GEM MT 10	Closed	4/25/2021	7/14/2021	$120.00	5,000	$600,000 (5)	$36,900
#09CURRY2	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 18 to Offering Statement 1)	2009 Playoff National Treasures Stephen Curry Autographed Patch Rookie Card graded BGS GEM MINT 9.5	Closed	3/26/2021	7/28/2021	$25.00	21,000	$525,000 (5)	$62,158
#80ALI	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1980 Muhammad Ali Sparring Gloves Worn in Training for Larry Holmes Bout and Inscribed to Sylvester Stallone	Closed	5/3/2021	7/28/2021	$7.50	10,000	$75,000 (5)	$12,888
#58PELE3	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1958-59 Tupinamba Ltda. Quigol Pelé #109 Rookie Card graded PSA NM -MT 8	Closed	5/7/2021	7/28/2021	$20.00	11,250	$225,000 (5)	$39,785
#BATMAN2	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1940 Batman #2 comic book published by D.C. Comics graded CGC 9.0	Closed	5/10/2021	7/28/2021	$10.00	8,500	$85,000 (5)	$6,913
#85ERVING	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1985 Julius Erving Game Worn and Signed Jersey	Closed	5/17/2021	7/28/2021	$4.50	10,000	$45,000 (5)	$6,044
#LJKOBE	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	2002 LeBron James High School Game Worn Sneakers Gifted by Kobe Bryant.	Sold - $215,000 Acquisition Offer Accepted on 11/15/2021	5/17/2021	7/28/2021	$10.00	18,000	$180,000 (5)	$20,073
#99MJRETRO	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	1999 Upper Deck Retro Inkredible Level 2 Michael Jordan Signed Card graded PSA MINT 9	Closed	6/12/2021	7/28/2021	$5.00	10,000	$50,000 (5)	$4,630

#FLASH123	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1961 The Flash #123 comic book published by D.C Comics graded CGC 9.4	Closed	6/18/2021	7/28/2021	$8.00	3,625	$29,000 (5)	$2,610
#85GPK	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1985 Topps Garbage Pail Kids Stickers Nasty Nick #1A Card graded PSA GEM MT 10	Closed	6/28/2021	7/28/2021	$12.00	1,000	$12,000 (5)	-$2,765
#IPOD	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	2001 Apple 1st Generation iPod Classic in its Original Factory Sealed Box	Closed	7/2/2021	7/28/2021	$5.00	5,000	$25,000 (5)	$1,539
#HGWELLS	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	1895 First Edition The Time Machine: An Invention Inscribed by H.G Wells	Closed	6/18/2021	8/2/2021	$6.20	7,500	$46,500 (5)	$4,835
#85JORDAN2	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1985 Signed Michael Jordan "Shattered Backboard" Jersey	Closed	3/21/2021	8/2/2021	$14.00	20,000	$280,000 (5)	$44,500
#SANTANA	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	Gibson Les Paul SG Guitar owned and played by Carlos Santana	Closed	6/2/2021	8/9/2021	$5.00	15,000	$75,000 (5)	$15,588
#CONGRESS	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1)	Thomas Heyward Jr’s First edition of the Continental Congress Journal of the Proceeds of the Congress	Closed	6/28/2021	8/9/2021	$24.00	5,000	$120,000 (5)	$18,879
#66ORR	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1966 Topps Bobby Orr #35 Rookie Card graded NM-MT 8 by PSA	Closed	7/2/2021	8/9/2021	$5.00	10,000	$50,000 (5)	$5,917
#01TIGER2	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	2001 Upper Deck Golf Black Label #1 Tiger Woods Rookie Card graded BGS Pristine 10	Closed	7/9/2021	8/9/2021	$8.50	2,000	$17,000 (5)	$429
#GRIFFEYJR	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1989 Upper Deck Ken Griffey Jr. Rookie Card #1 graded BGS PRISTINE 10	Closed	7/13/2021	8/9/2021	$8.00	2,500	$20,000 (5)	$3,754
#87ZELDA	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	1987 NES Legend of Zelda Video Game graded Wata 9.4 B+	Closed	7/19/2021	8/9/2021	$11.50	10,000	$115,000 (5)	$12,388

#01HALO	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1 and Supplement No. 1 to Post-Qualification Amendment No. 19 to Offering Statement 1)	2001 Xbox Halo: Combat Evolved (Black Label) Video Game graded Wata 9.4 A+	Closed	7/23/2021	8/9/2021	$6.80	2,500	$17,000 (5)	$1,980
#EINSTEIN2	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	1948 Albert Einstein Typed and Signed Letter On God	Closed	7/9/2021	8/9/2021	$16.00	5,000	$80,000 (5)	$8,000
#86JORDAN2	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1986 Fleer #8 Michael Jordan Sticker Rookie Card graded PSA GEM MT 10	Closed	7/23/2021	8/11/2021	$8.00	10,000	$80,000 (5)	$4,249
#97KOBE	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1997 Skybox Jambalaya #12 Kobe Bryant Card graded PSA GEM MT 10	Closed	7/30/2021	8/25/2021	$6.50	10,000	$65,000 (5)	$5,237
#XMEN94	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1975 X-Men #94 Comic Book published by Marvel graded CGC 9.8	Closed	7/30/2021	8/25/2021	$6.50	10,000	$65,000 (5)	$5,695
#TOPPSTRIO	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1980 Topps Scoring Leader Card (Bird / Erving /Johnson) Graded PSA MINT 9	Closed	8/6/2021	8/25/2021	$6.00	5,000	$30,000 (5)	-$5,326
#81BIRD	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1981 Topps #4 Larry Bird Card graded PSA GEM MT 10	Closed	8/11/2021	8/25/2021	$6.00	5,000	$30,000 (5)	-$770
#THEROCK	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1997 Panini WWF Superstars Stickers #113 Rocky Maivia Card graded PSA GEM MT 10	Closed	8/1/2021	9/1/2021	$12.00	1,000	$12,000 (5)	-$4,159
#04MESSI2	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	2004 Panini Sports Mega Cracks Campeon #35 Lionel Messi Rookie Card graded PSA GEM MT 10	Closed	8/12/2021	9/1/2021	$7.00	5,000	$35,000 (5)	$1,569
#09RBLEROY	9/24/2020	(Post-Qualification Amendment No. 10 to Offering Statement 1)	One case of twelve (12) bottles of 2009 Richebourg, Domaine Leroy	Closed	8/6/2021	9/1/2021	$25.00	4,300	$107,500 (5)	$8,590
#XLXMEN1	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	1975 Giant Size X-Men #1 Comic Book published by Marvel graded CGC 9.8	Closed	8/20/2021	9/7/2021	$8.00	8,000	$64,000 (5)	$5,260

#03LEBRON5	6/25/2021	(Post-Qualification Amendment No. 21 to Offering Statement 1)	2003 Topps Chrome #111 LeBron James Black Refractor Rookie Card graded PSA MINT 9	Closed	8/27/2021	9/13/2021	$10.00	8,500	$85,000 (5)	$9,323
#SLASH	3/29/2021	(Post-Qualification Amendment No. 19 to Offering Statement 1)	Exact aged replica of Slash’s original Factory Black 1966 Gibson Doubleneck Guitar built as a prototype for the Slash EDS-1275 Doubleneck	Closed	8/31/2021	9/30/2021	$5.00	13,000	$65,000 (5)	$13,250
#METEORITE	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	Lunar Meteorite Specimen Feldspathic Lunar Anorthositic Breccia from the Moon	Closed	8/11/2021	9/30/2021	$20.00	17,500	$350,000 (5)	$68,645
#89TMNT	9/15/2021	(Post-Qualification Amendment No. 24 to Offering Statement 1)	1989 NES Teenage Mutant Ninja Turtles Video Game graded Wata 9.4 A	Closed	9/15/2021	10/7/2021	$11.00	2,000	$22,000 (5)	$633
#00BRADY2	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	2000 SP Authentic #118 Tom Brady Rookie Card graded BGS PRISTINE 10	Closed	8/20/2021	10/7/2021	$10.00	32,500	$325,000 (5)	$5,160
#NESWWF	9/21/2021	(Post-Qualification Amendment No. 25 to Offering Statement 1)	1989 NES WWF Wrestlemania Video Game graded Wata 9.6 A+	Closed	9/21/2021	10/7/2021	$3.00	6,000	$18,000 (5)	$1,635
#PUNK9670	9/15/2021	(Post-Qualification Amendment No. 24 to Offering Statement 1)	Number 9670 Female CryptoPunk NFT	Closed	9/16/2021	10/7/2021	$10.00	7,200	$72,000 (5)	$8,040
#18ALLEN	9/21/2021	(Post-Qualification Amendment No. 25 to Offering Statement 1)	2018 National Treasures #163 Josh Allen Autographed Jersey Rookie Card graded BGS 9.5	Closed	9/22/2021	10/12/2021	$3.00	12,000	$36,000 (5)	$2,040
#CASTLEII	9/27/2021	(Post-Qualification Amendment No. 26 to Offering Statement 1)	1988 NES Castlevania II: Simon’s Quest Video Game graded Wata 9.6 A+	Closed	9/27/2021	10/12/2021	$9.00	2,000	$18,000 (5)	$1,635
#36OWENS	9/21/2021	(Post-Qualification Amendment No. 25 to Offering Statement 1)	Four Tickets From Jesse Owens' Gold Medal Events in the 1936 Berlin Olympics	Closed	9/22/2021	10/12/2021	$10.00	2,500	$25,000 (5)	$2,603
#BAYC601	9/27/2021	(Post-Qualification Amendment No. 26 to Offering Statement 1)	Number 601 Bored Ape Yacht Club NFT with Sea Captain’s Hat	Closed	9/27/2021	10/12/2021	$10.00	16,500	$165,000 (5)	$17,686
#60MANTLE	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1960 Signed Mickey Mantle Game-Worn Road Jersey Graded MEARS A10	Closed	8/20/2021	10/20/2021	$20.00	42,500	$850,000 (5)	$34,525

#PUNK8103	9/21/2021	(Post-Qualification Amendment No. 25 to Offering Statement 1)	Number 8103 Male CryptoPunk NFT	Closed	9/21/2021	10/20/2021	$9.33	60,000	$559,800 (5)	$49,404
#GHOST1	9/27/2021	(Post-Qualification Amendment No. 27 to Offering Statement 1)	1973 Ghost Rider #1 Comic Book published by Marvel graded CGC 9.8	Closed	9/27/2021	10/20/2021	$7.00	2,000	$14,000 (5)	$1,199
#KIRBY	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	1992 GameBoy Kirby’s Dream Land Video Game graded Wata 9.8 A++	Closed	10/12/2021	10/26/2021	$6.00	10,000	$60,000 (5)	$8,215
#20HERBERT	9/27/2021	(Post-Qualification Amendment No. 27 to Offering Statement 1)	2020 National Treasures #158 Justin Herbert Autographed Patch Rookie Card graded BGS 9.5	Closed	9/27/2021	10/26/2021	$7.00	10,000	$70,000 (5)	$8,090
#HENDERSON	9/27/2021	(Post-Qualification Amendment No. 26 to Offering Statement 1)	1980 Topps #482 Rickey Henderson Rookie Card graded PSA GEM MINT 10	Closed	9/27/2021	10/26/2021	$5.00	27,000	$135,000 (5)	-$188
#03RONALDO	9/27/2021	(Post-Qualification Amendment No. 27 to Offering Statement 1)	2003 Panini #137 Cristiano Ronaldo Rookie Card graded PSA 10	Closed	9/27/2021	10/26/2021	$14.00	12,500	$175,000 (5)	$14,556
#BROSGRIMM	2/23/2021	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1837 Third Edition Presentation Copy of Grimms' Fairy Tales by the Brothers Grimm inscribed to contributor and friend Malchen Hassenpflug	Closed	5/19/2021	10/26/2021	$27.00	5,000	$135,000 (5)	$19,304
#HONUS2	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	1910 Tip-Top Bread Honus Wagner Card graded PSA 5	Closed	10/12/2021	10/26/2021	$10.00	10,000	$100,000 (5)	$11,944
#MARX	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	1867 First Edition Das Kapital By Karl Marx	Closed	10/12/2021	11/3/2021	$15.00	8,000	$120,000 (5)	$12,200
#MEEB15511	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	Number 15511 Pig Meebit	Closed	10/19/2021	11/3/2021	$5.00	15,000	$75,000 (5)	$5,405
#90BATMAN	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	1990 NES Batman Video Game graded Wata 9.8 A+	Closed	10/19/2021	11/3/2021	$5.90	10,000	$59,000 (5)	$7,225
#09HARDEN	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	2009 Topps Chrome Refractor #99 James Harden Rookie Card graded PSA GEM MT 10	Closed	10/19/2021	11/3/2021	$13.00	2,000	$26,000 (5)	$1,484

#SIMPSONS1	10/25/2021	(Post-Qualification Amendment No. 32 to Offering Statement 1)	1991 NES Simpsons: Bart vs. The Space Mutants Video Game graded Wata 9.6 A+	Closed	10/25/2021	11/9/2021	$9.25	2,000	$18,500 (5)	$2,130
#SPIDER129	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	1974 Amazing Spider-Man #129 Comic Book published by Marvel graded CGC 9.8	Closed	10/19/2021	11/9/2021	$4.00	10,000	$40,000 (5)	$2,454
#93JETER	10/25/2021	(Post-Qualification Amendment No. 32 to Offering Statement 1)	1993 SP Foil #279 Derek Jeter Rookie Card graded BGS 9.5	Closed	10/25/2021	11/9/2021	$16.00	1,000	$16,000 (5)	-$375
#NESDK3	10/18/2021	(Post-Qualification Amendment No. 31 to Offering Statement 1)	1986 NES Donkey Kong 3 Video Game graded Wata 9.4 A+	Closed	10/19/2021	11/9/2021	$5.00	22,800	$114,000 (5)	$11,320
#BAYC7359	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	Number 7359 Bored Ape Yacht Club NFT with Space Suit	Closed	10/12/2021	11/10/2021	$10.00	19,000	$190,000 (5)	$20,773
#CURIO10	11/1/2021	(Post-Qualification Amendment No. 33 to Offering Statement 1)	Set of Curio Cards NFTs Numbered One to Ten	Closed	11/1/2021	11/15/2021	$7.50	10,000	$75,000 (5)	$5,868
#WILDTHING	10/25/2021	(Post-Qualification Amendment No. 32 to Offering Statement 1)	1963 First Edition Inscribed copy of Where The Wild Things Are by Maurice Sendak	Closed	10/25/2021	11/15/2021	$9.00	2,000	$18,000 (5)	$1,573
#1776	1/8/2021	(Post-Qualification Amendment No. 17 to Offering Statement 1 and Supplement No. 2 to Post-Qualification Amendment No. 19 to Offering Statement 1)	July 16, 1776 Exeter, New Hampshire broadside of the Declaration of Independence	Closed	4/27/2021	11/26/2021	$25.00	80,000	$2,000,000 (5)	$507,945
#MACALLAN1	11/1/2021	(Post-Qualification Amendment No. 33 to Offering Statement 1)	30 Year Old Macallan Sherry Oak Blue Label Single Malt Scotch Whisky	Closed	11/1/2021	11/30/2021	$13.25	1,000	$13,250 (5)	$104
#98JORDAN2	11/1/2021	(Post-Qualification Amendment No. 33 to Offering Statement 1)	1998 Upper Deck Michael Jordan Jersey Autograph Card graded BGS GEM MINT 9.5	Closed	11/1/2021	11/30/2021	$20.00	16,500	$330,000 (5)	$34,427
#BAYC9159	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	Number 9159 Bored Ape Yacht Club NFT with a Leather Jacket	Closed	11/9/2021	12/8/2021	$5.00	39,000	$195,000 (5)	$2,488

#FANTASY7	11/22/2021	(Post-Qualification Amendment No. 37 to Offering Statement 1)	1997 PlayStation1 Final Fantasy VII	Closed	11/22/2021	12/8/2021	$4.00	10,000	$40,000 (5)	$3,468
#SURFER4	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	1969 Silver Surfer #4 Comic Book published by Marvel graded CGC 9.8	Closed	11/9/2021	12/14/2021	$8.00	10,000	$80,000 (5)	$10,800
#OHTANI1	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	2018 Bowman Chrome Shohei Ohtani Orange Refractors Pitching Autographed Rookie Card graded BGS 9.5	Closed	11/9/2021	12/14/2021	$9.00	10,000	$90,000 (5)	$6,919
#OHTANI2	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	2018 Bowman Chrome Shohei Ohtani Orange Refractors Batting Autographed Rookie Card graded BGS 9.5	Closed	11/9/2021	12/14/2021	$8.00	9,125	$73,000 (5)	$6,123
#WILT100	11/9/2021	(Post-Qualification Amendment No. 34 to Offering Statement 1)	1962 Ticket Stub from Wilt Chamberlain’s 100-Point Game graded PSA 3	Closed	11/9/2021	12/14/2021	$10.00	11,500	$115,000 (5)	$12,349
#PENGUIN	11/15/2021	(Post-Qualification Amendment No. 35 to Offering Statement 1)	1941 Detective Comics #58 Comic Book published by D.C. Comics graded CGC 8.0	Closed	11/15/2021	12/14/2021	$6.00	10,000	$60,000 (5)	$6,019
#KARUIZAWA	11/15/2021	(Post-Qualification Amendment No. 35 to Offering Statement 1)	50 Year Old Karuizawa Aqua of Life Single Malt Whisky	Closed	11/15/2021	12/14/2021	$5.00	13,000	$65,000 (5)	$5,382
#KOMBAT	11/22/2021	(Post-Qualification Amendment No. 36 to Offering Statement 1)	1993 SNES Mortal Combat Video Game graded Wata 9.8 A+	Closed	11/22/2021	12/14/2021	$9.00	10,000	$90,000 (5)	$8,267
#APPLELISA	11/1/2021	(Post-Qualification Amendment No. 33 to Offering Statement 1)	Fully Functioning 1983 Apple Lisa Computer with Original Twiggy Floppy Drives	Closed	11/1/2021	12/22/2021	$11.00	10,000	$110,000 (5)	$11,488
#98MANNING	11/22/2021	(Post-Qualification Amendment No. 36 to Offering Statement 1)	1998 SP Authentic #14 Peyton Manning Rookie Card graded BGS 10	Closed	11/22/2021	12/22/2021	$11.00	2,000	$22,000 (5)	$1,642
#GIJOE	11/22/2021	(Post-Qualification Amendment No. 36 to Offering Statement 1)	1983 Hasbro G.I. Joe: Cobra Commander Action Figure graded AFA 95	Closed	11/22/2021	12/22/2021	$9.00	5,000	$45,000 (5)	$5,755
#BEATLES1	11/22/2021	(Post-Qualification Amendment No. 36 to Offering Statement 1)	1962 The Beatles Signed “Love Me Do” Single	Closed	11/22/2021	12/22/2021	$4.00	6,000	$24,000 (5)	$1,821

#SQUIG5847	11/22/2021	(Post-Qualification Amendment No. 37 to Offering Statement 1)	Number 5847 Art Blocks Chromie Squiggle NFT	Closed	11/22/2021	12/22/2021	$11.00	6,000	$66,000 (5)	$8,100
#PACQUIAO	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	1999 World Boxing #143 Manny Pacquiao Rookie Card graded PSA 10	Closed	11/29/2021	12/22/2021	$8.50	2,000	$17,000 (5)	$1,548
#83JOBS	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	1983 Steve Jobs Leather Jacket Worn in Picture of Jobs Giving the Middle Finger outside the IBM Building	Closed	11/29/2021	12/22/2021	$7.50	10,000	$75,000 (5)	$5,621
#BATMAN181	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	1966 Batman #181 Comic Book published by D.C. Comics graded CGC 9.6	Closed	11/29/2021	12/22/2021	$10.00	5,000	$50,000 (5)	$7,361
#HOBBIT	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	1937 First Edition copy of The Hobbit by J. R. R. Tolkien	Closed	11/29/2021	12/22/2021	$8.00	10,000	$80,000 (5)	$9,150
#PUNK5883	11/29/2021	(Post-Qualification Amendment No. 38 to Offering Statement 1)	Number 5883 Male CryptoPunk NFT	Closed	11/29/2021	1/6/2022	$15.00	40,000	$600,000 (5)	$28,900
#POPEYE	12/6/2021	(Post-Qualification Amendment No. 39 to Offering Statement 1)	1986 NES Popeye Video Game graded Wata 9.4 A+	Closed	12/6/2021	1/6/2022	$10.00	11,000	$110,000 (5)	$17,443
#SMB2	11/22/2021	(Post-Qualification Amendment No. 37 to Offering Statement 1)	1988 NES Super Mario Bros. 2 Video Game graded Wata 9.6 A++	Closed	11/22/2021	1/10/2022	$15.00	20,000	$300,000 (5)	$14,118
#OBIWAN	12/6/2021	(Post-Qualification Amendment No. 39 to Offering Statement 1)	1978 Kenner Star Wars Ben (Obi-Wan) Kenobi Action Figure graded AFA 85	Closed	12/6/2021	1/10/2022	$6.00	2,000	$12,000 (5)	$749
#HAMILTON1	12/6/2021	(Post-Qualification Amendment No. 39 to Offering Statement 1)	2020 Topps Dynasty Triple Relic #ILH Lewis Hamilton Autographed Patch Card graded PSA 10	Closed	12/6/2021	1/10/2022	$7.00	5,000	$35,000 (5)	$4,718
#GIANNIS2	5/18/2021	(Post-Qualification Amendment No. 20 to Offering Statement 1)	2013 Panini National Treasures #130 Giannis Antetokounmpo Signed Jersey Patch Rookie Card graded BGS GEM MINT 9.5	Closed	7/19/2021	1/18/2022	$10.00	41,500	$415,000 (5)	$44,784
#03SERENA	11/15/2021	(Post-Qualification Amendment No. 35 to Offering Statement 1)	2003 NetPro International Series #2A Serena Williams Autographed Patch Rookie Card graded BGS 8	Closed	11/15/2021	1/28/2022	$10.00	8,500	$85,000 (5)	$7,880

#86BONDS	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	1986 Topps Traded TIffany #11T Barry Bonds Rookie Card graded PSA GEM MT 10	Closed	1/3/2022	1/27/2022	$4.00	2,000	$8,000 (5)	$319
#MOBYDICK	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	1851 First Edition copy of Moby Dick by Herman Melville	Closed	1/3/2022	1/28/2022	$7.00	10,000	$70,000 (5)	$8,037
#IPADPROTO	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	2009 Apple Prototype 1st Generation iPad	Closed	1/3/2022	1/27/2022	$6.50	2,000	$13,000 (5)	$1,537
#BAYC4612	12/13/2021	(Post-Qualification Amendment No. 40 to Offering Statement 1)	Number 4612 Bored Ape Yacht Club NFT with Laser Eyes	Closed	12/13/2021	1/31/2022	$7.00	100,000	$700,000 (5)	$27,150
#FORTNITE	1/10/2022	(Post-Qualification Amendment No. 42 to Offering Statement 1)	2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+	Closed	1/10/2022	2/3/2022	$8.00	2,000	$16,000 (5)	$1,464
#IROBOT	1/10/2022	(Post-Qualification Amendment No. 42 to Offering Statement 1)	1950 First Edition copy of I, Robot by Isaac Asimov	Closed	1/10/2022	2/3/2022	$8.00	1,000	$8,000 (5)	$1,688
#05RODGERS	1/10/2022	(Post-Qualification Amendment No. 42 to Offering Statement 1)	2005 SP Authentic #252 Aaron Rodgers Autographed Jersey Rookie Card graded BGS 9.5	Closed	1/10/2022	2/3/2022	$8.00	7,000	$56,000 (5)	$4,340
#18OSAKA	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	2018 Sports Illustrated For Kids Naomi Osaka Rookie Card graded PSA 9	Closed	1/18/2022	2/3/2022	$5.00	2,600	$13,000 (5)	$1,723
#LEICAGOLD	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	1996 Leica M6 Gold ’King of Thailand' Camera in Condition ‘A’	Closed	1/18/2022	2/3/2022	$8.00	4,000	$32,000 (5)	$2,824
#IOMMI	9/27/2021	(Post-Qualification Amendment No. 27 to Offering Statement 1)	2019 Gibson Tony Iommi 1964 “Monkey SG” Prototype Guitar	Closed	9/27/2021	2/7/2022	$10.00	6,500	$65,000 (5)	$13,250
#MARIO64	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++	Closed	1/3/2022	2/7/2022	$10.00	12,500	$125,000 (5)	$20,090
#GWTW	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	1936 First Edition Inscribed copy of Gone With the Wind by Margaret Mitchell	Closed	2/9/2022	3/2/2022	$5.00	5,000	$25,000 (5)	$2,400
#NEWWORLD	1/24/2022	(Post-Qualification Amendment No. 44 to Offering Statement 1)	1932 First Edition copy of Brave New World by Aldous Huxley	Closed	1/24/2022	3/2/2022	$7.00	2,000	$14,000 (5)	$2,003

#JAWA	1/24/2022	(Post-Qualification Amendment No. 44 to Offering Statement 1)	1978 Kenner Star Wars Vinyl Cape Jawa Action Figure graded AFA 80	Closed	1/24/2022	3/2/2022	$3.00	9,000	$27,000 (5)	$535
#GWLETTER	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	1780 George Washington Handwritten Letter to his Director of Intelligence	Closed	1/18/2022	3/2/2022	$20.00	7,500	$150,000 (5)	$11,743
#MARIOKART	1/24/2022	(Post-Qualification Amendment No. 44 to Offering Statement 1)	1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+	Closed	1/24/2022	3/2/2022	$15.00	5,000	$75,000 (5)	$6,964
#96KOBE2	1/3/2022	(Post-Qualification Amendment No. 41 to Offering Statement 1)	1996 Topps Chrome Refractor #138 Kobe Bryant Rookie Card graded PSA GEM MT 10	Closed	1/3/2022	3/3/2022	$10.00	22,500	$225,000 (5)	-$5,777
#BAYC8827	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	Number 8827 Bored Ape Yacht Club NFT with Trippy Fur	Closed	1/18/2022	3/3/2022	$10.00	82,000	$820,000 (5)	$35,050
#SHOWCASE4	1/24/2022	(Post-Qualification Amendment No. 44 to Offering Statement 1)	1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5	Closed	1/24/2022	3/3/2022	$7.00	11,000	$77,000 (5)	$7,601
#MACALLAN2	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky	Closed	2/9/2022	3/22/2022	$6.00	5,000	$30,000 (5)	-$340
#DOOD6921	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	Number 6921 Doodle NFT	Closed	2/9/2022	3/22/2022	$4.00	11,000	$44,000 (5)	$3,460
#92TIGER	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	1992 Nissan L.A. Open Tiger Woods Debut Ticket graded PSA 6	Closed	2/9/2022	3/22/2022	$7.00	10,000	$70,000 (5)	$4,018
#15COBB	2/14/2022	(Post-Qualification Amendment No. 46 to Offering Statement 1)	1915 Cracker Jack #30 Ty Cobb Card graded PSA NM 7	Closed	2/14/2022	3/22/2022	$11.00	7,000	$77,000 (5)	$5,052
#HIRST1	2/14/2022	(Post-Qualification Amendment No. 46 to Offering Statement 1)	Damien Hirst The Currency “Who’s really the king” NFT	Closed	2/14/2022	3/22/2022	$4.00	5,000	$20,000 (5)	$1,320
#BRADBURY	2/22/2022	(Post-Qualification Amendment No. 47 to Offering Statement 1)	1953 1st Edition Copy of Fahrenheit 451 by Ray Bradbury	Closed	2/22/2022	3/22/2022	$9.00	2,000	$18,000 (5)	$2,838
#BEATLES2	2/22/2022	(Post-Qualification Amendment No. 47 to Offering Statement 1)	1963 Beatles Signed Fan Club Card graded PSA Authentic	Closed	2/22/2022	3/22/2022	$10.00	2,500	$25,000 (5)	$1,483

#SKYWALKER	2/14/2022	(Post-Qualification Amendment No. 46 to Offering Statement 1)	1978 Kenner Star Wars Luke Skywalker Action Figure graded AFA 85	Closed	2/14/2022	3/29/2022	$3.50	5,000	$17,500 (5)	$1,856
#85GPK2	2/28/2022	(Post-Qualification Amendment No. 48 to Offering Statement 1)	Original 1985 Topps Garbage Pail Kids Series 1 Wax Box	Closed	2/28/2022	3/29/2022	$5.00	5,000	$25,000 (5)	$754
#GRIFFEY2	2/28/2022	(Post-Qualification Amendment No. 48 to Offering Statement 1)	1989 Bowman Tiffany #220 Ken Griffey Jr. Rookie Card graded PSA GEM MT 10	Closed	2/28/2022	3/29/2022	$7.75	2,000	$15,500 (5)	$543
#19HAALAND	3/7/2022	(Post-Qualification Amendment No. 49 to Offering Statement 1)	2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10	Closed	3/7/2022	3/29/2022	$9.00	5,000	$45,000 (5)	$6,693
#MEGALODON	10/12/2021	(Post-Qualification Amendment No. 28 to Offering Statement 1)	Carcharocles Megaladon Jaw: Full Set of Fossilized Teeth in Jaw Reconstruction	Closed	10/12/2021	3/31/2022	$20.00	30,000	$600,000 (5)	$135,930
#KELLER	2/28/2022	(Post-Qualification Amendment No. 48 to Offering Statement 1)	1892 Book Inscribed by Helen Keller to Frances Cleveland	Closed	2/28/2022	4/8/2022	$5.00	3,000	$15,000 (5)	$2,258
#GODFATHER	3/14/2022	(Post-Qualification Amendment No. 50 to Offering Statement 1)	1971 Second Draft Screenplay of The Godfather by Mario Puzo and Francis Ford Coppola	Closed	3/14/2022	4/8/2022	$13.00	1,000	$13,000 (5)	$946
#MAYC5750	1/18/2022	(Post-Qualification Amendment No. 43 to Offering Statement 1)	Number 5750 Mutant Ape Yacht Club NFT with M1 Hawaiian Shirt	Closed	1/18/2022	4/20/2022	$7.00	10,000	$70,000 (5)	$11,649
#SUPREMEPB	3/14/2022	(Post-Qualification Amendment No. 50 to Offering Statement 1)	2018 Supreme Branded Stern Pinball Machine	Closed	3/14/2022	6/16/2022	$6.00	10,000	$60,000 (5)	$3,248
#MJTICKET	2/9/2022	(Post-Qualification Amendment No. 45 to Offering Statement 1)	1984 Michael Jordan Debut Ticket graded PSA 5	Closed	2/9/2022	6/16/2022	$8.00	20,000	$160,000 (5)	$16,443
#BLASTOISE	12/6/2021	(Post-Qualification Amendment No. 39 to Offering Statement 1)	Pokémon Blastoise #009/165R Test Print "Gold Border" Foil Card graded CGC 6.5+	Closed	12/6/2021	7/25/2022	$5.00	50,000	$250,000	$28,713
#MACALLAN3	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	1938 Macallan Single Malt Scotch Whisky	Closed	6/17/2022	7/25/2022	$5.00	4,100	$20,500	-$844
#COOLCAT	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	Three Original Cartoons Drawn by The Catoonist, Now Known as Clon	Closed	6/17/2022	7/25/2022	$5.00	4,00	$20,000	$700

#SUPERMAN6	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	1940 Superman #6 Comic Book published by D.C. Comics graded CGC 8.5	Closed	6/17/2022	8/1/2022	$8.00	3,000	$24,000	$2,032
#MOONPASS	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	1969 NASA Apollo 11 Mission To The Moon Ticket Pass Graded PSA 8	Closed	6/17/2022	8/19/2022	$5.00	1,300	$6,500	$388.34
1962 Amazing Fantasy #15 CGC VG+ 4.5				Cancelled / Underlying Asset Sold Pre-Offering (6)
1937 Heisman Memorial Trophy Awarded to Yale University Halfback Clint Frank				Cancelled (6)
1955 Topps #164 Roberto Clemente Rookie Card graded PSA MINT 9				Cancelled / Underlying Asset Sold Pre-Offering (6)
#84JORDAN2				Cancelled / Underlying Asset Sold Pre-Offering (6)
#CONTRA				Cancelled (6)
#ALDRIN11	1/10/2022	(Post-Qualification Amendment No. 42 to Offering Statement 1)	1969 Buzz Aldrin Apollo 11 Flown Signed Flight Plan Page	Open	1/10/2022		$5.00	23,200 / 29,000	$116,000 / $145,000	$11,186
#ENIGMA	3/7/2022	(Post-Qualification Amendment No. 49 to Offering Statement 1)	1935 fully operational three-rotor Enigma I electromechanical cipher machine	Open	3/7/2022		$10.00	28,800 / 36,000	$288,000 / $360,000	$50,669
#NYCMAP	3/14/2022	(Post-Qualification Amendment No. 50 to Offering Statement 1)	1796 Map of the First Post-Revolution large Scale Plan for New York City Drawn by John Anderson Jr.	Open	3/14/2022		$5.00	4,000 / 5,000	$20,000 / $25,000	$5,838
#66KOUFAX	3/14/2022	(Post-Qualification Amendment No. 50 to Offering Statement 1)	1966 Sandy Koufax Signed Dodgers Road Jersey graded MEARS A9.5	Open	3/14/2022		$6.00	80,000 / 100,000	$480,000 / $600,000	$38,900
#90FANTASY	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	1990 NES Final Fantasy Video Game graded WATA 9.4 A	Open	6/17/2022		$5.00	2,400 / 3,000	$12,000 / $15,000	$1,750
#NOUN160	6/17/2022	(Post-Qualification Amendment No. 51 to Offering Statement 1)	Number 160 Nounders Noun NFT	Open	6/17/2022		$15.00	10,400 / 13,000	$156,000 / $195,000	$16,577

TOTAL	--	--	--	--	--	--	--	--	$1,340,000 (7)	--

Note: Gray shading represents Series for which no Closing of an Offering has occurred. Orange shading represents sale of such Series’ Underlying Asset or a liquidating distribution post-closing, as reflected in the table.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission.  With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors.”

(3)Negative values in this column reflect the amount by which the estimated aggregate value of the fees and expenses relating to an Offering exceeds the amount of the Total Proceeds of the Offering.

(4)On August 24, 2022, the Company approved a forward split of the Membership Interests of Series #52MANTLE, at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Offering were proportionally adjusted as of the start of trading on August 30, 2022 such that the total maximum of Series #52MANTLE Interests outstanding was increased to 10,000.

(5)Represents the actual values for closed Offerings, including Offering Size, number of Interests sold and sourcing fees at the Closing of the Offering.

(6)Represents an Offering that was cancelled with any potential Investors issued a full refund for their attempted subscription.

(7)Represents the proposed maximum public offering price aggregated across all Series for which an Offering is upcoming, open, or closed, as required for purposes of the Form 5110 submitted to FINRA in connection with this Offering Statement.  Series whose Offerings have been cancelled are not reflected in this total.

(8)The Company was notified by one of its authenticators that the signature by Babe Ruth on the asset underlying the Company’s Series #RUTHBALL1 (a 1934-39 Official American League baseball) was likely forged and, following investigatory steps, RSE Markets concluded the same. The Company liquidated Series #RUTHBALL1 and, in connection therewith, the Company voluntarily paid holders of an interest in Series #RUTHBALL1 an amount equal to the most recent sales price per Series #RUTHBALL1 interest (which was also the highest price at which interests in Series #RUTHBALL1 have sold since its initial Offering by the Company), multiplied by the number of Interests held by such holder.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings. All Series highlighted gray in the Master Series Table have not Closed, but we have launched, or are in the process of launching, these and subsequent Offerings for additional Series. Series whose Underlying Assets have been sold and have, or will subsequently be, dissolved are highlighted orange in the Master Series Table.

ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of memorabilia, collectible items, alcohol and digital assets (collectively, the “Archive Assets” or the “Asset Class”) for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Archive Assets through a seamless investment experience on the Platform. In addition, Investors will have the opportunity to participate in a unique collective ownership experience, including museum/retail locations and social events, as part of any “Membership Experience Programs” run by the Manager. The expectation is to generate income in the form of Free Cash Flow (as defined in Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements) distributions to Investors in the Underlying Assets.  The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

We believe that collectors and dealers interested in selling their Archive Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Archive Assets. Auction and consignment models may include upwards of approximately 20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Archive Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to establishing our business and principal operations, which commenced in 2019. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are out of the control or direction of the Company. During the Current Period, free cash flow from such events allowed distributions as shown in the table below and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period.

Free Cash Flow Distributions
Current Period	$335,298

Prior Period	-

•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform.  As the Asset Manager has been in existence since only October 2020 and is an early-stage startup company, it has no significant operating history. Further, the Asset Manager is also the Asset Manager for RSE Collection, LLC, and RSE Innovation, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol, and other Underlying Asset classes, such as domain names, in the future. While the Asset Manager thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Archive Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•Over the past two years, public interest in Archive Assets has grown, particularly with respect to trading cards, sports memorabilia and other specific types of the assets in the Asset Class. For example, in February of 2021, eBay reported that trading card sales had seen a 142% growth from 2019 to 2020. This eBay report also included non-sports and gaming cards stating that Pokémon was the overall growth leader last year where sales were up 574%. The Pokémon Company further revealed that they sold 3.7 Billion Pokémon cards during the fiscal year 2020-2021. Additionally, over four million more trading cards were sold on eBay by U.S. based accounts in 2020 than the year before. Per ResearchAndMarkets.com, “The United States Sports Trading Card Market was valued at USD $4,707.21 Million in 2019 and is projected to reach USD $62,063.80 Million by 2027, growing at a CAGR of 28.76% from 2020 to 2027.”

•With the continued increase in popularity of the Asset Class, we expect competition for Archive Assets to intensify in the future. Although our business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Archive Assets developing in the industry, which will result in additional competition for Archive Assets.

•We are closely monitoring developments related to the ongoing COVID-19 pandemic; however, we do not believe that the outbreak has materially impacted our business, results of operations or financial condition. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic, which has resulted in significant uncertainty in the global economic markets. We do not believe that the outbreak has materially affected our business or financial results to date.

•We may be negatively impacted by volatility in the political and economic environment, and a period of sustained inflation across the markets in which we operate could result in higher operating costs. Trade, monetary and fiscal policies, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and variability. These conditions may impact our business. Further, elevated inflation may negatively impact our business and increase our costs. Sustained inflation across the markets in which we operate could negatively affect any attempts to mitigate the increases to our costs. In addition, the effects of inflation on consumers’ budgets could result in the reduction of potential Investors’ spending and investing habits. If RSE Markets, the Asset Manager, the Manager or we are unable to take actions to effectively mitigate the effect of the resulting higher costs, their and/or our financial position could be negatively impacted.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings.

Investments in Underlying Assets

We provide investment opportunities in Archive Assets to Investors through the Platform. Archive Assets are financed through various methods including loans from affiliates of the Manager or other third parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements or consignment agreements negotiated with third parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company acquires an Underlying Asset prior to launch of the Offering related to the Series.

•Purchase agreement – the Company enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering, if necessary. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, as in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred the “Acquisition Expenses,” which include transportation of the Archive Assets to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

“Current Period” refers to the time period between January 1, 2022 and June 30, 2022. “Prior Period” refers to the time period between January 1, 2021 and June 30, 2021. “Prior Year” refers to the year ended December 31, 2021.

During the Current Period, we signed purchase agreements to acquire assets for the following Series.

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#BAYC8827	Purchase Option Agreement / 01/04/2022	3/3/2022	$770,000	$0	$0	$499,400	$270,600	33%	$5,065
#MAYC5750	Upfront Purchase / 01/05/2022	4/20/2022	$56,518	$0	$56,518	$0	$0	0%	$5,327
#HIRST1	Upfront Purchase / 01/11/2022	3/22/2022	$17,336	$0	$17,336	$0	$0	0%	$144
#DOOD6921	Purchase Option Agreement / 01/12/2022	3/22/2022	$39,000	$0	$0	$28,000	$11,000	25%	$0
#92TIGER	Purchase Option Agreement / 01/13/2022	3/22/2022	$64,000	$0	$0	$57,000	$7,000	10%	$26
#BEATLES2	Upfront Purchase / 01/13/2022	3/22/2022	$21,888	$0	$21,888	$0	$0	0%	$222
#MJTICKET	Purchase Agreement / 01/13/2022	6/16/2022	$140,000	$0	$140,000	$0	$0	0%	$49
#19HAALAND	Upfront Purchase / 02/03/2022	3/29/2022	$36,533	$0	$36,533	$0	$0	0%	$19
#GODFATHER	Purchase Agreement / 02/09/2022	4/8/2022	$10,500	$0	$10,500	$0	$0	0%	$100
#66KOUFAX	Purchase Option Agreement / 02/09/2022	Q3 2022 or Q4 2022	$550,000	$0	$220,000	$0	$330,000	55%	$0
#90FANTASY	Upfront Purchase / 02/24/2022	Q3 2022 or Q4 2022	$12,000	$0	$12,000	$0	$0	0%	$0
#91WOLVRIN	Upfront Purchase / 02/24/2022	Q3 2022 or Q4 2022	$43,200	$0	$43,200	$0	$0	0%	$0
#SUPERMAN6	Upfront Purchase / 03/09/2022	8/1/2022	$20,350	$0	$20,350	$0	$0	0%	$92
#MOONPASS	Purchase Option Agreement / 03/16/2022	8/19/2022	$4,500	$0	$4,500	$0	$0	0%	$31
#NOUN160	Upfront Purchase / 05/28/2022	Q3 2022 or Q4 2022	$174,495	$0	$174,495	$0	$0	0%	$16
#MACALLAN3	Upfront Purchase / 05/31/2022	7/25/2022	$18,794	$0	$18,794	$0	$0	0%	$0
#COOLCAT	Upfront Purchase / 06/06/2022	7/25/2022	$18,000	$0	$18,000	$0	$0	0%	$85
Total for 1/1/2022 – 6/30/2022	New Agreements: 17 Closings: 47	--	$1,997,114	$0	$794,112	$584,400	$618,600	-	$11,176
Total for 1/1/2021 – 6/30/2021	New Agreements: 73 Closings: 45	--	$10,076,824	$0	$8,639,324	$0	$0	-	$15,588

During the Current Period, the following Offerings of Series Interests were ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Opening Date	Closing Date
#86BONDS	1/3/2022	1986 Topps Traded Tiffany #11T Barry Bonds Rookie Card graded PSA GEM MT 10	$4.00	2,000	$8,000	$319.05	1/3/2022	1/27/2022
#IPADPROTO	1/3/2022	2009 Apple Prototype 1st Generation iPad	$6.50	2,000	$13,000	$1,536.67	1/3/2022	1/27/2022
#MOBYDICK	1/3/2022	1851 First Edition copy of Moby Dick by Herman Melville	$7.00	10,000	$70,000	$8,036.86	1/3/2022	1/28/2022
#FORTNITE	1/10/2022	2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+	$8.00	2,000	$16,000	$1,463.55	1/10/2022	2/3/2022
#IROBOT	1/10/2022	1950 First Edition copy of I, Robot by Isaac Asimov	$8.00	1,000	$8,000	$1,687.88	1/10/2022	2/3/2022
#05RODGERS	1/10/2022	2005 SP Authentic #252 Aaron Rodgers Autographed Jersey Rookie Card graded BGS 9.5	$8.00	7,000	$56,000	$4,340.01	1/10/2022	2/3/2022
#18OSAKA	1/18/2022	2018 Sports Illustrated For Kids Naomi Osaka Rookie Card graded PSA 9	$5.00	2,600	$13,000	$1,723.10	1/18/2022	2/3/2022
#LEICAGOLD	1/18/2022	1996 Leica M6 Gold ’King of Thailand' Camera in Condition ‘A’	$8.00	4,000	$32,000	$2,824.19	1/18/2022	2/3/2022
#MARIO64	1/3/2022	1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++	$10.00	12,500	$125,000	$20,089.68	1/3/2022	2/7/2022
#GWTW	2/9/2022	1936 First Edition Inscribed copy of Gone With the Wind by Margaret Mitchell	$5.00	5,000	$25,000	$2,400.00	2/9/2022	3/2/2022
#NEWWORLD	1/24/2022	1932 First Edition copy of Brave New World by Aldous Huxley	$7.00	2,000	$14,000	$2,002.88	1/24/2022	3/2/2022
#JAWA	1/24/2022	1978 Kenner Star Wars Vinyl Cape Jawa Action Figure graded AFA 80	$3.00	9,000	$27,000	$534.68	1/24/2022	3/2/2022
#GWLETTER	1/18/2022	1780 George Washington Handwritten Letter to his Director of Intelligence	$20.00	7,500	$150,000	$11,742.88	1/18/2022	3/2/2022
#MARIOKART	1/24/2022	1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+	$15.00	5,000	$75,000	$6,963.85	1/24/2022	3/2/2022
#96KOBE2	1/3/2022	1996 Topps Chrome Refractor #138 Kobe Bryant Rookie Card graded PSA GEM MT 10	$10.00	22,500	$225,000	-$5,776.53	1/3/2022	3/3/2022
#BAYC8827	1/18/2022	Number 8827 Bored Ape Yacht Club NFT with Trippy Fur	$10.00	82,000	$820,000	$35,050.00	1/18/2022	3/3/2022
#SHOWCASE4	1/24/2022	1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5	$7.00	11,000	$77,000	$7,601.47	1/24/2022	3/3/2022
#MACALLAN2	2/9/2022	40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky	$6.00	5,000	$30,000	-$339.67	2/9/2022	3/22/2022
#DOOD6921	2/9/2022	Number 6921 Doodle NFT	$4.00	11,000	$44,000	$3,460.00	2/9/2022	3/22/2022
#92TIGER	2/9/2022	1992 Nissan L.A. Open Tiger Woods Debut Ticket graded PSA 6	$7.00	10,000	$70,000	$4,017.86	2/9/2022	3/22/2022
#15COBB	2/14/2022	1915 Cracker Jack #30 Ty Cobb Card graded PSA NM 7	$11.00	7,000	$77,000	$5,051.55	2/14/2022	3/22/2022
#HIRST1	2/14/2022	Damien Hirst The Currency “Who’s really the king” NFT	$4.00	5,000	$20,000	$1,319.96	2/14/2022	3/22/2022
#BRADBURY	2/22/2022	1953 1st Edition Copy of Fahrenheit 451 by Ray Bradbury	$9.00	2,000	$18,000	$2,837.88	2/22/2022	3/22/2022
#BEATLES2	2/22/2022	1963 Beatles Signed Fan Club Card graded PSA Authentic	$10.00	2,500	$25,000	$1,483.11	2/22/2022	3/22/2022
#SKYWALKER	2/14/2022	1978 Kenner Star Wars Luke Skywalker Action Figure graded AFA 85	$3.50	5,000	$17,500	$1,856.49	2/14/2022	3/29/2022
#85GPK2	2/28/2022	Original 1985 Topps Garbage Pail Kids Series 1 Wax Box	$5.00	5,000	$25,000	$754.33	2/28/2022	3/29/2022
#GRIFFEY2	2/28/2022	1989 Bowman Tiffany #220 Ken Griffey Jr. Rookie Card graded PSA GEM MT 10	$7.75	2,000	$15,500	$543.05	2/28/2022	3/29/2022
#19HAALAND	3/7/2022	2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10	$9.00	5,000	$45,000	$6,693.11	3/7/2022	3/29/2022

#KELLER	2/28/2022	1892 Book Inscribed by Helen Keller to Frances Cleveland	$5.00	3,000	$15,000	$2,257.88	2/28/2022	4/8/2022
#GODFATHER	3/14/2022	1971 Second Draft Screenplay of The Godfather by Mario Puzo and Francis Ford Coppola	$13.00	1,000	$13,000	$946.12	3/14/2022	4/8/2022
#MAYC5750	1/18/2022	Number 5750 Mutant Ape Yacht Club NFT with M1 Hawaiian Shirt	$7.00	10,000	$70,000	$11,648.78	1/18/2022	4/20/2022
#SUPREMEPB	3/14/2022	2018 Supreme Branded Stern Pinball Machine	$6.00	10,000	$60,000	$3,247.85	3/14/2022	6/16/2022
#MJTICKET	2/9/2022	1984 Michael Jordan Debut Ticket graded PSA 5	$8.00	20,000	$160,000	$16,442.86	2/9/2022	6/16/2022
#COOLCAT	6/17/2022	Two Original Cartoons Drawn by The Catoonist, Now Known as Clon	$5.00	4,000	$20,000	$700.00	6/17/2022	7/25/2022
#MACALLAN3	6/17/2022	"1938 Macallan Single Malt Scotch Whisky	$5.00	4,100	$20,500	($844)	6/17/2022	7/25/2022
#SUPERMAN6	6/17/2022	1940 Superman #6 Comic Book published by D.C. Comics graded CGC 8.5	$8.00	3,000	$24,000	$2,030.42	6/17/2022	8/1/2022
#MOONPASS	6/17/2022	1969 NASA Apollo 11 Mission To The Moon Ticket Pass Graded PSA 8	$5.00	1,300	$6,500	$388.34	6/17/2022	8/19/2022
#ALDRIN11	1/10/2022	1969 Buzz Aldrin Apollo 11 Flown Signed Flight Plan Page	$5.00	23,200 / 29,000	$116,000 / $145,000	$11,185.75	1/10/2022	Q3 2022 or Q4 2022
#CONTRA	Cancelled
#ENIGMA	3/7/2022	1935 fully operational three-rotor Enigma I electromechanical cipher machine	$10.00	28,800 / 36,000	$288,000 / $360,000	$50,668.75	3/7/2022	Q3 2022 or Q4 2022
#NYCMAP	3/14/2022	1796 Map of the First Post-Revolution large Scale Plan for New York City Drawn by John Anderson Jr.	$5.00	4,000 / 5,000	$20,000 / $25,000	$5,837.50	3/14/2022	Q3 2022 or Q4 2022
#66KOUFAX	3/14/2022	1966 Sandy Koufax Signed Dodgers Road Jersey graded MEARS A9.5	$6.00	80,000 / 100,000	$480,000 / $600,000	$38,900.00	3/14/2022	Q3 2022 or Q4 2022
#90FANTASY	6/17/2022	1990 NES Final Fantasy Video Game graded WATA 9.4 A	$5.00	2,400 / 3,000	$12,000 / $15,000	$1,750.00	6/17/2022	Q3 2022 or Q4 2022
#NOUN160	6/17/2022	"Number 160 Nounders Noun NFT	$15.00	$10,400 / 13,000	$156,000 / $195,000	$16,577	6/17/2022	Q3 2022 or Q4 2022
Total 1/1/2022 – 6/30/2022		44 Series	-	-	-	$291,955	-	-
Total 1/1/2021 – 6/30/2021		39 Series	-	-	-	$1,050,677	-	-

The Offerings relating to the Series listed below closed during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size
#PUNK5883	11/29/2021	Number 5883 Male CryptoPunk NFT	$560,000	11/29/2021	1/6/2022	1/7/2022	15	$40,000	$600,000
#POPEYE	12/6/2021	1986 NES Popeye Video Game graded Wata 9.4 A+	$90,000	12/6/2021	1/6/2022	12/23/2021	10	$11,000	$110,000
#SMB2	11/22/2021	1988 NES Super Mario Bros. 2 Video Game graded Wata 9.6 A++	$280,000	11/22/2021	1/10/2022	1/9/2022	15	$20,000	$300,000
#OBIWAN	12/6/2021	1978 Kenner Star Wars Ben (Obi-Wan) Kenobi Action Figure graded AFA 85	$9,999	12/6/2021	1/10/2022	10/21/2021	6	$2,000	$12,000
#HAMILTON1	12/6/2021	2020 Topps Dynasty Triple Relic #ILH Lewis Hamilton Autographed Patch Card graded PSA 10	$28,800	12/6/2021	1/10/2022	10/29/2021	7	$5,000	$35,000
#GIANNIS2	5/18/2021	2013 Panini National Treasures #130 Giannis Antetokounmpo Signed Jersey Patch Rookie Card graded BGS GEM MINT 9.5	$360,000	7/19/2021	1/18/2022	4/23/2021	10	$41,500	$415,000
#86BONDS	1/3/2022	1986 Topps Traded TIffany #11T Barry Bonds Rookie Card graded PSA GEM MT 10	$6,500	1/3/2022	1/27/2022	6/1/2021	4	$2,000	$8,000
#IPADPROTO	1/3/2022	2009 Apple Prototype 1st Generation iPad	$10,200	1/3/2022	1/27/2022	11/5/2021	6.5	$2,000	$13,000
#03SERENA	11/15/2021	2003 NetPro International Series #2A Serena Williams Autographed Patch Rookie Card graded BGS 8	$75,000	11/15/2021	1/28/2022	10/29/2021	10	$8,500	$85,000
#MOBYDICK	1/3/2022	1851 First Edition copy of Moby Dick by Herman Melville	$60,000	1/3/2022	1/28/2022	9/16/2021	7	$10,000	$70,000
#BAYC4612	12/13/2021	Number 4612 Bored Ape Yacht Club NFT with Laser Eyes	$660,000	12/13/2021	1/31/2022	1/14/2022	7	$100,000	$700,000
#FORTNITE	1/10/2022	2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+	$13,200	1/10/2022	2/3/2022	11/29/2021	8	$2,000	$16,000
#IROBOT	1/10/2022	1950 First Edition copy of I, Robot by Isaac Asimov	$5,000	1/10/2022	2/3/2022	10/22/2021	8	$1,000	$8,000
#05RODGERS	1/10/2022	2005 SP Authentic #252 Aaron Rodgers Autographed Jersey Rookie Card graded BGS 9.5	$50,000	1/10/2022	2/3/2022	8/17/2021	8	$7,000	$56,000
#18OSAKA	1/18/2022	2018 Sports Illustrated For Kids Naomi Osaka Rookie Card graded PSA 9	$10,000	1/18/2022	2/3/2022	7/6/2021	5	$2,600	$13,000
#LEICAGOLD	1/18/2022	1996 Leica M6 Gold ’King of Thailand' Camera in Condition ‘A’	$27,570	1/18/2022	2/3/2022	11/26/2021	8	$4,000	$32,000
#IOMMI	9/27/2021	2019 Gibson Tony Iommi 1964 “Monkey SG” Prototype Guitar	$50,000	9/27/2021	2/7/2022	2/11/2022	10	$6,500	$65,000

#MARIO64	1/3/2022	1996 Nintendo 64 Super Mario 64 Video Game graded Wata 9.6 A++	$102,000	1/3/2022	2/7/2022	11/29/2021	10	$12,500	$125,000
#GWTW	2/9/2022	1936 First Edition Inscribed copy of Gone With the Wind by Margaret Mitchell	$21,250	2/9/2022	3/2/2022	6/18/2021	5	$5,000	$25,000
#NEWWORLD	1/24/2022	1932 First Edition copy of Brave New World by Aldous Huxley	$10,625	1/24/2022	3/2/2022	10/22/2021	7	$2,000	$14,000
#JAWA	1/24/2022	1978 Kenner Star Wars Vinyl Cape Jawa Action Figure graded AFA 80	$25,063	1/24/2022	3/2/2022	10/29/2021	3	$9,000	$27,000
#GWLETTER	1/18/2022	1780 George Washington Handwritten Letter to his Director of Intelligence	$135,000	1/18/2022	3/2/2022	2/4/2022	20	$7,500	$150,000
#MARIOKART	1/24/2022	1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+	$66,000	1/24/2022	3/2/2022	11/29/2021	15	$5,000	$75,000
#96KOBE2	1/3/2022	1996 Topps Chrome Refractor #138 Kobe Bryant Rookie Card graded PSA GEM MT 10	$240,000	1/3/2022	3/3/2022	4/30/2021	10	$22,500	$225,000
#BAYC8827	1/18/2022	Number 8827 Bored Ape Yacht Club NFT with Trippy Fur	$770,000	1/18/2022	3/3/2022	2/4/2022	10	$82,000	$820,000
#SHOWCASE4	1/24/2022	1956 Showcase #4 Comic Book published by D.C. Comics graded CGC 7.5	$67,000	1/24/2022	3/3/2022	12/23/2021	7	$11,000	$77,000
#MACALLAN2	2/9/2022	40 Year Old Macallan Sherry Oak 2016 Release Single Malt Scotch Whisky	$35,402	2/9/2022	3/22/2022	10/22/2021	6	$5,000	$30,000
#DOOD6921	2/9/2022	Number 6921 Doodle NFT	$39,000	2/9/2022	3/22/2022	3/4/2022	4	$11,000	$44,000
#92TIGER	2/9/2022	1992 Nissan L.A. Open Tiger Woods Debut Ticket graded PSA 6	$64,000	2/9/2022	3/22/2022	3/4/2022	7	$10,000	$70,000
#15COBB	2/14/2022	1915 Cracker Jack #30 Ty Cobb Card graded PSA NM 7	$70,000	2/14/2022	3/22/2022	9/10/2021	11	$7,000	$77,000
#HIRST1	2/14/2022	Damien Hirst The Currency “Who’s really the king” NFT	$17,336	2/14/2022	3/22/2022	1/11/2022	4	$5,000	$20,000
#BRADBURY	2/22/2022	1953 1st Edition Copy of Fahrenheit 451 by Ray Bradbury	$13,750	2/22/2022	3/22/2022	10/22/2021	9	$2,000	$18,000
#BEATLES2	2/22/2022	1963 Beatles Signed Fan Club Card graded PSA Authentic	$21,888	2/22/2022	3/22/2022	1/14/2022	10	$2,500	$25,000
#SKYWALKER	2/14/2022	1978 Kenner Star Wars Luke Skywalker Action Figure graded AFA 85	$14,278	2/14/2022	3/29/2022	11/12/2021	3.5	$5,000	$17,500
#85GPK2	2/28/2022	Original 1985 Topps Garbage Pail Kids Series 1 Wax Box	$22,400	2/28/2022	3/29/2022	1/7/2022	5	$5,000	$25,000
#GRIFFEY2	2/28/2022	1989 Bowman Tiffany #220 Ken Griffey Jr. Rookie Card graded PSA GEM MT 10	$13,701	2/28/2022	3/29/2022	5/21/2021	7.75	$2,000	$15,500
#19HAALAND	3/7/2022	2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10	$36,533	3/7/2022	3/29/2022	1/27/2022	9	$5,000	$45,000
#MEGALODON	10/12/2021	Carcharocles Megaladon Jaw: Full Set of Fossilized Teeth in Jaw Reconstruction	$450,000	10/12/2021	3/31/2022	2/22/2021	20	$30,000	$600,000

#KELLER	2/28/2022	1892 Book Inscribed by Helen Keller to Frances Cleveland	$11,250	2/28/2022	4/8/2022	10/1/2021	5	$3,000	$15,000
#GODFATHER	3/14/2022	1971 Second Draft Screenplay of The Godfather by Mario Puzo and Francis Ford Coppola	$10,500	3/14/2022	4/8/2022	2/11/2022	13	$1,000	$13,000
#MAYC5750	1/18/2022	Number 5750 Mutant Ape Yacht Club NFT with M1 Hawaiian Shirt	$56,518	1/18/2022	4/20/2022	1/5/2022	7	$10,000	$70,000
#SUPREMEPB	3/14/2022	2018 Supreme Branded Stern Pinball Machine	$52,500	3/14/2022	6/16/2022	12/17/2021	6	$10,000	$60,000
#MJTICKET	2/9/2022	1984 Michael Jordan Debut Ticket graded PSA 5	$140,000	2/9/2022	6/16/2022	1/21/2022	8	$20,000	$160,000
Total 1/1/2022 – 6/30/2022		43 Series	$4,802,263	-	-	-	-	-	$5,381,000
Total 1/1/2021 – 6/30/2021		67 Series	$6,894,862	-	-	-	-	-	$7,775,250

Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase in the number of Underlying Assets that the Company, through the Asset Manager, operates and manages. During the Current Period the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales subsection, the trend information above, or above in the Master Series Table.

Revenues

Revenues may be generated at the Company or the Series level. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are out of the control or direction of the Company. During the Current Period, free cash flow from such events allowed distributions as shown in the table below and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table represents free cash flow distributions by Series for the Current Period and Prior Period.

Free Cash Flow Distributions
Current Period	$335,298
Prior Period	-

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests. However, the Manager has agreed to pay and not be reimbursed for certain but not all expenses, such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Consolidated Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series are summarized by category for the Current Period and the Prior Period as follows:

Total Expenses
	6/30/2022	6/30/2021	Difference	%Change	Note
Storage	$17,706	$17,701	$5	0%
Transportation	$37,790	$1,248	$36,542	2929%	The increase is due to shipping assets to VeeCon event
Insurance	$129,978	$82,886	$47,092	57%	The increase is due to an increase in the number of assets
Bookkeeping and Accounting Fees	$41,338	$91,704	$(50,366)	-55%	The decrease is due to a change in allocation methodology for these fees since Prior Period
Marketing Expense	$4,173	$40,226	$(36,053)	-90%	The decrease is due to fewer photoshoots
Banking Fees	$267	$159	$108	68%	The slight increase is due to higher banking fees being charged
Transaction Fees	$396	$-	$396	0%	The increase is due to no transaction fees in Prior Periods
Loss on Sale	$2,133	$6	$2,127	35450%	The increase is due to more assets being sold for a loss
Loss on Sale-Digital Assets	$6,135	$-	$6,135	0%	The increase is due to no cryptocurrency sales in Prior Periods
Loss on Impairment	$231,017	$345,120	$(114,103)	-33%	The decrease is due to fewer assets being impaired
Total Expenses	$470,933	$ 579,049	$(108,116)	-19%

See Consolidated Statements of Operations for details of each Series’ expenses for the Current Period and Prior Period.

Asset Acquisitions, Purchase Options and Asset Sales

Details of the Underlying Assets acquired or for which we entered into purchase option agreements, purchase agreements or consignment agreements during the Current Period, and the Prior Period, are listed in the Master Series Table and summarized in the table below. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company acquires an Underlying Asset prior to the launch of the Offering related to the Series

•Purchase agreement – the Company enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager and the Manager’s Advisory Board evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In evaluating the offers, the Manager also considers the preference of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series, because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

Details on the Underlying Assets acquired or for which we entered into purchase option agreements, purchase agreements, or consignment agreements, or which have subsequently been sold, are summarized in the table below.

	# of Assets Sold	Total Value of Assets Sold ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Grand Total #	Grand Total Value ($)
1/1/2022- 6/30/2022	(16)	($3,409,858)	22	$3,154,512	6	$2,097,500	5	$615,500	22	$3,154,512
1/1/2021 – 6/30/2021	(7)	($688,800)	66	$8,229,361	0	$0	36	$4,475,750	66	$8,229,361

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

See Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements for the table shows each Underlying Asset that was sold during the Current Period and the Prior Period. Net Gain / (Loss) on Sale of the Current Period and the Prior Period are as below:

Net Gain/(Loss) on Sale
Prior Period	$304,637

Current Period	$1,475,015

See Note G – Income Tax of our accompanying Notes to the Consolidated Financial Statements for provision for income taxes for each Series that sold their Underlying Asset during the Current Period and the Prior Period. Total provision for income taxes for the Current Period and Prior Period are as follows:

Total Provision for Income Tax
Prior Period	$ 62,574
Current Period	$ 476,889

See “Note C - Related Party Transactions” and “Note D - Debt” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

From inception, the Company and each Series have financed their business activities through capital contributions to the Company and individual Series from the Manager (or its affiliates). Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for such individual Series at the sole discretion of the Manager.

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except in connection with the sale of certain Underlying Assets for gains (see Asset Disposition section in Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Accumulated Deficits. Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year.

Period	Income / (Loss)
Current Period	$1,032,880
Prior Period	($336,986)

Period	Net Working Capital	Accumulated Deficit
Current Period	($2,643,403)	($1,380,046)
Prior Year	($6,863,617)	($955,394)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. RSE Markets, Inc. has agreed to provide the Company and each Series the financial support sufficient to meet the Company’s and each Series’ financial needs for the twelve months following the date of this filing.

Cash and Cash Equivalent Balances

As of the end of each of the Current Period and the Prior Period, the Company and the Series for which Closings had occurred, had total cash or cash equivalents balances as set forth below (see Consolidated Balance Sheets for details of each Series’ cash or cash equivalent balances for the Current and Prior Period).

Cash Balance
	Current Period	Prior Year
Total Series Cash Balance	$1,069,950	$671,506
RSE Archive	$33,463	$31,963
Total Cash Balance	$1,103,413	$703,469

Note: Only includes Series for which an Offering has closed. RSE Archive cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

Financial Obligations of the Company

On November 24, 2020 RSE Markets and Rally Holdings replaced its original 2019 $2.25 million demand note with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP. While amounts borrowed under the CF can be used to make purchases of Archive Assets to become Underlying Assets, neither the Company nor any Series is a borrower under the CF, neither is responsible for repayment of any amounts outstanding, and neither is jointly and severally liable under the CF. RSE Markets has drawn upon the CF on two separate times, November 24, 2020 and January 29, 2021 (each such date, the “Credit Date”). The CF has an interest rate of 15.00% per annum, and a maturity date for each tranche of the earlier of (i) the two-year anniversary of the Credit Date of the respective tranche, and (ii) November 24, 2024 (or such earlier date on which the Loans become due and payable). The CF contains covenants and indemnification obligations that are customary for credit arrangements of this type. As of June 30, 2022, RSE Markets had $2.5 million drawn on the CF. For further information on the CF, please find the Credit Agreement attached hereto as Exhibits 6.5 dated November 24, 2020.

From time to time, the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans plus accrued interest, as the case may be, used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” and “Note D – Debt” of our accompanying Notes to the Consolidated Financial Statements for additional information. See “Item 2. Management’s Discussion and Analysis – Historical Investments in Underlying Assets – Current Period” for additional information on Purchase Option Agreements and amounts borrowed to facilitate the purchase of the Underlying Assets.

Recent Developments

The following sets forth updated information with respect to events that have occurred subsequent to the Current Period.

Event	Description
Offerings Opened	0
Offerings Closed	5
Underlying Assets Purchased	0 Purchase Agreements Signed 0 Purchase Option Agreements Signed 0 Upfront Purchase Agreements Signed
Underlying Assets Sold	2
Acquisition Expenses	$0

Other Events

On August 24, 2022, the Company approved a forward split of the Membership Interests of Series #52MANTLE, at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Offering were proportionally adjusted as of the start of trading on August 30, 2022 such that the total maximum of Series #52MANTLE Interests outstanding was increased to 10,000.

ITEM 2. OTHER INFORMATION

None.

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

ITEM 3.  FINANCIAL STATEMENTS

CONTENTS

PAGE

RSE ARCHIVE, LLC AND VARIOUS SERIES:

Consolidated Balance Sheets

as of June 30, 2022 (unaudited) and December 31, 2021F-2

Consolidated Statements of Operations

for the six months ended June 30, 2022 (unaudited) and 2021 (unaudited)F-105

Consolidated Statements of Members’ Equity / (Deficit)

for the six months ended June 30, 2022 (unaudited) and 2021 (unaudited)F-164

Consolidated Statements of Cash Flows

for the six months ended June 30, 2022 (unaudited) and 2021 (unaudited)F-203

Notes to Consolidated Financial Statements F-290

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Assets
Current Assets
Cash and Cash Equivalents	$ 1,450	$ 1,600	$ 300	$ 1,545	$ 1,095	$ 1,495
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	217	111	24	86	49	38
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,667	1,711	324	1,631	1,144	1,533
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	125,000	52,500	16,800	35,000	70,100	12,100
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 126,667	$ 54,211	$ 17,124	$ 36,631	$ 71,244	$ 13,633

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 23	$ -	$ -	$ -	$ 97	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	23	-	-	-	97	-
Member's Equity
Membership Contributions	126,600	54,100	17,100	36,600	70,740	13,800
Capital Contribution for Operating Expense	6,456	4,147	2,839	3,578	5,370	2,584
Capital Contribution for shortfall at Offering close	-	-	-	-	510	-
Distribution to RSE Archive	-	-	-	(55)	(55)	(205)
Distribution to Series	-	-	-	-	(1,465)	-
Accumulated Surplus / (Deficit)	(6,412)	(4,036)	(2,815)	(3,492)	(3,953)	(2,546)
Members' Equity / (Deficit)	126,644	54,211	17,124	36,631	71,147	13,633
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 126,667	$ 54,211	$ 17,124	$ 36,631	$ 71,244	$ 13,633

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Assets
Current Assets
Cash and Cash Equivalents	$ 1,695	$ 1,250	$ 1,250	$ 1,172	$ 1,750	$ 5,300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	37	115	43	26	38	762
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,732	1,365	1,293	1,198	1,788	6,062
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	10,100	55,500	29,500	17,928	11,100	500,028
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 11,832	$ 56,865	$ 30,793	$ 19,126	$ 12,888	$ 506,090

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 9	$ -	$ 9	$ -	$ 145
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	9	-	9	-	145
Member's Equity
Membership Contributions	12,000	56,750	30,750	19,250	13,000	505,328
Capital Contribution for Operating Expense	2,561	4,110	3,300	3,002	2,566	18,281
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(205)	-	-	(150)	(150)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,524)	(4,004)	(3,257)	(2,985)	(2,528)	(17,664)
Members' Equity / (Deficit)	11,832	56,856	30,793	19,117	12,888	505,945
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,832	$ 56,865	$ 30,793	$ 19,126	$ 12,888	$ 506,090

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Assets
Current Assets
Cash and Cash Equivalents	$ 938	$ -	$ 1,250	$ 1,003	$ 1,203	$ 1,003
Accounts Receivable	-	-	6,030	-	-	-
Pre-paid Insurance	99	-	-	64	108	142
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,037	-	7,280	1,067	1,311	1,145
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	44,065	-	-	20,000	50,000	74,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 45,102	$ -	$ 7,280	$ 21,067	$ 51,311	$ 75,145

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 7	$ -	$ -	$ -	$ -	$ 25
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	7,264	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	7	-	7,264	-	-	25
Member's Equity
Membership Contributions	45,040	-	-	21,050	51,250	75,050
Capital Contribution for Operating Expense	3,760	-	3,148	2,849	3,687	4,635
Capital Contribution for shortfall at Offering close	10	-	63	-	-	-
Distribution to RSE Archive	-	-	-	(47)	(47)	(47)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,715)	-	(3,195)	(2,785)	(3,579)	(4,518)
Members' Equity / (Deficit)	45,095	-	16	21,067	51,311	75,120
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 45,102	$ -	$ 7,280	$ 21,067	$ 51,311	$ 75,145

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Assets
Current Assets
Cash and Cash Equivalents	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	39	51	40	39	48	38
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	1,042	1,054	1,990	439	1,098	1,741
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	20,000	75,000	22,100	17,200	9,000	15,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 21,042	$ 76,054	$ 24,090	$ 17,639	$ 10,098	$ 17,341

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 16	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	16	-	-	-	-
Member's Equity
Membership Contributions	21,050	76,050	24,050	17,797	9,400	17,500
Capital Contribution for Operating Expense	2,299	2,951	2,248	2,219	2,420	2,207
Capital Contribution for shortfall at Offering close	-	-	-	-	650	-
Distribution to RSE Archive	(47)	(47)	-	(197)	-	(197)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,260)	(2,916)	(2,208)	(2,180)	(2,372)	(2,169)
Members' Equity / (Deficit)	21,042	76,038	24,090	17,639	10,098	17,341
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 21,042	$ 76,054	$ 24,090	$ 17,639	$ 10,098	$ 17,341

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 605	$ 800	$ 1,050	$ 2,480	$ 1,750
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	55	35	79	381	38
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	660	835	1,129	2,862	1,788
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	-	13,545	24,000	30,000	-	12,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 14,205	$ 24,835	$ 31,129	$ 2,862	$ 14,388

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 10	$ 88	$ 65	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	2,480	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	10	88	2,545	-
Member's Equity
Membership Contributions	-	14,150	24,745	31,050	-	14,500
Capital Contribution for Operating Expense	-	2,397	2,405	2,722	9,447	1,978
Capital Contribution for shortfall at Offering close	-	-	55	-	513	-
Distribution to RSE Archive	-	-	-	-	(47)	(150)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(2,342)	(2,380)	(2,731)	(9,597)	(1,940)
Members' Equity / (Deficit)	-	14,205	24,825	31,041	316	14,388
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 14,205	$ 24,835	$ 31,129	$ 2,862	$ 14,388

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Assets
Current Assets
Cash and Cash Equivalents	$ -	$ 5,774	$ 694	$ 1,203	$ 594	$ 594
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	224	64	87
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	-	5,774	694	1,427	658	682
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	-	-	-	130,000	20,006	36,006
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ -	$ 5,774	$ 694	$ 131,427	$ 20,664	$ 36,687

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	5,753	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	5,753	-	-	-	-
Member's Equity
Membership Contributions	-	-	-	131,250	20,600	36,600
Capital Contribution for Operating Expense	-	1,838	694	5,993	2,385	2,811
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(47)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(1,817)	-	(5,769)	(2,321)	(2,724)
Members' Equity / (Deficit)	-	21	694	131,427	20,664	36,687
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ -	$ 5,774	$ 694	$ 131,427	$ 20,664	$ 36,687

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$ 563	$ 213	$ 463	$ 277	$ 457	$ 456
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	42	38	44	37	50	72
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	605	251	507	313	507	528
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	27,600	11,600	37,100	7,023	68,577	25,244
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 28,205	$ 11,851	$ 37,607	$ 7,337	$ 69,084	$ 25,772

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	28,200	11,850	37,600	7,300	69,100	25,700
Capital Contribution for Operating Expense	2,002	1,894	2,068	1,836	2,270	2,347
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(37)	(37)	(37)	-	(66)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,960)	(1,856)	(2,024)	(1,799)	(2,220)	(2,275)
Members' Equity / (Deficit)	28,205	11,851	37,607	7,337	69,084	25,772
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 28,205	$ 11,851	$ 37,607	$ 7,337	$ 69,084	$ 25,772

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

Series #GMTBLACK1	Series #61JFK		Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Assets
Current Assets
Cash and Cash Equivalents	$ 604	$ 334	$ 534	$ -	$ 209	$ 269
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	37	39	207	-	49	37
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	641	373	741	-	258	306
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	25,030	16,350	118,000	-	64,925	10,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 25,671	$ 16,723	$ 118,741	$ -	$ 65,183	$ 10,306

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 32	$ 16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	32	16
Member's Equity
Membership Contributions	25,700	16,750	118,600	-	64,700	10,400
Capital Contribution for Operating Expense	2,269	1,810	4,808	-	3,424	1,974
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(66)	(66)	(66)	-	(66)	(131)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,232)	(1,771)	(4,601)	-	(2,907)	(1,953)
Members' Equity / (Deficit)	25,671	16,723	118,741	-	65,151	10,290
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,671	$ 16,723	$ 118,741	$ -	$ 65,183	$ 10,306

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Assets
Current Assets
Cash and Cash Equivalents	$ 437	$ 520	$ 8,410	$ 77	$ 7,206	$ 220
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	82	152	0	43	67	37
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	519	672	8,410	120	7,273	257
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	32,083	80,000	-	35,523	-	6,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 32,602	$ 80,672	$ 8,410	$ 35,643	$ 7,273	$ 6,857

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 53	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	8,405	-	7,206	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	8,405	-	7,259	-
Member's Equity
Membership Contributions	32,600	80,600	-	35,666	-	6,900
Capital Contribution for Operating Expense	2,391	3,444	1,213	1,858	2,232	2,341
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(80)	(80)	(730)	(66)	(80)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,309)	(3,292)	(478)	(1,815)	(2,138)	(2,304)
Members' Equity / (Deficit)	32,602	80,672	5	35,643	14	6,857
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,602	$ 80,672	$ 8,410	$ 35,643	$ 7,273	$ 6,857

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 377	$ 6,111	$ 436	$ 600	$ 460
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	58	99	42	84	75	92
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	458	476	6,153	520	675	552
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	105,100	44,000	-	33,000	27,750	39,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 105,558	$ 44,476	$ 6,153	$ 33,520	$ 28,425	$ 39,552

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	6,195	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	6,195	-	-	-
Member's Equity
Membership Contributions	105,705	44,600	-	33,600	27,220	39,600
Capital Contribution for Operating Expense	2,942	2,557	1,981	2,339	2,185	2,422
Capital Contribution for shortfall at Offering close	-	-	-	-	1,130	-
Distribution to RSE Archive	(205)	(140)	(80)	(80)	-	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,884)	(2,541)	(1,943)	(2,339)	(2,110)	(2,330)
Members' Equity / (Deficit)	105,558	44,476	(42)	33,520	28,425	39,552
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 105,558	$ 44,476	$ 6,153	$ 33,520	$ 28,425	$ 39,552

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Assets
Current Assets
Cash and Cash Equivalents	$ 150	$ 5,251	$ 390,060	$ 24,910	$ 2,505	$ 430
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	178	-	-	32	-	5
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	328	5,251	390,060	24,943	2,505	435
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	98,000	-	-	-	-	7,442
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 98,328	$ 5,251	$ 390,060	$ 24,943	$ 2,505	$ 7,877

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	5,216	390,081	24,910	2,461	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	5,216	390,081	24,910	2,461	-
Member's Equity
Membership Contributions	98,150	-	-	-	-	8,042
Capital Contribution for Operating Expense	3,583	1,338	2,715	1,952	1,127	1,379
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	(66)	(140)	(140)	(80)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,405)	(1,237)	(2,595)	(1,780)	(1,003)	(1,544)
Members' Equity / (Deficit)	98,328	35	(20)	32	44	7,877
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 98,328	$ 5,251	$ 390,060	$ 24,943	$ 2,505	$ 7,877

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Assets
Current Assets
Cash and Cash Equivalents	$ 430	$ 430	$ 460	$ 400	$ 560	$ 520
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	23	34	65	47	203	108
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	453	464	525	447	763	628
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	31,944	45,980	20,000	8,000	115,000	50,254
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 32,397	$ 46,444	$ 20,525	$ 8,447	$ 115,763	$ 50,882

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	32,544	46,580	20,600	7,420	115,700	50,853
Capital Contribution for Operating Expense	1,669	1,836	1,971	1,665	4,554	2,952
Capital Contribution for shortfall at Offering close	-	-	-	1,182	-	-
Distribution to RSE Archive	-	-	(140)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,816)	(1,972)	(1,906)	(1,618)	(4,351)	(2,843)
Members' Equity / (Deficit)	32,397	46,444	20,525	8,447	115,763	50,882
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,397	$ 46,444	$ 20,525	$ 8,447	$ 115,763	$ 50,882

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Assets
Current Assets
Cash and Cash Equivalents	$ 520	$ 600	$ 400	$ 400	$ 10,560	$ 316
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	76	54	362	47	-	66
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	596	654	762	447	10,560	382
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	185,100	37,000	225,000	8,000	-	21,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 185,696	$ 37,654	$ 225,762	$ 8,447	$ 10,560	$ 21,382

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 16	$ 41	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	10,518	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	16	41	-	-	10,518	-
Member's Equity
Membership Contributions	185,700	37,600	221,063	7,420	-	21,629
Capital Contribution for Operating Expense	3,234	1,994	6,000	1,608	1,154	1,796
Capital Contribution for shortfall at Offering close	-	-	4,540	1,182	-	-
Distribution to RSE Archive	(80)	-	(202)	(202)	(202)	(229)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,174)	(1,982)	(5,639)	(1,561)	(910)	(1,814)
Members' Equity / (Deficit)	185,680	37,612	225,762	8,447	42	21,382
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 185,696	$ 37,654	$ 225,762	$ 8,447	$ 10,560	$ 21,382

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 430	$ 520	$ 400	$ 460	$ 320
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	86	28	37	39	227	41
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	486	458	557	439	687	361
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	35,000	38,236	9,300	18,000	132,000	23,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 35,486	$ 38,694	$ 9,857	$ 18,439	$ 132,687	$ 23,861

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	35,832	38,836	9,900	18,602	132,600	23,900
Capital Contribution for Operating Expense	2,166	1,584	1,383	1,411	4,180	1,449
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(432)	(170)	(80)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,080)	(1,556)	(1,346)	(1,372)	(3,953)	(1,408)
Members' Equity / (Deficit)	35,486	38,694	9,857	18,439	132,687	23,861
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 35,486	$ 38,694	$ 9,857	$ 18,439	$ 132,687	$ 23,861

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 7,353	$ 572	$ 534	$ 321	$ 400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	122	-	89	42	26	16
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	522	7,353	661	576	347	416
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	60,000	-	61,528	28,600	17,704	21,877
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 60,522	$ 7,353	$ 62,189	$ 29,176	$ 18,051	$ 22,293

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 32	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	7,353	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	7,353	32	-	-	-
Member's Equity
Membership Contributions	60,602	-	62,100	29,200	18,254	22,621
Capital Contribution for Operating Expense	2,568	1,205	2,677	1,442	1,409	1,291
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(202)	(140)	-	(66)	(229)	(344)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,446)	(1,065)	(2,620)	(1,400)	(1,383)	(1,275)
Members' Equity / (Deficit)	60,522	-	62,157	29,176	18,051	22,293
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 60,522	$ 7,353	$ 62,189	$ 29,176	$ 18,051	$ 22,293

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Assets
Current Assets
Cash and Cash Equivalents	$ 7,364	$ 100	$ 300	$ 339	$ 400	$ 6,999
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	37	399	86	73	71
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	7,364	137	699	425	473	7,070
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	-	8,800	254,457	35,184	26,000	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,364	$ 8,937	$ 255,156	$ 35,609	$ 26,473	$ 7,070

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 7	$ -	$ -	$ 91
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	7,359	-	-	-	-	6,999
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	7,359	-	7	-	-	7,090
Member's Equity
Membership Contributions	-	8,966	254,987	35,752	26,859	-
Capital Contribution for Operating Expense	69	1,324	6,886	1,925	1,731	2,183
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(229)	(66)	(229)	(229)	(459)	(202)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	165	(1,287)	(6,495)	(1,839)	(1,658)	(2,001)
Members' Equity / (Deficit)	5	8,937	255,149	35,609	26,473	(20)
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,364	$ 8,937	$ 255,156	$ 35,609	$ 26,473	$ 7,070

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Assets
Current Assets
Cash and Cash Equivalents	$ 256	$ 400	$ 316	$ 516	$ 326	$ 420
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	68	40	99	384	68	253
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	324	440	415	900	394	673
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	23,261	23,100	44,000	240,000	22,874	150,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,585	$ 23,540	$ 44,415	$ 240,900	$ 23,268	$ 150,673

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ 9
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	9
Member's Equity
Membership Contributions	23,829	23,702	44,629	240,600	23,442	150,600
Capital Contribution for Operating Expense	1,661	1,333	2,068	6,295	1,624	3,931
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(229)	(202)	(229)	-	(242)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,676)	(1,293)	(2,053)	(5,995)	(1,556)	(3,687)
Members' Equity / (Deficit)	23,585	23,540	44,415	240,900	23,268	150,664
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,585	$ 23,540	$ 44,415	$ 240,900	$ 23,268	$ 150,673

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Assets
Current Assets
Cash and Cash Equivalents	$ 236	$ 400	$ 339	$ 420	$ 400	$ 460
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	166	42	78	253	11	38
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	402	442	417	673	411	498
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	90,228	31,100	29,737	150,000	15,720	10,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 90,630	$ 31,542	$ 30,154	$ 150,673	$ 16,131	$ 11,098

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ 91	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	91	-	-
Member's Equity
Membership Contributions	90,728	31,702	30,305	150,600	16,464	11,200
Capital Contribution for Operating Expense	2,820	1,326	1,755	4,088	1,158	1,894
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(202)	(229)	(180)	(344)	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,738)	(1,284)	(1,677)	(3,925)	(1,147)	(1,856)
Members' Equity / (Deficit)	90,630	31,542	30,154	150,583	16,131	11,098
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 90,630	$ 31,542	$ 30,154	$ 150,673	$ 16,131	$ 11,098

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Assets
Current Assets
Cash and Cash Equivalents	$ 721	$ 400	$ 8,175	$ 7,278	$ 236	$ 15,610
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	248	70	-	-	65	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	969	470	8,175	7,278	301	15,610
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	146,400	24,000	-	-	19,727	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 147,369	$ 24,470	$ 8,175	$ 7,278	$ 20,028	$ 15,610

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	8,102	7,278	-	15,610
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	8,102	7,278	-	15,610
Member's Equity
Membership Contributions	147,447	24,629	-	-	20,228	-
Capital Contribution for Operating Expense	3,707	1,622	458	72	1,465	1,334
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(229)	(242)	(242)	(180)	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,543)	(1,552)	(143)	170	(1,485)	(1,194)
Members' Equity / (Deficit)	147,369	24,470	73	-	20,028	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 147,369	$ 24,470	$ 8,175	$ 7,278	$ 20,028	$ 15,610

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Assets
Current Assets
Cash and Cash Equivalents	$ 805	$ 400	$ 400	$ 340	$ 421	$ 900
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	93	39	51	108	152	398
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	898	439	451	448	573	1,298
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	39,600	17,000	70,192	50,380	80,027	249,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 40,498	$ 17,439	$ 70,643	$ 50,828	$ 80,600	$ 250,898

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ 16	$ -	$ 97
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	16	-	97
Member's Equity
Membership Contributions	40,647	17,602	70,936	50,900	80,600	250,742
Capital Contribution for Operating Expense	1,984	1,168	1,605	2,218	3,159	6,393
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(202)	(344)	(180)	(152)	(242)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,891)	(1,129)	(1,554)	(2,126)	(3,007)	(6,092)
Members' Equity / (Deficit)	40,498	17,439	70,643	50,812	80,600	250,801
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 40,498	$ 17,439	$ 70,643	$ 50,828	$ 80,600	$ 250,898

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Assets
Current Assets
Cash and Cash Equivalents	$ 340	$ 348	$ 366	$ 400	$ 367	$ 2,392
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	59	119	58	137	75	64
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	399	467	424	537	442	2,456
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	16,202	58,047	15,682	70,000	27,681	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 16,601	$ 58,514	$ 16,106	$ 70,537	$ 28,123	$ 2,456

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 40	$ 20	$ -	$ 19	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	2,392
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	40	20	-	19	2,392
Member's Equity
Membership Contributions	16,722	58,546	16,200	70,642	28,200	-
Capital Contribution for Operating Expense	1,409	2,084	1,407	2,307	1,583	1,724
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(152)	(152)	(242)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,350)	(2,004)	(1,369)	(2,170)	(1,527)	(1,660)
Members' Equity / (Deficit)	16,601	58,474	16,086	70,537	28,104	64
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 16,601	$ 58,514	$ 16,106	$ 70,537	$ 28,123	$ 2,456

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Assets
Current Assets
Cash and Cash Equivalents	$ 216	$ 418	$ 367	$ 355	$ 13,828	$ 422
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	105	79	48	61	-	63
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	321	497	415	416	13,828	485
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	48,648	30,130	58,033	18,045	-	20,027
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 48,969	$ 30,627	$ 58,448	$ 18,461	$ 13,828	$ 20,512

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 45	$ 20	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	13,721	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	45	20	-	-	13,721	-
Member's Equity
Membership Contributions	49,269	30,700	58,721	18,721	-	20,600
Capital Contribution for Operating Expense	1,972	1,573	1,237	1,371	767	1,387
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(152)	(321)	(321)	(229)	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,996)	(1,514)	(1,189)	(1,310)	(431)	(1,323)
Members' Equity / (Deficit)	48,924	30,607	58,448	18,461	107	20,512
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,969	$ 30,627	$ 58,448	$ 18,461	$ 13,828	$ 20,512

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 355	$ 400	$ 300	$ 218,313	$ 216	$ 216
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	54	105	12	431	68	489
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	409	505	312	218,743	284	705
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	13,245	48,000	8,600	-	23,106	317,986
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 13,654	$ 48,505	$ 8,912	$ 218,743	$ 23,390	$ 318,691

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 16	$ -	$ -	$ -	$ -	$ 65
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	218,313	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	16	-	-	218,313	-	65
Member's Equity
Membership Contributions	13,921	48,602	9,221	-	23,726	318,606
Capital Contribution for Operating Expense	1,480	2,028	995	5,897	1,408	6,138
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(202)	(321)	(242)	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,442)	(1,923)	(983)	(5,224)	(1,423)	(5,797)
Members' Equity / (Deficit)	13,638	48,505	8,912	431	23,390	318,626
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,654	$ 48,505	$ 8,912	$ 218,743	$ 23,390	$ 318,691

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Assets
Current Assets
Cash and Cash Equivalents	$ 426	$ 400	$ 364	$ 420	$ 711	$ 500
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	21	54	97	62	52	122
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	447	454	461	482	763	622
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	29,475	85,100	42,000	120,100	76,917	50,951
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 29,922	$ 85,554	$ 42,461	$ 120,582	$ 77,680	$ 51,573

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 20	$ 65
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	20	65
Member's Equity
Membership Contributions	30,075	85,702	42,600	120,700	77,780	61,051
Capital Contribution for Operating Expense	1,126	1,310	1,745	2,061	1,230	1,980
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(202)	(152)	(180)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,105)	(1,256)	(1,732)	(1,999)	(1,198)	(11,522)
Members' Equity / (Deficit)	29,922	85,554	42,461	120,582	77,660	51,509
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 29,922	$ 85,554	$ 42,461	$ 120,582	$ 77,680	$ 51,573

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 494	$ 300	$ 3,067	$ 275	$ 1,233
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	180	64	87	-	133	1,081
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	580	558	387	3,067	408	2,314
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	250,000	20,106	36,306	-	67,505	720,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 250,580	$ 20,664	$ 36,693	$ 3,067	$ 67,913	$ 722,865

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 3,000	$ 65	$ -	$ -	$ 65	$ 162
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	3,030	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	3,000	65	-	3,030	65	162
Member's Equity
Membership Contributions	252,730	20,600	36,926	-	68,185	721,784
Capital Contribution for Operating Expense	16,680	1,321	1,540	600	2,074	13,482
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(321)	(321)	(321)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(19,500)	(1,322)	(1,452)	(241)	(2,089)	(12,563)
Members' Equity / (Deficit)	247,580	20,599	36,693	38	67,849	722,703
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 250,580	$ 20,664	$ 36,693	$ 3,067	$ 67,913	$ 722,865

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Assets
Current Assets
Cash and Cash Equivalents	$ 426	$ 400	$ 400	$ 364	$ 5,040	$ 416
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	17	253	46	88	107	332
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	443	653	446	452	5,147	748
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	23,232	150,000	17,812	36,000	-	204,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 23,675	$ 150,653	$ 18,258	$ 36,452	$ 5,147	$ 205,299

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 1,000	$ -	$ 20	$ 81
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	5,040	-
Due to the Manager or its Affiliates	-	-	-	-	84	-
Total Liabilities	-	-	1,000	-	5,144	81
Member's Equity
Membership Contributions	23,832	150,629	20,543	36,600	-	205,051
Capital Contribution for Operating Expense	931	3,427	2,878	1,494	1,815	4,406
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(229)	(2,330)	(152)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(914)	(3,174)	(3,833)	(1,490)	(1,812)	(4,239)
Members' Equity / (Deficit)	23,675	150,653	17,258	36,452	3	205,218
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 23,675	$ 150,653	$ 18,258	$ 36,452	$ 5,147	$ 205,299

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 468	$ 453	$ 348	$ 500	$ 325	$ 307
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	108	108	50	401	72	142
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	576	561	398	901	397	449
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	50,000	50,015	68,684	210,551	25,175	73,506
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 50,576	$ 50,576	$ 69,082	$ 211,452	$ 25,572	$ 73,955

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 20	$ 40	$ 20	$ 64	$ 20	$ 45
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	20	40	20	64	20	45
Member's Equity
Membership Contributions	50,600	50,600	69,184	253,051	25,821	74,217
Capital Contribution for Operating Expense	1,657	1,641	1,074	4,936	1,249	2,034
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(152)	-	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,569)	(1,573)	(1,044)	(46,599)	(1,197)	(2,020)
Members' Equity / (Deficit)	50,556	50,536	69,062	211,388	25,552	73,910
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 50,576	$ 50,576	$ 69,082	$ 211,452	$ 25,572	$ 73,955

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Assets
Current Assets
Cash and Cash Equivalents	$ 304	$ 4,394	$ 378	$ 300	$ 400	$ 464
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	68	-	51	952	14	113
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	372	4,394	429	1,252	414	577
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	22,402	-	72,200	637,450	18,995	53,504
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 22,774	$ 4,394	$ 72,629	$ 638,702	$ 19,409	$ 54,081

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 20	$ -	$ -	$ 16	$ -	$ 20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	4,386	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	20	4,386	-	16	-	20
Member's Equity
Membership Contributions	22,922	-	72,700	638,071	19,739	54,100
Capital Contribution for Operating Expense	1,137	702	977	12,754	778	1,642
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(122)	(122)	(321)	(344)	(132)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,173)	(572)	(926)	(11,818)	(764)	(1,549)
Members' Equity / (Deficit)	22,754	8	72,629	638,686	19,409	54,061
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 22,774	$ 4,394	$ 72,629	$ 638,702	$ 19,409	$ 54,081

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Assets
Current Assets
Cash and Cash Equivalents	$ 27,812	$ 284	$ 295	$ 729	$ 378	$ 329
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	319	68	133	471	123	51
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	28,131	352	428	1,200	501	380
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	-	22,600	43,490	300,200	60,173	11,282
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 28,131	$ 22,952	$ 43,918	$ 301,400	$ 60,674	$ 11,662

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 40	$ 20	$ -	$ 100	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	27,812	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	480	-	-
Total Liabilities	27,852	20	-	580	-	-
Member's Equity
Membership Contributions	-	23,100	67,990	301,050	60,673	11,932
Capital Contribution for Operating Expense	3,950	1,143	1,796	5,611	1,688	965
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(122)	(122)	(122)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(3,539)	(1,179)	(25,746)	(5,719)	(1,565)	(914)
Members' Equity / (Deficit)	279	22,932	43,918	300,820	60,674	11,662
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 28,131	$ 22,952	$ 43,918	$ 301,400	$ 60,674	$ 11,662

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Assets
Current Assets
Cash and Cash Equivalents	$ 468	$ 468	$ 22,880	$ 300	$ 400	$ 400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	103	173	-	47	529	140
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	571	641	22,880	347	929	540
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	46,500	95,000	-	54,306	340,000	72,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 47,071	$ 95,641	$ 22,880	$ 54,653	$ 340,929	$ 72,540

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 95	$ 20	$ -	$ -	$ 77	$ 20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	23,070	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	95	20	23,070	-	77	20
Member's Equity
Membership Contributions	47,100	95,600	-	54,926	340,721	72,616
Capital Contribution for Operating Expense	1,497	2,201	383	1,026	6,440	1,592
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(321)	(321)	(321)	(216)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,489)	(2,048)	(252)	(978)	(5,988)	(1,472)
Members' Equity / (Deficit)	46,976	95,621	(190)	54,653	340,852	72,520
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 47,071	$ 95,641	$ 22,880	$ 54,653	$ 340,929	$ 72,540

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$ 378	$ 426	$ 303	$ 377	$ 319	$ 300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	127	17	170	94	149	101
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	505	443	473	471	468	401
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	63,100	23,449	101,009	41,100	78,217	45,246
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 63,605	$ 23,892	$ 101,482	$ 41,571	$ 78,685	$ 45,647

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 153	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	153	-	-	-	-	-
Member's Equity
Membership Contributions	63,600	24,049	114,953	41,599	78,717	45,812
Capital Contribution for Operating Expense	1,637	470	2,024	1,046	1,626	1,128
Capital Contribution for shortfall at Offering close	-	-	1,656	-	-	-
Distribution to RSE Archive	(122)	(174)	(197)	(123)	(181)	(265)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,663)	(453)	(16,954)	(951)	(1,477)	(1,028)
Members' Equity / (Deficit)	63,452	23,892	101,482	41,571	78,685	45,647
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 63,605	$ 23,892	$ 101,482	$ 41,571	$ 78,685	$ 45,647

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ 300	$ 377	$ 386	$ 478	$ 378
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	41	1,070	41	57	40	94
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	461	1,370	418	443	518	472
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	24,000	742,908	26,209	15,157	18,100	40,383
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 24,461	$ 744,278	$ 26,627	$ 15,600	$ 18,618	$ 40,855

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 60	$ -	$ -	$ -	$ 20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	60	-	-	-	20
Member's Equity
Membership Contributions	24,600	745,208	26,709	15,657	18,700	40,883
Capital Contribution for Operating Expense	530	8,786	543	693	518	1,084
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(2,000)	(123)	(114)	(122)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(489)	(7,776)	(502)	(636)	(478)	(1,010)
Members' Equity / (Deficit)	24,461	744,218	26,627	15,600	18,618	40,835
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,461	$ 744,278	$ 26,627	$ 15,600	$ 18,618	$ 40,855

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 478	$ 486	$ 477	$ 386	$ 477
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	91	86	580	86	33	67
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	491	564	1,066	563	419	544
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	255,100	34,499	375,000	34,500	22,813	21,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 255,591	$ 35,063	$ 376,066	$ 35,063	$ 23,232	$ 22,044

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 16	$ 91	$ -	$ 26
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	16	91	-	26
Member's Equity
Membership Contributions	255,821	35,099	375,600	35,100	23,312	22,100
Capital Contribution for Operating Expense	1,266	998	6,366	1,225	690	1,015
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(122)	(114)	(123)	(114)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,175)	(912)	(5,802)	(1,230)	(656)	(974)
Members' Equity / (Deficit)	255,591	35,063	376,050	34,972	23,232	22,018
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 255,591	$ 35,063	$ 376,066	$ 35,063	$ 23,232	$ 22,044

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Assets
Current Assets
Cash and Cash Equivalents	$ 486	$ 468	$ 452	$ 600	$ 486	$ 486
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	39	53	340	190	639	838
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	525	521	792	790	1,125	1,324
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	17,100	80,100	210,299	153,000	415,000	552,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 17,625	$ 80,621	$ 211,091	$ 153,790	$ 416,125	$ 553,324

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 20	$ -	$ 9	$ -	$ 9
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	20	-	9	-	9
Member's Equity
Membership Contributions	17,700	80,700	210,873	153,600	415,600	552,600
Capital Contribution for Operating Expense	514	688	3,364	2,683	7,374	4,080
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(114)	(132)	(123)	-	(114)	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(475)	(655)	(3,023)	(2,502)	(6,735)	(3,251)
Members' Equity / (Deficit)	17,625	80,601	211,091	153,781	416,125	553,315
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 17,625	$ 80,621	$ 211,091	$ 153,790	$ 416,125	$ 553,324

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Assets
Current Assets
Cash and Cash Equivalents	$ 378	$ 300	$ 300	$ 12,157	$ 377	$ 420
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	297	691	90	-	123	52
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	675	991	390	12,157	500	472
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	180,778	453,149	37,499	-	60,299	76,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 181,453	$ 454,140	$ 37,889	$ 12,157	$ 60,799	$ 76,472

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 16	$ -	$ 79	$ 6	$ 16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	12,129	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	16	-	12,208	6	16
Member's Equity
Membership Contributions	181,278	453,655	38,006	-	60,799	76,600
Capital Contribution for Operating Expense	3,125	7,387	805	1,162	1,277	831
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(122)	(205)	(206)	(123)	(123)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,828)	(6,713)	(716)	(1,090)	(1,160)	(795)
Members' Equity / (Deficit)	181,453	454,124	37,889	(51)	60,793	76,456
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 181,453	$ 454,140	$ 37,889	$ 12,157	$ 60,799	$ 76,472

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Assets
Current Assets
Cash and Cash Equivalents	$ 420	$ 346	$ 312	$ 300	$ 486	$ 516
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	41	98	61	67	44	370
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	461	444	373	367	530	886
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	25,000	43,870	13,632	22,211	40,100	230,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 25,461	$ 44,314	$ 14,005	$ 22,578	$ 40,630	$ 230,886

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ 9
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	9
Member's Equity
Membership Contributions	25,600	44,370	11,380	22,711	40,700	230,600
Capital Contribution for Operating Expense	492	1,032	706	784	495	4,044
Capital Contribution for shortfall at Offering close	-	-	2,765	-	-	-
Distribution to RSE Archive	(180)	(154)	(201)	(201)	(114)	(84)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(451)	(934)	(645)	(716)	(451)	(3,683)
Members' Equity / (Deficit)	25,461	44,314	14,005	22,578	40,630	230,876
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 25,461	$ 44,314	$ 14,005	$ 22,578	$ 40,630	$ 230,886

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Assets
Current Assets
Cash and Cash Equivalents	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	159	57	78	55	180	51
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	615	457	497	470	537	471
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	42,306	98,300	14,946	13,813	100,063	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 42,921	$ 98,757	$ 15,443	$ 14,283	$ 100,600	$ 70,471

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 20	$ -	$ -	$ 25	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	20	-	-	25	-
Member's Equity
Membership Contributions	43,083	99,021	15,546	14,350	100,600	70,600
Capital Contribution for Operating Expense	1,792	676	846	627	2,666	576
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(321)	(181)	(123)	(180)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,633)	(639)	(768)	(571)	(2,511)	(525)
Members' Equity / (Deficit)	42,921	98,737	15,443	14,283	100,575	70,471
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 42,921	$ 98,757	$ 15,443	$ 14,283	$ 100,600	$ 70,471

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Assets
Current Assets
Cash and Cash Equivalents	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	48	57	141	144	93	119
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	494	375	690	444	439	529
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	57,500	15,382	73,656	33,961	29,470	58,056
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 57,994	$ 15,757	$ 74,346	$ 34,405	$ 29,909	$ 58,585

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ 9	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	9	-	-
Member's Equity
Membership Contributions	58,100	15,901	74,352	29,200	29,200	58,613
Capital Contribution for Operating Expense	565	658	1,286	1,500	942	1,065
Capital Contribution for shortfall at Offering close	-	-	-	5,326	770	-
Distribution to RSE Archive	(154)	(201)	(147)	(265)	(154)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(517)	(601)	(1,145)	(1,365)	(849)	(946)
Members' Equity / (Deficit)	57,994	15,757	74,346	34,396	29,909	58,585
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 57,994	$ 15,757	$ 74,346	$ 34,405	$ 29,909	$ 58,585

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Assets
Current Assets
Cash and Cash Equivalents	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	48	70	101	61	48	174
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	407	470	501	457	407	651
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	57,649	96,285	31,980	14,942	57,094	73,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 58,056	$ 96,755	$ 32,481	$ 15,399	$ 57,501	$ 74,241

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	58,155	97,029	32,581	11,380	57,600	74,190
Capital Contribution for Operating Expense	503	728	924	588	486	1,734
Capital Contribution for shortfall at Offering close	-	-	-	4,159	-	-
Distribution to RSE Archive	(147)	(344)	(201)	(201)	(147)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(455)	(658)	(823)	(527)	(438)	(1,560)
Members' Equity / (Deficit)	58,056	96,755	32,481	15,399	57,501	74,241
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 58,056	$ 96,755	$ 32,481	$ 15,399	$ 57,501	$ 74,241

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	194	46	488	64	57	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	594	646	1,148	369	430	596
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	272,500	50,000	252,440	20,095	15,027	62,103
Other Assets	-	-	-	-	-	2,034
TOTAL ASSETS	$ 273,094	$ 50,646	$ 253,588	$ 20,464	$ 15,457	$ 64,733

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	275,230	50,600	314,153	20,647	15,685	62,700
Capital Contribution for Operating Expense	2,265	435	3,769	648	503	2,265
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(154)	(247)	(285)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(2,071)	(389)	(64,180)	(584)	(446)	(232)
Members' Equity / (Deficit)	273,094	50,646	253,588	20,464	15,457	64,733
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 273,094	$ 50,646	$ 253,588	$ 20,464	$ 15,457	$ 64,733

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Assets
Current Assets
Cash and Cash Equivalents	$ 431	$ 373	$ 301	$ 18,566	$ 486	$ 600
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	83	57	64	-	1,198	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	514	430	365	18,566	1,684	600
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	32,522	15,027	20,099	148,845	800,000	500,000
Other Assets	-	-	-	3,387	-	3,373
TOTAL ASSETS	$ 33,036	$ 15,457	$ 20,464	$ 170,798	$ 801,684	$ 503,973

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 9	$ -	$ 9	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	32,610	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	9	32,610	9	-
Member's Equity
Membership Contributions	33,100	15,685	21,647	144,426	800,600	500,600
Capital Contribution for Operating Expense	693	496	630	3,665	12,364	3,588
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(147)	(285)	(1,247)	-	(114)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(610)	(439)	(575)	(9,903)	(11,175)	(215)
Members' Equity / (Deficit)	33,036	15,457	20,455	138,188	801,675	503,973
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 33,036	$ 15,457	$ 20,464	$ 170,798	$ 801,684	$ 503,973

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Assets
Current Assets
Cash and Cash Equivalents	$ 380	$ 500	$ 377	$ 373	$ 400	$ 652
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	38	60	297	108	122	261
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	418	560	674	481	522	913
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	11,657	112,833	132,326	50,027	60,000	156,606
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 12,075	$ 113,393	$ 133,000	$ 50,508	$ 60,522	$ 157,519

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 20	$ -	$ -	$ 9	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	20	-	-	9	-
Member's Equity
Membership Contributions	12,161	113,333	132,638	50,685	60,685	157,381
Capital Contribution for Operating Expense	331	620	2,925	785	882	1,832
Capital Contribution for shortfall at Offering close	-	-	188	-	-	-
Distribution to RSE Archive	(124)	-	(123)	(285)	(285)	(124)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(293)	(580)	(2,628)	(677)	(769)	(1,570)
Members' Equity / (Deficit)	12,075	113,373	133,000	50,508	60,513	157,519
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 12,075	$ 113,393	$ 133,000	$ 50,508	$ 60,522	$ 157,519

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Assets
Current Assets
Cash and Cash Equivalents	$ 376	$ 486	$ 353	$ 500	$ 373	$ 427
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	159	58	68	-	108	80
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	535	544	421	500	481	507
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	85,806	105,100	23,256	67,782	26,427	15,165
Other Assets	-	-	-	3,270	-	-
TOTAL ASSETS	$ 86,341	$ 105,644	$ 23,677	$ 71,552	$ 26,908	$ 15,672

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ 20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	20
Member's Equity
Membership Contributions	86,306	105,700	23,756	68,282	50,685	15,340
Capital Contribution for Operating Expense	1,138	558	561	3,471	775	739
Capital Contribution for shortfall at Offering close	-	-	-	-	-	375
Distribution to RSE Archive	(124)	(114)	(147)	-	(285)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(979)	(500)	(493)	(201)	(24,267)	(679)
Members' Equity / (Deficit)	86,341	105,644	23,677	71,552	26,908	15,652
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 86,341	$ 105,644	$ 23,677	$ 71,552	$ 26,908	$ 15,672

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Assets
Current Assets
Cash and Cash Equivalents	$ 373	$ 356	$ 314	$ 18,384	$ 500	$ 400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	57	43	180	-	-	38
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	430	399	494	18,384	500	438
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	15,027	36,146	100,086	170,607	67,319	15,100
Other Assets	-	-	-	2,671	2,882	-
TOTAL ASSETS	$ 15,457	$ 36,545	$ 100,580	$ 191,662	$ 70,701	$ 15,538

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	32,718	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	32,718	-	-
Member's Equity
Membership Contributions	15,685	36,646	100,685	165,902	67,819	15,747
Capital Contribution for Operating Expense	430	341	1,935	2,920	3,071	317
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(285)	(124)	(285)	-	-	(247)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(373)	(318)	(1,755)	(9,879)	(189)	(279)
Members' Equity / (Deficit)	15,457	36,545	100,580	158,943	70,701	15,538
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,457	$ 36,545	$ 100,580	$ 191,662	$ 70,701	$ 15,538

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 776	$ 60	$ 18,556	$ 352	$ 300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	351	454	9	-	144	50
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	751	1,230	69	18,556	496	350
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	1,451,500	288,908	11,914	222,651	35,048	67,208
Other Assets	-	-	-	2,746	-	-
TOTAL ASSETS	$ 1,452,251	$ 290,138	$ 11,983	$ 243,954	$ 35,544	$ 67,558

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	43,227	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	43,227	-	-
Member's Equity
Membership Contributions	1,457,055	289,798	12,514	189,100	35,632	67,800
Capital Contribution for Operating Expense	5,337	4,478	224	2,994	899	336
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(5,155)	(114)	-	-	(232)	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(4,986)	(4,024)	(755)	8,633	(755)	(286)
Members' Equity / (Deficit)	1,452,251	290,138	11,983	200,727	35,544	67,558
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 1,452,251	$ 290,138	$ 11,983	$ 243,954	$ 35,544	$ 67,558

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Assets
Current Assets
Cash and Cash Equivalents	$ 376	$ 376	$ 400	$ 300	$ 60	$ 300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	152	130	180	47	42	150
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	528	506	580	347	102	450
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	81,006	65,100	100,000	52,289	57,868	79,566
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 81,534	$ 65,606	$ 100,580	$ 52,636	$ 57,970	$ 80,016

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	81,506	65,600	100,638	52,881	58,468	80,158
Capital Contribution for Operating Expense	1,030	889	1,222	317	405	931
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(124)	(124)	(238)	(292)	-	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(878)	(759)	(1,042)	(270)	(903)	(781)
Members' Equity / (Deficit)	81,534	65,606	100,580	52,636	57,970	80,016
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 81,534	$ 65,606	$ 100,580	$ 52,636	$ 57,970	$ 80,016

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

Series #APPLELISA		Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 400	$ 338	$ 300	$ 500	$ 400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	132	63	89	64	-	56
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	432	463	427	364	500	456
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	96,049	19,000	37,726	20,906	56,240	14,150
Other Assets	-	-	-	-	1,197	-
TOTAL ASSETS	$ 96,481	$ 19,463	$ 38,153	$ 21,270	$ 57,937	$ 14,606

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	47	-	-
Total Liabilities	-	-	-	47	-	-
Member's Equity
Membership Contributions	96,587	19,638	38,295	21,439	56,740	14,782
Capital Contribution for Operating Expense	861	407	552	453	1,351	353
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(238)	(238)	(232)	(233)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(729)	(344)	(462)	(436)	(154)	(297)
Members' Equity / (Deficit)	96,481	19,463	38,153	21,223	57,937	14,606
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 96,481	$ 19,463	$ 38,153	$ 21,270	$ 57,937	$ 14,606

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 350	$ 308	$ 400	$ 600	$ 400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	173	44	50	166	-	77
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	673	394	358	566	600	477
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	67,566	41,051	68,850	90,077	560,000	28,800
Other Assets	-	-	-	-	3,286	-
TOTAL ASSETS	$ 68,239	$ 41,445	$ 69,208	$ 90,643	$ 563,886	$ 29,277

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ 16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	77	-	-
Total Liabilities	-	-	-	77	-	16
Member's Equity
Membership Contributions	68,066	41,639	69,450	90,632	560,600	29,432
Capital Contribution for Operating Expense	1,800	290	324	987	140	611
Capital Contribution for shortfall at Offering close	-	-	-	-	3,286	-
Distribution to RSE Archive	-	(238)	-	(232)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(1,627)	(246)	(566)	(821)	(140)	(550)
Members' Equity / (Deficit)	68,239	41,445	69,208	90,566	563,886	29,261
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 68,239	$ 41,445	$ 69,208	$ 90,643	$ 563,886	$ 29,277

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Assets
Current Assets
Cash and Cash Equivalents	$ 324	$ 400	$ 2,130	$ 365	$ 400	$ 400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	50	442	558	45	50	48
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	374	842	2,688	410	450	448
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	10,075	280,134	360,670	6,535	10,200	60,100
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 10,449	$ 280,977	$ 363,358	$ 6,945	$ 10,650	$ 60,548

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 91	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	134	-	-	-	-
Total Liabilities	-	225	-	-	-	-
Member's Equity
Membership Contributions	10,631	280,632	362,953	7,101	10,833	60,738
Capital Contribution for Operating Expense	298	3,517	2,483	240	264	280
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(232)	(154)	(201)	(233)	(238)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(248)	(3,166)	(1,924)	(195)	(214)	(232)
Members' Equity / (Deficit)	10,449	280,751	363,358	6,945	10,650	60,548
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 10,449	$ 280,977	$ 363,358	$ 6,945	$ 10,650	$ 60,548

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 18,501	$ 300	$ 476	$ 369	$ 300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	144	-	50	108	36	75
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	544	18,501	350	584	405	375
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	75,000	664,474	10,100	50,000	5,131	28,051
Other Assets	-	3,827	-	-	-	-
TOTAL ASSETS	$ 75,544	$ 686,802	$ 10,450	$ 50,584	$ 5,536	$ 28,426

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ 75
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	32,452	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	228
Total Liabilities	-	32,452	-	-	-	303
Member's Equity
Membership Contributions	75,632	660,600	10,647	50,600	5,732	28,356
Capital Contribution for Operating Expense	699	4,018	241	472	191	1,037
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(232)	-	(247)	(124)	(232)	(233)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(555)	(10,267)	(191)	(364)	(155)	(1,037)
Members' Equity / (Deficit)	75,544	654,351	10,450	50,584	5,536	28,123
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 75,544	$ 686,802	$ 10,450	$ 50,584	$ 5,536	$ 28,426

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 600	$ 346	$ 380	$ 369	$ 338
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	54	40	184	40	37	71
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	354	640	530	420	406	409
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	13,343	50,000	102,143	21,323	10,756	25,126
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 13,697	$ 50,640	$ 102,673	$ 21,743	$ 11,162	$ 25,535

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 2	$ -	$ 32	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	2	-	32	-	-	-
Member's Equity
Membership Contributions	13,876	50,600	102,723	21,850	11,357	25,695
Capital Contribution for Operating Expense	488	215	960	169	165	326
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(233)	-	(233)	(147)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(436)	(175)	(809)	(129)	(128)	(254)
Members' Equity / (Deficit)	13,695	50,640	102,641	21,743	11,162	25,535
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 13,697	$ 50,640	$ 102,673	$ 21,743	$ 11,162	$ 25,535

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 300	$ 346	$ 703	$ 18,466	$ 400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	59	131	384	50	-	137
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	459	431	730	752	18,466	537
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	135,000	66,143	226,339	67,036	775,065	70,000
Other Assets	-	-	-	-	2,772	-
TOTAL ASSETS	$ 135,459	$ 66,574	$ 227,069	$ 67,788	$ 796,303	$ 70,537

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 65	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	32,682	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	65	-	32,682	-
Member's Equity
Membership Contributions	135,632	66,724	221,063	68,051	770,600	70,601
Capital Contribution for Operating Expense	287	803	1,619	217	2,918	467
Capital Contribution for shortfall at Offering close	-	-	5,777	-	-	-
Distribution to RSE Archive	(232)	(281)	(154)	(313)	-	(201)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(228)	(672)	(1,301)	(167)	(9,897)	(330)
Members' Equity / (Deficit)	135,459	66,574	227,004	67,788	763,621	70,537
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 135,459	$ 66,574	$ 227,069	$ 67,788	$ 796,303	$ 70,537

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Assets
Current Assets
Cash and Cash Equivalents	$ 369	$ 400	$ 300	$ 400	$ 600	$ 500
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	38	26	35	23	-	-
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	407	426	335	423	600	500
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	13,881	28,600	22,110	64,026	39,000	17,480
Other Assets	-	-	-	-	10	1,477
TOTAL ASSETS	$ 14,288	$ 29,026	$ 22,445	$ 64,449	$ 39,610	$ 19,457

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	61	179	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	26	-	-
Total Liabilities	-	-	61	205	-	-
Member's Equity
Membership Contributions	14,482	29,200	22,767	64,757	39,600	17,980
Capital Contribution for Operating Expense	152	197	138	126	93	1,553
Capital Contribution for shortfall at Offering close	-	340	-	-	-	-
Distribution to RSE Archive	(232)	(540)	(357)	(357)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(114)	(171)	(164)	(282)	(83)	(76)
Members' Equity / (Deficit)	14,288	29,026	22,384	64,244	39,610	19,457
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,288	$ 29,026	$ 22,445	$ 64,449	$ 39,610	$ 19,457

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Assets
Current Assets
Cash and Cash Equivalents	$ 322	$ 300	$ 300	$ 381	$ 400	$ 300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	55	56	35	36	297	38
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	377	356	335	417	697	338
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	13,779	14,388	22,839	36,552	450,000	11,560
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 14,156	$ 14,744	$ 23,174	$ 36,969	$ 450,697	$ 11,898

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 1,000	$ -
Insurance Payable	-	-	70	46	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	70	46	1,000	-
Member's Equity
Membership Contributions	14,302	14,969	23,496	37,357	453,570	12,092
Capital Contribution for Operating Expense	197	200	133	133	975	125
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(201)	(281)	(357)	(424)	(3,170)	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(142)	(144)	(168)	(143)	(1,678)	(87)
Members' Equity / (Deficit)	14,156	14,744	23,104	36,923	449,697	11,898
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 14,156	$ 14,744	$ 23,174	$ 36,969	$ 450,697	$ 11,898

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 4,106	$ 300	$ 400	$ 1,103,413
Accounts Receivable	-	-	-	-	6,030
Pre-paid Insurance	29	-	35	35	44,661
Due From the Manager or its Affiliates	-	-	-	-	3,606
Total Current Assets	429	4,106	335	435	1,157,710
Other Assets
Archive assets - Deposit	-	-	-	-	-
Archive assets - Owned	10,600	61,844	54,995	140,049	30,002,639
Other Assets	-	3,650	-	-	38,530
TOTAL ASSETS	$ 11,029	$ 69,600	$ 55,330	$ 140,484	$ 31,198,879

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 10	$ -	$ -	$ -	$ 9,719
Insurance Payable	3	-	39	103	3,678
Income Taxes Payable	-	1,853	-	-	1,008,623
Due to the Manager or its Affiliates	-	3,606	-	49.03	2,779,093
Total Liabilities	12	5,459	39	152	3,801,113
Member's Equity
Membership Contributions	11,424	57,126	55,652	140,757	27,536,780
Capital Contribution for Operating Expense	112	3,770	53	53	1,208,021
Capital Contribution for shortfall at Offering close	-	-	-	-	34,476
Distribution to RSE Archive	(424)	-	(357)	(357)	-
Distribution to Series	-	-	-	-	(1,465)
Accumulated Surplus / (Deficit)	(95)	3,245	(57)	(121)	(1,380,046)
Members' Equity / (Deficit)	11,017	64,141	55,291	140,332	27,397,766
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 11,029	$ 69,600	$ 55,330	$ 140,484	$ 31,198,879

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of June 30, 2022

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Assets
Current Assets
Cash and Cash Equivalents	$ 1,450	$ 1,600	$ 300	$ 1,545	$ 1,095	$ 1,495
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	1,450	1,600	300	1,545	1,095	1,495
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	125,000	52,500	16,800	35,000	70,100	12,100
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 126,450	$ 54,100	$ 17,100	$ 36,545	$ 71,195	$ 13,595

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	126,600	54,100	17,100	36,600	70,740	13,800
Capital Contribution for Operating Expense	5,206	3,594	2,585	3,136	4,178	2,351
Capital Contribution for shortfall at Offering close	-	-	-	-	510	-
Distribution to RSE Archive	-	-	-	(55)	(55)	(205)
Distribution to Series	-	-	-	-	(1,465)	-
Accumulated Surplus (Deficit)	(5,356)	(3,594)	(2,585)	(3,136)	(2,713)	(2,351)
Members' Equity (Deficit)	126,450	54,100	17,100	36,545	71,195	13,595
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 126,450	$ 54,100	$ 17,100	$ 36,545	$ 71,195	$ 13,595

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Assets
Current Assets
Cash and Cash Equivalents	$1,695	$1,250	$1,250	$1,172	$1,750	$5,300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	1,695	1,250	1,250	1,172	1,750	5,300
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	10,100	55,500	29,500	17,928	11,100	500,028
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$11,795	$56,750	$30,750	$19,100	$12,850	$505,328

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$9	$-	$9	$-	$42
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	9	-	9	-	42
Member's Equity
Membership Contributions	12,000	56,750	30,750	19,250	13,000	505,328
Capital Contribution for Operating Expense	2,330	3,541	2,965	2,741	2,334	13,959
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(205)	-	-	(150)	(150)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(2,330)	(3,550)	(2,965)	(2,750)	(2,334)	(14,001)
Members' Equity (Deficit)	11,795	56,741	30,750	19,091	12,850	505,286
TOTAL LIABILITIES AND MEMBERS' EQUITY	$11,795	$56,750	$30,750	$19,100	$12,850	$505,328

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Assets
Current Assets
Cash and Cash Equivalents	$ 938	$ 3,550	$ 1,250	$ 1,003	$ 1,203	$ 1,003
Accounts Receivable	-	-	6,030	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	938	3,550	7,280	1,003	1,203	1,003
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	44,065	-	-	20,000	50,000	74,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 45,003	$ 3,550	$ 7,280	$ 21,003	$ 51,203	$ 75,003

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 3,550	$ -	$ -	$ -	$ 9
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	7,264	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	3,550	7,264	-	-	9
Member's Equity
Membership Contributions	45,040	-	-	21,050	51,250	75,050
Capital Contribution for Operating Expense	3,261	3,550	3,148	2,502	3,150	3,704
Capital Contribution for shortfall at Offering close	10	-	63	-	-	-
Distribution to RSE Archive	-	-	-	(47)	(47)	(47)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(3,308)	(3,550)	(3,195)	(2,502)	(3,150)	(3,713)
Members' Equity (Deficit)	45,003	-	16	21,003	51,203	74,994
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 45,003	$ 3,550	$ 7,280	$ 21,003	$ 51,203	$ 75,003

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Assets
Current Assets
Cash and Cash Equivalents	$1,003	$1,003	$1,950	$400	$1,050	$1,703
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	1,003	1,003	1,950	400	1,050	1,703
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	20,000	75,000	22,100	17,200	9,000	15,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$21,003	$76,003	$24,050	$17,600	$10,050	$17,303

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	21,050	76,050	24,050	17,797	9,400	17,500
Capital Contribution for Operating Expense	2,059	2,444	2,006	1,982	2,142	1,971
Capital Contribution for shortfall at Offering close	-	-	-	-	650	-
Distribution to RSE Archive	(47)	(47)	-	(197)	-	(197)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(2,059)	(2,444)	(2,006)	(1,982)	(2,142)	(1,971)
Members' Equity (Deficit)	21,003	76,003	24,050	17,600	10,050	17,303
TOTAL LIABILITIES AND MEMBERS' EQUITY	$21,003	$76,003	$24,050	$17,600	$10,050	$17,303

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Assets
Current Assets
Cash and Cash Equivalents	$-	$605	$800	$1,050	$997	$1,750
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	-	605	800	1,050	997	1,750
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	-	13,545	24,000	30,000	250,006	12,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$-	$14,150	$24,800	$31,050	$251,003	$14,350

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$4	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	4	-
Member's Equity
Membership Contributions	-	14,150	24,745	31,050	250,538	14,500
Capital Contribution for Operating Expense	136	2,090	2,105	2,310	7,756	1,745
Capital Contribution for shortfall at Offering close	-	-	55	-	513	-
Distribution to RSE Archive	-	-	-	-	(47)	(150)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(136)	(2,090)	(2,105)	(2,310)	(7,761)	(1,745)
Members' Equity (Deficit)	-	14,150	24,800	31,050	250,999	14,350
TOTAL LIABILITIES AND MEMBERS' EQUITY	$-	$14,150	$24,800	$31,050	$251,003	$14,350

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Assets
Current Assets
Cash and Cash Equivalents	$-	$5,774	$694	$1,203	$594	$594
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	-	5,774	694	1,203	594	594
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	-	-	-	130,000	20,006	36,006
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$-	$5,774	$694	$131,203	$20,600	$36,600

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$46	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	5,753	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	5,753	46	-	-	-
Member's Equity
Membership Contributions	-	-	27,700	131,250	20,600	36,600
Capital Contribution for Operating Expense	-	1,838	2,377	4,950	2,038	2,363
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(47)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	-	(1,817)	(29,429)	(4,950)	(2,038)	(2,363)
Members' Equity (Deficit)	-	21	648	131,203	20,600	36,600
TOTAL LIABILITIES AND MEMBERS' EQUITY	$-	$5,774	$694	$131,203	$20,600	$36,600

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Assets
Current Assets
Cash and Cash Equivalents	$563	$213	$463	$277	$457	$456
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	563	213	463	277	457	456
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	27,600	11,600	37,100	7,023	68,577	25,244
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$28,163	$11,813	$37,563	$7,300	$69,034	$25,700

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$42	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	42	-
Member's Equity
Membership Contributions	28,200	11,850	37,600	7,300	69,100	25,700
Capital Contribution for Operating Expense	1,754	1,662	1,811	1,608	1,941	1,967
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(37)	(37)	(37)	-	(66)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,754)	(1,662)	(1,811)	(1,608)	(1,984)	(1,967)
Members' Equity (Deficit)	28,163	11,813	37,563	7,300	68,992	25,700
TOTAL LIABILITIES AND MEMBERS' EQUITY	$28,163	$11,813	$37,563	$7,300	$69,034	$25,700

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Assets
Current Assets
Cash and Cash Equivalents	$604	$334	$534	$833	$634	$269
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	604	334	534	833	634	269
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	25,030	16,350	118,000	-	64,925	10,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$25,634	$16,684	$118,534	$833	$65,559	$10,269

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$46	$-	$-	$4
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	771	-	-
Due to the Manager or its Affiliates	-	-	-	-	925	-
Total Liabilities	-	-	46	771	925	4
Member's Equity
Membership Contributions	25,700	16,750	118,600	-	64,700	10,400
Capital Contribution for Operating Expense	1,963	1,573	3,794	-	1,756	1,523
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(66)	(66)	(66)	(66)	(66)	(131)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,963)	(1,573)	(3,840)	127	(1,756)	(1,527)
Members' Equity (Deficit)	25,634	16,684	118,488	61	64,634	10,265
TOTAL LIABILITIES AND MEMBERS' EQUITY	$25,634	$16,684	$118,534	$832	$65,559	$10,269

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Assets
Current Assets
Cash and Cash Equivalents	$437	$520	$8,410	$77	$520	$220
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	437	520	8,410	77	520	220
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	32,083	80,000	-	35,523	29,500	6,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$32,520	$80,520	$8,410	$35,600	$30,020	$6,820

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	8,405	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	8,405	-	-	-
Member's Equity
Membership Contributions	32,600	80,600	-	35,666	30,100	6,900
Capital Contribution for Operating Expense	1,967	2,716	1,212	1,603	1,906	1,444
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(80)	(80)	(730)	(66)	(80)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,967)	(2,716)	(477)	(1,603)	(1,906)	(1,444)
Members' Equity (Deficit)	32,520	80,520	5	35,600	30,020	6,820
TOTAL LIABILITIES AND MEMBERS' EQUITY	$32,520	$80,520	$8,410	$35,600	$30,020	$6,820

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 460	$ 520	$ 520	$ 600	$ 460
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	460	520	520	600	460
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	105,100	44,000	25,000	33,000	27,750	39,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 105,500	$ 44,460	$ 25,520	$ 33,520	$ 28,350	$ 39,460

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	84	84	84	-	-
Total Liabilities	-	84	84	84	-	-
Member's Equity
Membership Contributions	105,705	44,600	25,600	33,600	27,220	39,600
Capital Contribution for Operating Expense	1,952	2,057	1,784	1,909	1,788	1,954
Capital Contribution for shortfall at Offering close	-	-	-	-	1,130	-
Distribution to RSE Archive	(205)	(140)	(80)	(80)	-	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,952)	(2,140)	(1,868)	(1,993)	(1,788)	(1,954)
Members' Equity (Deficit)	105,500	44,377	25,436	33,436	28,350	39,460
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 105,500	$ 44,460	$ 25,520	$ 33,520	$ 28,350	$ 39,460

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Assets
Current Assets
Cash and Cash Equivalents	$ 150	$ 5,251	$ 390,060	$ 460	$ 2,505	$ 430
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	150	5,251	390,060	460	2,505	430
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	98,000	-	-	120,000	-	7,442
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 98,150	$ 5,251	$ 390,060	$ 120,460	$ 2,505	$ 7,872

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	5,216	390,081	-	2,461	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	5,216	390,081	-	2,461	-
Member's Equity
Membership Contributions	98,150	-	-	120,600	-	8,042
Capital Contribution for Operating Expense	2,742	1,338	2,714	1,665	1,127	1,211
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	(66)	(140)	(140)	(80)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(2,742)	(1,237)	(2,595)	(1,665)	(1,003)	(1,381)
Members' Equity (Deficit)	98,150	35	(21)	120,460	44	7,872
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 98,150	$ 5,251	$ 390,060	$ 120,460	$ 2,505	$ 7,872

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Assets
Current Assets
Cash and Cash Equivalents	$ 430	$ 430	$ 460	$ 400	$ 560	$ 520
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	430	430	460	400	560	520
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	31,944	45,980	20,000	8,000	115,000	50,253
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 32,374	$ 46,410	$ 20,460	$ 8,400	$ 115,560	$ 50,773

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	32,544	46,580	20,600	7,420	115,700	50,853
Capital Contribution for Operating Expense	1,424	1,546	1,595	1,393	3,578	2,414
Capital Contribution for shortfall at Offering close	-	-	-	1,182	-	-
Distribution to RSE Archive	-	-	(140)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,594)	(1,716)	(1,595)	(1,393)	(3,578)	(2,414)
Members' Equity (Deficit)	32,374	46,410	20,460	8,400	115,560	50,773
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 32,374	$ 46,410	$ 20,460	$ 8,400	$ 115,560	$ 50,773

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Assets
Current Assets
Cash and Cash Equivalents	$520	$600	$400	$400	$10,560	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	520	600	400	400	10,560	400
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	185,100	37,000	225,000	8,000	-	21,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$185,620	$37,600	$225,400	$8,400	$10,560	$21,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$4	$9	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	10,518	-
Due to the Manager or its Affiliates	-	-	-	-	-	84
Total Liabilities	4	9	-	-	10,518	84
Member's Equity
Membership Contributions	185,700	37,600	221,063	7,420	-	21,629
Capital Contribution for Operating Expense	1,947	1,397	4,358	1,336	1,154	1,442
Capital Contribution for shortfall at Offering close	-	-	4,540	1,182	-	-
Distribution to RSE Archive	(80)	-	(202)	(202)	(202)	(229)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,951)	(1,406)	(4,359)	(1,336)	(910)	(1,526)
Members' Equity (Deficit)	185,616	37,591	225,400	8,400	42	21,316
TOTAL LIABILITIES AND MEMBERS' EQUITY	$185,620	$37,600	$225,400	$8,400	$10,560	$21,400

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Assets
Current Assets
Cash and Cash Equivalents	$400	$430	$520	$400	$460	$320
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	430	520	400	460	320
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	35,000	38,236	9,300	18,000	132,000	23,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$35,400	$38,666	$9,820	$18,400	$132,460	$23,820

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$88	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	88	-	-	-	-	-
Member's Equity
Membership Contributions	35,832	38,836	9,900	18,602	132,600	23,900
Capital Contribution for Operating Expense	1,639	1,319	1,153	1,173	3,125	1,205
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(432)	(170)	(80)	(202)	(140)	(80)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,727)	(1,319)	(1,153)	(1,173)	(3,125)	(1,205)
Members' Equity (Deficit)	35,312	38,666	9,820	18,400	132,460	23,820
TOTAL LIABILITIES AND MEMBERS' EQUITY	$35,400	$38,666	$9,820	$18,400	$132,460	$23,820

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Assets
Current Assets
Cash and Cash Equivalents	$400	$7,353	$572	$534	$321	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	7,353	572	534	321	400
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	60,000	-	61,528	28,600	17,704	21,877
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$60,400	$7,353	$62,100	$29,134	$18,025	$22,277

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	7,353	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	7,353	-	-	-	-
Member's Equity
Membership Contributions	60,602	-	62,100	29,200	18,254	22,621
Capital Contribution for Operating Expense	1,967	1,205	1,925	1,194	1,149	1,078
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(202)	(140)	-	(66)	(229)	(344)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,967)	(1,065)	(1,925)	(1,194)	(1,149)	(1,078)
Members' Equity (Deficit)	60,400	-	62,100	29,134	18,025	22,277
TOTAL LIABILITIES AND MEMBERS' EQUITY	$60,400	$7,353	$62,100	$29,134	$18,025	$22,277

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Assets
Current Assets
Cash and Cash Equivalents	$7,364	$100	$300	$339	$400	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	7,364	100	300	339	400	400
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	-	8,800	254,457	35,184	26,000	190,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$7,364	$8,900	$254,757	$35,523	$26,400	$190,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	7,359	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	7,359	-	-	-	-	-
Member's Equity
Membership Contributions	-	8,966	254,987	35,752	26,859	190,602
Capital Contribution for Operating Expense	68	1,095	4,389	1,455	1,345	1,600
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(229)	(66)	(229)	(229)	(459)	(202)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	166	(1,095)	(4,390)	(1,455)	(1,345)	(1,600)
Members' Equity (Deficit)	5	8,900	254,757	35,523	26,400	190,400
TOTAL LIABILITIES AND MEMBERS' EQUITY	$7,364	$8,900	$254,757	$35,523	$26,400	$190,400

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Assets
Current Assets
Cash and Cash Equivalents	$339	$400	$400	$600	$326	$420
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	339	400	400	600	326	420
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	23,261	23,100	44,000	240,000	22,874	150,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$23,600	$23,500	$44,400	$240,600	$23,200	$150,420

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$4	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	84	84	-	-
Total Liabilities	84	-	84	84	4	-
Member's Equity
Membership Contributions	23,829	23,702	44,629	240,600	23,442	150,600
Capital Contribution for Operating Expense	1,293	1,090	1,569	3,887	1,255	2,761
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(229)	(202)	(229)	-	(242)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,377)	(1,090)	(1,653)	(3,971)	(1,259)	(2,761)
Members' Equity (Deficit)	23,516	23,500	44,316	240,516	23,196	150,420
TOTAL LIABILITIES AND MEMBERS' EQUITY	$23,600	$23,500	$44,400	$240,600	$23,200	$150,420

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Assets
Current Assets
Cash and Cash Equivalents	$320	$400	$339	$420	$400	$460
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	320	400	339	420	400	460
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	90,227	31,100	29,737	150,000	15,720	10,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$90,547	$31,500	$30,076	$150,420	$16,120	$11,060

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	-
Total Liabilities	84	-	-	-	-	-
Member's Equity
Membership Contributions	90,728	31,702	30,305	150,600	16,464	11,200
Capital Contribution for Operating Expense	2,029	1,076	1,346	2,673	965	993
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(202)	(229)	(180)	(344)	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(2,114)	(1,076)	(1,346)	(2,673)	(965)	(993)
Members' Equity (Deficit)	90,463	31,500	30,076	150,420	16,120	11,060
TOTAL LIABILITIES AND MEMBERS' EQUITY	$90,547	$31,500	$30,076	$150,420	$16,120	$11,060

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Assets
Current Assets
Cash and Cash Equivalents	$805	$400	$8,175	$7,278	$320	$15,610
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	805	400	8,175	7,278	320	15,610
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	146,400	24,000	-	-	19,727	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$147,205	$24,400	$8,175	$7,278	$20,047	$15,610

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	8,102	7,278	-	15,610
Due to the Manager or its Affiliates	84	-	-	-	84	-
Total Liabilities	84	-	8,102	7,278	84	15,610
Member's Equity
Membership Contributions	147,447	24,629	-	-	20,228	-
Capital Contribution for Operating Expense	2,560	1,249	458	72	1,119	1,333
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(229)	(242)	(242)	(181)	(140)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(2,644)	(1,249)	(143)	170	(1,203)	(1,193)
Members' Equity (Deficit)	147,121	24,400	73	-	19,963	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$147,205	$24,400	$8,175	$7,278	$20,047	$15,610

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Assets
Current Assets
Cash and Cash Equivalents	$805	$400	$400	$340	$448	$900
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	805	400	400	340	448	900
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	39,600	17,000	70,192	50,380	80,027	249,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$40,405	$17,400	$70,592	$50,720	$80,475	$250,500

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	27	-
Total Liabilities	-	-	-	-	27	-
Member's Equity
Membership Contributions	40,647	17,602	70,936	50,900	80,600	250,742
Capital Contribution for Operating Expense	1,512	931	1,238	1,463	1,762	3,658
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(202)	(344)	(180)	(152)	(242)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,512)	(931)	(1,238)	(1,463)	(1,762)	(3,658)
Members' Equity (Deficit)	40,405	17,400	70,592	50,720	80,448	250,500
TOTAL LIABILITIES AND MEMBERS' EQUITY	$40,405	$17,400	$70,592	$50,720	$80,475	$250,500

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Assets
Current Assets
Cash and Cash Equivalents	$340	$348	$366	$400	$367	$1,005
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	340	348	366	400	367	1,005
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	16,202	58,046	15,682	70,000	27,681	39,600
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$16,542	$58,394	$16,048	$70,400	$28,048	$40,605

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	16,722	58,546	16,200	70,642	28,200	40,605
Capital Contribution for Operating Expense	1,085	1,496	1,087	1,643	1,187	1,302
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(152)	(152)	(242)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,085)	(1,496)	(1,087)	(1,643)	(1,187)	(1,302)
Members' Equity (Deficit)	16,542	58,394	16,048	70,400	28,048	40,605
TOTAL LIABILITIES AND MEMBERS' EQUITY	$16,542	$58,394	$16,048	$70,400	$28,048	$40,605

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Assets
Current Assets
Cash and Cash Equivalents	$300	$418	$367	$355	$13,828	$448
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	300	418	367	355	13,828	448
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	48,648	30,130	58,033	18,045	-	20,027
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$48,948	$30,548	$58,400	$18,400	$13,828	$20,475

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	13,721	-
Due to the Manager or its Affiliates	84	-	-	-	-	27
Total Liabilities	84	-	-	-	13,721	27
Member's Equity
Membership Contributions	49,269	30,700	58,721	18,721	-	20,600
Capital Contribution for Operating Expense	1,448	1,162	961	1,036	767	1,039
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(152)	(321)	(321)	(229)	(152)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,532)	(1,162)	(961)	(1,036)	(431)	(1,039)
Members' Equity (Deficit)	48,864	30,548	58,400	18,400	107	20,448
TOTAL LIABILITIES AND MEMBERS' EQUITY	$48,948	$30,548	$58,400	$18,400	$13,828	$20,475

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$355	$400	$300	$805	$300	$300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	355	400	300	805	300	300
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	13,245	48,000	8,600	288,000	23,106	317,986
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$13,600	$48,400	$8,900	$288,805	$23,406	$318,286

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$4
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	$84	$84
Total Liabilities	-	-	-	-	84	88
Member's Equity
Membership Contributions	13,921	48,602	9,221	289,047	23,726	318,606
Capital Contribution for Operating Expense	960	1,504	794	3,958	1,043	3,937
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(202)	(321)	(242)	(321)	(320)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(960)	(1,504)	(794)	(3,958)	(1,126)	(4,025)
Members' Equity (Deficit)	13,600	48,400	8,900	288,805	23,322	318,198
TOTAL LIABILITIES AND MEMBERS' EQUITY	$13,600	$48,400	$8,900	$288,805	$23,406	$318,286

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Assets
Current Assets
Cash and Cash Equivalents	$426	$400	$448	$420	$711	$500
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	426	400	448	420	711	500
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	29,475	85,100	42,000	120,100	76,917	60,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$29,901	$85,500	$42,448	$120,520	$77,628	$61,051

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	84	-	-	-
Total Liabilities	-	-	84	-	-	-
Member's Equity
Membership Contributions	30,075	85,702	42,600	120,700	77,780	61,051
Capital Contribution for Operating Expense	889	1,008	1,257	1,056	936	1,379
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(202)	(152)	(180)	(152)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(889)	(1,008)	(1,341)	(1,056)	(936)	(1,379)
Members' Equity (Deficit)	29,901	85,500	42,364	120,520	77,628	61,051
TOTAL LIABILITIES AND MEMBERS' EQUITY	$29,901	$85,500	$42,448	$120,520	$77,628	$61,051

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Assets
Current Assets
Cash and Cash Equivalents	$400	$600	$300	$3,067	$359	$1,233
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	600	300	3,067	359	1,233
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	250,000	20,106	36,306	-	67,506	720,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$250,400	$20,706	$36,606	$3,067	$67,865	$721,784

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$42
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	3,030	-	-
Due to the Manager or its Affiliates	-	106	-	-	84	-
Total Liabilities	-	106	-	3,030	84	42
Member's Equity
Membership Contributions	252,730	20,600	36,926	-	68,185	721,784
Capital Contribution for Operating Expense	4,229	974	1,091	599	1,428	7,755
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(320)	(321)	(321)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(4,229)	(974)	(1,091)	(241)	(1,511)	(7,797)
Members' Equity (Deficit)	250,400	20,600	36,606	37	67,781	721,742
TOTAL LIABILITIES AND MEMBERS' EQUITY	$250,400	$20,706	$36,606	$3,067	$67,865	$721,784

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Assets
Current Assets
Cash and Cash Equivalents	$426	$400	$400	$448	$500	$500
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	426	400	400	448	500	500
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	23,232	150,000	17,813	36,000	69,885	204,551
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$23,658	$150,400	$18,213	$36,448	$70,385	$205,051

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$4	$42
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	84	84	84
Total Liabilities	-	-	-	84	88	126
Member's Equity
Membership Contributions	23,832	150,629	20,543	36,600	70,385	205,051
Capital Contribution for Operating Expense	713	2,230	2,615	1,044	1,342	2,637
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(229)	(2,330)	(152)	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(713)	(2,230)	(2,615)	(1,128)	(1,430)	(2,763)
Members' Equity (Deficit)	23,658	150,400	18,213	36,364	70,297	204,925
TOTAL LIABILITIES AND MEMBERS' EQUITY	$23,658	$150,400	$18,213	$36,448	$70,385	$205,051

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$468	$453	$348	$500	$325	$391
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	468	453	348	500	325	391
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	50,000	50,015	68,684	252,551	25,175	73,506
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$50,468	$50,468	$69,032	$253,051	$25,500	$73,897

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	84
Total Liabilities	-	-	-	-	-	84
Member's Equity
Membership Contributions	50,600	50,600	69,184	253,051	25,821	74,217
Capital Contribution for Operating Expense	1,119	1,104	788	3,121	869	1,349
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(152)	-	(321)	(320)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,119)	(1,104)	(788)	(3,121)	(869)	(1,433)
Members' Equity (Deficit)	50,468	50,468	69,032	253,051	25,500	73,813
TOTAL LIABILITIES AND MEMBERS' EQUITY	$50,468	$50,468	$69,032	$253,051	$25,500	$73,897

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Assets
Current Assets
Cash and Cash Equivalents	$388	$4,394	$378	$300	$400	$464
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	388	4,394	378	300	400	464
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	22,402	-	72,200	637,450	18,995	53,504
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$22,790	$4,394	$72,578	$637,750	$19,395	$53,968

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$4	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	4,386	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	-
Total Liabilities	84	4,386	-	4	-	-
Member's Equity
Membership Contributions	22,922	-	72,700	638,071	19,739	54,100
Capital Contribution for Operating Expense	775	701	687	7,654	574	1,056
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(121)	(122)	(321)	(344)	(132)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(859)	(572)	(687)	(7,658)	(574)	(1,056)
Members' Equity (Deficit)	22,706	8	72,578	637,746	19,395	53,968
TOTAL LIABILITIES AND MEMBERS' EQUITY	$22,790	$4,394	$72,578	$637,750	$19,395	$53,968

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Assets
Current Assets
Cash and Cash Equivalents	$468	$368	$378	$729	$378	$329
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	468	368	378	729	378	329
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	215,000	22,600	67,490	300,200	60,173	11,282
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$215,468	$22,968	$67,868	$300,929	$60,551	$11,611

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	84	84	-	-	-
Total Liabilities	-	84	84	-	-	-
Member's Equity
Membership Contributions	215,600	23,100	67,990	301,050	60,673	11,932
Capital Contribution for Operating Expense	2,557	780	1,149	3,277	1,087	674
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(122)	(121)	(122)	(321)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(2,557)	(864)	(1,233)	(3,277)	(1,087)	(674)
Members' Equity (Deficit)	215,468	22,884	67,784	300,929	60,551	11,611
TOTAL LIABILITIES AND MEMBERS' EQUITY	$215,468	$22,968	$67,868	$300,929	$60,551	$11,611

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Assets
Current Assets
Cash and Cash Equivalents	$468	$468	$22,880	$300	$400	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	468	468	22,880	300	400	400
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	46,500	95,000	-	54,306	340,000	72,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$46,968	$95,468	$22,880	$54,606	$340,400	$72,400

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$4	$9	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	23,070	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	23,070	4	9	-
Member's Equity
Membership Contributions	47,100	95,600	-	54,926	340,721	72,616
Capital Contribution for Operating Expense	953	1,379	383	748	3,855	915
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(321)	(320)	(321)	(216)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(953)	(1,379)	(252)	(752)	(3,864)	(915)
Members' Equity (Deficit)	46,968	95,468	(190)	54,602	340,391	72,400
TOTAL LIABILITIES AND MEMBERS' EQUITY	$46,968	$95,468	$22,880	$54,606	$340,400	$72,400

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Assets
Current Assets
Cash and Cash Equivalents	$378	$426	$303	$377	$319	$300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	378	426	303	377	319	300
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	63,100	23,449	116,108	41,099	78,217	45,246
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$63,478	$23,875	$116,411	$41,476	$78,536	$45,546

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$4	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	4	-	-	-	-	-
Member's Equity
Membership Contributions	63,600	24,049	114,953	41,599	78,717	45,812
Capital Contribution for Operating Expense	813	251	1,216	566	911	622
Capital Contribution for shortfall at Offering close	-	-	1,656	-	-	-
Distribution to RSE Archive	(122)	(174)	(198)	(123)	(181)	(266)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(817)	(251)	(1,216)	(566)	(911)	(622)
Members' Equity (Deficit)	63,474	23,875	116,411	41,476	78,536	45,546
TOTAL LIABILITIES AND MEMBERS' EQUITY	$63,478	$23,875	$116,411	$41,476	$78,536	$45,546

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Assets
Current Assets
Cash and Cash Equivalents	$420	$300	$377	$386	$478	$378
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	420	300	377	386	478	378
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	24,000	742,908	26,209	15,157	18,100	40,383
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$24,420	$743,208	$26,586	$15,543	$18,578	$40,761

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$88	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	88	-	-	-	-
Member's Equity
Membership Contributions	24,600	745,208	26,709	15,657	18,700	40,883
Capital Contribution for Operating Expense	285	3,978	297	377	279	608
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(2,000)	(123)	(114)	(122)	(122)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(285)	(4,066)	(297)	(377)	(279)	(608)
Members' Equity (Deficit)	24,420	743,120	26,586	15,543	18,578	40,761
TOTAL LIABILITIES AND MEMBERS' EQUITY	$24,420	$743,208	$26,586	$15,543	$18,578	$40,761

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Assets
Current Assets
Cash and Cash Equivalents	$400	$478	$486	$477	$386	$477
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	478	486	477	386	477
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	255,100	34,499	375,000	34,500	22,812	21,500
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$255,500	$34,977	$375,486	$34,977	$23,198	$21,977

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$42	$-	$-	$4
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	42	-	-	4
Member's Equity
Membership Contributions	255,821	35,099	375,600	35,100	23,312	22,100
Capital Contribution for Operating Expense	803	558	3,517	540	398	438
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(122)	(114)	(123)	(114)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(803)	(558)	(3,559)	(540)	(398)	(442)
Members' Equity (Deficit)	255,500	34,977	375,444	34,977	23,198	21,973
TOTAL LIABILITIES AND MEMBERS' EQUITY	$255,500	$34,977	$375,486	$34,977	$23,198	$21,977

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Assets
Current Assets
Cash and Cash Equivalents	$486	$468	$452	$600	$486	$486
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	486	468	452	600	486	486
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	17,100	80,100	210,299	153,000	415,000	552,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$17,586	$80,568	$210,751	$153,600	$415,486	$552,486

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$4	$-	$9	$-	$9
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	4	-	9	-	9
Member's Equity
Membership Contributions	17,700	80,700	210,873	153,600	415,600	552,600
Capital Contribution for Operating Expense	277	387	1,814	1,708	4,529	369
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(114)	(132)	(122)	-	(114)	(114)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(277)	(391)	(1,814)	(1,717)	(4,529)	(378)
Members' Equity (Deficit)	17,586	80,564	210,751	153,591	415,486	552,477
TOTAL LIABILITIES AND MEMBERS' EQUITY	$17,586	$80,568	$210,751	$153,600	$415,486	$552,486

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Assets
Current Assets
Cash and Cash Equivalents	$378	$300	$300	$12,157	$377	$420
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	378	300	300	12,157	377	420
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	180,778	453,149	37,499	-	60,299	76,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$181,156	$453,449	$37,799	$12,157	$60,676	$76,420

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$83	$4	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	12,129	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	12,212	4	-
Member's Equity
Membership Contributions	181,278	453,655	38,006	-	60,799	76,600
Capital Contribution for Operating Expense	1,766	4,099	349	1,158	671	322
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(122)	(206)	(207)	(123)	(123)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,766)	(4,099)	(349)	(1,090)	(675)	(322)
Members' Equity (Deficit)	181,156	453,449	37,799	(55)	60,672	76,420
TOTAL LIABILITIES AND MEMBERS' EQUITY	$181,156	$453,449	$37,799	$12,157	$60,676	$76,420

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Assets
Current Assets
Cash and Cash Equivalents	$420	$346	$312	$300	$486	$516
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	420	346	312	300	486	516
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	25,000	43,870	13,632	22,210	40,100	230,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$25,420	$44,216	$13,944	$22,510	$40,586	$230,516

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$88	$-	$9
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	88	-	9
Member's Equity
Membership Contributions	25,600	44,370	11,380	22,711	40,700	230,600
Capital Contribution for Operating Expense	246	538	371	339	235	2,369
Capital Contribution for shortfall at Offering close	-	-	2,765	-	-	-
Distribution to RSE Archive	(180)	(154)	(201)	(201)	(114)	(84)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(246)	(538)	(371)	(427)	(235)	(2,378)
Members' Equity (Deficit)	25,420	44,216	13,944	22,422	40,586	230,507
TOTAL LIABILITIES AND MEMBERS' EQUITY	$25,420	$44,216	$13,944	$22,510	$40,586	$230,516

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Assets
Current Assets
Cash and Cash Equivalents	$456	$400	$419	$415	$357	$420
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	456	400	419	415	357	420
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	42,306	98,300	14,946	13,813	100,063	70,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$42,762	$98,700	$15,365	$14,228	$100,420	$70,420

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$9	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	9	-
Member's Equity
Membership Contributions	43,083	99,021	15,546	14,350	100,600	70,600
Capital Contribution for Operating Expense	1,032	362	435	318	928	288
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(321)	(181)	(122)	(180)	(180)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,032)	(362)	(435)	(318)	(937)	(288)
Members' Equity (Deficit)	42,762	98,700	15,365	14,228	100,411	70,420
TOTAL LIABILITIES AND MEMBERS' EQUITY	$42,762	$98,700	$15,365	$14,228	$100,420	$70,420

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Assets
Current Assets
Cash and Cash Equivalents	$446	$318	$549	$300	$346	$410
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	446	318	549	300	346	410
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	57,500	15,382	73,656	33,961	29,470	58,056
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$57,946	$15,700	$74,205	$34,261	$29,816	$58,466

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$9	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	9	-	-
Member's Equity
Membership Contributions	58,100	15,901	74,352	29,200	29,200	58,613
Capital Contribution for Operating Expense	288	341	603	805	470	479
Capital Contribution for shortfall at Offering close	-	-	-	5,326	770	-
Distribution to RSE Archive	(154)	(201)	(147)	(265)	(154)	(147)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(288)	(341)	(603)	(814)	(470)	(479)
Members' Equity (Deficit)	57,946	15,700	74,205	34,252	29,816	58,466
TOTAL LIABILITIES AND MEMBERS' EQUITY	$57,946	$15,700	$74,205	$34,261	$29,816	$58,466

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Assets
Current Assets
Cash and Cash Equivalents	$359	$400	$400	$396	$359	$477
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	359	400	400	396	359	477
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	57,649	96,285	31,980	14,942	57,094	73,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$58,008	$96,685	$32,380	$15,338	$57,453	$74,067

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	-	-
Member's Equity
Membership Contributions	58,155	97,029	32,581	11,380	57,600	74,190
Capital Contribution for Operating Expense	227	279	418	254	210	912
Capital Contribution for shortfall at Offering close	-	-	-	4,159	-	-
Distribution to RSE Archive	(147)	(344)	(201)	(201)	(147)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(227)	(279)	(418)	(254)	(210)	(912)
Members' Equity (Deficit)	58,008	96,685	32,380	15,338	57,453	74,067
TOTAL LIABILITIES AND MEMBERS' EQUITY	$58,008	$96,685	$32,380	$15,338	$57,453	$74,067

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Assets
Current Assets
Cash and Cash Equivalents	$400	$600	$660	$400	$400	$600
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	600	660	400	400	600
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	272,500	50,000	313,339	20,095	15,027	62,103
Other Assets	-	-	-	-	-	2,038
TOTAL ASSETS	$272,900	$50,600	$313,999	$20,495	$15,427	$64,741

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$42	$-	$-
Insurance Payable	-	-	-	-	3	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	95	27	4
Total Liabilities	-	-	-	137	30	4
Member's Equity
Membership Contributions	275,230	50,600	314,153	20,647	15,685	62,700
Capital Contribution for Operating Expense	1,357	169	1,576	259	183	2,122
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(154)	(247)	(285)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(1,357)	(169)	(1,576)	(301)	(186)	(85)
Members' Equity (Deficit)	272,900	50,600	313,999	20,358	15,397	64,737
TOTAL LIABILITIES AND MEMBERS' EQUITY	$272,900	$50,600	$313,999	$20,495	$15,427	$64,741

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Assets
Current Assets
Cash and Cash Equivalents	$453	$400	$400	$608	$486	$600
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	453	400	400	608	486	600
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	32,522	15,027	20,099	143,926	800,000	500,000
Other Assets	-	-	-	3,442	-	3,373
TOTAL ASSETS	$32,975	$15,427	$20,499	$147,976	$800,486	$503,973

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$9	$-	$9	$-
Insurance Payable	-	3	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	22	27	99	108	-	-
Total Liabilities	22	30	108	108	9	-
Member's Equity
Membership Contributions	33,100	15,685	21,647	144,426	800,600	500,600
Capital Contribution for Operating Expense	266	176	282	3,521	7,059	3,443
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(147)	(285)	(1,247)	-	(114)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(266)	(179)	(291)	(79)	(7,068)	(70)
Members' Equity (Deficit)	32,953	15,397	20,391	147,868	800,477	503,973
TOTAL LIABILITIES AND MEMBERS' EQUITY	$32,975	$15,427	$20,499	$147,976	$800,486	$503,973

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Assets
Current Assets
Cash and Cash Equivalents	$380	$500	$377	$400	$400	$652
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	380	500	377	400	400	652
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	11,657	112,833	132,325	50,027	60,000	156,606
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$12,037	$113,333	$132,702	$50,427	$60,400	$157,258

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$9	$-
Insurance Payable	2	-	-	10	12	32
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	27	-	-
Total Liabilities	2	-	-	37	21	32
Member's Equity
Membership Contributions	12,161	113,333	132,638	50,685	60,685	157,381
Capital Contribution for Operating Expense	96	292	1,565	238	270	592
Capital Contribution for shortfall at Offering close	-	-	188	-	-	-
Distribution to RSE Archive	(124)	-	(124)	(285)	(285)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(98)	(292)	(1,565)	(248)	(291)	(624)
Members' Equity (Deficit)	12,035	113,333	132,702	50,390	60,379	157,226
TOTAL LIABILITIES AND MEMBERS' EQUITY	$12,037	$113,333	$132,702	$50,427	$60,400	$157,258

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Assets
Current Assets
Cash and Cash Equivalents	$376	$486	$353	$547	$400	$427
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	376	486	353	547	400	427
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	85,806	105,100	23,256	67,782	50,027	15,165
Other Assets	-	-	-	3,269	-	-
TOTAL ASSETS	$86,182	$105,586	$23,609	$71,598	$50,427	$15,592

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	18	-	-	-	10	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	47	27	-
Total Liabilities	18	-	-	47	37	-
Member's Equity
Membership Contributions	86,306	105,700	23,756	68,282	50,685	15,340
Capital Contribution for Operating Expense	360	237	196	3,325	227	321
Capital Contribution for shortfall at Offering close	-	-	-	-	-	375
Distribution to RSE Archive	(124)	(114)	(147)	-	(285)	(123)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(378)	(237)	(196)	(56)	(237)	(321)
Members' Equity (Deficit)	86,164	105,586	23,609	71,551	50,390	15,592
TOTAL LIABILITIES AND MEMBERS' EQUITY	$86,182	$105,586	$23,609	$71,598	$50,427	$15,592

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Assets
Current Assets
Cash and Cash Equivalents	$400	$356	$400	$600	$1,125	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	356	400	600	1,125	400
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	15,027	36,146	100,086	165,389	67,319	15,100
Other Assets	-	-	-	2,726	2,882	-
TOTAL ASSETS	$15,427	$36,502	$100,486	$168,715	$71,326	$15,500

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	14
Insurance Payable	3	7	21	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	27	-	86	87	625	-
Total Liabilities	30	7	107	87	625	14
Member's Equity
Membership Contributions	15,685	36,646	100,685	165,902	67,819	15,747
Capital Contribution for Operating Expense	111	79	391	2,775	2,926	68
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(285)	(124)	(285)	-	-	(247)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(114)	(106)	(412)	(49)	(44)	(82)
Members' Equity (Deficit)	15,397	36,495	100,379	168,628	70,701	15,486
TOTAL LIABILITIES AND MEMBERS' EQUITY	$15,427	$36,502	$100,486	$168,715	$71,326	$15,500

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 776	$ 600	$ 600	$ 400	$ 300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	400	776	600	600	400	300
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	1,451,500	288,908	11,914	188,500	35,048	67,208
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 1,451,900	$ 289,684	$ 12,514	$ 189,100	$ 35,448	$ 67,508

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Insurance Payable	-	-	13	-	168	29
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	540	-	48	-
Total Liabilities	-	-	553	-	216	29
Member's Equity
Membership Contributions	1,457,055	289,798	12,514	189,100	35,632	67,800
Capital Contribution for Operating Expense	3,044	2,436	29	22	36	22
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(5,155)	(114)	-	-	(232)	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(3,044)	(2,436)	(582)	(22)	(204)	(51)
Members' Equity (Deficit)	1,451,900	289,684	11,961	189,100	35,232	67,479
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 1,451,900	$ 289,684	$ 12,514	$ 189,100	$ 35,448	$ 67,508

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Assets
Current Assets
Cash and Cash Equivalents	$376	$376	$400	$300	$600	$300
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	376	376	400	300	600	300
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	81,006	65,100	100,000	52,289	57,868	79,566
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$81,382	$65,476	$100,400	$52,589	$58,468	$79,866

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$-	$-	$-
Insurance Payable	17	13	21	17	62	188
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	540	-
Total Liabilities	17	13	21	17	602	188
Member's Equity
Membership Contributions	81,506	65,600	100,638	52,881	58,468	80,158
Capital Contribution for Operating Expense	284	244	348	29	16	21
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(124)	(124)	(238)	(292)	-	(292)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(301)	(257)	(369)	(46)	(618)	(209)
Members' Equity (Deficit)	81,365	65,463	100,379	52,572	57,866	79,678
TOTAL LIABILITIES AND MEMBERS' EQUITY	$81,382	$65,476	$100,400	$52,589	$58,468	$79,866

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Assets
Current Assets
Cash and Cash Equivalents	$300	$400	$338	$300	$654	$400
Accounts Receivable	-	-	-	-	-	-
Pre-paid Insurance	-	-	-	-	-	-
Pre-paid Storage	-	-	-	-	-	-
Total Current Assets	300	400	338	300	654	400
Other Assets
Archive assets - Deposit	-	-	-	-	-	-
Archive assets - Owned	96,049	19,000	37,726	20,906	56,240	14,150
Other Assets	-	-	-	-	1,198	-
TOTAL ASSETS	$96,349	$19,400	$38,064	$21,206	$58,092	$14,550

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$92	$-	$-
Insurance Payable	14	54	80	-	-	30
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	154	-
Total Liabilities	14	54	80	92	154	30
Member's Equity
Membership Contributions	96,587	19,638	38,295	21,439	56,740	14,782
Capital Contribution for Operating Expense	206	12	12	11	1,207	12
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(238)	(238)	(231)	(233)	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus (Deficit)	(220)	(66)	(92)	(103)	(9)	(42)
Members' Equity (Deficit)	96,335	19,346	37,984	21,114	57,938	14,520
TOTAL LIABILITIES AND MEMBERS' EQUITY	$96,349	$19,400	$38,064	$21,206	$58,092	$14,550

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$500	$350	$600	$703,469
Accounts Receivable	-	-	-	214,030
Pre-paid Insurance	-	-	-	-
Pre-paid Storage	-	-	-	-
Total Current Assets	500	350	600	917,499
Other Assets
Archive assets - Deposit	-	-	-	-
Archive assets - Owned	67,566	41,051	68,850	30,795,785
Other Assets	-	-	-	22,213
TOTAL ASSETS	$68,066	$41,401	$69,450	$31,735,497

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$-	$-	$956,932
Insurance Payable	20	17	22	4,496
Income Taxes Payable	-	-	-	532,505
Due to the Manager or its Affiliates	-	-	292	6,287,183
Total Liabilities	20	17	314	7,781,116
Member's Equity
Membership Contributions	68,066	41,639	69,450	23,984,134
Capital Contribution for Operating Expense	289	13	16	902,033
Capital Contribution for shortfall at Offering close	-	-	-	25,073
Distribution to RSE Archive	-	(238)	-	-
Distribution to Series	-	-	-	(1,465)
Accumulated Surplus (Deficit)	(309)	(30)	(330)	(955,394)
Members' Equity (Deficit)	68,046	41,384	69,136	23,954,381
TOTAL LIABILITIES AND MEMBERS' EQUITY	$68,066	$41,401	$69,450	$31,735,497

RSE ARCHIVE, LLC

Consolidated Balance Sheets as of December 31, 2021

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Expenses, gains, losses, interest and other investing income
Storage	$ (49)	$ (3)	$ (3)	$ (3)	$ (128)	$ (3)
Transportation	(216)	-	-	-	(881)	-
Insurance	(646)	(294)	(82)	(208)	(86)	(47)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(1,056)	(442)	(230)	(356)	(1,240)	(195)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (1,056)	$ (442)	$ (230)	$ (356)	$ (1,240)	$ (195)

Basic and Diluted (Loss) per Membership Interest	$ (0.11)	$ (0.22)	$ (0.11)	$ (0.36)	$ (0.41)	$ (0.97)
Weighted Average Membership Interests	10,000	2,000	2,000	1,000	3,000	200

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Expenses, gains, losses, interest and other investing income
Storage	$(3)	$(3)	$(3)	$(3)	$(3)	$(165)
Transportation	-	-	-	-	-	(881)
Insurance	(46)	(306)	(143)	(143)	(46)	(2,472)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(194)	(454)	(291)	(291)	(194)	(3,663)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(194)	$ (454)	$ (291)	$ (291)	$ (194)	$(3,663)

Basic and Diluted (Loss) per Membership Interest	$ (0.97)	$ (0.45)	$ (0.15)	$ (0.23)	$ (0.10)	$ (0.37)
Weighted Average Membership Interests	200	1,000	2,000	1,000	2,000	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Expenses, gains, losses, interest and other investing income
Storage	$ (10)	$ -	$ -	$ (3)	$ (3)	$ (47)
Transportation	-	-	-	-	-	(216)
Insurance	(252)	-	-	(136)	(281)	(397)
Bookkeeping and Accounting Fees	(145)	-	-	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(407)	-	-	(284)	(429)	(805)
ProvisionforIncomeTaxes	-	-	-	-	-	-
Net Income/(Loss)	$ (407)	$ -	$ -	$ (284)	$ (429)	$ (805)

Basic and Diluted (Loss) per Membership Interest	$ (0.41)	$ -	$ -	$ (0.14)	$ (0.21)	$ (0.40)
Weighted Average Membership Interests	1,000	2,000	1,000	2,000	2,000	2,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (19)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	(216)	-	-	-	-
Insurance	(53)	(93)	(54)	(51)	(82)	(49)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(201)	(473)	(202)	(199)	(230)	(197)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (201)	$ (473)	$ (202)	$ (199)	$ (230)	$ (197)

Basic and Diluted (Loss) per Membership Interest	$ (0.20)	$ (0.47)	$ (0.40)	$ (0.20)	$ (0.02)	$ (0.39)
Weighted Average Membership Interests	1,000	1,000	500	1,000	10,000	500

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Expenses, gains, losses, interest and other investing income
Storage	$-	$ (3)	$ (13)	$ (91)	$ (67)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	-	(104)	(117)	(184)	(1,236)	(47)
Bookkeeping and Accounting Fees	-	(145)	(145)	(145)	(69)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	19,994	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(252)	(275)	(420)	18,622	(195)
Provision for Income Taxes	-	-	-	-	(2,480)	-
Net Income / (Loss)	$-	$(252)	$(275)	$(420)	$16,142	$(195)

Basic and Diluted (Loss) per Membership Interest	$-	$(0.50)	$ (0.14)	$ (0.42)	$ 5.38	$(0.98)
Weighted Average Membership Interests	2,000	500	2,000	1,000	3,000	200

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Expenses, gains, losses, Interest and other investment income
Storage	$ -	$ -	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	-	-	(151)	(671)	(136)	(214)
Bookkeeping and Accounting Fees	-	-	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss) Before Income Taxes	-	-	(299)	(819)	(284)	(362)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ -	$ -	$ (299)	$ (819)	$ (284)	$ (362)

Basic and Diluted (Loss) per Membership Interest	$ -	$ -	$ (0.15)	$ (0.41)	$ (0.28)	$ (0.36)
Weighted Average Membership Interests	1,000	2,000	2,000	2,000	1,000	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(58)	(47)	(65)	(43)	(88)	(160)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Crypto currency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss) Before Income Taxes	(206)	(195)	(213)	(191)	(236)	(308)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (206)	$ (195)	$ (213)	$ (191)	$ (236)	$ (308)

Basic and Diluted (Loss) per Membership Interest	$ (0.21)	$ (0.39)	$ (0.21)	$ (0.02)	$ (0.24)	$ (0.31)
Weighted Average Membership Interests	1,000	500	1,000	8,500	1,000	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (40)	$ (19)
Transportation	-	-	-	-	(881)	(216)
Insurance	(122)	(50)	(612)	-	(84)	(45)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	-	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(270)	(198)	(760)	-	(1,150)	(425)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (270)	$ (198)	$ (760)	$ -	$ (1,150)	$ (425)

Basic and Diluted (Loss) per Membership Interest	$ (0.27)	$ (0.10)	$ (0.15)	$ -	$ (0.29)	$ (0.04)
Weighted Average Membership Interests	1,000	2,000	5,000	10,000	4,000	12,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN	Series #51MANTLE	Series #CHURCHILL
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (3)	$ (54)	$ (7)
Transportation	-	-	-	-	-	(666)
Insurance	(194)	(428)	-	(64)	(170)	(43)
Bookkeeping and Accounting Fees	(145)	(145)	-	(145)	(88)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	35,500	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss) Before Income Taxes	(342)	(576)	-	(212)	35,188	(861)
Provision for Income Taxes	-	-	-	-	(7,206)	-
Net Income/(Loss)	$ (342)	$ (576)	$ -	$ (212)	$ 27,982	$ (861)

Basic and Diluted (Loss) per Membership Interest	$ (0.17)	$ (0.29)	$ -	$ (0.21)	$ 13.99	$ (0.11)
Weighted Average Membership Interests	2,000	2,000	1,000	1,000	2,000	7,500

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (3)	$ (1)	$ (3)	$ (3)	$ (3)
Transportation	(666)	-	-	-	-	-
Insurance	(115)	(252)	(127)	(199)	(174)	(228)
Bookkeeping and Accounting Fees	(145)	(145)	(27)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	31,000	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(933)	(400)	30,845	(347)	(322)	(376)
Provision for Income Taxes	-	-	(6,195)	-	-	-
Net Income / (Loss)	$ (933)	$ (400)	$ 24,650	$ (347)	$ (322)	$ (376)

Basic and Diluted (Loss) per Membership Interest	$ (0.93)	$ (0.06)	$ 12.32	$ (0.17)	$ (0.06)	$ (0.38)
Weighted Average Membership Interests	1,000	6,250	2,000	2,000	5,600	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR

Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ -	$ (134)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(515)	-	-	(94)	-	(18)
Bookkeeping and Accounting Fees	(145)	-	-	(27)	-	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	120,000	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss) Before Income Taxes	(663)	-	-	119,745	-	(163)
Provision for Income Taxes	-	-	-	(24,910)	-	-
Net Income/(Loss)	$ (663)	$ -	$ -	$ 94,835	$ -	$ (163)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ -	$ -	$ 31.61	$ -	$ (0.16)
Weighted Average Membership Interests	10,000	2,000	3,000	3,000	11,500	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (31)	$ (3)	$ (31)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(77)	(111)	(135)	(77)	(597)	(281)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(222)	(256)	(311)	(225)	(773)	(429)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (222)	$ (256)	$ (311)	$ (225)	$ (773)	$ (429)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.26)	$ (0.01)	$ (0.03)	$ (0.39)	$ (0.43)
Weighted Average Membership Interests	1,000	1,000	23,000	8,000	2,000	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Expenses, gains, losses, interest and other investing income
Storage	$ (23)	$ (36)	$ (3)	$ (3)	$ -	$ (3)
Transportation	(881)	(216)	-	-	-	-
Insurance	(174)	(179)	(1,133)	(77)	-	(140)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	-	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,223)	(576)	(1,281)	(225)	-	(288)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,223)	$ (576)	$ (1,281)	$ (225)	$ -	$ (288)

Basic and Diluted (Loss) per Membership Interest	$ (0.31)	$ (0.29)	$ (0.11)	$ (0.03)	$ -	$ (0.05)
Weighted Average Membership Interests	4,000	2,000	11,250	8,000	8,000	5,750

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(208)	(93)	(45)	(51)	(681)	(55)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(353)	(238)	(193)	(199)	(829)	(203)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (353)	$ (238)	$ (193)	$ (199)	$ (829)	$ (203)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.03)	$ (0.02)	$ (0.05)	$ (0.14)	$ (0.10)
Weighted Average Membership Interests	5,000	9,000	12,000	4,200	6,000	2,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (36)	$ (3)	$ (3)	$ -
Transportation	-	-	(216)	-	-	-
Insurance	(330)	-	(298)	(59)	(86)	(53)
Bookkeeping and Accounting Fees	(145)	-	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(478)	-	(695)	(207)	(234)	(198)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (478)	$ -	$ (695)	$ (207)	$ (234)	$ (198)

Basic and Diluted (Loss) per Membership Interest	$ (0.24)	$ -	$ (0.05)	$ (0.10)	$ (0.12)	$ (0.04)
Weighted Average Membership Interests	2,000	5,200	13,800	2,000	2,000	5,100

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (41)	$ (31)	$ (3)	$ (94)
Transportation	-	-	(666)	-	-	(216)
Insurance	-	(44)	(1,254)	(209)	(165)	(171)
Bookkeeping and Accounting Fees	-	(145)	(145)	(145)	(145)	(123)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	35,000
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	-	(192)	(2,106)	(385)	(313)	34,396
Provision for Income Taxes	-	-	-	-	-	(6,999)
Net Income/(Loss)	$ -	$ (192)	$ (2,106)	$ (385)	$ (313)	$ 27,397

Basic and Diluted (Loss)per Membership Interest	$ -	$ (0.19)	$ (0.21)	$ (0.10)	$ (0.04)	$ 5.48
Weighted Average Membership Interests	2,000	1,000	10,000	3,750	8,000	5,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (7)	$ (3)	$ (13)
Transportation	-	-	-	(666)	-	-
Insurance	(151)	(55)	(252)	(1,206)	(149)	(768)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(299)	(203)	(400)	(2,024)	(297)	(926)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (299)	$ (203)	$ (400)	$ (2,024)	$ (297)	$ (926)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.10)	$ (0.08)	$ (0.20)	$ (0.06)	$ (0.05)
Weighted Average Membership Interests	2,500	2,000	5,000	10,000	5,000	18,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (94)	$ -	$ (7)
Transportation	-	-	-	(245)	-	(666)
Insurance	(477)	(61)	(183)	(768)	(38)	(45)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(625)	(209)	(331)	(1,252)	(183)	(863)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (625)	$ (209)	$ (331)	$ (1,252)	$ (183)	$ (863)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.10)	$ (0.07)	$ (0.06)	$ (0.10)	$ (0.86)
Weighted Average Membership Interests	5,000	2,000	5,000	21,250	1,850	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ -	$ (3)	$ -
Transportation	-	-	-	-	-	-
Insurance	(751)	(155)	-	-	(134)	-
Bookkeeping and Accounting Fees	(145)	(145)	-	-	(145)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(899)	(303)	-	-	(282)	-
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (899)	$ (303)	$ -	$ -	$ (282)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.08)	$ -	$ -	$ (0.06)	$ -
Weighted Average Membership Interests	16,500	4,000	5,300	7,750	5,000	5,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ -	$ (19)	$ (7)	$ (155)
Transportation	-	-	-	(216)	(666)	(881)
Insurance	(231)	(51)	(170)	(283)	(427)	(1,253)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(379)	(199)	(315)	(663)	(1,245)	(2,434)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (379)	$ (199)	$ (315)	$ (663)	$ (1,245)	$ (2,434)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.01)	$ (0.02)	$ (0.07)	$ (0.12)	$ (0.08)
Weighted Average Membership Interests	9,000	20,000	15,600	10,000	10,000	30,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (43)	$ (23)	$ (3)	$ (23)	$ (134)
Transportation	-	-	-	-	-	-
Insurance	(117)	(320)	(114)	(379)	(172)	(199)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(24)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	12,400
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(265)	(508)	(282)	(527)	(340)	12,043
Provision for Income Taxes	-	-	-	-	-	(2,392)
Net Income / (Loss)	$ (265)	$ (508)	$ (282)	$ (527)	$ (340)	$ 9,651

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.08)	$ (0.15)	$ (0.05)	$ (0.04)	$ 1.93
Weighted Average Membership Interests	6,000	6,500	1,850	10,000	8,000	5,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Expenses, gains, losses, interest and other investing income
Storage	$ (48)	$ (23)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(271)	(185)	(80)	(126)	-	(135)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	-	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(464)	(353)	(228)	(274)	-	(283)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (464)	$ (353)	$ (228)	$ (274)	$ -	$ (283)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.05)	$ (0.02)	$ (0.07)	$ -	$ (0.12)
Weighted Average Membership Interests	10,800	6,900	10,000	4,200	10,750	2,400

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINO	Series #58PELE	Series #09CURRY	Series #84JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (19)	$ (3)	$ (3)	$ (56)	$ (3)	$ (68)
Transportation	(216)	-	-	-	-	-
Insurance	(102)	(272)	(41)	(1,414)	(149)	(1,559)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(37)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	1,043,269	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss)Before Income Taxes	(482)	(420)	(189)	1,041,762	(297)	(1,772)
Provision for Income Taxes	-	-	-	(218,313)	-	-
Net Income/(Loss)	$ (482)	$ (420)	$ (189)	$ 823,449	$ (297)	$ (1,772)

Basic and Diluted (Loss)per Membership Interest	$ (0.15)	$ (0.21)	$ (0.09)	$ 26.14	$ (0.12)	$ (0.12)
Weighted Average Membership Interests	3,150	2,000	2,000	31,500	2,500	15,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (3)	$ (7)	$ (23)	$ (68)
Transportation	-	-	-	(666)	-	-
Insurance	(72)	(100)	(243)	(125)	(94)	(330)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	(9,600)
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(217)	(248)	(391)	(943)	(262)	(10,143)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (217)	$ (248)	$ (391)	$ (943)	$ (262)	$ (10,143)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.05)	$ (0.03)	$ (0.09)	$ (0.02)	$ (0.60)
Weighted Average Membership Interests	6,800	4,900	12,000	10,000	15,500	17,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Expenses, gains, losses, interest and other investing income
Storage	$ (2,000)	$ (68)	$ (3)	$ -	$ (68)	$ (197)
Transportation	(11,601)	-	-	-	-	(881)
Insurance	(525)	(136)	(214)	-	(365)	(3,543)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	-	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(14,271)	(349)	(362)	-	(578)	(4,766)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (14,271)	$ (349)	$ (362)	$ -	$ (578)	$ (4,766)

Basic and Diluted (Loss) per Membership Interest	$ (1.25)	$ (0.07)	$ (0.04)	$ -	$ (0.06)	$ (0.24)
Weighted Average Membership Interests	11,400	5,000	10,000	5,000	10,000	20,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (31)	$ -	$ (3)	$ (20)	$ (84)
Transportation	-	-	-	-	-	(216)
Insurance	(56)	(768)	(73)	(213)	(344)	(1,031)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(18)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	25,115	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(201)	(944)	(218)	(361)	24,733	(1,476)
Provision for Income Taxes	-	-	-	-	(5,040)	-
Net Income / (Loss)	$ (201)	$ (944)	$ (218)	$ (361)	$ 19,693	$ (1,476)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.09)	$ (0.04)	$ (0.05)	$ 2.02	$ (0.15)
Weighted Average Membership Interests	3,250	11,000	6,000	7,000	9,750	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (23)	$ (43)	$ (23)	$ (68)	$ (23)	$ (48)
Transportation	-	-	-	-	-	-
Insurance	(281)	(281)	(88)	(1,265)	(160)	(394)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(42,000)	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(449)	(469)	(256)	(43,478)	(328)	(587)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (449)	$ (469)	$ (256)	$ (43,478)	$ (328)	$ (587)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.04)	$ (0.02)	$ (4.35)	$ (0.07)	$ (0.06)
Weighted Average Membership Interests	10,000	11,200	10,250	10,000	4,750	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Expenses, gains, losses, interest and other investing income
Storage	$ (23)	$ -	$ (3)	$ (23)	$ -	$ (50)
Transportation	-	-	-	(881)	-	-
Insurance	(147)	-	(91)	(3,111)	(46)	(299)
Bookkeeping and Accounting Fees	(145)	-	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(315)	-	(239)	(4,160)	(191)	(494)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (315)	$ -	$ (239)	$ (4,160)	$ (191)	$ (494)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ -	$ (0.02)	$ (0.04)	$ (0.10)	$ (0.05)
Weighted Average Membership Interests	5,300	4,350	10,000	100,000	2,000	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (23)	$ (3)	$ (104)	$ (3)	$ (3)
Transportation	-	-	-	(216)	-	-
Insurance	(1,054)	(148)	(365)	(1,497)	(330)	(93)
Bookkeeping and Accounting Fees	(21)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	(480)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	135,000	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(24,000)	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	133,925	(316)	(24,513)	(2,442)	(478)	(241)
Provision for Income Taxes	(27,812)	-	-	-	-	-
Net Income / (Loss)	$ 106,113	$ (316)	$ (24,513)	$ (2,442)	$ (478)	$ (241)

Basic and Diluted (Loss) per Membership Interest	$ 4.24	$ (0.09)	$ (3.50)	$ (0.07)	$ (0.05)	$ (0.12)
Weighted Average Membership Interests	25,000	3,500	7,000	35,000	10,000	2,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Expenses, gains, losses, interest and other investing income
Storage	$ (98)	$ (23)	$ -	$ (3)	$ (71)	$ (23)
Transportation	(29)	-	-	-	(216)	-
Insurance	(264)	(501)	-	(78)	(1,693)	(388)
Bookkeeping and Accounting Fees	(145)	(145)	-	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income/(Loss) Before Income Taxes	(536)	(669)	-	(226)	(2,125)	(556)
Provision for Income Taxes	-	-	-	-	-	-
Net Income/(Loss)	$ (536)	$ (669)	$ -	$ (226)	$ (2,125)	$ (556)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.07)	$ -	$ (0.05)	$ (0.11)	$ (0.03)
Weighted Average Membership Interests	11,000	10,000	12,000	5,000	18,750	20,500

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Expenses, gains, losses, interest and other investing income
Storage	$ (183)	$ -	$ (3)	$ (3)	$ -	$ -
Transportation	(173)	-	-	-	-	-
Insurance	(345)	(57)	(491)	(237)	(419)	(259)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(146)	(146)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(15,099)	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(846)	(202)	(15,738)	(385)	(565)	(405)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (846)	$ (202)	$ (15,738)	$ (385)	$ (565)	$ (405)

Basic and Diluted (Loss) per Membership Interest	$ (0.08)	$ (0.10)	$ (1.75)	$ (0.04)	$ (0.03)	$ (0.04)
Weighted Average Membership Interests	10,000	2,000	9,000	10,000	17,500	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (60)	$ (3)	$ (3)	$ (3)	$ (23)
Transportation	-	-	-	-	-	-
Insurance	(56)	(3,505)	(57)	(111)	(51)	(233)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(204)	(3,710)	(205)	(259)	(199)	(401)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (204)	$ (3,710)	$ (205)	$ (259)	$ (199)	$ (401)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.11)	$ (0.08)	$ (0.09)	$ (0.10)	$ (0.04)
Weighted Average Membership Interests	4,000	33,000	2,500	3,000	2,000	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (19)	$ (94)	$ -	$ (29)
Transportation	-	-	(216)	(245)	-	(216)
Insurance	(224)	(206)	(1,863)	(206)	(110)	(143)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(372)	(354)	(2,243)	(690)	(255)	(533)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (372)	$ (354)	$ (2,243)	$ (690)	$ (255)	$ (533)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.09)	$ (0.05)	$ (0.07)	$ (0.04)	$ (0.11)
Weighted Average Membership Interests	30,000	4,000	41,500	10,000	6,000	5,000

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (23)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(51)	(96)	(1,060)	(636)	(2,058)	(2,725)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(199)	(264)	(1,208)	(784)	(2,206)	(2,873)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (199)	$ (264)	$ (1,208)	$ (784)	$ (2,206)	$ (2,873)

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ (0.04)	$ (0.05)	$ (0.02)	$ (0.10)	$ (0.57)
Weighted Average Membership Interests	2,000	6,000	23,500	33,000	22,500	5,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (19)	$ (3)	$ -	$ (10)	$ (19)
Transportation	-	(216)	-	-	-	(216)
Insurance	(914)	(2,234)	(219)	-	(330)	(93)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	-	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,062)	(2,614)	(367)	-	(485)	(473)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,062)	$ (2,614)	$ (367)	$ -	$ (485)	$ (473)

Basic and Diluted (Loss) per Membership Interest	$ (0.09)	$ (0.12)	$ (0.04)	$ -	$ (0.05)	$ (0.06)
Weighted Average Membership Interests	11,250	21,000	10,000	18,000	10,000	8,500

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(56)	(248)	(125)	(145)	(67)	(1,158)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(204)	(396)	(273)	(290)	(215)	(1,306)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (204)	$ (396)	$ (273)	$ (290)	$ (215)	$ (1,306)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.04)	$ (0.27)	$ (0.06)	$ (0.03)	$ (0.07)
Weighted Average Membership Interests	3,625	10,000	1,000	5,000	7,500	20,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (23)	$ (3)	$ (3)	$ (23)	$ (3)
Transportation	-	-	-	-	(881)	-
Insurance	(453)	(110)	(184)	(105)	(525)	(89)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(601)	(278)	(332)	(253)	(1,574)	(237)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (601)	$ (278)	$ (332)	$ (253)	$ (1,574)	$ (237)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.06)	$ (0.13)	$ (0.10)	$ (0.16)	$ (0.05)
Weighted Average Membership Interests	10,000	5,000	2,500	2,500	10,000	5,000

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(80)	(113)	(394)	(403)	(231)	(318)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(228)	(261)	(542)	(551)	(379)	(466)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (228)	$ (261)	$ (542)	$ (551)	$ (379)	$ (466)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.13)	$ (0.05)	$ (0.11)	$ (0.08)	$ (0.05)
Weighted Average Membership Interests	15,000	2,000	10,000	5,000	5,000	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ -	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(80)	(234)	(257)	(125)	(80)	(501)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(228)	(379)	(405)	(273)	(228)	(649)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (228)	$ (379)	$ (405)	$ (273)	$ (228)	$ (649)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.09)	$ (0.08)	$ (0.27)	$ (0.03)	$ (0.08)
Weighted Average Membership Interests	10,000	4,300	5,000	1,000	8,000	8,500

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (3)	$ (3)	$ (3)	$ -
Transportation	-	-	-	-	-	-
Insurance	(568)	(74)	(1,557)	(135)	(111)	-
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(144)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	(4)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	(60,899)	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(713)	(219)	(62,604)	(283)	(259)	(148)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (713)	$ (219)	$ (62,604)	$ (283)	$ (259)	$ (148)

Basic and Diluted (Loss) per Membership Interest	$ (0.04)	$ (0.02)	$ (1.93)	$ (0.14)	$ (0.04)	$ (0.02)
Weighted Average Membership Interests	17,500	13,000	32,500	2,000	6,000	7,200

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ -	$ (31)	$ -
Transportation	-	-	-	-	-	-
Insurance	(196)	(111)	(135)	-	(3,931)	-
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	(55)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(1,316)	-	-
Loss on Sale of Cryptocurrency	-	-	-	(1,179)	-	-
Investment Income/(Loss)	-	-	-	92,406	-	-
Income / (Loss) Before Income Taxes	(344)	(259)	(283)	89,711	(4,107)	(145)
Provision for Income Taxes	-	-	-	(32,610)	-	-
Net Income / (Loss)	$ (344)	$ (259)	$ (283)	$ 57,101	$ (4,107)	$ (145)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.13)	$ (0.11)	$ 3.46	$ (0.10)	$ (0.00)
Weighted Average Membership Interests	12,000	2,000	2,500	16,500	42,500	60,000

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (23)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(47)	(120)	(915)	(281)	(330)	(797)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(195)	(288)	(1,063)	(429)	(478)	(945)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (195)	$ (288)	$ (1,063)	$ (429)	$ (478)	$ (945)

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ (0.06)	$ (0.04)	$ (0.04)	$ (0.05)	$ (0.08)
Weighted Average Membership Interests	2,000	5,000	27,000	10,000	10,000	12,500

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ -	$ -	$ (3)	$ (23)
Transportation	-	-	-	-	-	-
Insurance	(453)	(115)	(149)	-	(281)	(189)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(23,600)	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(598)	(263)	(294)	(145)	(24,029)	(357)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (598)	$ (263)	$ (294)	$ (145)	$ (24,029)	$ (357)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.03)	$ (0.15)	$ (0.01)	$ (2.40)	$ (0.36)
Weighted Average Membership Interests	10,000	8,000	2,000	15,000	10,000	1,000

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (7)	$ -	$ -	$ (3)
Transportation	-	-	(666)	-	-	-
Insurance	(111)	(64)	(525)	-	-	(49)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	20	-	-	-	-
Transaction Fee	-	-	-	(55)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(916)	-	-
Loss on Sale of Cryptocurrency	-	-	-	(1,179)	-	-
Investment Income/(Loss)	-	-	-	92,304	-	-
Income / (Loss) Before Income Taxes	(259)	(192)	(1,343)	90,009	(145)	(197)
Provision for Income Taxes	-	-	-	(32,718)	-	-
Net Income / (Loss)	$ (259)	$ (192)	$ (1,343)	$ 57,291	$ (145)	$ (197)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.02)	$ (0.06)	$ 3.02	$ (0.01)	$ (0.10)
Weighted Average Membership Interests	2,000	10,000	22,800	19,000	10,000	2,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Expenses, gains, losses, interest and other investing income
Storage	$ (34)	$ (3)	$ -	$ -	$ (3)	$ (3)
Transportation	(666)	-	-	-	-	-
Insurance	(1,097)	(1,440)	(28)	-	(403)	(87)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	(81)	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	(3,928)	-	-
Loss on Sale of Cryptocurrency	-	-	-	(1,179)	-	-
Investment Income/(Loss)	-	-	-	124,250	-	-
Income / (Loss) Before Income Taxes	(1,942)	(1,588)	(173)	118,917	(551)	(235)
Provision for Income Taxes	-	-	-	(43,227)	-	-
Net Income / (Loss)	$ (1,942)	$ (1,588)	$ (173)	$ 75,690	$ (551)	$ (235)

Basic and Diluted (Loss) per Membership Interest	$ (0.02)	$ (0.10)	$ (0.17)	$ 1.94	$ (0.06)	$ (0.02)
Weighted Average Membership Interests	80,000	16,500	1,000	39,000	10,000	10,000

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(429)	(355)	(525)	(76)	(140)	(424)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(577)	(503)	(673)	(224)	(285)	(572)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (577)	$ (503)	$ (673)	$ (224)	$ (285)	$ (572)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.06)	$ (0.06)	$ (0.02)	$ (0.02)	$ (0.06)
Weighted Average Membership Interests	10,000	9,125	11,500	10,000	13,000	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ -	$ (3)
Transportation	-	-	-	-	-	-
Insurance	(362)	(131)	(221)	(137)	-	(107)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	(47)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(510)	(279)	(369)	(332)	(145)	(255)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (510)	$ (279)	$ (369)	$ (332)	$ (145)	$ (255)

Basic and Diluted (Loss) per Membership Interest	$ (0.05)	$ (0.14)	$ (0.07)	$ (0.06)	$ (0.02)	$ (0.13)
Weighted Average Membership Interests	10,000	2,000	5,000	6,000	6,000	2,000

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Expenses, gains, losses, interest and other investing income
Storage	$ (7)	$ (3)	$ (3)	$ (3)	$ -	$ (19)
Transportation	(666)	-	-	-	-	(216)
Insurance	(500)	(68)	(88)	(678)	-	(178)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(140)	(140)	(137)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,318)	(216)	(236)	(821)	(140)	(550)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,318)	$ (216)	$ (236)	$ (821)	$ (140)	$ (550)

Basic and Diluted (Loss) per Membership Interest	$ (0.13)	$ (0.04)	$ (0.02)	$ (0.07)	$ (0.00)	$ (0.11)
Weighted Average Membership Interests	10,000	5,000	10,000	11,000	40,000	5,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (121)	$ (3)	$ (3)	$ (3)	$ (3)
Transportation	-	(881)	-	-	-	-
Insurance	(108)	(2,027)	(1,791)	(70)	(89)	(108)
Bookkeeping and Accounting Fees	(137)	(137)	(130)	(122)	(122)	(121)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(248)	(3,166)	(1,924)	(195)	(214)	(232)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (248)	$ (3,166)	$ (1,924)	$ (195)	$ (214)	$ (232)

Basic and Diluted (Loss) per Membership Interest	$ (0.12)	$ (0.16)	$ (0.05)	$ (0.10)	$ (0.11)	$ (0.02)
Weighted Average Membership Interests	2,000	20,000	41,500	2,000	2,000	10,000

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Expenses, gains, losses, interest and other investing income
Storage	$ (31)	$ -	$ (3)	$ (3)	$ (3)	$ (105)
Transportation	-	-	-	-	-	(666)
Insurance	(403)	-	(72)	(245)	(36)	(150)
Bookkeeping and Accounting Fees	(121)	(119)	(116)	(116)	(116)	(116)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	(71)	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	(1,323)	-	-	-	-
Loss on Sale of Cryptocurrency	-	(1,179)	-	-	-	-
Investment Income/(Loss)	-	91,968	-	-	-	-
Income / (Loss) Before Income Taxes	(555)	89,276	(191)	(364)	(155)	(1,037)
Provision for Income Taxes	-	(32,452)	-	-	-	-
Net Income / (Loss)	$ (555)	$ 56,824	$ (191)	$ (364)	$ (155)	$ (1,037)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ 0.57	$ (0.07)	$ (0.05)	$ (0.15)	$ (0.26)
Weighted Average Membership Interests	8,500	100,000	2,600	7,000	1,000	4,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Expenses, gains, losses, interest and other investing income
Storage	$ (19)	$ -	$ (35)	$ (2)	$ (2)	$ (2)
Transportation	(216)	-	(216)	-	-	-
Insurance	(85)	(62)	(445)	(35)	(34)	(160)
Bookkeeping and Accounting Fees	(116)	(113)	(113)	(92)	(92)	(92)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(436)	(175)	(809)	(129)	(128)	(254)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (436)	$ (175)	$ (809)	$ (129)	$ (128)	$ (254)

Basic and Diluted (Loss) per Membership Interest	$ (0.22)	$ (0.03)	$ (0.06)	$ (0.03)	$ (0.06)	$ (0.03)
Weighted Average Membership Interests	2,000	6,500	12,500	5,000	2,000	9,000

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Expenses, gains, losses, interest and other investing income
Storage	$ (2)	$ (2)	$ (67)	$ (2)	$ -	$ (2)
Transportation	-	(339)	(339)	-	-	-
Insurance	(134)	(239)	(804)	(74)	-	(252)
Bookkeeping and Accounting Fees	(92)	(92)	(91)	(91)	(91)	(76)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	(56)	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(1,413)	-
Loss on Sale of Cryptocurrency	-	-	-	-	(1,179)	-
Investment Income/(Loss)	-	-	-	-	92,649	-
Income / (Loss) Before Income Taxes	(228)	(672)	(1,301)	(167)	89,910	(330)
Provision for Income Taxes	-	-	-	-	(32,682)	-
Net Income / (Loss)	$ (228)	$ (672)	$ (1,301)	$ (167)	$ 57,228	$ (330)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.13)	$ (0.06)	$ (0.02)	$ 0.70	$ (0.05)
Weighted Average Membership Interests	7,500	5,000	22,500	11,000	82,000	7,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Expenses, gains, losses, interest and other investing income
Storage	$ (2)	$ -	$ (2)	$ (2)	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	(36)	(95)	(86)	(204)	-	-
Bookkeeping and Accounting Fees	(76)	(76)	(76)	(76)	(75)	(76)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	(8)	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(114)	(171)	(164)	(282)	(83)	(76)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (114)	$ (171)	$ (164)	$ (282)	$ (83)	$ (76)

Basic and Diluted (Loss) per Membership Interest	$ (0.06)	$ (0.03)	$ (0.07)	$ (0.03)	$ (0.01)	$ (0.02)
Weighted Average Membership Interests	2,000	5,000	2,500	10,000	11,000	5,000

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Expenses, gains, losses, interest and other investing income
Storage	$ (2)	$ (2)	$ (2)	$ (2)	$ (1,000)	$ (2)
Transportation	-	-	-	-	-	-
Insurance	(70)	(72)	(96)	(71)	(609)	(22)
Bookkeeping and Accounting Fees	(70)	(70)	(70)	(70)	(69)	(63)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Cryptocurrency	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(142)	(144)	(168)	(143)	(1,678)	(87)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (142)	$ (144)	$ (168)	$ (143)	$ (1,678)	$ (87)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.03)	$ (0.03)	$ (0.03)	$ (0.06)	$ (0.03)
Weighted Average Membership Interests	2,000	5,000	5,000	5,000	30,000	3,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (11)	$ -	$ (1)	$ (1)	$ (17,706)
Transportation	-	-	-	-	(37,790)
Insurance	(22)	-	(45)	(109)	(129,978)
Bookkeeping and Accounting Fees	(63)	(53)	(11)	(11)	(41,338)
Marketing Expense	-	-	-	-	(4,173)
Banking Fees	-	-	-	-	(268)
Transaction Fee	-	(43)	-	-	(396)
Gain on Sale	-	-	-	-	1,477,148
Loss on Sale	-	-	-	-	(2,133)
Loss on Impairment	-	(916)	-	-	(231,017)
Loss on Sale of Cryptocurrency	-	-	-	-	(6,135)
Investment Income/(Loss)	-	6,111	-	-	503,555
Income / (Loss) Before Income Taxes	(95)	5,098	(57)	(121)	1,509,769
Provision for Income Taxes	-	(1,854)	-	-	(476,889)
Net Income / (Loss)	$ (95)	$ 3,245	$ (57)	$ (121)	$ 1,032,880

Basic and Diluted (Loss) per Membership Interest	$ (0.10)	$ 0.32	$ (0.01)	$ (0.01)
Weighted Average Membership Interests	1,000	10,000	10,000	20,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2022 (unaudited)

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Expenses, gains and losses
Storage	$(22)	$(12)	$-	$(12)	$(3)	$(4)
Transportation	-	-	-	-	-	-
Insurance	(587)	(246)	(79)	(164)	(59)	(11)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,209)	(858)	(679)	(776)	(662)	(615)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,209)	$(858)	$(679)	$(776)	$(662)	$(615)

Basic and Diluted (Loss) per Membership Interest	$(0.12)	$(0.43)	$(0.34)	$(0.78)	$(0.22)	$(3.07)
Weighted Average Membership Interests	10,000	2,000	2,000	1,000	3,000	200

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Expenses, gains and losses
Storage	$(4)	$(5)	$-	$(54)	$(69)	$-
Transportation	-	-	-	(199)	-	-
Insurance	(9)	(258)	(138)	(84)	(10)	(2,347)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(613)	(863)	(739)	(937)	(679)	(2,947)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(613)	$(863)	$(739)	$(937)	$(679)	$(2,947)

Basic and Diluted (Loss) per Membership Interest	$(3.07)	$(0.86)	$(0.37)	$(0.94)	$(0.34)	$(0.29)
Weighted Average Membership Interests	200	1,000	2,000	1,000	2,000	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Expenses, gains and losses
Storage	$(12)	$-	$-	$-	$(6)	$(12)
Transportation	-	-	(31)	-	-	-
Insurance	(207)	-	(340)	(94)	(235)	(347)
Professional Fees	(600)	-	(590)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	37,500	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(819)	-	36,539	(694)	(841)	(959)
Provision for Income Taxes	-	-	(7,264)	-	-	-
Net Income / (Loss)	$(819)	$-	$29,275	$(694)	$(841)	$(959)

Basic and Diluted (Loss) per Membership Interest	$(0.82)	$-	$29.27	$(0.35)	$(0.42)	$(0.48)
Weighted Average Membership Interests	1,000	-	1,000	2,000	2,000	2,000

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Expenses, gains and losses
Storage	$(4)	$(4)	$(4)	$(4)	$(12)	$(4)
Transportation	-	-	-	-	-	-
Insurance	(18)	(68)	(20)	(15)	(42)	(14)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(622)	(672)	(624)	(619)	(654)	(618)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(622)	$(672)	$(624)	$(619)	$(654)	$(618)

Basic and Diluted (Loss) per Membership Interest	$(0.62)	$(0.67)	$(1.25)	$(0.62)	$(0.07)	$(1.24)
Weighted Average Membership Interests	1,000	1,000	500	1,000	10,000	500

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Expenses, gains and losses
Storage	$-	$(12)	$-	$(12)	$(24)	$(4)
Transportation	-	-	-	-	-	-
Insurance	-	(63)	(113)	(141)	(1,174)	(11)
Professional Fees	-	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(675)	(713)	(753)	(1,798)	(615)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$-	$(675)	$(713)	$(753)	$(1,798)	$(615)

Basic and Diluted (Loss) per Membership Interest	$-	$(1.35)	$(0.36)	$(0.75)	$(0.60)	$(3.08)
Weighted Average Membership Interests	-	500	2,000	1,000	3,000	200

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Expenses, gains and losses
Storage	$-	$(4)	$(12)	$(1)	$(12)	$(12)
Transportation	-	-	-	(124)	-	-
Insurance	-	(78)	(127)	(610)	(94)	(169)
Professional Fees	-	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(682)	(739)	(1,335)	(706)	(781)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$-	$(682)	$(739)	$(1,335)	$(706)	$(781)

Basic and Diluted (Loss) per Membership Interest	$-	$(0.34)	$(0.37)	$(0.67)	$(0.71)	$(0.78)
Weighted Average Membership Interests	-	2,000	2,000	2,000	1,000	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Expenses, gains and losses
Storage	$(4)	$(4)	$(4)	$(4)	$(4)	$(6)
Transportation	-	-	-	-	-	-
Insurance	(25)	(10)	(33)	(6)	(62)	(117)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(629)	(614)	(637)	(610)	(666)	(723)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(629)	$(614)	$(637)	$(610)	$(666)	$(723)

Basic and Diluted (Loss) per Membership Interest	$(0.63)	$(1.23)	$(0.64)	$(0.07)	$(0.67)	$(0.72)
Weighted Average Membership Interests	1,000	500	1,000	8,500	1,000	1,000

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Expenses, gains and losses
Storage	$-	$(4)	$(12)	$-	$(4)	$(4)
Transportation	-	-	-	-	-	-
Insurance	(127)	(15)	(554)	-	(58)	(9)
Professional Fees	(600)	(600)	(600)	-	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(727)	(619)	(1,166)	-	(662)	(613)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(727)	$(619)	$(1,166)	$-	$(662)	$(613)

Basic and Diluted (Loss) per Membership Interest	$(0.73)	$(0.31)	$(0.23)	$-	$(0.17)	$(0.05)
Weighted Average Membership Interests	1,000	2,000	5,000	-	4,000	12,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Expenses, gains and losses
Storage	$(12)	$(12)	$(5)	$(4)	$(12)	$(4)
Transportation	-	-	-	-	-	-
Insurance	(150)	(376)	(45)	(32)	(138)	(6)
Professional Fees	(600)	(600)	(520)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	41,000	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(762)	(988)	40,431	(636)	(750)	(610)
Provision for Income Taxes	-	-	(8,405)	-	-	-
Net Income / (Loss)	$(762)	$(988)	$32,025	$(636)	$(750)	$(610)

Basic and Diluted (Loss) per Membership Interest	$(0.38)	$(0.49)	$32.03	$(0.64)	$(0.38)	$(0.08)
Weighted Average Membership Interests	2,000	2,000	1,000	1,000	2,000	7,500

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Expenses, gains and losses
Storage	$(4)	$(12)	$(12)	$(12)	$(12)	$(12)
Transportation	-	-	-	-	-	-
Insurance	(95)	(207)	(117)	(155)	(130)	(183)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	(84)	(84)	(84)	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(699)	(902)	(813)	(851)	(742)	(795)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(699)	$(902)	$(813)	$(851)	$(742)	$(795)

Basic and Diluted (Loss) per Membership Interest	$(0.70)	$(0.14)	$(0.41)	$(0.43)	$(0.13)	$(0.80)
Weighted Average Membership Interests	1,000	6,250	2,000	2,000	5,600	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Expenses, gains and losses
Storage	$(12)	$(3)	$(17)	$(4)	$(4)	$-
Transportation	-	-	-	-	-	-
Insurance	(460)	(76)	(657)	(108)	(9)	(18)
Professional Fees	(600)	(543)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	25,937	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,072)	25,314	(1,274)	(712)	(613)	(618)
Provision for Income Taxes	-	(5,216)	-	-	-	-
Net Income / (Loss)	$(1,072)	$20,099	$(1,274)	$(712)	$(613)	$(618)

Basic and Diluted (Loss) per Membership Interest	$(0.11)	$10.05	$(0.42)	$(0.24)	$(0.05)	$(0.62)
Weighted Average Membership Interests	10,000	2,000	3,000	3,000	11,500	1,000

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Expenses, gains and losses
Storage	$-	$-	$(12)	$(12)	$(1)	$(1)
Transportation	-	-	-	-	(124)	(124)
Insurance	(79)	(113)	(94)	(38)	(540)	(235)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(679)	(713)	(706)	(650)	(1,265)	(960)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(679)	$(713)	$(706)	$(650)	$(1,265)	$(960)

Basic and Diluted (Loss) per Membership Interest	$(0.68)	$(0.71)	$(0.03)	$(0.08)	$(0.63)	$(0.96)
Weighted Average Membership Interests	1,000	1,000	23,000	8,000	2,000	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Expenses, gains and losses
Storage	$(4)	$-	$(12)	$(12)	$(3)	$(12)
Transportation	-	-	-	-	-	-
Insurance	(167)	(33)	(1,056)	(38)	(143)	(99)
Professional Fees	(600)	(600)	(600)	(600)	(520)	(600)
Marketing Expense	-	-	-	-	-	(84)
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	51,000	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(771)	(634)	(1,668)	(650)	50,334	(794)
Provision for Income Taxes	-	-	-	-	(10,518)	-
Net Income / (Loss)	$(771)	$(634)	$(1,668)	$(650)	$39,816	$(794)

Basic and Diluted (Loss) per Membership Interest	$(0.19)	$(0.32)	$(0.15)	$(0.08)	$4.98	$(0.14)
Weighted Average Membership Interests	4,000	2,000	11,250	8,000	8,000	5,750

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Expenses, gains and losses
Storage	$(2)	$-	$(4)	$(4)	$(12)	$(4)
Transportation	-	-	-	-	-	-
Insurance	(164)	(94)	(8)	(16)	(620)	(21)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(766)	(694)	(612)	(620)	(1,232)	(625)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(766)	$(694)	$(612)	$(620)	$(1,232)	$(625)

Basic and Diluted (Loss) per Membership Interest	$(0.15)	$(0.08)	$(0.05)	$(0.15)	$(0.21)	$(0.31)
Weighted Average Membership Interests	5,000	9,000	12,000	4,200	6,000	2,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Expenses, gains and losses
Storage	$(12)	$(4)	$(37)	$(4)	$-	$-
Transportation	-	-	(378)	-	-	-
Insurance	(282)	(108)	(289)	(26)	(83)	(54)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(894)	(712)	(1,304)	(630)	(683)	(654)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(894)	$(712)	$(1,304)	$(630)	$(683)	$(654)

Basic and Diluted (Loss) per Membership Interest	$(0.45)	$(0.14)	$(0.09)	$(0.31)	$(0.34)	$(0.13)
Weighted Average Membership Interests	2,000	5,200	13,800	2,000	2,000	5,100

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Expenses, gains and losses
Storage	$-	$(4)	$(12)	$(12)	$(2)	$(4)
Transportation	-	-	-	-	-	-
Insurance	-	(8)	(1,174)	(165)	(122)	(171)
Professional Fees	-	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(612)	(1,786)	(777)	(724)	(775)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$-	$(612)	$(1,786)	$(777)	$(724)	$(775)

Basic and Diluted (Loss) per Membership Interest	$-	$(0.61)	$(0.18)	$(0.21)	$(0.09)	$(0.16)
Weighted Average Membership Interests	-	1,000	10,000	3,750	8,000	5,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Expenses, gains and losses
Storage	$(12)	$(19)	$(12)	$(49)	$(2)	$(24)
Transportation	-	-	-	-	-	-
Insurance	(109)	(21)	(207)	(1,127)	(107)	(704)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	(84)	-	(84)	(84)	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(805)	(640)	(902)	(1,860)	(709)	(1,328)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(805)	$(640)	$(902)	$(1,860)	$(709)	$(1,328)

Basic and Diluted (Loss) per Membership Interest	$(0.32)	$(0.32)	$(0.18)	$(0.19)	$(0.14)	$(0.07)
Weighted Average Membership Interests	2,500	2,000	5,000	10,000	5,000	18,000

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Expenses, gains and losses
Storage	$(12)	$(4)	$(12)	$(12)	$-	$(4)
Transportation	-	-	-	-	-	-
Insurance	(423)	(28)	(139)	(704)	(39)	(9)
Professional Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	(84)	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,119)	(632)	(751)	(1,316)	(639)	(613)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,119)	$(632)	$(751)	$(1,316)	$(639)	$(613)

Basic and Diluted (Loss) per Membership Interest	$(0.22)	$(0.32)	$(0.15)	$(0.06)	$(0.35)	$(0.61)
Weighted Average Membership Interests	5,000	2,000	5,000	21,250	1,850	1,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Expenses, gains and losses
Storage	$(12)	$(2)	$(160)	$-	$(10)	$(3)
Transportation	-	-	-	-	-	-
Insurance	(687)	(113)	(33)	-	(92)	(209)
Professional Fees	(600)	(600)	(600)	-	(561)	(561)
Marketing Expense	(84)	-	-	-	(84)	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	39,200	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,383)	(714)	38,406	-	(747)	(774)
Provision for Income Taxes	-	-	(8,102)	-	-	-
Net Income / (Loss)	$(1,383)	$(714)	$30,305	$-	$(747)	$(774)

Basic and Diluted (Loss) per Membership Interest	$(0.08)	$(0.18)	$5.72	$-	$(0.15)	$(0.15)
Weighted Average Membership Interests	16,500	4,000	5,300	-	5,000	5,000

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Expenses, gains and losses
Storage	$(10)	$(4)	$-	$(12)	$(10)	$-
Transportation	-	-	-	-	-	-
Insurance	-	(14)	(161)	(236)	(376)	(1,172)
Professional Fees	(561)	(561)	(561)	(561)	(561)	(561)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(571)	(580)	(722)	(809)	(947)	(1,733)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(571)	$(580)	$(722)	$(809)	$(947)	$(1,733)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(0.03)	$(0.05)	$(0.08)	$(0.09)	$(0.06)
Weighted Average Membership Interests	9,000	20,000	15,600	10,000	10,000	30,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Expenses, gains and losses
Storage	$(12)	$(10)	$(10)	$(1)	$(10)	$(10)
Transportation	-	-	-	-	-	-
Insurance	(76)	(272)	(73)	(329)	(130)	(186)
Professional Fees	(561)	(561)	(561)	(561)	(542)	(542)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(649)	(843)	(645)	(891)	(682)	(738)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(649)	$(843)	$(645)	$(891)	$(682)	$(738)

Basic and Diluted (Loss) per Membership Interest	$(0.11)	$(0.13)	$(0.35)	$(0.09)	$(0.09)	$(0.15)
Weighted Average Membership Interests	6,000	6,500	1,850	10,000	8,000	5,000

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Expenses, gains and losses
Storage	$(102)	$-	$(3)	$(10)	$(4)	$(1)
Transportation	-	-	-	-	-	-
Insurance	(225)	(141)	(52)	(85)	-	(94)
Professional Fees	(542)	(542)	(523)	(523)	(523)	(516)
Marketing Expense	(84)	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(952)	(683)	(578)	(617)	(527)	(611)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(952)	$(683)	$(578)	$(617)	$(527)	$(611)

Basic and Diluted (Loss) per Membership Interest	$(0.09)	$(0.10)	$(0.06)	$(0.15)	$(0.05)	$(0.25)
Weighted Average Membership Interests	10,800	6,900	10,000	4,200	10,750	2,400

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Expenses, gains and losses
Storage	$(1)	$(6)	$-	$(20)	$(8)	$(8)
Transportation	-	-	-	-	-	-
Insurance	(62)	(225)	(40)	(1,352)	(107)	(1,467)
Professional Fees	(516)	(516)	(516)	(513)	(496)	(496)
Marketing Expense	-	-	-	-	(84)	(84)
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(579)	(747)	(556)	(1,885)	(695)	(2,055)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(579)	$(747)	$(556)	$(1,885)	$(695)	$(2,055)

Basic and Diluted (Loss) per Membership Interest	$(0.18)	$(0.37)	$(0.28)	$(0.06)	$(0.28)	$(0.14)
Weighted Average Membership Interests	3,150	2,000	2,000	31,500	2,500	15,000

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Expenses, gains and losses
Storage	$-	$(3)	$(47)	$(4)	$(3)	$(41)
Transportation	-	-	-	-	-	-
Insurance	(59)	(60)	(197)	(108)	(69)	(282)
Professional Fees	(496)	(479)	(479)	(479)	(479)	(443)
Marketing Expense	-	-	(84)	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(556)	(541)	(807)	(591)	(550)	(766)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(556)	$(541)	$(807)	$(591)	$(550)	$(766)

Basic and Diluted (Loss) per Membership Interest	$(0.08)	$(0.11)	$(0.07)	$(0.06)	$(0.04)	$(0.05)
Weighted Average Membership Interests	6,800	4,900	12,000	10,000	15,500	17,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Expenses, gains and losses
Storage	$(1,107)	$(40)	$(8)	$(4)	$(47)	$-
Transportation	-	-	-	-	-	-
Insurance	(552)	(94)	(169)	(38)	(315)	(3,380)
Professional Fees	(443)	(443)	(425)	(425)	(418)	(414)
Marketing Expense	-	-	-	-	(84)	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(2,102)	(577)	(602)	(467)	(864)	(3,794)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(2,102)	$(577)	$(602)	$(467)	$(864)	$(3,794)

Basic and Diluted (Loss) per Membership Interest	$(0.18)	$(0.12)	$(0.06)	$(0.09)	$(0.09)	$(0.19)
Weighted Average Membership Interests	11,400	5,000	10,000	5,000	10,000	20,000

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Expenses, gains and losses
Storage	$-	$(1)	$(887)	$(6)	$(12)	$-
Transportation	-	(124)	-	-	-	-
Insurance	(36)	-	(39)	(169)	(325)	(958)
Professional Fees	(377)	(377)	(355)	(355)	(355)	(355)
Marketing Expense	-	-	-	(84)	(84)	(84)
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(413)	(502)	(1,281)	(614)	(776)	(1,396)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(413)	$(502)	$(1,281)	$(614)	$(776)	$(1,396)

Basic and Diluted (Loss) per Membership Interest	$(0.13)	$(0.05)	$(0.21)	$(0.09)	$(0.08)	$(0.14)
Weighted Average Membership Interests	3,250	11,000	6,000	7,000	9,750	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Expenses, gains and losses
Storage	$(6)	$(2)	$(6)	$(6)	$(6)	$(6)
Transportation	-	-	-	-	-	-
Insurance	(225)	(218)	(62)	(1,183)	(118)	(344)
Professional Fees	(355)	(352)	(352)	(352)	(332)	(332)
Marketing Expense	-	-	-	-	-	(84)
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(586)	(571)	(419)	(1,541)	(456)	(766)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(586)	$(571)	$(419)	$(1,541)	$(456)	$(766)

Basic and Diluted (Loss) per Membership Interest	$(0.06)	$(0.05)	$(0.04)	$(0.15)	$(0.10)	$(0.08)
Weighted Average Membership Interests	10,000	11,200	10,250	10,000	4,750	10,000

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Expenses, gains and losses
Storage	$(4)	$(1)	$(1)	$(4)	$-	$(4)
Transportation	-	-	-	-	-	-
Insurance	(94)	(167)	(60)	(2,963)	(7)	(227)
Professional Fees	(283)	(283)	(283)	(283)	(283)	(283)
Marketing Expense	(84)	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(465)	(451)	(344)	(3,250)	(290)	(514)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(465)	$(451)	$(344)	$(3,250)	$(290)	$(514)

Basic and Diluted (Loss) per Membership Interest	$(0.09)	$(0.10)	$(0.03)	$(0.03)	$(0.15)	$(0.05)
Weighted Average Membership Interests	5,300	4,350	10,000	100,000	2,000	10,000

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Expenses, gains and losses
Storage	$-	$(4)	$(4)	$(2)	$(4)	$(4)
Transportation	-	-	-	-	-	-
Insurance	(981)	(98)	(261)	(1,305)	(236)	(53)
Professional Fees	(283)	(283)	(277)	(277)	(277)	(277)
Marketing Expense	-	(84)	(84)	-	-	-
Banking Fees	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,264)	(469)	(625)	(1,584)	(516)	(333)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$(1,264)	$(469)	$(625)	$(1,584)	$(516)	$(333)

Basic and Diluted (Loss) per Membership Interest	$(0.05)	$(0.13)	$(0.09)	$(0.05)	$(0.05)	$(0.17)
Weighted Average Membership Interests	25,000	3,500	7,000	35,000	10,000	2,000

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Consolidated
Expenses, gains and losses
Storage	$(1)	$(4)	$-	$(2)	$-	$(17,701)
Transportation	-	-	-	-	-	(1,247)
Insurance	(197)	(381)	(163)	(53)	(1,596)	(82,886)
Professional Fees	(260)	(260)	(220)	(253)	(253)	(91,704)
Marketing Expense	-	-	-	-	-	(40,226)
Banking Fees	-	-	-	-	-	(159)
Gain on Sale	-	-	110,000	-	-	304,637
Loss on Sale	-	-	-	-	-	(6)
Loss on Impairment	-	-	-	-	-	(345,120)
Income / (Loss) Before Income Taxes	(458)	(645)	109,617	(308)	(1,849)	(274,412)
Provision for Income Taxes	-	-	(23,070)	-	-	(62,574)
Net Income / (Loss)	$(458)	$(645)	$86,548	$(308)	$(1,849)	$(336,986)

Basic and Diluted (Loss) per Membership Interest	$(0.04)	$(0.06)	$7.21	$(0.06)	$(0.10)
Weighted Average Membership Interests	11,000	10,000	12,000	5,000	18,750

RSE ARCHIVE, LLC

Consolidated Statements of Operations

Six Months Ended June 30, 2021 (unaudited)

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Balance January 1, 2021	$127,408	$54,502	$17,229	$36,813	$72,272	$13,794
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,471	969	715	1,202	1,003	685
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,209)	(858)	(679)	(776)	(662)	(615)
Balance June 30, 2021	$127,670	$54,613	$17,264	$37,239	$72,613	$13,865

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Balance January 1, 2022	$ 126,450	$ 54,100	$ 17,100	$ 36,545	$ 71,195	$ 13,595
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,250	553	254	442	1,192	233
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,056)	(442)	(230)	(356)	(1,240)	(195)
Balance June 30, 2022	$ 126,644	$ 54,211	$ 17,124	$ 36,631	$ 71,147	$ 13,633

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Balance January 1, 2021	$11,961	$57,172	$30,976	$19,237	$13,032	$500,528
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	672	978	801	974	744	3,995
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(613)	(863)	(739)	(937)	(679)	(2,947)
Balance June 30, 2021	$12,020	$57,287	$31,038	$19,275	$13,097	$501,576

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Balance January 1, 2022	$ 11,795	$ 56,741	$ 30,750	$ 19,091	$ 12,850	$ 505,286
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	231	569	334	261	232	4,322
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(194)	(454)	(291)	(235)	(194)	(3,663)
Balance June 30, 2022	$ 11,832	$ 56,856	$ 30,793	$ 19,117	$ 12,888	$ 505,945

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Balance January 1, 2021	$44,377	$-	$74,306	$20,718	$50,490	$73,964
Distribution	-	-	(103,970)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	911	-	406	736	946	1,114
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(819)	-	29,275	(694)	(841)	(959)
Balance June 30, 2021	$44,469	$-	$16	$20,760	$50,595	$74,119

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Balance January 1, 2022	$ 45,003	$ -	$ 16	$ 21,003	$ 51,203	$ 74,994
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	499	-	-	348	537	931
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(407)	-	-	(284)	(429)	(805)
Balance June 30, 2022	$ 45,095	$ -	$ 16	$ 21,067	$ 51,311	$ 75,120

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Balance January 1, 2021	$20,898	$75,609	$24,415	$17,882	$9,924	$17,560
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	740	1,113	753	719	673	709
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(622)	(672)	(624)	(619)	(654)	(618)
Balance June 30, 2021	$21,016	$76,051	$24,544	$17,982	$9,943	$17,651

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Balance January 1, 2022	$ 21,003	$ 76,003	$ 24,050	$ 17,600	$ 10,050	$ 17,303
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	240	508	242	238	278	235
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(201)	(473)	(202)	(199)	(230)	(197)
Balance June 30, 2022	$ 21,042	$ 76,038	$ 24,090	$ 17,639	$ 10,098	$ 17,341

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Balance January 1, 2021	$-	$14,254	$24,984	$31,280	$247,354	$14,557
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	704	763	816	2,322	689
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	-	(675)	(713)	(753)	(1,798)	(615)
Balance June 30, 2021	$-	$14,282	$25,034	$31,343	$247,878	$14,631

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Balance January 1, 2022	$-	$14,150	$24,800	$31,050	$250,999	$14,350
Distribution	-	-	-	-	(268,517)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	307	300	411	1,692	233
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	-	(252)	(275)	(420)	16,142	(195)
Balance June 30, 2022	$ -	$ 14,205	$ 24,825	$ 31,041	$ 316	$ 14,388

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

			(Restated)
	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Balance January 1, 2021	$(109)	$86,984	$400	$129,349	$20,382	$36,208
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	1,195	795	1,608	748	856
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	-	(682)	(739)	(1,335)	(706)	(781)
Balance June 30, 2021	$(109)	$87,497	$457	$129,621	$20,424	$36,284

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Balance January 1, 2022	$ -	$ 21	$ 648	$ 131,203	$ 20,600	$ 36,600
Distribution	-	-	(60,600)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	-	60,945	1,043	348	449
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	-	-	(299)	(819)	(284)	(362)
Balance June 30, 2022	$ -	$ 21	$ 694	$ 131,427	$ 20,664	$ 36,687

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Balance January 1, 2021	$28,053	$11,767	$37,413	$7,279	$68,786	$25,522
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	791	682	855	652	1,069	776
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(629)	(614)	(637)	(610)	(666)	(723)
Balance June 30, 2021	$28,215	$11,834	$37,631	$7,320	$69,189	$25,574

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Balance January 1, 2022	$ 28,163	$ 11,813	$ 37,563	$ 7,300	$ 68,992	$ 25,700
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	248	233	257	228	328	380
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(206)	(195)	(213)	(191)	(236)	(308)
Balance June 30, 2022	$ 28,205	$ 11,851	$ 37,607	$ 7,337	$ 69,084	$ 25,772

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Balance January 1, 2021	$25,340	$16,648	$117,684	$61	$64,492	$10,249
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	770	714	1,413	-	1,039	672
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(727)	(619)	(1,166)	-	(662)	(613)
Balance June 30, 2021	$25,383	$16,744	$117,932	$61	$64,869	$10,308

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Balance January 1, 2022	$ 25,634	$ 16,684	$ 118,488	$ 61	$ 64,634	$ 10,265
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	307	237	1,013	(61)	1,667	450
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(270)	(198)	(760)	-	(1,150)	(425)
Balance June 30, 2022	$ 25,671	$ 16,723	$ 118,741	$ -	$ 65,151	$ 10,290

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Balance January 1, 2021	$32,322	$80,025	$59,265	$35,494	$29,838	$6,800
Distribution	-	-	(91,990)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	829	1,155	704	845	812	648
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(762)	(988)	32,025	(636)	(750)	(610)
Balance June 30, 2021	$32,389	$80,193	$5	$35,704	$29,899	$6,838

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Balance January 1, 2022	$ 32,520	$ 80,520	$ 5	$ 35,600	$ 30,020	$ 6,820
Distribution	-	-	-	-	(58,314)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	424	728	-	255	326	898
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(342)	(576)	-	(212)	27,982	(861)
Balance June 30, 2022	$ 32,602	$ 80,672	$ 5	$ 35,643	$ 14	$ 6,857

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Balance January 1, 2021	$105,146	$44,211	$25,365	$33,316	$28,204	$39,239
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,317	911	782	836	800	877
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(699)	(902)	(813)	(851)	(742)	(795)
Balance June 30, 2021	$105,764	$44,219	$25,334	$33,301	$28,262	$39,321

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Balance January 1, 2022	$ 105,500	$ 44,377	$ 25,436	$ 33,436	$ 28,350	$ 39,460
Distribution	-	-	(50,325)	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	991	499	197	431	397	468
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(933)	(400)	24,650	(347)	(322)	(376)
Balance June 30, 2022	$ 105,558	$ 44,476	$ (42)	$ 33,520	$ 28,425	$ 39,552

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Balance January 1, 2021	$97,696	$100,217	$139,653	$120,289	$9,801	$7,844
Distribution	-	(121,260)	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,277	940	1,568	1,419	668	651
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,072)	20,099	(1,274)	(712)	(613)	(618)
Balance June 30, 2021	$97,902	$(5)	$139,946	$120,996	$9,857	$7,876

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Balance January 1, 2022	$ 98,150	$ 35	$ (20)	$ 120,460	$ 44	$ 7,872
Distribution	-	-	-	(215,550)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	841	-	-	287	-	168
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(663)	-	-	94,835	-	(163)
Balance June 30, 2022	$ 98,328	$ 35	$ (20)	$ 32	$ 44	$ 7,877

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Balance January 1, 2021	$32,254	$46,237	$20,347	$8,358	$114,608	$50,340
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	817	912	748	666	1,506	1,064
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(679)	(713)	(706)	(650)	(1,265)	(960)
Balance June 30, 2021	$32,392	$46,436	$20,389	$8,375	$114,849	$50,445

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Balance January 1, 2022	$ 32,374	$ 46,410	$ 20,460	$ 8,400	$ 115,560	$ 50,774
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	245	290	376	272	976	537
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(222)	(256)	(311)	(225)	(773)	(429)
Balance June 30, 2022	$ 32,397	$ 46,444	$ 20,525	$ 8,447	$ 115,763	$ 50,882

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Balance January 1, 2021	$185,228	$37,431	$224,380	$8,358	$189,155	$21,327
Distribution	-	-	-	-	(229,840)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,860	852	2,140	666	911	755
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(771)	(634)	(1,668)	(650)	39,816	(794)
Balance June 30, 2021	$186,318	$37,649	$224,852	$8,375	$42	$21,288

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Balance January 1, 2022	$ 185,616	$ 37,591	$ 225,400	$ 8,400	$ 42	$ 21,316
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,286	597	1,643	272	-	354
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,223)	(576)	(1,281)	(225)	-	(288)
Balance June 30, 2022	$ 185,680	$ 37,612	$ 225,762	$ 8,447	$ 42	$ 21,382

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Balance January 1, 2021	$35,244	$38,522	$9,804	$18,379	$131,712	$23,774
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	839	860	666	726	1,508	764
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(766)	(694)	(612)	(620)	(1,232)	(625)
Balance June 30, 2021	$35,317	$38,688	$9,858	$18,485	$131,989	$23,912

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Balance January 1, 2022	$ 35,312	$ 38,666	$ 9,820	$ 18,400	$ 132,460	$ 23,820
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	527	266	230	238	1,056	244
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(353)	(238)	(193)	(199)	(829)	(203)
Balance June 30, 2022	$ 35,486	$ 38,694	$ 9,857	$ 18,439	$ 132,687	$ 23,861

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Balance January 1, 2021	$60,115	$120,269	$61,823	$29,068	$17,980	$22,227
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,019	1,419	1,433	798	600	749
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(894)	(712)	(1,304)	(630)	(683)	(654)
Balance June 30, 2021	$60,241	$120,976	$61,952	$29,235	$17,897	$22,322

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Balance January 1, 2022	$ 60,400	$ -	$ 62,100	$ 29,134	$ 18,025	$ 22,277
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	600	-	752	249	260	214
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(478)	-	(695)	(207)	(234)	(198)
Balance June 30, 2022	$ 60,522	$ -	$ 62,157	$ 29,176	$ 18,051	$ 22,293

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Balance January 1, 2021	$5	$8,874	$253,786	$35,444	$26,324	$190,143
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	663	2,310	612	664	1,894
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	-	(612)	(1,786)	(777)	(724)	(775)
Balance June 30, 2021	$5	$8,925	$254,310	$35,279	$26,265	$191,262

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Balance January 1, 2022	$ 5	$ 8,900	$ 254,757	$ 35,523	$ 26,400	$ 190,400
Distribution	-	-	-	-	-	(218,401)
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	229	2,498	471	386	584
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	-	(192)	(2,106)	(385)	(313)	27,397
Balance June 30, 2022	$ 5	$ 8,937	$ 255,149	$ 35,609	$ 26,473	$ (20)

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Balance January 1, 2021	$23,548	$23,472	$44,268	$240,033	$23,138	$150,084
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	612	775	911	649	602	624
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(805)	(640)	(902)	(1,860)	(709)	(1,328)
Balance June 30, 2021	$23,355	$23,607	$44,277	$238,823	$23,031	$149,380

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Balance January 1, 2022	$ 23,516	$ 23,500	$ 44,316	$ 240,516	$ 23,196	$ 150,420
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	368	243	499	2,408	369	1,170
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(299)	(203)	(400)	(2,024)	(297)	(926)
Balance June 30, 2022	$ 23,585	$ 23,540	$ 44,415	$ 240,900	$ 23,268	$ 150,664

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Balance January 1, 2021	$90,367	$31,463	$30,009	$150,160	$16,084	$11,044
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	612	815	612	612	707	675
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,119)	(632)	(751)	(1,316)	(639)	(613)
Balance June 30, 2021	$89,860	$31,646	$29,870	$149,456	$16,152	$11,105

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Balance January 1, 2022	$ 90,464	$ 31,500	$ 30,076	$ 150,420	$ 16,120	$ 11,060
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	791	251	409	1,414	194	901
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(625)	(209)	(331)	(1,252)	(183)	(863)
Balance June 30, 2022	$ 90,630	$ 31,542	$ 30,154	$ 150,583	$ 16,131	$ 11,098

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Balance January 1, 2021	$146,998	$24,330	$23,573	$-	$-	$-
Distribution	-	-	(54,630)	-	-	-
Membership Contributions	-	-	-	-	20,228	250,600
Capital Contribution	612	764	760	-	571	2,246
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	(180)	(140)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,383)	(714)	30,305	-	(747)	(774)
Balance June 30, 2021	$146,227	$24,380	$7	$-	$19,872	$251,933

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Balance January 1, 2022	$ 147,121	$ 24,400	$ 73	$ -	$ 19,964	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,147	373	-	-	346	-
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(899)	(303)	-	-	(282)	-
Balance June 30, 2022	$ 147,369	$ 24,470	$ 73	$ -	$ 20,028	$ -

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	40,647	17,602	70,936	50,900	80,600	250,742
Capital Contribution	571	680	1,026	573	571	561
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(202)	(344)	(180)	(152)	(242)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(571)	(580)	(722)	(809)	(947)	(1,733)
Balance June 30, 2021	$40,405	$17,500	$70,896	$50,484	$80,073	$249,328

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Balance January 1, 2022	$ 40,405	$ 17,400	$ 70,592	$ 50,720	$ 80,448	$ 250,500
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	472	238	366	755	1,397	2,735
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(379)	(199)	(315)	(663)	(1,245)	(2,434)
Balance June 30, 2022	$ 40,498	$ 17,439	$ 70,643	$ 50,812	$ 80,600	$ 250,801

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	16,722	58,546	16,200	70,642	28,200	40,605
Capital Contribution	573	571	571	563	552	552
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(152)	(152)	(242)	(152)	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(649)	(843)	(645)	(891)	(682)	(738)
Balance June 30, 2021	$16,467	$58,123	$15,975	$70,071	$27,919	$40,419

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Balance January 1, 2022	$ 16,542	$ 58,395	$ 16,048	$ 70,400	$ 28,048	$ 40,605
Distribution	-	-	-	-	-	(50,613)
Membership Contributions	-	-	-	-	-	-
Capital Contribution	324	587	320	664	396	421
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(265)	(508)	(282)	(527)	(340)	9,651
Balance June 30, 2022	$ 16,601	$ 58,474	$ 16,086	$ 70,537	$ 28,104	$ 64

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	49,269	30,700	58,721	18,721	195,629	20,600
Capital Contribution	644	542	526	533	527	517
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(152)	(321)	(321)	(229)	(152)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(952)	(683)	(578)	(617)	(527)	(611)
Balance June 30, 2021	$48,639	$30,407	$58,348	$18,315	$195,400	$20,354

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Balance January 1, 2022	$ 48,864	$ 30,548	$ 58,400	$ 18,400	$ 107	$ 20,448
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	524	412	276	335	-	347
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(464)	(353)	(228)	(274)	-	(283)
Balance June 30, 2022	$ 48,924	$ 30,607	$ 58,448	$ 18,461	$ 107	$ 20,512

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	13,921	48,602	9,221	289,047	23,726	318,606
Capital Contribution	517	848	516	533	504	504
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(202)	(321)	(242)	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(579)	(747)	(556)	(1,885)	(695)	(2,055)
Balance June 30, 2021	$13,538	$48,501	$8,860	$287,453	$23,215	$316,735

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Balance January 1, 2022	$ 13,600	$ 48,400	$ 8,900	$ 288,805	$ 23,322	$ 318,198
Distribution	-	-	-	(1,113,761)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	520	525	201	1,938	365	2,200
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(482)	(420)	(189)	823,449	(297)	(1,772)
Balance June 30, 2022	$ 13,638	$ 48,505	$ 8,912	$ 431	$ 23,390	$ 318,626

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	30,075	85,702	42,600	120,700	77,780	61,051
Capital Contribution	683	1,041	526	483	481	484
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(202)	(152)	(180)	(152)	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(556)	(541)	(807)	(591)	(550)	(766)
Balance June 30, 2021	$30,028	$86,001	$42,167	$120,412	$77,558	$60,769

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Balance January 1, 2022	$ 29,901	$ 85,500	$ 42,364	$ 120,520	$ 77,628	$ 61,051
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	238	302	488	1,005	294	601
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(217)	(248)	(391)	(943)	(262)	(10,143)
Balance June 30, 2022	$ 29,922	$ 85,554	$ 42,461	$ 120,582	$ 77,660	$ 51,509

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	252,730	20,600	36,926	42,721	68,185	721,784
Capital Contribution	1,550	483	433	429	465	414
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(321)	(321)	(321)	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(2,102)	(577)	(602)	(467)	(864)	(3,794)
Balance June 30, 2021	$249,848	$20,506	$36,437	$42,362	$67,465	$718,404

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Balance January 1, 2022	$ 250,400	$ 20,600	$ 36,606	$ 38	$ 67,781	$ 721,742
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	12,451	348	449	-	646	5,727
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(15,271)	(349)	(362)	-	(578)	(4,766)
Balance June 30, 2022	$ 247,580	$ 20,599	$ 36,693	$ 38	$ 67,849	$ 722,703

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	23,832	150,629	20,543	36,600	70,385	205,051
Capital Contribution	514	502	1,242	361	367	355
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(229)	(2,330)	(152)	-	-
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(413)	(502)	(1,281)	(614)	(776)	(1,396)
Balance June 30, 2021	$23,759	$150,400	$18,173	$36,195	$69,976	$204,010

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Balance January 1, 2022	$ 23,658	$ 150,400	$ 18,212	$ 36,364	$ 70,297	$ 204,925
Distribution	-	-	-	-	(90,460)	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	218	1,197	264	449	473	1,769
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
t Income / (Loss)	(201)	(944)	(1,218)	(361)	19,693	(1,476)
Balance June 30, 2022	$ 23,675	$ 150,653	$ 17,258	$ 36,452	$ 3	$ 205,218

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	50,600	50,600	69,184	253,051	25,821	74,217
Capital Contribution	361	354	358	358	338	338
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(152)	-	(321)	(321)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(586)	(571)	(419)	(1,541)	(456)	(766)
Balance June 30, 2021	$50,242	$50,250	$68,970	$251,868	$25,382	$73,469

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Balance January 1, 2022	$ 50,468	$ 50,468	$ 69,032	$ 253,051	$ 25,500	$ 73,813
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	537	537	286	1,815	380	684
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(449)	(469)	(256)	(43,478)	(328)	(587)
Balance June 30, 2022	$ 50,556	$ 50,536	$ 69,062	$ 211,388	$ 25,552	$ 73,910

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	22,922	39,100	72,700	638,071	19,739	54,100
Capital Contribution	287	284	285	287	372	287
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(122)	(122)	(321)	(344)	(132)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(465)	(451)	(344)	(3,250)	(290)	(514)
Balance June 30, 2021	$22,613	$38,812	$72,519	$634,787	$19,477	$53,741

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Balance January 1, 2022	$ 22,706	$ 8	$ 72,579	$ 637,746	$ 19,395	$ 53,968
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	363	-	290	5,100	205	587
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(315)	-	(239)	(4,160)	(191)	(494)
Balance June 30, 2022	$ 22,754	$ 8	$ 72,630	$ 638,686	$ 19,409	$ 54,061

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Balance January 1, 2021	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	215,600	23,100	67,990	301,050	60,673	11,932
Capital Contribution	283	287	281	279	281	281
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(122)	(122)	(122)	(321)
Distribution to Series	-	-	-	-	-	-
Net income / (Loss)	(1,264)	(469)	(625)	(1,584)	(516)	(333)
Balance June 30, 2021	$214,487	$22,786	$67,524	$299,624	$60,316	$11,558

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Balance January 1, 2022	$ 215,468	$ 22,884	$ 67,785	$ 300,929	$ 60,552	$ 11,611
Distribution	(322,656)	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,394	364	646	2,333	601	292
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	106,073	(316)	(24,513)	(2,442)	(478)	(241)
Balance June 30, 2022	$ 279	$ 22,932	$ 43,918	$ 300,820	$ 60,674	$ 11,662

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE
Balance January 1, 2021	$-	$-	$-	$-	$-
Distribution	-	-	(302,520)	-	-
Membership Contributions	47,100	95,600	215,721	54,926	340,721
Capital Contribution	261	264	220	255	253
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(321)	(321)	(321)
Distribution to Series	-	-	-	-	-
Net income / (Loss)	(458)	(645)	86,548	(308)	(1,849)
Balance June 30, 2021	$46,770	$95,087	$(352)	$54,553	$338,804

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
BalanceJanuary1,2022	$ 46,968	$ 95,468	$ (190)	$ 54,602	$ 340,391	$ 72,400
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	544	822	-	277	2,586	676
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(536)	(669)	-	(226)	(2,125)	(556)
Balance June 30, 2022	$ 46,976	$ 95,621	$ (190)	$ 54,653	$ 340,852	$ 72,520

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Balance January 1, 2022	$ 63,475	$ 23,875	$ 116,411	$ 41,477	$ 78,536	$ 45,546
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	824	219	809	479	714	506
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(846)	(202)	(15,738)	(385)	(565)	(405)
Balance June 30, 2022	$ 63,452	$ 23,892	$ 101,482	$ 41,571	$ 78,685	$ 45,647

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Balance January 1, 2022	$ 24,420	$ 743,120	$ 26,586	$ 15,543	$ 18,578	$ 40,761
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	245	4,808	246	316	239	475
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(204)	(3,710)	(205)	(259)	(199)	(401)
Balance June 30, 2022	$ 24,461	$ 744,218	$ 26,627	$ 15,600	$ 18,618	$ 40,835

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Balance January 1, 2022	$ 255,500	$ 34,977	$ 375,444	$ 34,977	$ 23,199	$ 21,974
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	463	440	2,849	685	291	577
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(372)	(354)	(2,243)	(690)	(258)	(533)
Balance June 30, 2022	$ 255,591	$ 35,063	$ 376,050	$ 34,972	$ 23,232	$ 22,018

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Balance January 1, 2022	$ 17,586	$ 80,564	$ 210,751	$ 153,591	$ 415,486	$ 552,477
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	238	301	1,548	974	2,845	3,711
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(199)	(264)	(1,208)	(784)	(2,206)	(2,873)
Balance June 30, 2022	$ 17,625	$ 80,601	$ 211,091	$ 153,781	$ 416,125	$ 553,315

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Balance January 1, 2022	$181,156	$453,449	$37,799	$(55)	$60,673	$76,420
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,359	3,289	457	4	605	509
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,062)	(2,614)	(367)	-	(485)	(473)
Balance June 30, 2022	$181,453	$454,124	$37,889	$(51)	$60,793	$76,456

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Balance January 1, 2022	$ 25,420	$ 44,216	$ 13,944	$ 22,423	$ 40,586	$ 230,507
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	245	494	334	445	259	1,675
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(204)	(396)	(273)	(290)	(215)	(1,306)
Balance June 30, 2022	$ 25,461	$ 44,314	$ 14,005	$ 22,578	$ 40,630	$ 230,876

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Balance January 1, 2022	$ 42,762	$ 98,700	$ 15,365	$ 14,227	$ 100,411	$ 70,420
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	760	315	410	308	1,738	288
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(601)	(278)	(332)	(253)	(1,574)	(237)
Balance June 30, 2022	$ 42,921	$ 98,737	$ 15,443	$ 14,283	$ 100,575	$ 70,471

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Balance January 1, 2022	$ 57,946	$ 15,700	$ 74,205	$ 34,252	$ 29,816	$ 58,466
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	276	318	683	695	472	585
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(228)	(261)	(542)	(551)	(379)	(466)
Balance June 30, 2022	$ 57,994	$ 15,757	$ 74,346	$ 34,396	$ 29,909	$ 58,585

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Balance January 1, 2022	$ 58,008	$ 96,685	$ 32,380	$ 15,338	$ 57,453	$ 74,067
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	276	449	506	334	276	823
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(228)	(379)	(405)	(273)	(228)	(649)
Balance June 30, 2022	$ 58,056	$ 96,755	$ 32,481	$ 15,399	$ 57,501	$ 74,241

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Balance January 1, 2022	$ 272,900	$ 50,600	$ 313,999	$ 20,358	$ 15,397	$ 64,737
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	907	265	2,193	389	319	144
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(713)	(219)	(62,604)	(283)	(259)	(148)
Balance June 30, 2022	$ 273,094	$ 50,646	$ 253,588	$ 20,464	$ 15,457	$ 64,733

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Balance January 1, 2022	$ 32,953	$ 15,397	$ 20,391	$ 147,868	$ 800,477	$ 503,973
Distribution	-	-	-	(66,926)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	427	319	347	145	5,305	145
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(344)	(259)	(283)	57,101	(4,107)	(145)
Balance June 30, 2022	$ 33,036	$ 15,457	$ 20,455	$ 138,188	$ 801,675	$ 503,973

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Balance January 1, 2022	$ 12,035	$ 113,333	$ 132,703	$ 50,390	$ 60,379	$ 157,225
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	235	328	1,360	547	612	1,239
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(195)	(288)	(1,063)	(429)	(478)	(945)
Balance June 30, 2022	$ 12,075	$ 113,373	$ 133,000	$ 50,508	$ 60,513	$ 157,519

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Balance January 1, 2022	$ 86,164	$ 105,586	$ 23,609	$ 71,552	$ 50,390	$ 15,593
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	778	321	365	145	547	416
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(601)	(263)	(297)	(145)	(24,029)	(357)
Balance June 30, 2022	$ 86,341	$ 105,644	$ 23,677	$ 71,552	$ 26,908	$ 15,652

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Balance January 1, 2022	$ 15,397	$ 36,495	$ 100,379	$ 168,629	$ 70,701	$ 15,486
Distribution	-	-	-	(67,121)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	319	262	1,544	145	145	249
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(259)	(212)	(1,343)	57,291	(145)	(197)
Balance June 30, 2022	$ 15,457	$ 36,545	$ 100,580	$ 158,943	$ 70,701	$ 15,538

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Balance January 1, 2022	$ 1,451,900	$ 289,684	$ 11,962	$ 189,100	$ 35,232	$ 67,479
Distribution	-	-	-	(67,035)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	2,293	2,042	195	2,972	863	314
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,942)	(1,588)	(173)	75,690	(551)	(235)
Balance June 30, 2022	$ 1,452,251	$ 290,138	$ 11,983	$ 200,727	$ 35,544	$ 67,558

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Balance January 1, 2022	$ 81,365	$ 65,463	$ 100,379	$ 52,572	$ 57,867	$ 79,678
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	746	646	874	288	388	910
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(577)	(503)	(673)	(224)	(285)	(572)
Balance June 30, 2022	$ 81,534	$ 65,606	$ 100,580	$ 52,636	$ 57,970	$ 80,016

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Balance January 1, 2022	$ 96,335	$ 19,346	$ 37,983	$ 21,114	$ 57,937	$ 14,520
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	656	396	539	441	145	341
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(510)	(279)	(369)	(332)	(145)	(255)
Balance June 30, 2022	$ 96,481	$ 19,463	$ 38,153	$ 21,223	$ 57,937	$ 14,606

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Balance January 1, 2022	$ 68,047	$ 41,384	$ 69,136	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	90,632	560,600	29,432
Capital Contribution	1,511	277	308	987	140	611
Capital Contribution for shortfall at Offering close	-	-	-	-	3,286	-
Distribution to RSE Archive	-	-	-	(232)	-	(232)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(1,318)	(216)	(236)	(821)	(140)	(550)
Balance June 30, 2022	$ 68,239	$ 41,445	$ 69,208	$ 90,566	$ 563,886	$ 29,261

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	10,631	280,632	362,953	7,101	10,833	60,738
Capital Contribution	298	3,517	2,482	240	264	280
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(232)	(154)	(201)	(233)	(238)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(248)	(3,166)	(1,924)	(195)	(214)	(232)
Balance June 30, 2022	$ 10,449	$ 280,751	$ 363,358	$ 6,945	$ 10,650	$ 60,548

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	(67,091)	-	-	-	-
Membership Contributions	75,632	660,600	10,647	50,600	5,732	28,356
Capital Contribution	699	4,018	241	472	191	1,037
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(232)	-	(247)	(124)	(232)	(233)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(555)	56,824	(191)	(364)	(155)	(1,037)
Balance June 30, 2022	$ 75,544	$ 654,351	$ 10,450	$ 50,584	$ 5,536	$ 28,123

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Balance January 1, 2022	$-	$-	$-	$-	$-	$-
Distribution	-	-	-	-	-	-
Membership Contributions	13,876	50,600	102,723	21,850	11,357	25,695
Capital Contribution	488	215	960	169	165	326
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(233)	-	(233)	(147)	(232)	(232)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(436)	(175)	(809)	(129)	(128)	(254)
Balance June 30, 2022	$13,695	$50,640	$102,641	$21,743	$11,162	$25,535

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	(67,125)	-
Membership Contributions	135,632	66,724	221,063	68,051	770,600	70,601
Capital Contribution	287	803	1,619	217	2,918	467
Capital Contribution for shortfall at Offering close	-	-	5,777	-	-	-
Distribution to RSE Archive	(232)	(281)	(154)	(313)	-	(201)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(228)	(672)	(1,301)	(167)	57,228	(330)
Balance June 30, 2022	$ 135,459	$ 66,574	$ 227,004	$ 67,788	$ 763,621	$ 70,537

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	14,482	29,200	22,767	64,757	39,600	17,980
Capital Contribution	152	197	138	126	93	1,553
Capital Contribution for shortfall at Offering close	-	340	-	-	-	-
Distribution to RSE Archive	(232)	(540)	(357)	(357)	-	-
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(114)	(171)	(164)	(282)	(83)	(76)
Balance June 30, 2022	$ 14,288	$ 29,026	$ 22,384	$ 64,244	$ 39,610	$ 19,457

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	14,302	14,969	23,496	37,357	453,570	12,092
Capital Contribution	197	200	133	133	975	125
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Archive	(201)	(281)	(357)	(424)	(3,170)	(232)
Distribution to Series	-	-	-	-	-	-
Net Income / (Loss)	(142)	(144)	(168)	(143)	(1,678)	(87)
Balance June 30, 2022	$ 14,156	$ 14,744	$ 23,104	$ 36,923	$ 449,697	$ 11,898

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

Consolidated
Balance January 1, 2021	$ 6,460,832
Distribution	(904,210)
Membership Contributions	6,962,342
Capital Contribution	508,036
Capital Contribution for shortfall at Offering close	-
Distribution to RSE Archive	-
Distribution to Series	-
Net income / (Loss)	(336,986)
Balance June 30, 2021	$ 12,690,014

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Consolidated
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ 23,954,381
Distribution	-	-	-	-	(2,784,495)
Membership Contributions	11,424	57,126	55,652	140,757	4,813,423
Capital Contribution	112	3,770	53	53	372,174
Capital Contribution for shortfall at Offering close	-	-	-	-	9,403
Distribution to RSE Archive	(424)	-	(357)	(357)	-
Distribution to Series	-	-	-	-	-
Net Income / (Loss)	(95)	3,245	(57)	(121)	1,032,880
Balance June 30, 2022	$ 11,017	$ 64,141	$ 55,291	$ 140,332	$ 27,397,766

RSE ARCHIVE, LLC

Consolidated Statements of Members’ Equity / Deficit

Six-Months Ended June 30, 2022 and 2021 (unaudited)

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,056)	$ (442)	$ (230)	$ (356)	$ (1,240)	$ (195)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,250	553	254	442	1,192	233
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Asset	-	-	-	-	-	-
Impairment loss on Archive Asset	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(217)	(111)	(24)	(86)	(49)	(38)
Accounts Payable	23	-	-	-	97	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,450	1,600	300	1,545	1,095	1,495
Cash end of period	$ 1,450	$ 1,600	$ 300	$ 1,545	$ 1,095	$ 1,495
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (194)	$ (454)	$ (291)	$ (235)	$ (194)	$ (3,663)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	231	569	334	261	232	4,322
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(37)	(115)	(43)	(26)	(38)	(762)
Accounts Payable	-	-	-	-	-	103
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,695	1,250	1,250	1,172	1,750	5,300
Cash end of period	$1,695	$ 1,250	$ 1,250	$ 1,172	$ 1,750	$ 5,300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (407)	$ -	$ -	$ (284)	$ (429)	$ (805)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	499	-	-	348	537	931
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(99)	-	-	(64)	(108)	(142)
Accounts Payable	7	(3,550)	-	-	-	16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(3,550)	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

Net change in cash	-	(3,550)	-	-	-	-
Cash beginning of period	938	3,550	1,250	1,003	1,203	1,003
Cash end of period	$ 938	$ -	$ 1,250	$ 1,003	$ 1,203	$ 1,003
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (201)	$ (473)	$ (202)	$ (199)	$ (230)	$ (197)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	240	508	242	238	278	235
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(39)	(51)	(40)	(39)	(48)	(38)
Accounts Payable	-	16	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,003	1,003	1,950	400	1,050	1,703
Cash end of period	$ 1,003	$ 1,003	$ 1,950	$ 400	$ 1,050	$ 1,703
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (252)	$ (275)	$ (420)	$ 16,142	$ (195)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	307	300	411	1,692	233
(Gain) / Loss on sale of Asset	-	-	-	-	(19,994)	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(55)	(35)	(79)	(381)	(38)
Accounts Payable	-	-	10	88	61	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	2,480	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	270,000	-
Cash provided by / (used in) investing activities	-	-	-	-	270,000	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	(268,517)	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(268,517)	-

Net change in cash	-	-	-	-	1,483	-
Cash beginning of period	-	605	800	1,050	997	1,750
Cash end of period	$ -	$ 605	$ 800	$ 1,050	$ 2,480	$ 1,750
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ -	$ (299)	$ (819)	$ (284)	$ (362)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	-	345	1,043	348	449
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	(224)	(64)	(87)
Accounts Payable	-	-	(46)	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	60,600	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	(60,600)	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	-	5,774	694	1,203	594	594
Cash end of period	$ -	$ 5,774	$ 694	$ 1,203	$ 594	$ 594
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (206)	$ (195)	$ (213)	$ (191)	$ (236)	$ (308)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	248	233	257	228	328	380
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(42)	(38)	(44)	(37)	(50)	(72)
Accounts Payable	-	-	-	-	(42)	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	563	213	463	277	457	456
Cash end of period	$ 563	$ 213	$ 463	$ 277	$ 457	$ 456
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (270)	$ (198)	$ (760)	$ -	$ (1,150)	$ (425)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	307	237	1,013	-	1,667	450
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(37)	(39)	(207)	-	(49)	(37)
Accounts Payable	-	-	(46)	-	32	12
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	(771)	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(925)	-
Net cash (used in) / provided by operating activities	-	-	-	(771)	(425)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(62)	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(62)	-	-

Net change in cash	-	-	-	(833)	(425)	-
Cash beginning of period	604	334	534	833	634	269
Cash end of period	$ 604	$ 334	$ 534	$ -	$ 209	$ 269
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (342)	$ (576)	$ -	$ (212)	$ 27,982	$ (861)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	424	728	-	255	326	898
(Gain) / Loss on sale of Asset	-	-	-	-	(35,500)	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(82)	(152)	-	(43)	(67)	(37)
Accounts Payable	-	-	-	-	53	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	7,206	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	65,000	-
Cash provided by / (used in) investing activities	-	-	-	-	65,000	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	(58,314)	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(58,314)	-
Net change in cash	-	-	-	-	6,686	-
Cash beginning of period	437	520	8,410	77	520	220
Cash end of period	$ 437	$ 520	$ 8,410	$ 77	$ 7,206	$ 220
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (933)	$ (400)	$ 24,650	$ (347)	$ (322)	$ (376)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	991	499	197	431	397	468
(Gain) / Loss on sale of Asset	-	-	(31,000)	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(58)	(99)	(42)	(84)	(75)	(92)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	6,195	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	(84)	(84)	(84)	-	-
Net cash (used in) / provided by operating activities	-	(84)	(84)	(84)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	56,000	-	-	-
Cash provided by / (used in) investing activities	-	-	56,000	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	(50,325)	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	(50,325)	-	-	-

Net change in cash	-	(84)	5,591	(84)	-	-
Cash beginning of period	400	460	520	520	600	460
Cash end of period	$ 400	$ 377	$ 6,111	$ 436	$ 600	$ 460
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (663)	$ -	$ -	$ 94,835	$ -	$ (163)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	841	-	-	287	-	168
(Gain) / Loss on sale of Asset	-	-	-	(120,000)	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(178)	-	-	(32)	-	(5)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	24,910	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	240,000	-	-
Cash provided by / (used in) investing activities	-	-	-	240,000	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(215,550)	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(215,550)	-	-

Net change in cash	-	-	-	24,450	-	-
Cash beginning of period	150	5,251	390,060	460	2,505	430
Cash end of period	$ 150	$ 5,251	$ 390,060	$ 24,910	$ 2,505	$ 430
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (222)	$ (256)	$ (311)	$ (225)	$ (773)	$ (429)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	245	290	376	272	976	537
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(23)	(34)	(65)	(47)	(203)	(108)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	430	430	460	400	560	520
Cash end of period	$ 430	$ 430	$ 460	$ 400	$ 560	$ 520
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,223)	$ (576)	$ (1,281)	$ (225)	$ -	$ (288)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,286	597	1,643	272	-	354
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(75)	(54)	(362)	(47)	-	(66)
Accounts Payable	12	33	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	(84)
Net cash (used in) / provided by operating activities	-	-	-	-	-	(84)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	(84)
Cash beginning of period	520	600	400	400	10,560	400
Cash end of period	$ 520	$ 600	$ 400	$ 400	$ 10,560	$ 316
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (353)	$ (238)	$ (193)	$ (199)	$ (829)	$ (203)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	527	266	230	238	1,056	244
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(86)	(28)	(37)	(39)	(227)	(41)
Accounts Payable	(88)	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	430	520	400	460	320
Cash end of period	$ 400	$ 430	$ 520	$ 400	$ 460	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (478)	$ -	$ (695)	$ (207)	$ (234)	$ (198)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	600	-	752	249	260	214
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(122)	-	(89)	(42)	(26)	(16)
Accounts Payable	-	-	32	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	7,353	572	534	321	400
Cash end of period	$ 400	$ 7,353	$ 572	$ 534	$ 321	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (192)	$ (2,106)	$ (385)	$ (313)	$ 27,397
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	229	2,498	471	386	584
(Gain) / Loss on sale of Asset	-	-	-	-	-	(35,000)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(37)	(399)	(86)	(73)	(71)
Accounts Payable	-	-	7	-	-	91
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	6,999
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	225,000
Cash provided by / (used in) investing activities	-	-	-	-	-	225,000

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	(218,401)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	(218,401)
Net change in cash	-	-	-	-	-	6,599
Cash beginning of period	7,364	100	300	339	400	400
Cash end of period	$ 7,364	$ 100	$ 300	$ 339	$ 400	$ 6,999
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (299)	$ (203)	$ (400)	$ (2,024)	$ (297)	$ (926)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	368	243	499	2,408	369	1,170
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(68)	(40)	(99)	(384)	(68)	(253)
Accounts Payable	-	-	-	-	(4)	9
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	(84)	(84)	-	-
Net cash (used in) / provided by operating activities	(83)	-	(84)	(84)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(83)	-	(84)	(84)	-	-
Cash beginning of period	339	400	400	600	326	420
Cash end of period	$ 256	$ 400	$ 316	$ 516	$ 326	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (625)	$ (209)	$ (331)	$ (1,252)	$ (183)	$ (863)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	791	251	409	1,414	194	901
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(166)	(42)	(78)	(253)	(11)	(38)
Accounts Payable	-	-	-	91	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	-	-
Net cash (used in) / provided by operating activities	(84)	-	-	-	-	-
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	(84)	-	-	-	-	-
Cash beginning of period	320	400	339	420	400	460
Cash end of period	$ 236	$ 400	$ 339	$ 420	$ 400	$ 460
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (899)	$ (303)	$ -	$ -	$ (282)	$ -
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,147	373	-	-	346	-
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(248)	(70)	-	-	(65)	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	(83)	-
Net cash (used in) / provided by operating activities	(84)	-	-	-	(84)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(84)	-	-	-	(84)	-
Cash beginning of period	805	400	8,175	7,278	320	15,610
Cash end of period	$ 721	$ 400	$ 8,175	$ 7,278	$ 236	$ 15,610
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (379)	$ (199)	$ (315)	$ (663)	$ (1,245)	$ (2,434)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	472	238	366	755	1,397	2,735
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(93)	(39)	(51)	(108)	(152)	(398)
Accounts Payable	-	-	-	16	-	97
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	(27)	-
Net cash (used in) / provided by operating activities	-	-	-	-	(27)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	(27)	-
Cash beginning of period	805	400	400	340	448	900
Cash end of period	$ 805	$ 400	$ 400	$ 340	$ 421	$ 900
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (265)	$ (508)	$ (282)	$ (527)	$ (340)	$ 9,651
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	324	587	320	664	396	421
(Gain) / Loss on sale of Asset	-	-	-	-	-	(12,400)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(59)	(119)	(58)	(137)	(75)	(64)
Accounts Payable	-	40	20	-	19	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	2,392
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	52,000
Cash provided by / (used in) investing activities	-	-	-	-	-	52,000

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	(50,613)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	(50,613)

Net change in cash	-	-	-	-	-	1,387
Cash beginning of period	340	348	366	400	367	1,005
Cash end of period	$ 340	$ 348	$ 366	$ 400	$ 367	$ 2,392
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (464)	$ (353)	$ (228)	$ (274)	$ -	$ (283)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	524	412	276	335	-	347
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(105)	(79)	(48)	(61)	-	(63)
Accounts Payable	45	20	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	-	(28)
Net cash (used in) / provided by operating activities	(84)	-	-	-	-	(27)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(84)	-	-	-	-	(27)
Cash beginning of period	300	418	367	355	13,828	448
Cash end of period	$ 216	$ 418	$ 367	$ 355	$ 13,828	$ 421
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (482)	$ (420)	$ (189)	$ 823,449	$ (297)	$ (1,772)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	520	525	201	1,938	365	2,200
(Gain) / Loss on sale of Asset	-	-	-	(1,043,269)	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(54)	(105)	(12)	(431)	(68)	(489)
Accounts Payable	16	-	-	-	-	61
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	218,313	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(84)	(84)
Net cash (used in) / provided by operating activities	-	-	-	-	(84)	(84)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	1,331,269	-	-
Cash provided by / (used in) investing activities	-	-	-	1,331,269	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(1,113,761)	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	(1,113,761)	-	-

Net change in cash	-	-	-	217,508	(84)	(84)
Cash beginning of period	355	400	300	805	300	300
Cash end of period	$ 355	$ 400	$ 300	$ 218,313	$ 216	$ 216
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (217)	$ (248)	$ (391)	$ (943)	$ (262)	$ (10,143)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	238	302	488	1,005	294	601
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	9,600
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(21)	(54)	(97)	(62)	(52)	(122)
Accounts Payable	-	-	-	-	20	65
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	(84)	-	-	-
Net cash (used in) / provided by operating activities	-	-	(84)	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	(84)	-	-	-
Cash beginning of period	426	400	448	420	711	500
Cash end of period	$ 426	$ 400	$ 364	$ 420	$ 711	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (15,271)	$ (349)	$ (362)	$ -	$ (578)	$ (4,766)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	12,451	348	449	-	646	5,727
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(180)	(64)	(87)	-	(133)	(1,081)
Accounts Payable	3,000	65	-	-	65	120
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	(106)	-	-	(84)	-
Net cash (used in) / provided by operating activities	-	(106)	-	-	(84)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(106)	-	-	(84)	-
Cash beginning of period	400	600	300	3,067	359	1,233
Cash end of period	$ 400	$ 494	$ 300	$ 3,067	$ 275	$ 1,233
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (201)	$ (944)	$ (1,218)	$ (361)	$ 19,693	$ (1,476)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	218	1,197	264	449	473	1,769
(Gain) / Loss on sale of Asset	-	-	-	-	(25,115)	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(17)	(253)	(46)	(88)	(107)	(332)
Accounts Payable	-	-	1,000	-	16	39
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	5,040	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(84)	-	(84)
Net cash (used in) / provided by operating activities	-	-	-	(84)	-	(84)
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	95,000	-
Cash provided by / (used in) investing activities	-	-	-	-	95,000	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	(90,460)	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	(90,460)	-
Net change in cash	-	-	-	(84)	4,540	(84)
Cash beginning of period	426	400	400	448	500	500
Cash end of period	$ 426	$ 400	$ 400	$ 364	$ 5,040	$ 416
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (449)	$ (469)	$ (256)	$ (43,478)	$ (328)	$ (587)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	537	537	286	1,815	380	684
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	42,000	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(108)	(108)	(50)	(401)	(72)	(142)
Accounts Payable	20	40	20	64	20	45
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	(84)
Net cash (used in) / provided by operating activities	-	-	-	-	-	(84)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	(84)
Cash beginning of period	468	453	348	500	325	391
Cash end of period	$ 468	$ 453	$ 348	$ 500	$ 325	$ 307
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (315)	$ -	$ (239)	$ (4,160)	$ (191)	$ (494)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	363	-	290	5,100	205	587
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(68)	-	(51)	(952)	(14)	(113)
Accounts Payable	20	-	-	12	-	20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(84)	-	-	-	-	-
Net cash (used in) / provided by operating activities	(84)	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(84)	-	-	-	-	-
Cash beginning of period	388	4,394	378	300	400	464
Cash end of period	$ 304	$ 4,394	$ 378	$ 300	$ 400	$ 464
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ 106,073	$ (316)	$ (24,513)	$ (2,442)	$ (478)	$ (241)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,394	364	646	2,333	601	292
(Gain) / Loss on sale of Asset	(135,000)	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	24,000	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(319)	(68)	(133)	(471)	(123)	(51)
Accounts Payable	40	20	-	100	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	27,812	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	(84)	(84)	480	-	-
Net cash (used in) / provided by operating activities	-	(84)	(84)	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	350,000	-	-	-	-	-
Cash provided by / (used in) investing activities	350,000	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	(322,656)	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	(322,656)	-	-	-	-	-

Net change in cash	27,344	(84)	(84)	-	-	-
Cash beginning of period	468	368	378	729	378	329
Cash end of period	$ 27,812	$ 284	$ 295	$ 729	$ 378	$ 329
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Series #05MJLJ
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (536)	$ (669)	$ -	$ (226)	$ (2,125)	$ (556)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	544	822	-	277	2,586	676
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(103)	(173)	-	(47)	(529)	(140)
Accounts Payable	95	20	-	(4)	68	20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	468	468	22,880	300	400	400
Cash end of period	$ 468	$ 468	$ 22,880	$ 300	$ 400	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #81MONTANA	Series #00MOUTON	Series #07DURANT	Series #56AARON	Series #85LEMIEUX	Series #87JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (846)	$ (202)	$ (15,738)	$ (385)	$ (565)	$ (405)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	824	219	809	479	714	506
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	15,099	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(127)	(17)	(170)	(94)	(149)	(101)
Accounts Payable	149	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	378	426	303	377	319	300
Cash end of period	$ 378	$ 426	$ 303	$ 377	$ 319	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #AC23	Series #APPLE1	Series #GWLOTTO	Series #GYMBOX	Series #HUCKFINN	Series #NEOBOX
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (204)	$ (3,710)	$ (205)	$ (259)	$ (199)	$ (401)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	245	4,808	246	316	239	475
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(41)	(1,070)	(41)	(57)	(40)	(94)
Accounts Payable	-	(28)	-	-	-	20
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	420	300	377	386	478	378
Cash end of period	$ 420	$ 300	$ 377	$ 386	$ 478	$ 378
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #NEWTON	Series #NICKLAUS1	Series #POKEMON2	Series #POKERED	Series #RIVIERA	Series #SMB3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (372)	$ (354)	$ (2,243)	$ (690)	$ (258)	$ (533)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	463	440	2,849	685	291	577
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(91)	(86)	(580)	(86)	(33)	(67)
Accounts Payable	-	-	(26)	91	-	23
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	478	486	477	386	477
Cash end of period	$ 400	$ 478	$ 486	$ 477	$ 386	$ 477
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #WALDEN	Series #WZRDOFOZ	Series #60ALI	Series #TORNEK	Series #DIMAGGIO3	Series #POKEMON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (199)	$ (264)	$ (1,208)	$ (784)	$ (2,206)	$ (2,873)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	238	301	1,548	974	2,845	3,711
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(39)	(53)	(340)	(190)	(639)	(838)
Accounts Payable	-	16	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	486	468	452	600	486	486
Cash end of period	$ 486	$ 468	$ 452	$ 600	$ 486	$ 486
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #58PELE3	Series #09CURRY2	Series #85ERVING	Series #LJKOBE	Series #80ALI	Series #BATMAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,062)	$ (2,614)	$ (367)	$ -	$ (485)	$ (473)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,359	3,289	457	4	605	509
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(297)	(691)	(90)	-	(123)	(52)
Accounts Payable	-	16	-	(4)	3	16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	-	-
Cash beginning of period	378	300	300	12,157	377	420
Cash end of period	$ 378	$ 300	$ 300	$ 12,157	$ 377	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #FLASH123	Series #99MJRETRO	Series #85GPK	Series #IPOD	Series #HGWELLS	Series #85JORDAN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (204)	$ (396)	$ (273)	$ (290)	$ (215)	$ (1,306)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	245	494	334	445	259	1,675
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(41)	(98)	(61)	(67)	(44)	(369)
Accounts Payable	-	-	-	(88)	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	-	-
Cash beginning of period	420	346	312	300	486	516
Cash end of period	$ 420	$ 346	$ 312	$ 300	$ 486	$ 516
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #66ORR	Series #CONGRESS	Series #GRIFFEYJR	Series #01HALO	Series #87ZELDA	Series #EINSTEIN2
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (601)	$ (278)	$ (332)	$ (253)	$ (1,574)	$ (237)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	760	315	410	308	1,738	288
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(159)	(57)	(78)	(55)	(180)	(51)
Accounts Payable	-	20	-	-	16	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-
Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-
Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	-	-
Cash beginning of period	456	400	419	415	357	420
Cash end of period	$ 456	$ 400	$ 419	$ 415	$ 357	$ 420
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #SANTANA	Series #01TIGER2	Series #86JORDAN2	Series #TOPPSTRIO	Series #81BIRD	Series #97KOBE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (228)	$ (261)	$ (542)	$ (551)	$ (379)	$ (466)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	276	318	683	695	472	585
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(48)	(57)	(141)	(144)	(93)	(119)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	446	318	549	300	346	410
Cash end of period	$ 446	$ 318	$ 549	$ 300	$ 346	$ 410
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #XMEN94	Series #09RBLEROY	Series #04MESSI2	Series #THEROCK	Series #XLXMEN1	Series #03LEBRON5
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (228)	$ (379)	$ (405)	$ (273)	$ (228)	$ (649)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	276	449	506	334	276	823
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(48)	(70)	(101)	(61)	(48)	(174)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	359	400	400	396	359	477
Cash end of period	$ 359	$ 400	$ 400	$ 396	$ 359	$ 477
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #METEORITE	Series #SLASH	Series #00BRADY2	Series #89TMNT	Series #NESWWF	Series #PUNK9670
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (713)	$ (219)	$ (62,604)	$ (283)	$ (259)	$ (148)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	907	265	2,193	389	319	144
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	60,899	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(194)	(46)	(488)	(64)	(57)	-
Accounts Payable	-	-	-	(42)	-	-
Insurance Payable	-	-	-	-	(3)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(95)	(27)	(4)
Net cash (used in) / provided by operating activities	-	-	-	(95)	(27)	(8)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	4
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	4

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	(95)	(27)	(4)
Cash beginning of period	400	600	660	400	400	600
Cash end of period	$ 400	$ 600	$ 660	$ 305	$ 373	$ 596
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #18ALLEN	Series #CASTLEII	Series #36OWENS	Series #BAYC601	Series #60MANTLE	Series #PUNK8103
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (344)	$ (259)	$ (283)	$ 57,101	$ (4,107)	$ (145)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	427	319	347	145	5,305	145
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	1,179	-	-
Impairment loss on Archive Assets	-	-	-	1,316	-	-
Investment (Income) / Loss	-	-	-	(92,406)	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(83)	(57)	(64)	-	(1,198)	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	(3)	-	-	-	-
Income Taxes Payable	-	-	-	32,610	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(22)	(27)	(99)	(108)	-	-
Net cash (used in) / provided by operating activities	(22)	(27)	(99)	(162)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	85,046	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	85,046	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	(66,926)	-	-
Cash provided by / (used in) financing activities	-	-	-	(66,926)	-	-

Net change in cash	(22)	(27)	(99)	17,958	-	-
Cash beginning of period	453	400	400	608	486	600
Cash end of period	$ 431	$ 373	$ 301	$ 18,566	$ 486	$ 600
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	($4,919)	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #GHOST1	Series #BROSGRIMM	Series #HENDERSON	Series #KIRBY	Series #20HERBERT	Series #03RONALDO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (195)	$ (288)	$ (1,063)	$ (429)	$ (478)	$ (945)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	235	328	1,360	547	612	1,239
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(38)	(60)	(297)	(108)	(122)	(261)
Accounts Payable	-	20	-	-	-	-
Insurance Payable	(2)	-	-	(10)	(12)	(33)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(27)	-	-
Net cash (used in) / provided by operating activities	-	-	-	(27)	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	(27)	-	-
Cash beginning of period	380	500	377	400	400	652
Cash end of period	$ 380	$ 500	$ 377	$ 373	$ 400	$ 652
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #HONUS2	Series #MARX	Series #09HARDEN	Series #MEEB15511	Series #90BATMAN	Series #93JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (601)	$ (263)	$ (297)	$ (145)	$ (24,029)	$ (357)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	778	321	365	145	547	416
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	23,600	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(159)	(58)	(68)	-	(108)	(80)
Accounts Payable	-	-	-	-	-	20
Insurance Payable	(18)	-	-	-	(10)	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	(47)	(27)	-
Net cash (used in) / provided by operating activities	-	-	-	(47)	(27)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	(47)	(27)	-
Cash beginning of period	376	486	353	547	400	427
Cash end of period	$ 376	$ 486	$ 353	$ 500	$ 373	$ 427
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #SIMPSONS1	Series #SPIDER129	Series #NESDK3	Series #BAYC7359	Series #CURIO10	Series #WILDTHING
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (259)	$ (212)	$ (1,343)	$ 57,291	$ (145)	$ (197)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	319	262	1,544	145	145	249
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	1,179	-	-
Impairment loss on Archive Assets	-	-	-	916	-	-
Investment (Income) / Loss	-	-	-	(92,304)	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(57)	(43)	(180)	-	-	(38)
Accounts Payable	-	-	-	-	-	(14)
Insurance Payable	(3)	(7)	(21)	-	-	-
Income Taxes Payable	-	-	-	32,718	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	(27)	-	(86)	(87)	(625)	-
Net cash (used in) / provided by operating activities	(27)	-	(86)	(142)	(625)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	85,047	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	85,047	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	(67,121)	-	-
Cash provided by / (used in) financing activities	-	-	-	(67,121)	-	-
Net change in cash	(27)	-	(86)	17,784	(625)	-
Cash beginning of period	400	356	400	600	1,125	400
Cash end of period	$ 373	$ 356	$ 314	$ 18,384	$ 500	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	($5,218)	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #1776	Series #98JORDAN2	Series #MACALLAN1	Series #BAYC9159	Series #FANTASY7	Series #SURFER4
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,942)	$ (1,588)	$ (173)	$ 75,690	$ (551)	$ (235)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	2,293	2,042	195	2,972	863	314
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	1,179	-	-
Impairment loss on Archive Assets	-	-	-	3,928	-	-
Investment (Income) / Loss	-	-	-	(124,250)	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(351)	(454)	(9)	-	(144)	(50)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	(13)	-	(168)	(29)
Income Taxes Payable	-	-	-	43,227	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	(540)	-	(48)	-
Net cash (used in) / provided by operating activities	-	-	(540)	2,746	(48)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	(2,828)	-	-
Proceeds from Sale of Digital Asset	-	-	-	85,073	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	82,245	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	(67,035)	-	-
Cash provided by / (used in) financing activities	-	-	-	(67,035)	-	-
Net change in cash	-	-	(540)	17,956	(48)	-
Cash beginning of period	400	776	600	600	400	300
Cash end of period	$ 400	$ 776	$ 60	$ 18,556	$ 352	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	-	-	-	($34,151)	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #OHTANI1	Series #OHTANI2	Series #WILT100	Series #PENGUIN	Series #KARUIZAWA	Series #KOMBAT
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (577)	$ (503)	$ (673)	$ (224)	$ (285)	$ (572)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	746	646	874	288	388	910
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(152)	(130)	(180)	(47)	(42)	(150)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(17)	(13)	(21)	(17)	(61)	(188)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	(540)	-
Net cash (used in) / provided by operating activities	-	-	-	-	(540)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	(540)	-
Cash beginning of period	376	376	400	300	600	300
Cash end of period	$ 376	$ 376	$ 400	$ 300	$ 60	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #APPLELISA	Series #98MANNING	Series #GIJOE	Series #BEATLES1	Series #SQUIG5847	Series #PACQUIAO
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (510)	$ (279)	$ (369)	$ (332)	$ (145)	$ (255)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	656	396	539	441	145	341
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(132)	(63)	(90)	(64)	-	(56)
Accounts Payable	-	-	-	(92)	-	-
Insurance Payable	(14)	(54)	(80)	-	-	(30)
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	47	(154)	-
Net cash (used in) / provided by operating activities	-	-	-	-	(154)	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	-	-	-
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-
Net change in cash	-	-	-	-	(154)	-
Cash beginning of period	300	400	338	300	654	400
Cash end of period	$ 300	$ 400	$ 338	$ 300	$ 500	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #83JOBS	Series #BATMAN181	Series #HOBBIT	Series #POPEYE	Series #PUNK5883	Series #HAMILTON1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,318)	$ (216)	$ (236)	$ (821)	$ (140)	$ (550)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,511	277	308	987	140	611
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(173)	(44)	(50)	(166)	-	(77)
Accounts Payable	-	-	-	-	-	16
Insurance Payable	(20)	(17)	(22)	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	(292)	77	-	-
Net cash (used in) / provided by operating activities	-	-	(292)	77	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	-	-	-	(57,077)	(500,000)	(28,800)
Investments in Digital Assets	-	-	-	-	(3,286)	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	(57,077)	(503,286)	(28,800)

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	57,632	500,600	29,432
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	3,286	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	(232)	-	(232)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	57,400	503,886	29,200
Net change in cash	-	-	(292)	400	600	400
Cash beginning of period	500	350	600	-	-	-
Cash end of period	$ 500	$ 350	$ 308	$ 400	$ 600	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	$ 33,000	$ 60,000	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #OBIWAN	Series #SMB2	Series #GIANNIS2	Series #86BONDS	Series #IPADPROTO	Series #MOBYDICK
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (248)	$ (3,166)	$ (1,924)	$ (195)	$ (214)	$ (232)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	298	3,517	2,482	240	264	280
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(50)	(442)	(558)	(45)	(50)	(48)
Accounts Payable	-	91	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	134	-	-	-	-
Net cash (used in) / provided by operating activities	-	134	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(10,075)	(280,134)	(360,670)	(6,535)	(10,200)	(60,100)
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(10,075)	(280,134)	(360,670)	(6,535)	(10,200)	(60,100)

Cash flow from financing activities:
Proceeds from sale of membership interests	10,631	280,632	362,953	7,101	10,833	60,738
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(232)	(154)	(201)	(233)	(238)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	10,399	280,400	362,799	6,900	10,600	60,500
Net change in cash	324	400	2,130	365	400	400
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 324	$ 400	$ 2,130	$ 365	$ 400	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #03SERENA	Series #BAYC4612	Series #18OSAKA	Series #05RODGERS	Series #IROBOT	Series #LEICAGOLD
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (555)	$ 56,824	$ (191)	$ (364)	$ (155)	$ (1,037)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	699	4,018	241	472	191	1,037
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	1,179	-	-	-	-
Impairment loss on Archive Assets	-	1,323	-	-	-	-
Investment (Income) / Loss	-	(91,968)	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(144)	-	(50)	(108)	(36)	(75)
Accounts Payable	-	-	-	-	-	75
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	32,452	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	228
Net cash (used in) / provided by operating activities	-	3,828	-	-	-	228

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(75,000)	(450,000)	(10,100)	(50,000)	(5,131)	(28,051)
Investments in Digital Assets	-	(3,899)	-	-	-	-
Proceeds from Sale of Digital Asset	-	85,063	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(75,000)	(368,836)	(10,100)	(50,000)	(5,131)	(28,051)

Cash flow from financing activities:
Proceeds from sale of membership interests	75,632	450,600	10,647	50,600	5,732	28,356
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(232)	-	(247)	(124)	(232)	(233)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	(67,091)	-	-	-	-
Cash provided by / (used in) financing activities	75,400	383,509	10,400	50,476	5,500	28,123
Net change in cash	400	18,501	300	476	369	300
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 400	$ 18,501	$ 300	$ 476	$ 369	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	$ 210,000	-	-	-	-
NFT Airdrop	-	($ 4,474)	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #FORTNITE	Series #IOMMI	Series #MARIO64	Series #GWTW	Series #NEWWORLD	Series #JAWA
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (436)	$ (175)	$ (809)	$ (129)	$ (128)	$ (254)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	488	215	960	169	165	326
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(54)	(40)	(184)	(40)	(37)	(71)
Accounts Payable	2	-	32	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(13,343)	(37,000)	(102,143)	(21,323)	(10,756)	(25,126)
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(13,343)	(37,000)	(102,143)	(21,323)	(10,756)	(25,126)

Cash flow from financing activities:
Proceeds from sale of membership interests	13,876	37,600	102,723	21,850	11,357	25,695
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(233)	-	(233)	(147)	(232)	(232)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	13,643	37,600	102,489	21,703	11,125	25,463
Net change in cash	300	600	346	380	369	338
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 300	$ 600	$ 346	$ 380	$ 369	$ 338
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	$ 13,000	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #GWLETTER	Series #MARIOKART	Series #96KOBE2	Series #SHOWCASE4	Series #BAYC8827	Series #15COBB
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (228)	$ (672)	$ (1,301)	$ (167)	$ 57,228	$ (330)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	287	803	1,619	217	2,918	467
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	1,179	-
Impairment loss on Archive Assets	-	-	-	-	1,413	-
Investment (Income) / Loss	-	-	-	-	(92,649)	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(59)	(131)	(384)	(50)	-	(137)
Accounts Payable	-	-	65	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	32,682	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	2,771	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(135,000)	(66,143)	(226,339)	(67,036)	(499,400)	(70,000)
Investments in Digital Assets	-	-	-	-	(2,827)	-
Proceeds from Sale of Digital Asset	-	-	-	-	85,047	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(135,000)	(66,143)	(226,339)	(67,036)	(417,180)	(70,000)

Cash flow from financing activities:
Proceeds from sale of membership interests	135,632	66,724	221,063	68,051	500,000	70,601
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	5,777	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(281)	(154)	(313)	-	(201)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	(67,125)	-
Cash provided by / (used in) financing activities	135,400	66,443	226,685	67,739	432,875	70,400
Net change in cash	400	300	346	703	18,466	400
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 400	$ 300	$ 346	$ 703	$ 18,466	$ 400
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	$ 270,600	-
NFT Airdrop	-	-	-	-	($ 5,065)	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #BRADBURY	Series #MACALLAN2	Series #BEATLES2	Series #92TIGER	Series #DOOD6921	Series #HIRST1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (114)	$ (171)	$ (164)	$ (282)	$ (83)	$ (76)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	152	197	138	126	93	1,553
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(38)	(26)	(35)	(23)	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	61	179	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	26	-	-
Net cash (used in) / provided by operating activities	-	-	-	26	10	1,477

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(13,881)	(28,600)	(22,110)	(57,026)	(28,000)	(17,480)
Investments in Digital Assets	-	-	-	-	(10)	(1,477)
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(13,881)	(28,600)	(22,110)	(57,026)	(28,010)	(18,957)

Cash flow from financing activities:
Proceeds from sale of membership interests	14,482	29,200	22,767	57,757	28,600	17,980
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	340	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(232)	(540)	(357)	(357)	-	-
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	14,250	29,000	22,410	57,400	28,600	17,980
Net change in cash	369	400	300	400	600	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 369	$ 400	$ 300	$ 400	$ 600	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	$ 7,000	$ 11,000	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #GRIFFEY2	Series #SKYWALKER	Series #85GPK2	Series #19HAALAND	Series #MEGALODON	Series #KELLER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (142)	$ (144)	$ (168)	$ (143)	$ (1,678)	$ (87)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	197	200	133	133	975	125
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Archive Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(55)	(56)	(35)	(36)	(297)	(38)
Accounts Payable	-	-	-	-	1,000	-
Insurance Payable	-	-	70	46	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager of its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-	-
Investment in Archive Asset	(13,779)	(14,388)	(22,839)	(36,552)	(450,000)	(11,560)
Investments in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Archive Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(13,779)	(14,388)	(22,839)	(36,552)	(450,000)	(11,560)

Cash flow from financing activities:
Proceeds from sale of membership interests	14,302	14,969	23,496	37,357	453,570	12,092
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Archive	(201)	(281)	(357)	(424)	(3,170)	(232)
Distribution to Members	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	14,101	14,688	23,139	36,933	450,400	11,860
Net change in cash	322	300	300	381	400	300
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 322	$ 300	$ 300	$ 381	$ 400	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

	Series #GODFATHER	Series #MAYC5750	Series #SUPREMEPB	Series #MJTICKET	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (95)	$ 3,245	$ (57)	$ (121)	$ 1,032,880
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	112	3,770	53	53	359,777
(Gain) / Loss on sale of Asset	-	-	-	-	(1,475,015)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	6,135
Impairment loss on Archive Assets	-	916	-	-	231,017
Investment (Income) / Loss	-	(6,111)	-	-	(499,688)
Accounts Receivable	-	-	-	-	208,000
Prepaid Insurance	(29)	-	(35)	(35)	(44,661)
Accounts Payable	10	-	-	-	(947,213)
Insurance Payable	3	-	39	103	(817)
Income Taxes Payable	-	1,853	-	-	476,118
Due from the Manager or its Affiliates	-	-	-	-	(3,606)
Due to the Manager of its Affiliates	-	3,606	-	49	(1,079)
Net cash (used in) / provided by operating activities	-	7,279	-	49	(658,152)

Cash flow from investing activities:
Deposits Archive Asset	-	-	-	-	-
Repayment of investments in Archive Assets upon Offering close	-	-	-	-	-
Investment in Archive Asset	(10,600)	(56,626)	(54,995)	(140,049)	(1,123,802)
Investments in Digital Assets	-	(3,716)	-	-	(16,940)
Proceeds from Sale of Digital Asset	-	43	-	-	425,319
Proceeds from Sale of Archive Asset	-	-	-	-	3,409,873
Cash provided by / (used in) investing activities	(10,600)	(60,299)	(54,995)	(140,049)	2,694,450

Cash flow from financing activities:
Proceeds from sale of membership interests	11,424	57,126	55,652	140,757	4,208,823
Repayment on borrowings from manager and affiliates, net of proceeds	-	-	-	-	(3,130,622)
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Archive	-	-	-	-	(62)
Contribution related to Offering Closings and Asset Sales	-	-	-	-	9,402
Capital Contribution	-	-	-	-	60,600
Distribution to RSE Archive	(424)	-	(357)	(357)	-
Distribution to Members	-	-	-	-	(60,600)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	(2,388,597)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	(335,298)
Cash provided by / (used in) financing activities	11,000	57,126	55,295	140,400	(1,636,354)
Net change in cash	400	4,106	300	400	399,944
Cash beginning of period	-	-	-	-	703,469
Cash end of period	$ 400	$ 4,106	$ 300	$ 400	$ 1,103,413
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	$ 604,600
NFT Airdrop	-	($5,218)	-	-	($ 59,045)
Forgiveness of amounts due to manager and Contributed to the Company/Series					$ 231,017
Archive Assets transferred out of Balance Sheet					$ 376,389

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #52MANTLE	Series #71MAYS	Series #RLEXPEPSI	Series #10COBB	Series #POTTER	Series #TWOCITIES
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,209)	$(858)	$(679)	$(776)	$(662)	$(615)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,471	969	715	1,202	1,003	685
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(262)	(110)	(35)	(426)	(341)	(71)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,450	1,600	300	1,545	1,095	1,495
Cash end of period	$1,450	$1,600	$300	$1,545	$1,095	$1,495

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #FROST	Series #BIRKINBLU	Series #SMURF	Series #70RLEX	Series #EINSTEIN	Series #HONUS
Cash Flows from Operating Activities:
Net (Loss) / Income	$(613)	$(863)	$(739)	$(937)	$(679)	$(2,947)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	672	978	801	974	744	3,995
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(59)	(115)	(62)	(38)	(65)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	(1,048)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	(28)	-	-
Net cash (used in) / provided by operating activities	-	-	-	(28)	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	(28)	-	-
Cash beginning of period	1,695	1,250	1,250	1,200	1,750	5,300
Cash end of period	$1,695	$1,250	$1,250	$1,172	$1,750	$5,300

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #75ALI	Series #71ALI	Series #APROAK	Series #88JORDAN	Series #BIRKINBOR	Series #33RUTH
Cash Flows from Operating Activities:
Net (Loss) / Income	$(819)	$-	$29,275	$(694)	$(841)	$(959)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	911	-	406	736	946	1,114
(Gain) / Loss on sale of Asset	-	-	(37,500)	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	(6,030)	-	-	-
Prepaid Insurance	-	-	556	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(92)	-	-	(42)	(105)	(155)
Income Taxes Payable	-	-	7,264	-	-	-
Due to the Manager or its Affiliates	(65)	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(6,030)	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	110,000	-	-	-
Cash provided by / (used in) investing activities	-	-	110,000	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	(103,970)	-	-	-
Cash provided by / (used in) financing activities	-	-	(103,970)	-	-	-

Net change in cash	(65)	-	-	-	-	-
Cash beginning of period	1,003	6,555	1,250	1,003	1,203	1,003
Cash end of period	$938	$6,555	$1,250	$1,003	$1,203	$1,003

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #SPIDER1	Series #BATMAN3	Series #ULYSSES	Series #ROOSEVELT	Series #56MANTLE	Series #AGHOWL
Cash Flows from Operating Activities:
Net (Loss) / Income	$(622)	$(672)	$(624)	$(619)	$(654)	$(618)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	740	1,113	753	719	673	709
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(13)	(48)	(130)	(100)	-	(91)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(105)	(393)	-	-	(19)	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,003	1,003	1,950	400	1,050	1,703
Cash end of period	$1,003	$1,003	$1,950	$400	$1,050	$1,703

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #98JORDAN	Series #18ZION	Series #SNOOPY	Series #APOLLO11	Series #24RUTHBAT	Series #YOKO
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$(675)	$(713)	$(753)	$(1,798)	$(615)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	704	763	816	2,322	689
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(28)	(50)	(63)	-	(74)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	(524)	-
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	(45)	-	-	(6)	-
Net cash (used in) / provided by operating activities	-	(45)	-	-	(6)	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(45)	-	-	(6)	-
Cash beginning of period	9,408	650	800	1,050	1,003	1,750
Cash end of period	$9,408	$605	$800	$1,050	$997	$1,750

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #86JORDAN	Series #HULK1	Series #RUTHBALL1	Series #HIMALAYA	Series #38DIMAGGIO	Series #55CLEMENTE
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$(682)	$(739)	$(1,335)	$(706)	$(781)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	1,195	795	1,608	748	856
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(197)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	(316)	(57)	(272)	(42)	(75)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	(6)	(6)	-	(6)	(6)
Net cash (used in) / provided by operating activities	-	(6)	(6)	-	(6)	(6)

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	(6)	(6)	-	(6)	(6)
Cash beginning of period	8,851	300	700	1,203	600	600
Cash end of period	$8,851	$294	$694	$1,203	$594	$594

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #LOTR	Series #CATCHER	Series #BOND1	Series #SUPER21	Series #BATMAN1	Series #BIRKINTAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(629)	$(614)	$(637)	$(610)	$(666)	$(723)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	791	682	855	652	1,069	776
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(52)	(21)	(67)	(20)	(155)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(110)	(47)	(151)	(21)	(249)	(52)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	(23)	(77)	(244)
Net cash (used in) / provided by operating activities	-	-	-	(23)	(77)	(244)

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	563	213	463	300	534	700
Cash end of period	$563	$213	$463	$277	$457	$456

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #GMTBLACK1	Series #61JFK	Series #POKEMON1	Series #50JACKIE	Series #LINCOLN	Series #STARWARS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(727)	$(619)	$(1,166)	$-	$(662)	$(613)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	770	714	1,413	-	1,039	672
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(60)	-	-	(235)	(39)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(43)	(36)	(247)	-	(142)	(20)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	(30)	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(30)	-	-	-	-	-
Cash beginning of period	634	334	534	833	634	269
Cash end of period	$(727)	$(619)	$(1,166)	$-	$(662)	$(613)

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #68MAYS	Series #56TEDWILL	Series #TMNT1	Series #CAPTAIN3	Series #51MANTLE	Series #CHURCHILL
Cash Flows from Operating Activities:
Net (Loss) / Income	$(762)	$(988)	$32,025	$(636)	$(750)	$(610)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	829	1,155	704	845	812	648
(Gain) / Loss on sale of Asset	-	-	(41,000)	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	(104)	-	(18)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(67)	(168)	(135)	(106)	(62)	(20)
Income Taxes Payable	-	-	8,405	-	-	-
Due to the Manager or its Affiliates	(83)	-	-	(23)	-	-
Net cash (used in) / provided by operating activities	(83)	-	-	(23)	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	100,000	-	-	-
Cash provided by / (used in) investing activities	-	-	100,000	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	(91,990)	-	-	-
Cash provided by / (used in) financing activities	-	-	(91,990)	-	-	-

Net change in cash	(83)	-	8,010	(23)	-	-
Cash beginning of period	520	520	400	100	520	220
Cash end of period	$437	$520	$8,410	$77	$520	$220

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #SHKSPR4	Series #03KOBE	Series #03LEBRON	Series #03JORDAN	Series #39TEDWILL	Series #94JETER
Cash Flows from Operating Activities:
Net (Loss) / Income	$(699)	$(902)	$(813)	$(851)	$(742)	$(795)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,317	911	782	836	800	877
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(264)	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(354)	(92)	(52)	(69)	(58)	(82)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	84	84	84	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	460	520	520	600	460
Cash end of period	$400	$460	$520	$520	$600	$460

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #2020TOPPS	Series #FANFOUR1	Series #85MARIO	Series #TOS39	Series #DAREDEV1	Series #05LATOUR
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,072)	$20,099	$(1,274)	$(712)	$(613)	$(618)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,277	939	1,568	1,419	668	651
(Gain) / Loss on sale of Asset	-	(25,937)	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	(535)	(37)	(4)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(205)	(317)	(293)	(171)	(19)	(28)
Income Taxes Payable	-	5,216	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	126,000	-	-	-	-
Cash provided by / (used in) investing activities	-	126,000	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	(121,260)	-	-	-	-
Cash provided by / (used in) financing activities	-	(121,260)	-	-	-	-

Net change in cash	-	4,740	-	-	-	-
Cash beginning of period	150	471	460	460	320	430
Cash end of period	$150	$5,211	$460	$460	$320	$430

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #16SCREAG	Series #14DRC	Series #86RICE	Series #57MANTLE	Series #FAUBOURG	Series #SOBLACK
Cash Flows from Operating Activities:
Net (Loss) / Income	$(679)	$(713)	$(706)	$(650)	$(1,265)	$(960)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	817	912	748	666	1,506	1,064
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(18)	(26)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(120)	(173)	(42)	(17)	(241)	(105)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	430	430	460	400	560	520
Cash end of period	$430	$430	$460	$400	$560	$520

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #GATSBY	Series #93DAYTONA	Series #09TROUT	Series #57STARR	Series #AF15	Series #03KOBE2
Cash Flows from Operating Activities:
Net (Loss) / Income	$(771)	$(634)	$(1,668)	$(650)	$39,816	$(794)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,860	852	2,140	666	911	755
(Gain) / Loss on sale of Asset	-	-	-	-	(51,000)	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(697)	(49)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(392)	(169)	(472)	(17)	(245)	(44)
Income Taxes Payable	-	-	-	-	10,518	-
Due to the Manager or its Affiliates	-	-	-	-	-	84
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	240,000	-
Cash provided by / (used in) investing activities	-	-	-	-	240,000	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	(229,840)	-
Cash provided by / (used in) financing activities	-	-	-	-	(229,840)	-

Net change in cash	-	-	-	-	10,160	-
Cash beginning of period	520	600	400	400	400	400
Cash end of period	$520	$600	$400	$400	$10,560	$400

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #JOBSMAC	Series #16PETRUS	Series #ALICE	Series #SPIDER10	Series #62MANTLE	Series #BATMAN6
Cash Flows from Operating Activities:
Net (Loss) / Income	$(766)	$(694)	$(612)	$(620)	$(1,232)	$(625)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	839	860	666	726	1,508	764
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(22)	(38)	(85)	-	(92)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(73)	(144)	(16)	(21)	(277)	(47)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	400	430	520	400	460	320
Cash end of period	$400	$430	$520	$400	$460	$320

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #CLEMENTE2	Series #SUPER14	Series #79STELLA	Series #TKAM	Series #DIMAGGIO2	Series #13BEAUX
Cash Flows from Operating Activities:
Net (Loss) / Income	$(894)	$(712)	$(1,304)	$(630)	$(683)	$(654)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,019	1,419	1,433	798	600	749
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(516)	-	(101)	-	(45)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	(126)	(191)	(129)	(67)	83	(50)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	(28)	-	-	(4,000)
Net cash (used in) / provided by operating activities	-	-	(28)	-	-	(4,000)

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	(28)	-	-	(4,000)
Cash beginning of period	400	460	600	534	321	4,400
Cash end of period	$400	$460	$572	$534	$321	$400

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #88MARIO	Series #ANMLFARM	Series #NASA1	Series #00BRADY	Series #85NES	Series #JUSTICE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$-	$(612)	$(1,786)	$(777)	$(724)	$(775)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	663	2,310	612	664	1,894
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(25)	-	-	-	(862)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	(26)	(524)	165	60	(257)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	(53,036)	-	-	-	-	-
Net cash (used in) / provided by operating activities	(53,036)	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(53,036)	-	-	-	-	-
Cash beginning of period	60,400	100	300	339	400	400
Cash end of period	$7,364	$100	$300	$339	$400	$400

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #69KAREEM	Series #59JFK	Series #04LEBRON	Series #85JORDAN	Series #GOLDENEYE	Series #MOONSHOE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (805)	$ (640)	$ (902)	$ (1,860)	$ (709)	$ (1,328)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	612	775	911	649	602	624
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(107)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	109	(28)	(92)	1,127	107	704
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	84	84	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	339	400	400	600	326	420
Cash end of period	$ 339	$ 400	$ 400	$ 600	$ 326	$ 420

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #03LEBRON2	Series #GRAPES	Series #34GEHRIG	Series #98KANGA	Series #06BRM	Series #DUNE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,119)	$(632)	$(751)	$(1,316)	$(639)	$(613)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	612	815	612	612	707	675
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(146)	-	-	(32)	(45)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	423	(37)	139	704	(36)	(17)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	320	400	339	420	400	460
Cash end of period	$320	$400	$339	$420	$400	$460

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #86FLEER	Series #WILDGUN	Series #58PELE2	Series #18LAMAR	Series #13GIANNIS	Series #AVENGERS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,383)	$(714)	$30,305	$-	$(747)	$(774)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	612	764	760	-	571	2,246
(Gain) / Loss on sale of Asset	-	-	(39,200)	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	(1,472)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	687	(50)	33	-	92	-
Income Taxes Payable	-	-	8,102	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	84	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	-	-	-	-	(19,727)	(250,000)
Proceeds from Sale of Asset	-	-	62,000	-	-	-
Cash provided by / (used in) investing activities	-	-	62,000	-	(19,727)	(250,000)

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	20,228	250,600
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	-	-	-	-	(180)	(140)
Distribution of Gain on sale of assets to Shareholders	-	-	(54,630)	-	-	-
Cash provided by / (used in) financing activities	-	-	(54,630)	-	20,048	250,460

Net change in cash	-	-	7,370	-	320	460
Cash beginning of period	805	400	805	7,278	-	-
Cash end of period	$805	$400	$8,175	$7,278	$320	$460

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #04MESSI	Series #AVENGE57	Series #03TACHE	Series #99TMB2	Series #PUNCHOUT	Series #BULLSRING
Cash Flows from Operating Activities:
Net (Loss) / Income	$(571)	$(580)	$(722)	$(809)	$(947)	$(1,733)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	571	680	1,026	573	571	561
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(100)	(304)	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	236	376	1,172
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	27	-
Net cash (used in) / provided by operating activities	-	-	-	-	27	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(39,600)	(17,000)	(70,192)	(50,380)	(80,027)	(249,600)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(39,600)	(17,000)	(70,192)	(50,380)	(80,027)	(249,600)

Cash flow from financing activities:
Proceeds from sale of membership interests	40,647	17,602	70,936	50,900	80,600	250,742
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(242)	(202)	(344)	(180)	(152)	(242)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	40,405	17,400	70,592	50,720	80,448	250,500

Net change in cash	805	400	400	340	448	900
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$805	$400	$400	$340	$448	$900

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #70AARON	Series #96CHARZRD	Series #01TIGER	Series #ICECLIMB	Series #09COBB	Series #51HOWE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(649)	$(843)	$(645)	$(891)	$(682)	$(738)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	573	571	571	563	552	552
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	76	272	73	329	130	186
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(16,202)	(58,046)	(15,682)	(70,000)	(27,681)	(39,600)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(16,202)	(58,046)	(15,682)	(70,000)	(27,681)	(39,600)

Cash flow from financing activities:
Proceeds from sale of membership interests	16,722	58,546	16,200	70,642	28,200	40,605
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(180)	(152)	(152)	(242)	(152)	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	16,542	58,395	16,048	70,400	28,048	40,605

Net change in cash	340	348	366	400	367	1,005
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$340	$348	$366	$400	$367	$1,005

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #96JORDAN2	Series #JUNGLEBOX	Series #59FLASH	Series #FOSSILBOX	Series #THOR	Series #POKEBLUE
Cash Flows from Operating Activities:
Net (Loss) / Income	$(952)	$(683)	$(578)	$(617)	$(527)	$(611)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	644	542	526	533	527	517
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	225	141	52	85	-	94
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	27
Net cash (used in) / provided by operating activities	-	-	-	-	-	27

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(48,648)	(30,130)	(58,033)	(18,045)	(195,000)	(20,027)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(48,648)	(30,130)	(58,033)	(18,045)	(195,000)	(20,027)

Cash flow from financing activities:
Proceeds from sale of membership interests	49,269	30,700	58,721	18,721	195,629	20,600
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(152)	(321)	(321)	(229)	(152)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	48,948	30,548	58,400	18,400	195,400	20,448

Net change in cash	300	418	367	355	400	448
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$300	$418	$367	$355	$400	$448

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #98GTA	Series #PICNIC	Series #DOMINOS	Series #58PELE	Series #09CURRY	Series #84JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(579)	$(747)	$(556)	$(1,885)	$(695)	$(2,055)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	517	848	516	533	504	504
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	(101)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	62	-	40	1,352	107	1,467
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	84	84
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(13,245)	(48,000)	(8,600)	(288,000)	(23,106)	(317,986)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(13,245)	(48,000)	(8,600)	(288,000)	(23,106)	(317,986)

Cash flow from financing activities:
Proceeds from sale of membership interests	13,921	48,602	9,221	289,047	23,726	318,606
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(321)	(202)	(321)	(242)	(321)	(321)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	13,600	48,400	8,900	288,805	23,406	318,286

Net change in cash	355	400	300	805	300	300
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$355	$400	$300	$805	$300	$300

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #09BEAUX	Series #KEROUAC	Series #96JORDAN	Series #FEDERAL	Series #62BOND	Series #71TOPPS
Cash Flows from Operating Activities:
Net (Loss) / Income	$(556)	$(541)	$(807)	$(591)	$(550)	$(766)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	683	1,041	526	483	481	484
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(128)	(501)	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	197	108	69	282
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	84	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(29,475)	(85,100)	(42,000)	(120,100)	(76,917)	(60,551)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(29,475)	(85,100)	(42,000)	(120,100)	(76,917)	(60,551)

Cash flow from financing activities:
Proceeds from sale of membership interests	30,075	85,702	42,600	120,700	77,780	61,051
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(202)	(152)	(180)	(152)	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	29,901	85,500	42,448	120,520	77,628	61,051

Net change in cash	426	400	448	420	711	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$426	$400	$448	$420	$711	$500

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #DEATON	Series #98ZELDA	Series #03JORDAN2	Series #WOLVERINE	Series #91JORDAN	Series #79GRETZKY
Cash Flows from Operating Activities:
Net (Loss) / Income	$(2,102)	$(577)	$(602)	$(467)	$(864)	$(3,794)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,550	483	433	429	465	414
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	552	94	169	38	315	3,380
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	106	-	-	84	-
Net cash (used in) / provided by operating activities	-	106	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(250,000)	(20,106)	(36,306)	(42,033)	(67,506)	(720,551)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(250,000)	(20,106)	(36,306)	(42,033)	(67,506)	(720,551)

Cash flow from financing activities:
Proceeds from sale of membership interests	252,730	20,600	36,926	42,721	68,185	721,784
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(2,330)	-	(321)	(321)	(321)	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	250,400	20,600	36,606	42,400	67,864	721,784

Net change in cash	400	600	300	367	359	1,233
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$400	$600	$300	$367	$359	$1,233

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #17DUJAC	Series #FAUBOURG2	Series #MOSASAUR	Series #92JORDAN	Series #14KOBE	Series #03LEBRON3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (413)	$ (502)	$ (1,281)	$ (614)	$ (776)	$ (1,396)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	514	502	1,242	361	367	355
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	(101)	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	-	-	39	169	325	958
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	84	84	84
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(23,232)	(150,000)	(17,813)	(36,000)	(69,885)	(204,551)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(23,232)	(150,000)	(17,813)	(36,000)	(69,885)	(204,551)

Cash flow from financing activities:
Proceeds from sale of membership interests	23,832	150,629	20,543	36,600	70,385	205,051
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(174)	(229)	(2,330)	(152)	-	-
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	23,658	150,400	18,213	36,532	70,385	205,051

Net change in cash	426	400	400	448	500	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 426	$ 400	$ 400	$ 448	$ 500	$ 500

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #95TOPSUN	Series #09TROUT2	Series #59BOND	Series #OPEECHEE	Series #ROCKETBOX	Series #94JORDAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$(586)	$(571)	$(419)	$(1,541)	$(456)	$(766)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	361	354	358	358	338	338
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	225	218	62	1,183	118	344
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	84
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(50,000)	(50,015)	(68,684)	(252,551)	(25,175)	(73,506)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(50,000)	(50,015)	(68,684)	(252,551)	(25,175)	(73,506)

Cash flow from financing activities:
Proceeds from sale of membership interests	50,600	50,600	69,184	253,051	25,821	74,217
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(152)	-	(321)	(321)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	50,468	50,468	69,032	253,051	25,500	73,897

Net change in cash	468	453	348	500	325	391
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$468	$453	$348	$500	$325	$391

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #18LUKA	Series #86DK3	Series #FANFOUR5	Series #16KOBE	Series #11BELAIR	Series #76PAYTON
Cash Flows from Operating Activities:
Net (Loss) / Income	$(465)	$(451)	$(344)	$(3,250)	$(290)	$(514)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	287	284	285	287	372	287
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	(82)	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	94	167	60	2,963	-	227
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	84	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(22,402)	(38,600)	(72,200)	(637,450)	(18,995)	(53,504)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(22,402)	(38,600)	(72,200)	(637,450)	(18,995)	(53,504)

Cash flow from financing activities:
Proceeds from sale of membership interests	22,922	39,100	72,700	638,071	19,739	54,100
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(122)	(122)	(321)	(344)	(132)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	22,790	38,979	72,579	637,750	19,395	53,968

Net change in cash	388	378	378	300	400	464
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$388	$378	$378	$300	$400	$464

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #17MAHOMES	Series #85MJPROMO	Series #96KOBE	Series #99CHARZRD	Series #68RYAN	Series #MARADONA
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,264)	$(469)	$(625)	$(1,584)	$(516)	$(333)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	283	287	281	279	281	281
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Impairment loss on memorabilia	-	-	-	-	-	-
Accounts Receivable	-	-	-	-	-	-
Prepaid Insurance	-	-	-	-	-	-
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Insurance Payable	981	98	261	1,305	236	53
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	84	84	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(215,000)	(22,600)	(67,490)	(300,200)	(60,173)	(11,282)
Proceeds from Sale of Asset	-	-	-	-	-	-
Cash provided by / (used in) investing activities	(215,000)	(22,600)	(67,490)	(300,200)	(60,173)	(11,282)

Cash flow from financing activities:
Proceeds from sale of membership interests	215,600	23,100	67,990	301,050	60,673	11,932
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(122)	(122)	(122)	(321)
Distribution of Gain on sale of assets to Shareholders	-	-	-	-	-	-
Cash provided by / (used in) financing activities	215,468	22,968	67,869	300,929	60,552	11,611

Net change in cash	468	368	378	729	378	329
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$468	$368	$378	$729	$378	$329

RSE ARCHIVE, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021

	Series #POKEYELOW	Series #POKELUGIA	Series #XMEN1	Series #VANHALEN	Series #48JACKIE	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$(458)	$(645)	$86,548	$(308)	$(1,849)	$(336,986)
Adjustments to reconcile net cash (used in)/provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	261	264	220	255	253	162,916
(Gain) / Loss on sale of Asset	-	-	(110,000)	-	-	(304,631)
Impairment loss on memorabilia	-	-	-	-	-	345,120
Accounts Receivable	-	-	-	-	-	(6,030)
Prepaid Insurance	-	-	-	-	-	(16,141)
Prepaid Storage	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	127,401
Insurance Payable	197	381	163	53	1,596	49,771
Income Taxes Payable	-	-	23,070	-	-	62,574
Due to the Manager or its Affiliates	-	-	-	-	-	(55,708)
Net cash (used in) / provided by operating activities	-	-	-	-	-	28,286

Cash flow from investing activities:
Deposits on memorabilia	-	-	-	-	-	-
Investment in memorabilia	(46,500)	(95,000)	(215,000)	(54,306)	(340,000)	(12,178,749)
Proceeds from Sale of Asset	-	-	325,000	-	-	989,100
Cash provided by / (used in) investing activities	(46,500)	(95,000)	110,000	(54,306)	(340,000)	(11,189,650)

Cash flow from financing activities:
Proceeds from sale of membership interests	47,100	95,600	215,721	54,926	340,721	6,962,342
Proceeds on borrowing from Manager or its Affiliates, net of repayment	-	-	-	-	-	5,254,990
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Contribution by Manager for future operating expense	-	-	-	-	-	-
Distribution to RSE Archive	(132)	(132)	(321)	(321)	(321)	-
Distribution of Gain on sale of assets to Shareholders	-	-	(302,520)	-	-	(904,210)
Cash provided by / (used in) financing activities	46,968	95,468	(87,120)	54,606	340,400	11,313,122

Net change in cash	468	468	22,880	300	400	151,758
Cash beginning of period	-	-	-	-	-	201,881
Cash end of period	$468	$468	$22,880	$300	$400	$353,639

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Archive, LLC (the “Company,” “RSE Archive,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on January 3, 2019.  The Company’s core business is the identification, acquisition, marketing and management of memorabilia, collectible items, alcohol and digital assets, collectively referred to as “Archive Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Archive Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Archive Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Archive Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2022 and June 30, 2022. “Prior Period” refers to the time period between January 1, 2021 and June 30, 2021. “Prior Year” refers to the time period between January 1, 2021 and December 31, 2021. The Manager has assembled a network of advisors with experience in the Asset Class (an “Advisory Board”) to assist the Manager in identifying, acquiring and managing Underlying Assets, as well as other aspects of the Platform.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion.

Brokerage Fee: In respect to Offerings, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities.

Custody Fee: In respect to Offerings, the custodian of Interests (the “Custodian”), holding custody of the securities upon issuance, will receive a fee equal to the greater of (i) 0.75% on Interests sold in an Offering and (ii) $500 (the “Custody Fee”).

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) is available for distribution and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow available for distribution and the Manager will receive up to 50% of Free Cash Flow available for distribution in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Other:

The Manager is responsible for covering its own expenses. Certain of the Underlying Assets, such as NFTs, are self-insured by the Manager and the Asset Manager. The Manager and the Asset Manager take the full risk of loss on these Underlying Assets.

LIQUIDITY AND CAPITAL RESOURCES

The Company has experienced net losses and negative operating cash flows since inception and neither the Company nor any Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains (see Note A – Description of Organization and Business Operations - Asset Dispositions).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Accumulated Deficits. Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year.

Period	Income / (Loss)
Current Period	$1,032,880
Prior Period	($336,986)

Period	Net Working Capital	Accumulated Deficit
Current Period	($2,643,403)	($1,380,046)
Prior Year	($6,863,617)	($955,394)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. RSE Markets, Inc. has agreed to provide the Company and each Series the financial support sufficient to meet the Company’s and each Series’ financial needs for the twelve months following the date of this filing.

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. However, from time to time, the Company or Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to storage, insurance, transportation and maintenance expenses, marketing expense and professional fees, on an ongoing basis.

Cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that have closed Offerings and has elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager.

INITIAL OFFERINGS

All Series, for which a closing had occurred as of the date of the financial statements, had commenced operations, were capitalized and had assets. Additionally, various Series have liabilities. The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred during the Current Period and the Prior Period.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE A – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

ASSET DISPOSITIONS

During the Current Period and Prior Period, the Company received purchase offers for the Underlying Assets listed in the tables below. Per the terms of the Operating Agreement, the Company, together with the Manager and the Manager’s Advisory Board has evaluated the offers in light of the preferences of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Assets. The Manager has determined that it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but for which no Offering has occurred, and the Underlying Asset was not transferred to an applicable Series before the sale. In these instances, the anticipated Offering for the Series related to such Underlying Asset is cancelled and no securities are sold.

Underlying Assets sold during the Current Period are as follow:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#14KOBE	2014 Kobe Bryant Game Worn and Signed Lakers Jersey	1/21/2022	$95,000	$69,885	$25,115	$5,040 (Net of $300 Net Loss Carryforward)	$78,000 / $8.00	$90,460 / $9.27
#17MAHOMES	2017 National Treasures Black #161 Patrick Mahomes II Rookie Patch Autograph Card graded BGS NM-MT 8	1/24/2022	$350,000	$215,000	$135,000	$27,812 (Net of $537 Net Loss Carryforward)	$300,000 / $12.00	$$322,655 / $12.90
#51HOWE	1951 Parkhurst Gordie Howe Card graded PSA NM-MT 8	1/28/2022	$52,000	$39,600	$12,400	$2,392 (Net of $273 Net Loss Carryforward)	$45,000 / $9.00	$50,613 / $10.12
#03LEBRON	2003-2004 Upper Deck Exquisite Collection LeBron James Patches Autographs Card	1/31/2022	$56,000	$25,000	$31,000	$6,195 (Net of $392 Net Loss Carryforward)	$34,000 / $17.00	$50,325 / $25.16
#TOS39	1963 Tales of Suspense #39 CGC NM 9.4 comic book	1/31/2022	$240,000	$120,000	$120,000	$24,910 (Net of $350 Net Loss Carryforward)	$135,000 / $45.00	$215,550 / $71.84

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

#58PELE	1958 Alifabolaget #635 Pelé Rookie Card graded PSA MINT 9	2/11/2022	$1,331,269	$288,000	$1,043,269	$218,313 (Net of $831 Net Loss Carryforward)	$315,000 / $10.00	$1,113,761 / $35.35
#24RUTHBAT	1924 George “Babe” Ruth Professional Model Bat	3/21/2022	$270,000	$250,006	$19,994	$2,480 (Net of $1,630 Net Loss Carryforward)	$255,000 / $85.00	$268,517 / $89.50
#51MANTLE	1951 Bowman #253 Mickey Mantle Card	4/15/2022	$65,000	$29,500	$35,500	$7,206 (Net of $400 Net Loss Carryforward)	$34,000 / $17.00	$58,314 / $29.15
#JUSTICE1	1960 Justice League of America #1 CGC NM+ 9.6 comic book	6/1/2022	$225,000	$190,000	$35,000	$6,999 (Net of $336 Net Loss Carryforward)	$215,000 / $43.00	$218,401 / $43.68
Two cases of three (3) bottles of 2013 Musigny, Domaine Leroy (1)		1/31/2022	$240,889	$222,720	$18,169
Audemars Piguet Royal Oak Offshore “End of Days” Ref.25770SN.O.0001KE.01 (1)		2/4/2022	$28,000	$28,000	$0
1957 Topps #35 Frank Robinson Rookie Card graded PSA MINT 9 (1)		3/24/2022	$48,000	$48,000	$0
Pair of 1970’s Bill Bowerman Handmade Waffle Spike Shoes for Runner John Mays Before Nikes’s Founding (1)		4/13/2022	$200,000	$200,000	$0
2014 National Treasures Silver #296 Derek Carr Signed Patch Rookie Card graded GEM MT 10 by PSA (1)		4/14/2022	$6,500	$6,500 (Initial Purchase Price $16,600)	$0
1998 Pokémon Demo Game Sealed Booster Pack published by Wizards of the Coast graded PSA GEM MT 10 (1)		4/14/2022	$2,200	$2,200 (Initial Purchase Price $26,400)	$0
1965 Topps #122 Joe Namath Rookie Card graded PSA NM-MT+ 8.5 (1)		4/21/2022	$200,000	$198,299	$1,701
Total			$3,409,858	$1,932,710	$1,477,148	$301,347

(1)At the time of the sale the Underlying Asset was still owned by RSE Archive, LLC and not by any Series. There were no Offerings, no Investors and no tax provisions.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Underlying Assets sold in the Prior Period:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#58PELE2	958 Editora Aquarela Pelé Card graded PSA NM 7	2/26/2021	$62,000	$22,800	$39,200	$8,102 (Net of $794 Net Loss Carryforward)	$26,500 / $5.00	$54,630 / $10.30
#AF15	1962 Amazing Fantasy #15 CGC VF 8.0 comic book	6/7/2021	$240,000	$189,000	$51,000	$10,518 (Net of $666 Net Loss Carryforward)	$200,000 / $25.00	$229,840 / $28.73
#TMNT1	1984 Teenage Mutant Ninja Turtles #1 CGC VF/NM 9.8 comic book	6/7/2021	$100,000	$59,000	$41,000	$8,405 (Net of $569 Net Loss Carryforward)	$65,000 / $65.00	$91,990 / $91.99
#FANFOUR1	1961 Fantastic Four #1 CGC VF+ 8.5 comic book	6/14/2021/	$126,000	$100,000	$25,937 (Net of $63 in Capitalized Acquisition Expense)	$5,216 (Net of $622 Net Loss Carryforward)	$105,000 / $52.50	$121,260 / $60.63
#XMEN1	1963 X-Men #1 CGC NM 9.4 comic book	6/21/2021	$325,000	$215,000	$110,000	$23,070	$240,000 / $20.00	$302,520 / $25.21
#APROAK	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	6/28/2021	$110,000	$72,500	$37,500	$7,264 (Net of $961 Net Loss Carryforward)	$75,000 / $75.00	$103,970 / $103.97
1962 Amazing Fantasy #15 CGC VG+ 4.5 (1)		3/10/2021	$26,100	$26,100 (Initial Purchase Price $30,500)
Total			$989,100	$684,400	$304,637

(1): At the time of the sale the Underlying Asset was still owned by RSE Archive, LLC and not by any Series. There were no Offerings, no Investors and no tax provisions.

Upon disposition of the Underlying Asset, the Series is dissolved upon payment of their current corporate tax liabilities and any sales tax remittance.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Any Offerings that close as of the date of the financial statements are issued under Tier 2 of Regulation A and qualified under an Offering Statement. As such, upon the closing of the Series, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members’ equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include storage, insurance, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), maintenance, bookkeeping and accounting fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”.  We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company and are summarized in the table below. During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses not including gains on sale and investment income as presented in the Consolidated Statements of Operations.

Period	Pre-Closing Operating Expense Capital Contributions	Post-Closing Operating Expense Capital Contributions	Total
Current Period	$123,672	$296,705	$420,377
Prior Period	$27,594	$135,322	$162,916

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses,” which include transportation of the Underlying Asset to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets as well as indefinite lived assets and will be subject to an annual test for impairment. These Underlying Assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The following impairment charges were recognized during the Current Period and Prior Period.

	Series	Impairment loss on memorabilia	Total
Current Period	#71TOPPS	$9,600	$231,017
	#OPEECHEE	$42,000
	#96KOBE	$24,000
	#90BATMAN	$23,600
	#07DURANT	$15,099
	#MACALLAN2	$6,802
	1984 Nike Air Ship Michael Jordan Game-Worn Sneakers (1)	$5,206
	#61MANTLE (1)	$34,000
	#BAYC601	$1,316
	#BAYC7359	$916
	#BAYC9159	$3,928
	#BAYC4612	$1,323
	#BAYC8827	$1,413
	#MAYC5750	$916
	#00BRADY2	$60,889
Prior Period	#85GPK (1)	$4,356	$345,120
	#66ORR (1)	$43,200
	#TOPPSTRIO (1)	$41,256
	#HENDERSON (1)	$48,100
	#80TOPPS (1)	$36,600
	#03LEBRON5 (1)	$21,410
	#49ROYCAMP (1)	$20,400
	#GRIFFEYJR (1)	$15,054
	#81BIRD (1)	$10,800
	#93JETER (1)	$15,985
	#THEROCK (1)	$2,939
	#04MESSI2 (1)	$13,020
	1937 Heisman Memorial Trophy Awarded to Yale University Halfback Clint Frank (1)	$72,000

(1)Impairment charges for this Series or Underlying Asset was recognized prior to the Series Offering and are included in the Consolidated balances.

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series. Underlying Assets are transferred at cost less any impairment, and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series, which are incurred prior to the Closing of an Offering are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Archive” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

The Company, through non-interest-bearing payments from the Manager or loans from officers of the Manager and third parties, has acquired Underlying Assets since the beginning of the Prior Period. For all Archive Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized on the acquisition of Underlying Assets during the Current Period and Prior Period.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Capitalized Costs
Applicable Series		Purchase Price/ Down payment	Acquisition Costs	Impairment	Total
#52MANTLE	(1)	$ 125,000	$ -	$ -	$ 125,000
#71MAYS	(1)	52,500	-	-	52,500
#RLEXPEPSI	(1)	16,800	-	-	16,800
#10COBB	(1)	35,000	-	-	35,000
#POTTER	(1)	65,000	5,100	-	70,100
#TWOCITIES	(1)	12,000	100	-	12,100
#FROST	(1)	10,000	100	-	10,100
#BIRKINBLU	(1)	55,500	-	-	55,500
#SMURF	(1)	29,500	-	-	29,500
#70RLEX	(1)	17,900	28	-	17,928
#EINSTEIN	(1)	11,000	100	-	11,100
#HONUS	(1)	500,028	-	-	500,028
#75ALI	(1)	44,000	65	-	44,065
#88JORDAN	(1)	20,000	-	-	20,000
#BIRKINBOR	(1)	50,000	-	-	50,000
#33RUTH	(1)	74,000	-	-	74,000
#SPIDER1	(1)	20,000	-	-	20,000
#BATMAN3	(1)	75,000	-	-	75,000
#ULYSSES	(1)	22,000	100	-	22,100
#ROOSEVELT	(1)	17,000	200	-	17,200
#56MANTLE	(1)	9,000	-	-	9,000
#AGHOWL	(1)	15,500	100	-	15,600
#18ZION	(1)	13,500	45	-	13,545
#SNOOPY	(1)	24,000	-	-	24,000
#APOLLO11	(1)	30,000	-	-	30,000
#YOKO	(1)	12,500	100	-	12,600
#HIMALAYA	(1)	130,000	-	-	130,000
#38DIMAGGIO	(1)	20,000	6	-	20,006
#55CLEMENTE	(1)	36,000	6	-	36,006
#LOTR	(1)	27,500	100	-	27,600
#CATCHER	(1)	11,500	100	-	11,600
#BOND1	(1)	37,000	100	-	37,100
#SUPER21	(1)	7,000	23	-	7,023
#BATMAN1	(1)	68,500	77	-	68,577
#BIRKINTAN	(1)	25,000	244	-	25,244
#GMTBLACK1	(1)	25,000	30	-	25,030
#61JFK	(1)	16,250	100	-	16,350
#POKEMON1	(1)	118,000	-	-	118,000
#LINCOLN	(1)	64,000	925	-	64,925
#STARWARS1	(1)	10,000	-	-	10,000
#68MAYS	(1)	32,000	83	-	32,083
#56TEDWILL	(1)	80,000	-	-	80,000
#CAPTAIN3	(1)	35,500	23	-	35,523
#CHURCHILL	(1)	6,500	100	-	6,600
#SHKSPR4	(1)	105,000	100	-	105,100
#03KOBE	(1)	44,000	-	-	44,000
#03JORDAN	(1)	33,000	-	-	33,000
#39TEDWILL	(1)	27,750	-	-	27,750
#94JETER	(1)	39,000	-	-	39,000
#2020TOPPS	(1)	98,000	-	-	98,000
#05LATOUR	(1)	7,442	-	-	7,442
#16SCREAG	(1)	31,944	-	-	31,944
#14DRC	(1)	45,980	-	-	45,980
#86RICE	(1)	20,000	-	-	20,000
#57MANTLE	(1)	8,000	-	-	8,000
#FAUBOURG	(1)	115,000	-	-	115,000
#SOBLACK	(1)	50,000	253	-	50,253
#GATSBY	(1)	185,000	100	-	185,100
#93DAYTONA	(1)	37,000	-	-	37,000
#09TROUT	(1)	225,000	-	-	225,000

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Capitalized Costs (Continued)
Applicable Series		Purchase Price / Down payment	Acquisition Costs	Impairment	Total
#57STARR	(1)	8,000	-	-	8,000
#03KOBE2	(1)	21,000	-	-	21,000
#JOBSMAC	(1)	35,000	-	-	35,000
#16PETRUS	(1)	38,236	-	-	38,236
#ALICE	(1)	9,200	100	-	9,300
#SPIDER10	(1)	18,000	-	-	18,000
#62MANTLE	(1)	132,000	-	-	132,000
#BATMAN6	(1)	23,500	-	-	23,500
#CLEMENTE2	(1)	60,000	-	-	60,000
#79STELLA	(1)	61,500	28	-	61,528
#TKAM	(1)	28,500	100	-	28,600
#DIMAGGIO2	(1)	17,625	79	-	17,704
#13BEAUX	(1)	21,877	-	-	21,877
#ANMLFARM	(1)	8,700	100	-	8,800
#NASA1	(1)	250,000	4,457	-	254,457
#00BRADY	(1)	35,123	61	-	35,184
#85NES	(1)	26,000	-	-	26,000
#69KAREEM	(1)	23,200	61	-	23,261
#59JFK	(1)	23,000	100	-	23,100
#04LEBRON	(1)	44,000	-	-	44,000
#85JORDAN	(1)	240,000	-	-	240,000
#GOLDENEYE	(1)	22,800	74	-	22,874
#MOONSHOE	(1)	150,000	-	-	150,000
#03LEBRON2	(1)	90,100	127	-	90,227
#GRAPES	(1)	31,000	100	-	31,100
#34GEHRIG	(1)	29,676	61	-	29,737
#98KANGA	(1)	150,000	-	-	150,000
#06BRM	(1)	15,720	-	-	15,720
#DUNE	(1)	10,500	100	-	10,600
#86FLEER	(1)	146,400	-	-	146,400
#WILDGUN	(1)	24,000	-	-	24,000
#13GIANNIS	(1)	19,600	127	-	19,727
#04MESSI	(1)	39,600	-	-	39,600
#AVENGE57	(1)	17,000	-	-	17,000
#03TACHE	(1)	70,192	-	-	70,192
#99TMB2	(1)	50,300	80	-	50,380
#PUNCHOUT	(1)	80,000	27	-	80,027
#BULLSRING	(1)	249,600	-	-	249,600
#70AARON	(1)	16,122	80	-	16,202
#96CHARZRD	(1)	57,877	169	-	58,046
#01TIGER	(1)	15,600	82	-	15,682
#ICECLIMB	(1)	70,000	-	-	70,000
#09COBB	(1)	27,600	81	-	27,681
#96JORDAN2	(1)	47,880	768	-	48,648
#JUNGLEBOX	(1)	30,100	30	-	30,130
#59FLASH	(1)	58,000	33	-	58,033
#FOSSILBOX	(1)	18,000	45	-	18,045
#POKEBLUE	(1)	20,000	27	-	20,027
#98GTA	(1)	13,200	45	-	13,245
#PICNIC	(1)	48,000	-	-	48,000
#DOMINOS	(1)	8,468	132	-	8,600
#09CURRY	(1)	22,800	306	-	23,106
#84JORDAN	(1)	312,500	5,486	-	317,986
#09BEAUX	(1)	29,475	-	-	29,475
#KEROUAC	(1)	85,000	100	-	85,100
#96JORDAN	(1)	42,000	-	-	42,000
#FEDERAL	(1)	120,000	100	-	120,100
#62BOND	(1)	76,455	462	-	76,917
#71TOPPS	(1)	60,000	551	9,600	50,951
#DEATON	(1)	250,000	-	-	250,000

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Capitalized Costs (Continued)
Applicable Series		Purchase Price/Downpayment	Acquisition Costs	Impairment	Total
#98ZELDA	(1)	20,000	106	-	20,106
#03JORDAN2	(1)	36,000	306	-	36,306
#91JORDAN	(1)	67,200	306	-	67,506
#79GRETZKY	(1)	720,000	551	-	720,551
#17DUJAC	(1)	23,232	-	-	23,232
#FAUBOURG2	(1)	150,000	-	-	150,000
#MOSASAUR	(1)	17,813	-	-	17,813
#92JORDAN	(1)	36,000	-	-	36,000
#03LEBRON3	(1)	204,000	551	-	204,551
#95TOPSUN	(1)	50,000	-	-	50,000
#09TROUT2	(1)	50,000	15	-	50,015
#59BOND	(1)	68,221	463	-	68,684
#OPEECHEE	(1)	252,000	551	42,000	210,551
#ROCKETBOX	(1)	25,100	75	-	25,175
#94JORDAN	(1)	73,200	306	-	73,506
#18LUKA	(1)	22,322	80	-	22,402
#FANFOUR5	(1)	72,000	200	-	72,200
#16KOBE	(1)	631,200	6,250	-	637,450
#11BELAIR	(1)	18,995	-	-	18,995
#76PAYTON	(1)	53,500	4	-	53,504
#85MJPROMO	(1)	22,500	100	-	22,600
#96KOBE	(1)	67,200	290	24,000	43,490
#99CHARZRD	(1)	300,000	200	-	300,200
#68RYAN	(1)	60,000	173	-	60,173
#MARADONA	(1)	11,211	71	-	11,282
#POKEYELOW	(1)	46,500	-	-	46,500
#POKELUGIA	(1)	95,000	-	-	95,000
#VANHALEN	(1)	54,000	306	-	54,306
#48JACKIE	(1)	340,000	-	-	340,000
#05MJLJ	(1)	72,000	-	-	72,000
#81MONTANA	(1)	63,000	100	-	63,100
#00MOUTON	(1)	23,449	-	-	23,449
#07DURANT	(1)	115,200	908	15,099	101,009
#56AARON	(1)	40,800	299	-	41,099
#85LEMIEUX	(1)	78,000	217	-	78,217
#87JORDAN	(1)	45,100	146	-	45,246
#AC23	(1)	24,000	-	-	24,000
#APPLE1	(1)	736,863	6,045	-	742,908
#GWLOTTO	(1)	25,713	496	-	26,209
#GYMBOX	(1)	15,000	157	-	15,157
#HUCKFINN	(1)	18,000	100	-	18,100
#NEOBOX	(1)	40,133	250	-	40,383
#NEWTON	(1)	255,000	100	-	255,100
#NICKLAUS1	(1)	34,499	-	-	34,499
#POKEMON2	(1)	375,000	-	-	375,000
#POKERED	(1)	34,500	-	-	34,500
#RIVIERA	(1)	22,680	132	-	22,812
#SMB3	(1)	21,500	-	-	21,500
#WALDEN	(1)	17,000	100	-	17,100
#WZRDOFOZ	(1)	80,000	100	-	80,100
#60ALI	(1)	210,000	299	-	210,299
#TORNEK	(1)	153,000	-	-	153,000
#DIMAGGIO3	(1)	415,000	-	-	415,000
#POKEMON3	(1)	552,000	-	-	552,000
#58PELE3	(1)	180,000	778	-	180,778
#09CURRY2	(1)	451,200	1,949	-	453,149
#85ERVING	(1)	37,200	299	-	37,499
#80ALI	(1)	60,000	299	-	60,299
#BATMAN2	(1)	76,000	-	-	76,000
#FLASH123	(1)	25,000	-	-	25,000

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Capitalized Costs (Continued)
Applicable Series		Purchase Price/Downpayment	Acquisition Costs	Impairment	Total
#99MJRETRO	(1)	43,200	670	-	43,870
#85GPK	(1)	17,900	88	4,356	13,632
#IPOD	(1)	21,995	215	-	22,210
#HGWELLS	(1)	40,000	100	-	40,100
#85JORDAN2	(1)	230,000	-	-	230,000
#66ORR	(1)	85,200	306	43,200	42,306
#CONGRESS	(1)	98,200	100	-	98,300
#GRIFFEYJR	(1)	30,000	-	15,054	14,946
#01HALO	(1)	13,750	63	-	13,813
#87ZELDA	(1)	100,000	63	-	100,063
#EINSTEIN2	(1)	70,000	-	-	70,000
#SANTANA	(1)	57,500	-	-	57,500
#01TIGER2	(1)	15,300	82	-	15,382
#86JORDAN2	(1)	73,200	456	-	73,656
#TOPPSTRIO	(1)	75,000	217	41,256	33,961
#81BIRD	(1)	39,600	670	10,800	29,470
#97KOBE	(1)	57,600	456	-	58,056
#XMEN94	(1)	57,555	94	-	57,649
#09RBLEROY	(1)	96,285	-	-	96,285
#04MESSI2	(1)	45,000	-	13,020	31,980
#THEROCK	(1)	17,878	4	2,939	14,942
#XLXMEN1	(1)	57,000	94	-	57,094
#03LEBRON5	(1)	95,000	-	21,410	73,590
#METEORITE	(1)	272,500	-	-	272,500
#SLASH	(1)	50,000	-	-	50,000
#00BRADY2	(1)	312,000	1,339	60,889	252,440
#89TMNT	(1)	20,000	95	-	20,095
#NESWWF	(1)	15,000	27	-	15,027
#PUNK9670	(1)	62,100	4	-	62,103
#18ALLEN	(1)	32,500	22	-	32,522
#CASTLEII	(1)	15,000	27	-	15,027
#36OWENS	(1)	20,000	99	-	20,099
#BAYC601	(1)	143,818	6,343	1,316	148,845
#60MANTLE	(1)	800,000	-	-	800,000
#PUNK8103	(1)	500,000	-	-	500,000
#GHOST1	(1)	11,561	96	-	11,657
#BROSGRIMM	(1)	112,500	333	-	112,833
#HENDERSON	(1)	180,100	325	48,100	132,325
#KIRBY	(1)	50,000	27	-	50,027
#20HERBERT	(1)	60,000	-	-	60,000
#03RONALDO	(1)	156,000	606	-	156,606
#HONUS2	(1)	85,200	606	-	85,806
#MARX	(1)	105,000	100	-	105,100
#09HARDEN	(1)	22,800	456	-	23,256
#MEEB15511	(1)	67,735	47	-	67,782
#90BATMAN	(1)	50,000	27	23,600	26,427
#93JETER	(1)	31,100	50	15,985	15,165
#SIMPSONS1	(1)	15,000	27	-	15,027
#SPIDER129	(1)	36,000	146	-	36,146
#NESDK3	(1)	100,000	86	-	100,086
#BAYC7359	(1)	165,302	6,220	916	170,607
#CURIO10	(1)	66,694	625	-	67,319
#WILDTHING	(1)	15,000	100	-	15,100
#1776	(1)	1,450,000	1,500	-	1,451,500
#98JORDAN2	(1)	288,000	908	-	288,908
#MACALLAN1	(1)	11,914	-	-	11,914
#BAYC9159	(1)	188,500	38,079	3,928	222,651
#FANTASY7	(1)	35,000	48	-	35,048
#SURFER4	(1)	67,000	208	-	67,208
#OHTANI1	(1)	80,400	606	-	81,006

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Capitalized Costs (Continued)
Applicable Series		Purchase Price/Downpayment	Acquisition Costs	Impairment	Total
#OHTANI2	(1)	65,000	100	-	65,100
#WILT100	(1)	100,000	-	-	100,000
#PENGUIN	(1)	52,111	178	-	52,289
#KARUIZAWA	(1)	57,868	-	-	57,868
#KOMBAT	(1)	79,200	366	-	79,566
#APPLELISA	(1)	94,949	1,100	-	96,049
#98MANNING	(1)	19,000	-	-	19,000
#GIJOE	(1)	37,663	63	-	37,726
#BEATLES1	(1)	20,313	593	-	20,906
#SQUIG5847	(1)	56,086	154	-	56,240
#PACQUIAO	(1)	14,150	-	-	14,150
#83JOBS	(1)	66,466	1,100	-	67,566
#BATMAN181	(1)	41,001	50	-	41,051
#HOBBIT	(1)	68,750	100	-	68,850
#POPEYE	(1)	90,000	77	-	90,077
#PUNK5883	(1)	560,000	-	-	560,000
#HAMILTON1	(1)	28,800	-	-	28,800
#OBIWAN	(1)	9,999	76	-	10,075
#SMB2	(1)	280,000	134	-	280,134
#GIANNIS2	(1)	360,000	670	-	360,670
#86BONDS	(1)	6,500	35	-	6,535
#IPADPROTO	(1)	10,200	-	-	10,200
#MOBYDICK	(1)	60,000	100	-	60,100
#03SERENA	(1)	75,000	-	-	75,000
#BAYC4612	(1)	660,000	5,797	1,323	664,474
#18OSAKA	(1)	10,000	100	-	10,100
#05RODGERS	(1)	50,000	-	-	50,000
#IROBOT	(1)	5,000	131	-	5,131
#LEICAGOLD	(1)	27,570	481	-	28,051
#FORTNITE	(1)	13,200	143	-	13,343
#IOMMI	(1)	50,000	-	-	50,000
#MARIO64	(1)	102,000	143	-	102,143
#GWTW	(1)	21,250	73	-	21,323
#NEWWORLD	(1)	10,625	131	-	10,756
#JAWA	(1)	25,063	63	-	25,126
#GWLETTER	(1)	135,000	-	-	135,000
#MARIOKART	(1)	66,000	143	-	66,143
#96KOBE2	(1)	240,000	1,339	15,000	226,339
#SHOWCASE4	(1)	67,000	36	-	67,036
#BAYC8827	(1)	770,000	6,478	1,413	775,065
#15COBB	(1)	70,000	-	-	70,000
#BRADBURY	(1)	13,750	131	-	13,881
#MACALLAN2	(1)	35,402	-	6,802	28,600
#BEATLES2	(1)	21,888	222	-	22,110
#92TIGER	(1)	64,000	26	-	64,026
#DOOD6921	(1)	39,000	-	-	39,000
#HIRST1	(1)	17,336	144	-	17,480
#GRIFFEY2	(1)	13,701	78	-	13,779
#SKYWALKER	(1)	14,278	110	-	14,388
#85GPK2	(1)	22,400	439	-	22,839
#19HAALAND	(1)	36,533	19	-	36,552
#MEGALODON	(1)	450,000	-	-	450,000
#KELLER	(1)	11,250	310	-	11,560
#GODFATHER	(1)	10,500	100	-	10,600
#MAYC5750	(1)	56,518	6,242	916	61,844
#SUPREMEPB	(1)	52,500	2,495	-	54,995
#MJTICKET	(1)	140,000	49	-	140,049
#BLASTOISE	(2)	216,000	412	-	216,412
#ALDRIN11	(2)	129,694	1,083	-	130,777
#CONTRA	(2)	60,000	143	-	60,143

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Capitalized Costs
Applicable Series		Purchase Price / Down payment	Acquisition Costs	Impairment	Total
#ENIGMA	(2)	299,981	2,550	-	302,531
#00NEWMAN	(2)	12,800	398	-	13,198
#03LEBRON4	(2)	252,000	218	-	252,218
#08LEBRON	(2)	150,000	-	-	150,000
#61MANTLE	(2)	372,000	299	34,000	338,299
#54AARON	(2)	206,400	1,339	-	207,739
#49ROYCAMP	(2)	63,000	299	20,400	42,899
#03LEBRON6	(2)	120,000	-	-	120,000
#84ELWAY	(2)	7,100	60	-	7,160
#MEGACRACK	(2)	74,000	-	-	74,000
#MBAPPE	(2)	21,655	98	-	21,753
#86EWING	(2)	4,000	-	-	4,000
#08BOLT	(2)	18,000	10	-	18,010
#92HAMM	(2)	10,000	81	-	10,081
#ORIGIN	(2)	265,000	100	-	265,100
#96CHROME	(2)	31,200	218	-	31,418
#RABBIT	(2)	40,000	248	-	40,248
#JEKYLL	(2)	16,250	248	-	16,498
#FURY	(2)	27,500	100	-	27,600
#TENDER	(2)	25,000	100	-	25,100
#03FEDERER	(2)	10,000	35	-	10,035
#APOLLO14	(2)	52,500	135	-	52,635
#NYCMAP	(2)	-	100	-	100
#RASPUTIN	(2)	30,990	601	-	31,591
#90FANTASY	(2)	12,000	-	-	12,000
#JETFIRE	(2)	6,432	129	-	6,561
#SUPERMAN6	(2)	20,350	92	-	20,442
#MOONPASS	(2)	4,500	31	-	4,531
#MACALLAN3	(2)	18,794	-	-	18,794
#NOUN160	(2)	174,495	16	-	174,510
#91WOLVRIN	(2)	43,200	-	-	43,200
#COOLCAT	(2)	18,000	85	-	18,085
Total as of June 30, 2022		$30,331,194	$148,776	$477,331	$30,002,639

Total as of December 31, 2021		31,068,304	84,906	278,526	30,874,685

(1)Offering for Series Interests closed as of the end of the Current Period and Underlying Asset owned by applicable Series.

(2)At the end of the Current Period owned by the Company and not by any Series. To be owned by the applicable Series as of the Closing of the applicable Offering.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings / (Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of membership Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period. The membership interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms as specified in the Operating Agreement.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies, which is represented as a “Capital Contribution for loss at Offering close”.

The table below outlines Membership Contributions and Uses for closed Offerings:

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

	Membership Contribution and Uses at Closing as of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#52MANTLE	10/25/2019	$ 132,000	$ 1,320	$ 3,090	$ 990	$ 126,600
#71MAYS	10/31/2019	57,000	570	1,830	500	54,100
#RLEXPEPSI	11/6/2019	17,800	178	22	500	17,100
#10COBB	11/14/2019	39,000	390	1,510	500	36,600
#POTTER	11/21/2019	72,000	720	-	540	70,740
#TWOCITIES	11/21/2019	14,500	145	55	500	13,800
#FROST	11/21/2019	13,500	135	865	500	12,000
#BIRKINBLU	11/27/2019	58,000	580	170	500	56,750
#SMURF	11/27/2019	34,500	345	2,905	500	30,750
#70RLEX	12/6/2019	20,000	200	50	500	19,250
#EINSTEIN	12/13/2019	14,500	145	855	500	13,000
#HONUS	12/26/2019	520,000	5,200	5,572	3,900	505,328
#75ALI	12/29/2019	46,000	460	-	500	45,040
#88JORDAN	1/27/2020	22,000	220	230	500	21,050
#BIRKINBOR	2/20/2020	52,500	525	225	500	51,250
#33RUTH	2/26/2020	77,000	770	603	578	75,050
#SPIDER1	3/4/2020	22,000	220	230	500	21,050
#BATMAN3	3/4/2020	78,000	780	585	585	76,050
#ULYSSES	3/10/2020	25,500	255	695	500	24,050
#ROOSEVELT	3/10/2020	19,500	195	1,008	500	17,797
#56MANTLE	3/11/2020	10,000	100	-	500	9,400
#AGHOWL	3/11/2020	19,000	190	810	500	17,500
#18ZION	4/2/2020	15,000	150	200	500	14,150
#SNOOPY	4/7/2020	25,500	255	-	500	24,745
#APOLLO11	4/19/2020	32,000	320	130	500	31,050
#YOKO	5/11/2020	16,000	160	840	500	14,500
#HIMALAYA	5/27/2020	140,000	1,400	6,300	1,050	131,250
#38DIMAGGIO	6/4/2020	22,000	220	680	500	20,600
#55CLEMENTE	6/4/2020	38,000	380	520	500	36,600
#LOTR	6/12/2020	29,000	290	10	500	28,200
#CATCHER	6/12/2020	12,500	125	25	500	11,850
#BOND1	6/12/2020	39,000	390	510	500	37,600
#SUPER21	6/17/2020	8,500	85	615	500	7,300
#BATMAN1	6/18/2020	71,000	710	658	533	69,100
#BIRKINTAN	6/25/2020	28,000	280	1,520	500	25,700
#GMTBLACK1	6/25/2020	28,000	280	1,520	500	25,700
#61JFK	7/7/2020	23,000	230	5,520	500	16,750
#POKEMON1	7/8/2020	125,000	1,250	4,213	938	118,600
#LINCOLN	7/9/2020	80,000	800	13,900	600	64,700
#STARWARS1	7/14/2020	12,000	120	980	500	10,400
#68MAYS	7/26/2020	39,000	390	5,510	500	32,600
#56TEDWILL	7/26/2020	90,000	900	7,825	675	80,600
#CAPTAIN3	7/30/2020	37,000	370	464	500	35,666
#CHURCHILL	8/6/2020	7,500	75	25	500	6,900
#SHKSPR4	8/6/2020	115,000	1,150	7,282	863	105,705
#03KOBE	8/16/2020	50,000	500	4,400	500	44,600
#03JORDAN	8/16/2020	41,000	410	6,490	500	33,600
#39TEDWILL	8/24/2020	28,000	280	-	500	27,220
#94JETER	8/24/2020	45,000	450	4,450	500	39,600
#2020TOPPS	8/25/2020	100,000	1,000	100	750	98,150
#05LATOUR	9/15/2020	9,800	98	1,161	500	8,042
#16SCREAG	9/15/2020	39,000	390	5,566	500	32,544
#14DRC	9/15/2020	54,000	540	6,380	500	46,580
#86RICE	9/15/2020	23,000	230	1,670	500	20,600
#57MANTLE	9/21/2020	8,000	80	-	500	7,420
#FAUBOURG	9/21/2020	150,000	1,500	31,675	1,125	115,700
#SOBLACK	10/1/2020	56,000	560	4,087	500	50,853
#GATSBY	10/1/2020	200,000	2,000	10,800	1,500	185,700
#93DAYTONA	10/1/2020	42,000	420	3,480	500	37,600

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

	Membership Contribution and Uses at Closing as of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#09TROUT	10/8/2020	225,000	2,250	-	1,688	221,063
#57STARR	10/8/2020	8,000	80	-	500	7,420
#03KOBE2	10/22/2020	23,000	230	641	500	21,629
#JOBSMAC	10/22/2020	50,000	500	13,168	500	35,832
#16PETRUS	11/3/2020	45,000	450	5,214	500	38,836
#ALICE	11/3/2020	12,000	120	1,480	500	9,900
#SPIDER10	11/3/2020	21,000	210	1,688	500	18,602
#62MANTLE	11/4/2020	150,000	1,500	14,775	1,125	132,600
#BATMAN6	11/4/2020	27,000	270	2,330	500	23,900
#CLEMENTE2	11/9/2020	70,000	700	8,173	525	60,602
#79STELLA	11/16/2020	69,000	690	5,693	518	62,100
#TKAM	11/16/2020	32,000	320	1,980	500	29,200
#DIMAGGIO2	11/18/2020	21,000	210	2,036	500	18,254
#13BEAUX	11/23/2020	25,500	255	2,124	500	22,621
#ANMLFARM	11/23/2020	10,000	100	434	500	8,966
#NASA1	11/25/2020	300,000	3,000	39,763	2,250	254,987
#00BRADY	11/30/2020	45,000	450	8,298	500	35,752
#85NES	11/30/2020	32,000	320	4,321	500	26,859
#69KAREEM	12/7/2020	27,500	275	2,896	500	23,829
#59JFK	12/7/2020	26,000	260	1,538	500	23,702
#04LEBRON	12/7/2020	50,000	500	4,371	500	44,629
#85JORDAN	12/7/2020	250,000	2,500	5,025	1,875	240,600
#GOLDENEYE	12/14/2020	25,000	250	808	500	23,442
#MOONSHOE	12/14/2020	180,000	1,800	26,250	1,350	150,600
#03LEBRON2	12/14/2020	100,000	1,000	7,523	750	90,728
#GRAPES	12/14/2020	39,000	390	6,408	500	31,702
#34GEHRIG	12/14/2020	35,000	350	3,845	500	30,305
#98KANGA	12/14/2020	170,000	1,700	16,425	1,275	150,600
#06BRM	12/14/2020	18,500	185	1,351	500	16,464
#DUNE	12/22/2020	13,250	133	1,418	500	11,200
#86FLEER	12/22/2020	165,000	1,650	14,666	1,238	147,447
#WILDGUN	12/22/2020	28,000	280	2,591	500	24,629
#13GIANNIS	1/13/2021	25,000	250	4,023	500	20,228
#04MESSI	1/13/2021	45,000	450	3,403	500	40,647
#AVENGE57	1/13/2021	20,000	200	1,698	500	17,602
#03TACHE	1/13/2021	78,000	780	5,699	585	70,936
#99TMB2	1/13/2021	60,000	600	8,000	500	50,900
#PUNCHOUT	1/13/2021	90,000	900	7,825	675	80,600
#BULLSRING	1/13/2021	300,000	3,000	44,008	2,250	250,742
#70AARON	1/13/2021	18,000	180	598	500	16,722
#96CHARZRD	1/13/2021	65,000	650	5,304	500	58,546
#01TIGER	1/13/2021	18,500	185	1,615	500	16,200
#ICECLIMB	1/13/2021	80,000	800	7,958	600	70,642
#09COBB	1/19/2021	32,000	320	2,980	500	28,200
#96JORDAN2	1/19/2021	54,000	540	3,691	500	49,269
#JUNGLEBOX	1/19/2021	34,500	345	2,955	500	30,700
#59FLASH	1/25/2021	65,000	650	5,129	500	58,721
#FOSSILBOX	1/25/2021	21,000	210	1,569	500	18,721
#POKEBLUE	1/27/2021	24,000	240	2,660	500	20,600
#98GTA	1/27/2021	15,750	158	1,172	500	13,921
#PICNIC	1/27/2021	54,000	540	4,358	500	48,602
#DOMINOS	1/27/2021	11,000	110	1,169	500	9,221
#09CURRY	2/2/2021	25,000	250	524	500	23,726
#84JORDAN	2/2/2021	375,000	3,750	49,831	2,813	318,606
#09BEAUX	2/2/2021	34,000	340	3,085	500	30,075
#KEROUAC	2/7/2021	98,000	980	10,583	735	85,702
#96JORDAN	2/7/2021	48,000	480	4,420	500	42,600
#FEDERAL	2/7/2021	150,000	1,500	26,675	1,125	120,700
#62BOND	2/7/2021	93,000	930	13,593	698	77,780
#71TOPPS	2/17/2021	68,000	680	5,759	510	61,051

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

	Membership Contribution and Uses at Closing as of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#DEATON	2/17/2021	285,000	2,850	27,283	2,138	252,730
#98ZELDA	2/17/2021	23,500	235	2,165	500	20,600
#03JORDAN2	2/22/2021	42,000	420	4,154	500	36,926
#91JORDAN	2/24/2021	70,000	700	590	525	68,185
#79GRETZKY	2/25/2021	800,000	8,000	64,216	6,000	721,784
#17DUJAC	3/8/2021	26,000	260	1,408	500	23,832
#FAUBOURG2	3/8/2021	165,000	1,650	11,483	1,238	150,629
#MOSASAUR	3/15/2021	30,000	300	8,658	500	20,543
#92JORDAN	3/15/2021	42,000	420	4,480	500	36,600
#03LEBRON3	3/15/2021	230,000	2,300	20,924	1,725	205,051
#95TOPSUN	3/15/2021	60,000	600	8,300	500	50,600
#09TROUT2	3/16/2021	56,000	560	4,340	500	50,600
#59BOND	3/16/2021	82,000	820	11,381	615	69,184
#OPEECHEE	3/16/2021	300,000	3,000	41,699	2,250	253,051
#ROCKETBOX	3/22/2021	28,500	285	1,894	500	25,821
#94JORDAN	3/22/2021	85,000	850	9,295	638	74,217
#18LUKA	4/6/2021	26,500	265	2,813	500	22,922
#FANFOUR5	4/6/2021	80,000	800	5,900	600	72,700
#16KOBE	4/6/2021	800,000	8,000	147,929	6,000	638,071
#11BELAIR	4/6/2021	22,000	220	1,541	500	19,739
#76PAYTON	4/6/2021	65,000	650	9,750	500	54,100
#85MJPROMO	4/6/2021	28,000	280	4,120	500	23,100
#96KOBE	4/9/2021	77,000	770	7,662	578	67,990
#99CHARZRD	4/9/2021	350,000	3,500	42,825	2,625	301,050
#68RYAN	4/9/2021	70,000	700	8,102	525	60,673
#MARADONA	4/9/2021	14,000	140	1,428	500	11,932
#POKEYELOW	4/13/2021	55,000	550	6,850	500	47,100
#POKELUGIA	4/13/2021	110,000	1,100	12,475	825	95,600
#VANHALEN	4/15/2021	62,000	620	5,954	500	54,926
#48JACKIE	4/15/2021	375,000	3,750	27,717	2,813	340,721
#05MJLJ	7/1/2021	82,000	820	7,949	615	72,616
#81MONTANA	7/1/2021	70,000	700	5,175	525	63,600
#00MOUTON	7/1/2021	27,000	270	2,181	500	24,049
#07DURANT	7/1/2021	117,000	1,170	-	878	114,953
#56AARON	7/1/2021	50,000	500	7,401	500	41,599
#85LEMIEUX	7/1/2021	87,500	875	7,251	656	78,717
#87JORDAN	7/1/2021	50,000	500	3,188	500	45,812
#AC23	7/1/2021	28,000	280	2,620	500	24,600
#APPLE1	7/1/2021	825,000	8,250	65,355	6,188	745,208
#GWLOTTO	7/1/2021	35,000	350	7,442	500	26,709
#GYMBOX	7/1/2021	18,000	180	1,663	500	15,657
#HUCKFINN	7/1/2021	22,000	220	2,580	500	18,700
#NEOBOX	7/1/2021	45,000	450	3,167	500	40,883
#NEWTON	7/1/2021	300,000	3,000	38,929	2,250	255,821
#NICKLAUS1	7/1/2021	40,000	400	4,001	500	35,099
#POKEMON2	7/1/2021	415,000	4,150	32,138	3,113	375,600
#POKERED	7/1/2021	40,000	400	4,000	500	35,100
#RIVIERA	7/1/2021	30,000	300	5,888	500	23,312
#SMB3	7/1/2021	25,000	250	2,150	500	22,100
#WALDEN	7/1/2021	20,500	205	2,095	500	17,700
#WZRDOFOZ	7/1/2021	90,000	900	7,725	675	80,700
#60ALI	7/14/2021	235,000	2,350	20,014	1,763	210,873
#TORNEK	7/14/2021	165,000	1,650	8,513	1,238	153,600
#DIMAGGIO3	7/14/2021	450,000	4,500	26,525	3,375	415,600
#POKEMON3	7/14/2021	600,000	6,000	36,900	4,500	552,600
#58PELE3	7/28/2021	225,000	2,250	39,785	1,688	181,278
#09CURRY2	7/28/2021	525,000	5,250	62,158	3,938	453,655
#85ERVING	7/28/2021	45,000	450	6,044	500	38,006
#80ALI	7/28/2021	75,000	750	12,888	563	60,799
#BATMAN2	7/28/2021	85,000	850	6,913	638	76,600

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

	Membership Contribution and Uses at Closing as of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#FLASH123	7/28/2021	29,000	290	2,610	500	25,600
#99MJRETRO	7/28/2021	50,000	500	4,630	500	44,370
#85GPK	7/28/2021	12,000	120	-	500	11,380
#IPOD	7/28/2021	25,000	250	1,539	500	22,711
#HGWELLS	8/2/2021	46,500	465	4,835	500	40,700
#85JORDAN2	8/2/2021	280,000	2,800	44,500	2,100	230,600
#66ORR	8/9/2021	50,000	500	5,917	500	43,083
#CONGRESS	8/9/2021	120,000	1,200	18,879	900	99,021
#GRIFFEYJR	8/9/2021	20,000	200	3,754	500	15,546
#01HALO	8/9/2021	17,000	170	1,980	500	14,350
#87ZELDA	8/9/2021	115,000	1,150	12,388	863	100,600
#EINSTEIN2	8/9/2021	80,000	800	8,000	600	70,600
#SANTANA	8/9/2021	75,000	750	15,588	563	58,100
#01TIGER2	8/9/2021	17,000	170	429	500	15,901
#86JORDAN2	8/11/2021	80,000	800	4,249	600	74,352
#TOPPSTRIO	8/25/2021	30,000	300	-	500	29,200
#81BIRD	8/25/2021	30,000	300	-	500	29,200
#97KOBE	8/25/2021	65,000	650	5,237	500	58,613
#XMEN94	8/25/2021	65,000	650	5,695	500	58,155
#09RBLEROY	9/1/2021	107,500	1,075	8,590	806	97,029
#04MESSI2	9/1/2021	35,000	350	1,569	500	32,581
#THEROCK	9/1/2021	12,000	120	-	500	11,380
#XLXMEN1	9/7/2021	64,000	640	5,260	500	57,600
#03LEBRON5	9/13/2021	85,000	850	9,323	638	74,190
#METEORITE	9/30/2021	350,000	3,500	68,645	2,625	275,230
#SLASH	9/30/2021	65,000	650	13,250	500	50,600
#00BRADY2	10/7/2021	325,000	3,250	5,160	2,438	314,153
#89TMNT	10/7/2021	22,000	220	633	500	20,647
#NESWWF	10/7/2021	18,000	180	1,635	500	15,685
#PUNK9670	10/7/2021	72,000	720	8,040	540	62,700
#18ALLEN	10/12/2021	36,000	360	2,040	500	33,100
#CASTLEII	10/12/2021	18,000	180	1,635	500	15,685
#36OWENS	10/12/2021	25,000	250	2,603	500	21,647
#BAYC601	10/12/2021	165,000	1,650	17,686	1,238	144,426
#60MANTLE	10/20/2021	850,000	8,500	34,525	6,375	800,600
#PUNK8103	10/20/2021	559,800	5,598	49,404	4,199	500,600
#GHOST1	10/20/2021	14,000	140	1,199	500	12,161
#BROSGRIMM	10/26/2021	135,000	1,350	19,304	1,013	113,333
#HENDERSON	10/26/2021	135,000	1,350	-	1,013	132,638
#KIRBY	10/26/2021	60,000	600	8,215	500	50,685
#20HERBERT	10/26/2021	70,000	700	8,090	525	60,685
#03RONALDO	10/26/2021	175,000	1,750	14,556	1,313	157,381
#HONUS2	10/26/2021	100,000	1,000	11,944	750	86,306
#MARX	11/3/2021	120,000	1,200	12,200	900	105,700
#09HARDEN	11/3/2021	26,000	260	1,484	500	23,756
#MEEB15511	11/3/2021	75,000	750	5,405	563	68,282
#90BATMAN	11/3/2021	59,000	590	7,225	500	50,685
#93JETER	11/9/2021	16,000	160	-	500	15,340
#SIMPSONS1	11/9/2021	18,500	185	2,130	500	15,685
#SPIDER129	11/9/2021	40,000	400	2,454	500	36,646
#NESDK3	11/9/2021	114,000	1,140	11,320	855	100,685
#BAYC7359	11/10/2021	190,000	1,900	20,773	1,425	165,902
#CURIO10	11/15/2021	75,000	750	5,868	563	67,819
#WILDTHING	11/15/2021	18,000	180	1,573	500	15,747
#1776	11/26/2021	2,000,000	20,000	507,945	15,000	1,457,055
#98JORDAN2	11/30/2021	330,000	3,300	34,427	2,475	289,798
#MACALLAN1	11/30/2021	13,250	133	104	500	12,514
#BAYC9159	12/8/2021	195,000	1,950	2,488	1,463	189,100
#FANTASY7	12/8/2021	40,000	400	3,468	500	35,632
#SURFER4	12/14/2021	80,000	800	10,800	600	67,800

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

	Membership Contribution and Uses at Closing as of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#OHTANI1	12/14/2021	90,000	900	6,919	675	81,506
#OHTANI2	12/14/2021	73,000	730	6,123	548	65,600
#WILT100	12/14/2021	115,000	1,150	12,349	863	100,638
#PENGUIN	12/14/2021	60,000	600	6,019	500	52,881
#KARUIZAWA	12/14/2021	65,000	650	5,382	500	58,468
#KOMBAT	12/14/2021	90,000	900	8,267	675	80,158
#APPLELISA	12/22/2021	110,000	1,100	11,488	825	96,587
#98MANNING	12/22/2021	22,000	220	1,642	500	19,638
#GIJOE	12/22/2021	45,000	450	5,755	500	38,295
#BEATLES1	12/22/2021	24,000	240	1,821	500	21,439
#SQUIG5847	12/22/2021	66,000	660	8,100	500	56,740
#PACQUIAO	12/22/2021	17,000	170	1,548	500	14,782
#83JOBS	12/22/2021	75,000	750	5,621	563	68,066
#BATMAN181	12/22/2021	50,000	500	7,361	500	41,639
#HOBBIT	12/22/2021	80,000	800	9,150	600	69,450
#POPEYE	1/6/2022	110,000	1,100	17,443	825	90,632
#PUNK5883	1/6/2022	600,000	6,000	28,900	4,500	560,600
#HAMILTON1	1/10/2022	35,000	350	4,718	500	29,432
#OBIWAN	1/10/2022	12,000	120	749	500	10,631
#SMB2	1/10/2022	300,000	3,000	14,118	2,250	280,632
#GIANNIS2	1/18/2022	415,000	4,150	44,784	3,113	362,953
#86BONDS	1/27/2022	8,000	80	319	500	7,101
#IPADPROTO	1/27/2022	13,000	130	1,537	500	10,833
#MOBYDICK	1/28/2022	70,000	700	8,037	525	60,738
#03SERENA	1/28/2022	85,000	850	7,880	638	75,632
#BAYC4612	1/31/2022	700,000	7,000	27,150	5,250	660,600
#18OSAKA	2/3/2022	13,000	130	1,723	500	10,647
#05RODGERS	2/3/2022	56,000	560	4,340	500	50,600
#IROBOT	2/3/2022	8,000	80	1,688	500	5,732
#LEICAGOLD	2/3/2022	32,000	320	2,824	500	28,356
#FORTNITE	2/3/2022	16,000	160	1,464	500	13,876
#IOMMI	2/7/2022	65,000	650	13,250	500	50,600
#MARIO64	2/7/2022	125,000	1,250	20,090	938	102,723
#GWTW	3/2/2022	25,000	250	2,400	500	21,850
#NEWWORLD	3/2/2022	14,000	140	2,003	500	11,357
#JAWA	3/2/2022	27,000	270	535	500	25,695
#GWLETTER	3/2/2022	150,000	1,500	11,743	1,125	135,632
#MARIOKART	3/2/2022	75,000	750	6,964	563	66,724
#96KOBE2	3/3/2022	225,000	2,250	-	1,688	221,063
#SHOWCASE4	3/3/2022	77,000	770	7,601	578	68,051
#BAYC8827	3/3/2022	820,000	8,200	35,050	6,150	770,600
#15COBB	3/22/2022	77,000	770	5,052	578	70,601
#BRADBURY	3/22/2022	18,000	180	2,838	500	14,482
#MACALLAN2	3/22/2022	30,000	300	-	500	29,200
#BEATLES2	3/22/2022	25,000	250	1,483	500	22,767
#92TIGER	3/22/2022	70,000	700	4,018	525	64,757
#DOOD6921	3/22/2022	44,000	440	3,460	500	39,600
#HIRST1	3/22/2022	20,000	200	1,320	500	17,980
#GRIFFEY2	3/29/2022	15,500	155	543	500	14,302
#SKYWALKER	3/29/2022	17,500	175	1,856	500	14,969
#85GPK2	3/29/2022	25,000	250	754	500	23,496
#19HAALAND	3/29/2022	45,000	450	6,693	500	37,357
#MEGALODON	3/31/2022	600,000	6,000	135,930	4,500	453,570
#KELLER	4/8/2022	15,000	150	2,258	500	12,092
#GODFATHER	4/8/2022	13,000	130	946	500	11,424
#MAYC5750	4/20/2022	70,000	700	11,649	525	57,126
#SUPREMEPB	6/16/2022	60,000	600	3,248	500	55,652
#MJTICKET	6/16/2022	160,000	1,600	16,443	1,200	140,757
Total		$ 31,296,650	$ 312,967	$ 3,164,852	$ 282,051	$ 27,536,780

Note: represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for the respective Series.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Income taxes:

A Series elects and qualifies, and the Company intends that each future Series will elect and qualify, to be taxed as a corporation under the Internal Revenue Code of 1986.  Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company intends to be taxed as either a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code.

9.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, “Earnings per Share.” For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership Interests in that particular Series during the period.

10.Cryptocurrencies:

Cryptocurrencies held are accounted for as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other. The Company has ownership of and control over our cryptocurrency and we use third-party custodial services to secure it. Cryptocurrencies are recorded at cost, net of any impairment losses incurred since acquisition. All cryptocurrency balances are presented in Other Assets on the balance sheet.

From time to time, the Company or certain Series that own and hold non-fungible tokens (“NFTs”) as assets may receive additional cryptocurrencies or NFTs from the NFT creator through “airdrops.” Airdrops are one-time occurrences, are at the discretion of NFT creators or other third parties, and are not in the normal course of operations of the Company or any Series. The Company or Series records these additional cryptocurrencies and NFTs received for free as Investment Income on its statement of operations upon receipt, and at an estimated fair value based on comparable cryptocurrencies and NFTs currently being traded in the open market at the time of receipt.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE C – RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of membership Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset.

From time to time the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

As of the end of the Current Period and Prior Year, amounts outstanding due to Manager and affiliates are shown as below:

Due to the Manager and its Affiliates
Current Period	$2,779,093
Prior Year	$6,287,183

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE C – RELATED PARTY TRANSACTIONS (CONTINUED)

During the Current Period, Underlying Assets with a total carrying value of $376,389 that were initially purchased by RSE Archive, LLC from third-party sellers were transferred to a related entity. Under the terms of the transfer the Company transferred all rights, titles and interests along with any liabilities or obligations associated with these Underlying Assets.

During the Current Period and Prior Period, the Company entered into agreements with an Advisory Board member to acquire Archive Assets, which are outlined in the table below.

Series	Agreement Type	Agreement Date	Purchase Price	% Owned by Seller on Close	Seller
#17MAHOMES	Purchase Agreement	1/6/2021	$215,000	0.0%	Goldin Auctions
#05MJLJ	Purchase Agreement	1/12/2021	$72,000	0.0%	Goldin Auctions
#DIMAGGIO3	Purchase Agreement	1/28/2021	$415,000	50.0%	Goldin Auctions
#60MANTLE	Purchase Agreement	1/28/2021	$800,000	50.0%	Goldin Auctions
#96KOBE	Upfront Purchase	1/30/2021	$67,200	0.0%	Goldin Auctions
#09CURRY2	Upfront Purchase	1/30/2021	$451,200	0.0%	Goldin Auctions
#58PELE3	Upfront Purchase	1/30/2021	$180,000	0.0%	Goldin Auctions
#07DURANT	Upfront Purchase	2/12/2021	$115,200	0.0%	Goldin Auctions
#98JORDAN2	Upfront Purchase	2/12/2021	$288,000	0.0%	Goldin Auctions
#99MJRETRO	Upfront Purchase	3/10/2021	$205,200	0.0%	Goldin Auctions
#GIANNIS2	Upfront Purchase	3/10/2021	$360,000	0.0%	Goldin Auctions
#59BROWN	Upfront Purchase	3/10/2021	$43,200	0.0%	Goldin Auctions
#81BIRD	Upfront Purchase	3/10/2021	$39,600	0.0%	Goldin Auctions
#54AARON	Upfront Purchase	4/3/2021	$206,400	0.0%	Goldin Auctions
#00BRADY2	Upfront Purchase	4/5/2021	$312,000	0.0%	Goldin Auctions
#96KOBE2	Upfront Purchase	4/6/2021	$240,000	0.0%	Goldin Auctions
#86JORDAN2	Upfront Purchase	5/24/2021	$73,200	0.0%	Goldin Auctions
#97KOBE	Upfront Purchase	5/24/2021	$57,600	0.0%	Goldin Auctions
#09HARDEN	Upfront Purchase	5/24/2021	$22,800	0.0%	Goldin Auctions
#92TIGER	Purchase Option Agreement	1/13/2022	$64,000	10.0%	Haspry Corp.
#66KOUFAX	Purchase Option Agreement	2/9/2022	$550,000	55.0%	Goldin Auctions
#90FANTASY	Upfront Purchase	2/24/2022	$12,000	0.0%	Goldin Auctions
#91WOLVRIN	Upfront Purchase	2/24/2022	$43,200	0.0%	Goldin Auctions
#MOONPASS	Purchase Option Agreement	3/16/2022	$4,500	0.0%	Haspry Corp.

During the Prior Period, the Company sold the following Archive Assets to an Advisory Board member, which are outlined in the table below.

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Buyer
#APROAK	Audemars Piguet Royal Oak Jumbo A-Series Ref.5402	6/25/2021	$110,000	$72,500	$37,500	$7,214	Rally Holdings LLC

Sale of Manager Interests in Series during the Prior Period

On January 1, 2021, RSE Markets, Inc. entered into a Series Interest Purchase Agreement with a third-party and sold certain membership interests in RSE Archive, LLC Series that were held by RSE Markets, Inc.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE D –DEBT

On November 24, 2020 RSE Markets, Rally Holdings and the Company replaced its original 2019 $2.25 million demand note with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP. While amounts borrowed under the CF can be used to make purchases of Archive Assets to become Underlying Assets, neither the Company nor any Series is a borrower under the CF, neither is responsible for repayment of any amounts outstanding, and neither is jointly and severally liable under the CF. RSE Markets has drawn upon the CF on two separate times, November 24, 2020 and January 29, 2021 (each such date, the “Credit Date”). The CF has an interest rate of 15.00% per annum and a maturity date for each tranche of the earlier of (i) the two-year anniversary of the Credit Date of the respective tranche, and (ii) November 24, 2024 (or such earlier date on which the Loans become due and payable). The CF contains covenants and indemnification obligations that are customary for credit arrangements of this type. As of June 30, 2022, RSE Markets had $2.5 million drawn on the CF.

NOTE E – REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include Acquisition Expenses. Other fees are incurred upon the Closing of an Offering and include Offering Expenses, Brokerage Fees, Custody Fees and Sourcing Fees.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) are similar in nature and are associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example transportation fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: The Custody Fee is paid to the Custodian from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including storage, insurance, maintenance costs and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Insurance: based on the premium rate allocated by value of the Underlying Assets

▪Storage: based on the number of Underlying Assets in storage

▪Bookkeeping and Accounting Fees: allocated monthly across all closed Series Offerings

▪Transportation: based on the number of Underlying Assets transported

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

oGains and Losses on Sale and Impairments are directly charged to the Company or a Series.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE F - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)First, to repay any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Second, to create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses for that Series.

iii)Thereafter, to make distributions, at least 50% of which (as described below, net of corporate income taxes applicable to such Series of Interests) shall be distributed as dividends to Investors of a particular Series, and no more than 50% of which shall be distributed to the Asset Manager in payment of the Management Fee for that Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of the end of the Current Period and Prior Period, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series, except for those Series with sale of Underlying Assets that made distributions to their members and for those Series that receive incomes from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. The Company and certain Series that held a specific NFT at a specific date received an airdrop of either cryptocurrency or an NFT. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors. During the Current Period, the following Series received NFT airdrops and had distributions as applicable and no management fee was distributed:

	Series #BAYC601 (1)	Series #BAYC7359 (1)	Series #BAYC9159 (1)	Series #BAYC4612 (1)	Series #BAYC8827 (1)	Series #MAYC5750
Investment Income	$92,406	$92,304	$124,250	$91,968	$92,649	$6,111
Distribution	$66,926	$67,121	$67,035	$67,091	$67,125	-(2)
Provision for Income Tax	$32,610	$32,718	$43,226	$32,452	$32,682	$1,854

(1)The Series received an airdrop of an NFT and an airdrop of cryptocurrency, the NFT was sold and proceeds, net of taxes and fees distributed to Investors.

(2)No distributions were paid out of the Series. The distribution was paid to Investor prior to closing the Offering and is reflected in the Consolidated balance

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE G - INCOME TAX

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986. The Company has elected to be treated as a partnership.

No provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series as all individual Series incurred net losses, except as disclosed below for the Series that sold assets and for those Series that receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income.  Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized.  The Company’s net deferred tax assets are fully offset by a valuation allowance (other than for the Series designated in the table below), and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. Net operating losses incurred since inception, January 1, 2019, do not expire for federal income tax purposes.

The Series designated in the tables below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes using an effective tax rate as shown below:

Provision for income taxes on Asset Sales in Current Period
Series #	#24RUTHBAT	#51MANTLE	#03LEBRON	#TOS39	#JUSTICE1	#51HOWE	#58PELE	#14KOBE	#17MAHOMES	Total
Income before provision for income taxes	$ 18,623	$ 35,188	$ 30,845	$ 119,745	$ 34,396	$ 12,042	$ 1,041,762	$ 24,733	$ 133,885
Taxed at federal and state statutory rates (1)	21%	21%	21%	21%	21%	21%	21%	21%	21%
Tax at statutory rate	$ 3,911	$ 7,389	$ 6,477	$ 25,146	$ 7,223	$ 2,529	$ 218,770	$ 5,194	$ 28,116
Other	199	217	110	114	112	136	374	146	233
Reversal of valuation allowance	(1,630)	(400)	(392)	(350)	(336)	(273)	(831)	(300)	(537)
Provision for income taxes	$ 2,480	$ 7,206	$ 6,195	$ 24,910	$ 6,999	$ 2,392	$ 218,313	$ 5,040	$ 27,812	$ 301,347

(1)State tax rate is only included when an asset is sold in New York state.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

Provision for income taxes on Investment Income in Current Period
Series #	#BAYC601	#BAYC9159	#BAYC8827	#BAYC7359	#BAYC4612	#MAYC5750	Total
Income before provision for income taxes	$ 89,711	$ 118,917	$ 89,910	$ 90,009	$ 89,276	$ 5,098
Taxed at effective rate	36.35%	36.35%	36.35%	36.35%	36.35%	36.35%
Tax at effective rate	$ 32,610	$ 43,226	$ 32,682	$ 32,718	$ 32,452	$ 1,854
Other	16	5	-	10	-	-
Reversal of valuation allowance	(16)	(5)	-	(10)	-	-
Provision for income taxes	$ 32,610	$ 43,226	$ 32,682	$ 32,718	$ 32,452	$ 1,854	$ 175,542

Provision for income taxes in Prior Period
Series #	#58PELE2	#TMNT1	#AF15	#FANFOUR1	#XMEN1	#APROAK	Total
Income before provision for income taxes	$ 38,406	$ 40,431	$ 50,334	$ 25,314	$ 109,617	$ 36,539
Taxed at federal and state statutory rates (1)	21%	21%	21%	21%	21%	21%
Tax at statutory rate	8,065	8,491	10,570	5,316	23,020	7,673
Other	51	49	51	50	50	50
Reversal of valuation allowance	(14)	(135)	(103)	(150)	-	(459)
Provision for income taxes	$ 8,102	$ 8,405	$ 10,518	$ 5,216	$ 23,070	$ 7,264	$ 62,574

(2)State tax rate is only included when an asset is sold in New York state.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

NOTE H - CONTINGENCIES

COVID-19

We are closely monitoring developments related to the ongoing COVID-19 pandemic; however, we do not believe that the outbreak has materially impacted our business, results of operations or financial condition.

Government Regulation

Claims arising out of actual or alleged violations of law, including certain matters currently under investigation by the Commission, could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

Restriction on Sale of Series #HONUS

The following restrictions apply to the #HONUS Series, imposed by the Asset Seller who was Issued 53% of the Series Interests upon Closing of the Offering.

•Without the Company’s prior written consent (which may be withheld in the Company’s sole discretion), the Asset Seller will not, directly or indirectly, offer, pledge, sell, transfer, hypothecate, mortgage, grant or encumber, sell or grant any option, purchase any option, enter into any arrangement or contract to do any of the foregoing, or otherwise transfer, dispose or encumber the Asset Seller’s Equity Interest.

•Without the Asset Seller’s prior written consent, the Company will not sell the Underlying Asset within 36-months of the Closing.

•The Company will not sell the Underlying Asset for a purchase price of less than $1,900,000.00 without the Asset Seller’s prior written consent.

•For a 10-year period following the Closing, the Company (or our designee(s)) will have the right, exercisable at any time upon written notice to the Asset Seller, to repurchase from the Asset Seller the Asset Seller Equity Interest for a purchase price valuing the Series at no less than $1,900,000.00.  In the event the Company exercises this right, the Asset Seller will execute and deliver or cause to be executed and delivered to us such agreements or instruments as we may reasonably request, in order to facilitate such repurchase.

•If the Underlying Asset is sold within 5 years of the Closing, the Company will use commercially reasonable efforts to include as a condition in the sale agreement relating to such sale that purchaser of the Underlying Asset must lend the Underlying Asset to the Asset Seller for 60 days per calendar year for a 24-month period post-sale.  The Company will have no further obligation to the Asset Seller once the Company sells the Underlying Asset.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

•NOTE I - SUBSEQUENT EVENTS

Subsequent Offerings

The table below shows all Offerings, which have closed after the date of the financial statements through the date of this filing:

Series	Underlying Asset	Maximum Offering Size	Closing Date
#COOLCAT	Two Original Cartoons Drawn by The Catoonist, Now Known as Clon	$20,000	7/25/2022
#BLASTOISE	Pokémon Blastoise #009/165R Test Print "Gold Border" Foil Card graded CGC 6.5+	$250,000	7/25/2022
#MACALLAN3	1938 Macallan Single Malt Scotch Whisky	$20,500	7/25/2022
#SUPERMAN6	1940 Superman #6 Comic Book published by D.C. Comics graded CGC 8.5	$24,000	8/1/2022
#MOONPASS	1969 NASA Apollo 11 Mission To The Moon Ticket Pass Graded PSA 8	$6,500	8/19/2022

The Company expects to launch and close additional offerings throughout the remainder of the year and beyond.

Asset Dispositions Subsequent to the Current Period

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Initial Purchase Price	Carrying Value	Gain/(Loss) on Sale	Corporate Level Taxes on Gain on Sale	Sales Tax Remittance to the State of New York	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#20HERBERT	2020 National Treasures #158 Justin Herbert Autographed Patch Rookie Card graded BGS 9.5	7/8/2022	$86,400	$60,000	$60,000	$26,400	$5,373	-	$70,000 / $7.00	$81,300 / $8.13
#61MANTLE (1)	1961 Topps Dice Game Mickey Mantle Card graded PSA Poor 1	8/22/2022	$338,000	$372,000	$338,000

(1)Asset sold prior to Series closing

Other Events

On August 24, 2022, the Company approved a forward split of the Membership Interests of Series #52MANTLE, at a ratio of 10-for-1. Membership Interest holders of record at the close of business on August 29, 2022 received nine additional Membership Interests for every Membership Interest held on that date. All Membership Interests and Membership Interests per share data provided herein gives effect to this Membership Interest split applied retroactively. As a result of the stock split, the terms of the Series #52MANTLE Offering were proportionally adjusted as of the start of trading on August 30, 2022 such that the total maximum of Series #52MANTLE Interests outstanding was increased to 10,000.

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

ITEM 4. EXHIBITS

Exhibit 2.1 – Certificate of Formation for RSE Archive, LLC (1)

Exhibit 2.2 – Second Amended and Restated Limited Liability Company Agreement for RSE Archive, LLC (5)

Exhibit 2.3 – Certificate of Formation for RSE Archive Manager, LLC (1)

Exhibit 2.4 – Amended and Restated Limited Liability Company Agreement for RSE Archive Manager, LLC (5)

Exhibit 3.1 – Form of Series Designation (4)

Exhibit 4.1 – Form of Subscription Agreement (9)

Exhibit 6.1 – Form of Asset Management Agreement (5)

Exhibit 6.2 – Amended and Restated Broker of Record Agreement (13)

Exhibit 6.3 – Amended and Restated Transfer Agent Agreement (12)

Exhibit 6.4 – Amended and Restated Upper90 Secured Demand Promissory Term Note (2)

Exhibit 6.5 – Upper90 Credit and Guaranty Agreement (3)

Exhibit 6.6 – Standard Form Bill of Sale (4)

Exhibit 6.7 – Standard Form Purchase Agreement (5)

Exhibit 6.8 – Standard Form of Purchase Option Agreement (6)

Exhibit 6.9 – Terms and Conditions Governing Purchase of Series #GHOST1 (7)

Exhibit 6.10 – Standard Form #2 Purchase Agreement (11)

Exhibit 6.11 – Standard Form #2 Purchase Option Agreement (11)

Exhibit 6.12 – NCPS PPEX ATS Company Agreement (10)

Exhibit 6.13 – Executing Broker Secondary Market Transactions Engagement Letter (10)

Exhibit 6.14 – Executing Broker Tools License Agreement (10)

Exhibit 6.15 – NCIT Software and Services License Agreement (10)

Exhibit 6.16 – Standard Form of Consignment Agreement (11)

Exhibit 6.17 – Purchase Agreement in respect of Series #90FANTASY (12)

Exhibit 6.19 – Purchase Agreement in respect of Series #NOUN160 (12)

Exhibit 6.20 – Form of Assignment and Assumption Agreement (13)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (13)

Exhibit 8.2 – Amended and Restated Custody Agreement with DriveWealth, LLC (12)

(1)Previously filed as an Exhibit to the Company’s offering statement on Form 1-A filed with the Commission on August 13, 2019 (“Offering Statement 1”)

(2)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 12 to Offering Statement 1, filed with the Commission on October 8, 2020

(3)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 16 to Offering Statement 1, filed with the Commission on December 10, 2020

(4)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 20 to Offering Statement 1, filed with the Commission on May 6, 2021

(5)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 24 to Offering Statement 1, filed with the Commission on September 7, 2021

(6)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 25 to Offering Statement 1, filed with the Commission on September 10, 2021

(7)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 27 to Offering Statement 1, filed with the Commission on September 21, 2021

(8)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 31 to Offering Statement 1, filed with the Commission on October 15, 2021

(9) Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 33 to Offering Statement 1, filed with the Commission on October 25, 2021

(10)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 40 to Offering Statement 1, filed with the Commission on December 1, 2021

III-1

(11)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 45 to Offering Statement 1, filed with the Commission on January 19, 2022

(12)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 51 to Offering Statement 1, filed with the Commission on June 7, 2022

(13)Previously filed as an Exhibit to the Company’s offering statement on Form 1-A filed with the Commission on August 17, 2022.

III-2

RSE ARCHIVE, LLC

Notes to Consolidated Financial Statements

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE ARCHIVE, LLC

By: RSE Archive Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ George J. Leimer

Name: George J. Leimer

Title: Chief Executive Officer

Date: September 27, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George J. Leimer Name: George J. Leimer	Chief Executive Officer of RSE Markets, Inc. (Principal Executive Officer)	September 27, 2022
/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	September 27, 2022
RSE ARCHIVE MANAGER, LLC By: Rally Holdings LLC, its sole member By: RSE Markets, Inc., its sole member By: /s/ George J. Leimer Name: George J. Leimer Title: Chief Executive Officer	Managing Member	September 27, 2022